UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
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☒	Definitive Proxy Statement
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ARCONIC CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Arconic Corporation
201 Isabella Street, Suite 400
Pittsburgh, Pennsylvania 15212-5872
(412) 992-2500

June 16, 2023
Dear Arconic Shareholder:
You are cordially invited to attend a special meeting (including any adjournments or postponements thereof, which we refer to as the “Special Meeting”) of shareholders of Arconic Corporation, a Delaware corporation (which we refer to as “Arconic,” the “Company,” “we,” “us” and “our”), to be held virtually via live webcast on July 25, 2023, beginning at 10:00 a.m. Eastern Time (unless the Special Meeting is adjourned or postponed). Arconic shareholders will be able to virtually attend and vote at the Special Meeting by visiting www.virtualshareholdermeeting.com/ARNC2023SM, which we refer to as the “Special Meeting website.” For purposes of attendance at the Special Meeting, all references in the enclosed proxy statement to “present” or “presence” will mean virtually present at the Special Meeting, and to “attend” or “attendance” will mean to attend or be in attendance at the Special Meeting through virtual means.
At the Special Meeting, you will be asked to consider and vote on (a) a proposal to adopt the Agreement and Plan of Merger, dated as of May 4, 2023 (as it may be amended from time to time, which we refer to as the “Merger Agreement”), by and among Arconic, Arsenal AIC Parent LLC, a Delaware limited liability company (which we refer to as “Parent”), and Arsenal AIC MergeCo Inc., a Delaware corporation and a wholly owned subsidiary of Parent (which we refer to as “Merger Sub”) (such proposal, which we refer to as the “Merger Agreement Proposal”), (b) a proposal to approve, on an advisory (nonbinding) basis, the compensation that may be paid or become payable to Arconic’s named executive officers that is based on or otherwise related to the Merger Agreement and the transactions contemplated by the Merger Agreement (which we refer to as the “Compensation Proposal”) and (c) a proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting (which we refer to as the “Adjournment Proposal”). Parent and Merger Sub are affiliates of funds managed by affiliates of Apollo Global Management, Inc., and an affiliate of Irenic Capital Management LP will also be a minority investor. Pursuant to the terms of the Merger Agreement, and subject to the terms and conditions set forth therein, Merger Sub will merge with and into Arconic (which we refer to as the “Merger”), with Arconic continuing as the surviving company in the Merger and as a wholly owned subsidiary of Parent.
The Merger Agreement provides that, subject to certain exceptions, each share of common stock, par value $0.01 per share, of Arconic (which we refer to as “Arconic common stock”) issued and outstanding immediately prior to the effective time of the Merger (which we refer to as the “Effective Time”) will, at the Effective Time, automatically be converted into the right to receive $30.00 in cash (which we refer to as the “Merger Consideration”), without interest and subject to any required tax withholding.
If the Merger is completed, you will be entitled to receive the Merger Consideration, without interest and less any applicable withholding taxes, for each share of Arconic common stock that you own immediately prior to the Effective Time (unless you have properly and validly exercised and do not withdraw your appraisal rights under Section 262 of the General Corporation Law of the State of Delaware).
The Board of Directors of Arconic (which we refer to as the “Board of Directors”), after considering the factors more fully described in the enclosed proxy statement, has unanimously: (a) determined that the transactions contemplated by the Merger Agreement, including the Merger, are advisable, fair to and in the best interests of Arconic and its shareholders; (b) approved the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger; (c) resolved to recommend that Arconic shareholders adopt the Merger Agreement; and (d) directed that the adoption of the Merger Agreement be submitted for consideration by Arconic shareholders at the Special Meeting. The Board of Directors unanimously recommends that you vote: (1) “FOR” the Merger Agreement Proposal; (2) “FOR” the Compensation Proposal; and (3) “FOR” the Adjournment Proposal.
The enclosed proxy statement provides detailed information about the Special Meeting, the Merger Agreement and the Merger. A copy of the Merger Agreement is attached as Annex A to the proxy statement.
The proxy statement also describes the actions and determinations of the Board of Directors in connection with its evaluation of the Merger Agreement and the Merger. You should carefully read and consider the entire enclosed proxy statement and its annexes, including the Merger Agreement, as they contain important information about, among other things, the Merger and how it affects you.
Whether or not you plan to attend the virtual Special Meeting, please sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone (in accordance with the instructions detailed in the section of this proxy statement titled “The Special Meeting—Voting at the Special Meeting”). If you attend the Special Meeting and vote thereat, your vote will revoke any proxy that you have previously submitted.
If you hold your shares of Arconic common stock in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instructions that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the Merger Agreement Proposal, without your instructions.
Your vote is very important, regardless of the number of shares of Arconic common stock that you own. We cannot complete the Merger unless the Merger Agreement Proposal is approved by the affirmative vote of the holders of at least a majority of the outstanding shares of Arconic common stock entitled to vote thereon at the Special Meeting. If you have any questions or need assistance voting your shares, please contact our proxy solicitor:
INNISFREE M&A INCORPORATED

501 Madison Avenue, 20th Floor
New York, New York 10022
Shareholders may call toll-free: (877) 687-1873
Banks and brokers may call collect: (212) 750-5833
On behalf of the Board of Directors, I thank you for your support and appreciate your consideration of these matters.
Sincerely,

/s/ Frederick A. Henderson
Frederick A. Henderson
Chairman of the Board of Directors
Arconic Corporation
Neither the U.S. Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the Merger, passed upon the merits or fairness of the Merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.
The accompanying proxy statement is dated June 16, 2023, and, together with the enclosed form of proxy card, is first being mailed to Arconic shareholders on or about June 16, 2023.

Arconic Corporation
201 Isabella Street, Suite 400
Pittsburgh, Pennsylvania 15212-5872
(412) 992-2500
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON JULY 25, 2023
Notice is hereby given that a special meeting (including any adjournments or postponements thereof, which we refer to as the “Special Meeting”) of shareholders of Arconic Corporation, a Delaware corporation (which we refer to as “Arconic,” the “Company,” “we,” “us” and “our”), will be held virtually via live webcast on July 25, 2023, beginning at 10:00 a.m. Eastern Time (unless the Special Meeting is adjourned or postponed). Arconic shareholders will be able to virtually attend and vote at the Special Meeting by visiting www.virtualshareholdermeeting.com/ARNC2023SM, which we refer to as the “Special Meeting website.” For purposes of attendance at the Special Meeting, all references in the enclosed proxy statement to “present” will mean virtually present at the Special Meeting, and to “attend” or “attendance” will mean to attend or be in attendance at the Special Meeting through virtual means. The Special Meeting is being held for the following purposes:
1.
To consider and vote on the proposal to adopt the Agreement and Plan of Merger, dated as of May 4, 2023 (as it may be amended from time to time, which we refer to as the “Merger Agreement”), by and among Arconic, Arsenal AIC Parent LLC, a Delaware limited liability company (which we refer to as “Parent”), and Arsenal AIC MergeCo Inc., a Delaware corporation and a wholly owned subsidiary of Parent (such corporation, which we refer to as “Merger Sub,” and such proposal, which we refer to as the “Merger Agreement Proposal”). Pursuant to the terms of the Merger Agreement, subject to the terms and conditions set forth therein, Merger Sub will merge with and into Arconic (which we refer to as the “Merger”), with Arconic continuing as the surviving company in the Merger and as a wholly owned subsidiary of Parent;

2.
To consider and vote on the proposal to approve, on an advisory (nonbinding) basis, the compensation that may be paid or become payable to Arconic’s named executive officers that is based on or otherwise relates to the Merger Agreement and the transactions contemplated by the Merger Agreement (which we refer to as the “Compensation Proposal”); and

3.
To consider and vote on any proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting (which we refer to as the “Adjournment Proposal”).

Only Arconic shareholders of record as of the close of business on June 12, 2023, are entitled to notice of the Special Meeting and to vote at the Special Meeting or any adjournment, postponement or other delay thereof.
The Board of Directors unanimously recommends that you vote: (1) “FOR” the Merger Agreement Proposal; (2) “FOR” the Compensation Proposal; and (3) “FOR” the Adjournment Proposal.

Whether or not you plan to attend the virtual Special Meeting, please sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone (in accordance with the instructions detailed in the section of this proxy statement titled “The Special Meeting—Voting at the Special Meeting”). If you attend the Special Meeting and vote thereat, your vote will revoke any proxy that you have previously submitted. If you hold your shares of Arconic common stock in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instructions that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the Merger Agreement Proposal, without your instructions. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote “FOR” the Merger Agreement Proposal, “FOR” the Compensation Proposal and “FOR” the Adjournment Proposal.
By Order of the Board of Directors,

/s/ Timothy D. Myers
Timothy D. Myers
Chief Executive Officer
Arconic Corporation

Dated: June 16, 2023

YOUR VOTE IS IMPORTANT
WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, WE ENCOURAGE YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE: (1) BY TELEPHONE; (2) OVER THE INTERNET; OR (3) BY SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE PREPAID ENVELOPE PROVIDED. You may revoke your proxy or change your vote before the Special Meeting in the manner described in the enclosed proxy statement.
If you fail to (1) return your proxy card, (2) grant your proxy electronically over the Internet or by telephone or (3) attend the Special Meeting, your shares of Arconic common stock will not be counted for purposes of determining whether a quorum is present at the Special Meeting and, if a quorum is present, will have the same effect as a vote “AGAINST” the Merger Agreement Proposal but, assuming a quorum is present, will have no effect on the Compensation Proposal or the Adjournment Proposal.
You should carefully read and consider the entire accompanying proxy statement and its annexes, including the Merger Agreement, along with all of the documents incorporated by reference into the accompanying proxy statement, as they contain important information about, among other things, the Merger and how it affects you. If you have any questions concerning the Merger Agreement, the Merger, the Special Meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of Arconic common stock, please contact our proxy solicitor:
INNISFREE M&A INCORPORATED
501 Madison Avenue, 20th Floor
New York, New York 10022
Shareholders may call toll-free: (877) 687-1873
Banks and brokers may call collect: (212) 750-5833

i

ii

SUMMARY
This summary highlights selected information from this proxy statement related to the Merger (as defined below) and may not contain all of the information that is important to you. To understand the Merger more fully and for a more complete description of the legal terms of the Merger, you should carefully read and consider this entire proxy statement and the annexes to this proxy statement, including the Merger Agreement (as defined below), along with all of the documents to which we refer in this proxy statement, as they contain important information about, among other things, the Merger and how it affects you. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions in the section of this proxy statement titled “Where You Can Find More Information.” A copy of the Merger Agreement is attached as Annex A to this proxy statement. You should carefully read and consider the entire Merger Agreement, which is the legal document that governs the Merger.
Except as otherwise specifically noted in this proxy statement, “Arconic,” “we,” “our,” “us,” the “Company” and similar words refer to Arconic Corporation. Throughout this proxy statement, we refer to Arsenal AIC Parent LLC as “Parent,” Arsenal AIC MergeCo Inc. as “Merger Sub,” and Arconic, Parent and Merger Sub each as a “party” and together as the “parties.” In addition, throughout this proxy statement we refer to the Agreement and Plan of Merger, dated as of May 4, 2023 (as it may be amended from time to time), by and among Arconic, Parent and Merger Sub as the “Merger Agreement”; our common stock, par value $0.01 per share, as “Arconic common stock”; and the holders of shares of Arconic common stock as “Arconic shareholders.” Unless indicated otherwise, any other capitalized term used herein but not otherwise defined herein has the meaning assigned to such term in the Merger Agreement.
Parties Involved in the Merger (see page 28)
Arconic Corporation
Arconic is a global leader in manufacturing aluminum sheet, plate, extrusions and architectural products and systems, serving primarily the ground transportation, aerospace, building and construction, industrial and packaging end markets. We maintain a competitive position in our targeted markets through our global footprint of 20 primary manufacturing facilities, as well as various sales and service facilities, located across North America, Europe, the United Kingdom and China.
Arconic’s principal executive offices are located at 201 Isabella Street, Suite 400, Pittsburgh, Pennsylvania 15212-5872, and its telephone number is (412) 992-2500. Arconic common stock is listed on the New York Stock Exchange (which we refer to as the “NYSE”) under the symbol “ARNC.”
Arsenal AIC Parent LLC
Parent is a Delaware limited liability company formed on April 11, 2023 solely for the purpose of entering into the Merger Agreement and, subject to the terms and conditions thereof, completing the transactions contemplated by the Merger Agreement and the related financing transactions. Parent has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement and related agreements.
Arsenal AIC MergeCo Inc.
Merger Sub is a Delaware corporation and indirect wholly owned subsidiary of Parent formed on April 11, 2023 solely for the purpose of entering into the Merger Agreement and, subject to the terms and conditions thereof, completing the transactions contemplated by the Merger Agreement and the related financing transactions. Merger Sub has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement and related agreements.
The Merger (see page 28)
On the terms and subject to the conditions set forth in the Merger Agreement, and in accordance with the General Corporation Law of the State of Delaware (which we refer to as the “DGCL”), at the Effective Time (as defined below), Merger Sub will merge with and into Arconic (which we refer to as the “Merger”), the separate corporate existence of Merger Sub will cease and Arconic will be the surviving company (which we refer to as the “Surviving Company”). As a result of the Merger, Arconic will become a wholly owned subsidiary of Parent, and Arconic common stock will no longer be publicly traded and will be delisted from the NYSE. In addition, following the Merger it is expected that Arconic common stock will be deregistered under the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”), and Arconic will no longer file periodic or other reports with the U.S. Securities and Exchange Commission (which we refer to as the “SEC”). If the Merger is consummated, holders of Arconic common stock will not own any shares of the capital stock of the Surviving Company. Arconic shareholders who properly and validly exercise and do not withdraw their demands for appraisal will receive appraisal rights under Section 262 of the DGCL (which we refer to as “Section 262”). For more information, please see the section of this proxy statement titled “Proposal 1: Adoption of the Merger Agreement—Appraisal Rights.” The Merger will become effective at such time as the certificate of merger meeting the requirements of Section 251 of the DGCL relating to the Merger has been duly filed with the Secretary of State of the State of Delaware in accordance with the DGCL, or at such later time as may be agreed by the parties and specified in the certificate of merger as the effective time of Merger in accordance with the DGCL (which we refer to as the “Effective Time”).
Merger Consideration (see page 29)
Treatment of Arconic Common Stock
At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Arconic, Merger Sub or the Arconic shareholders, each share of Arconic common stock, par value $0.01 per share, that is issued and outstanding immediately prior to the Effective Time, but excluding Cancelled Shares and Dissenting Shares (each as defined below), will be converted automatically into the right to receive the Merger Consideration of $30.00 per share in cash, without interest, subject to any required tax withholding.
At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Arconic, Merger Sub or the Arconic shareholders, each share of Arconic common stock that is issued and outstanding immediately prior to the Effective Time that is owned or held in treasury by Arconic, or otherwise owned or held (a) by any wholly owned subsidiary of Arconic or (b) by Parent or any of its direct or indirect wholly owned subsidiaries (including Merger Sub) (in each case, other than any such shares of Arconic common stock held in a fiduciary, representative or other capacity on behalf of third parties) (which we refer to collectively as the “Cancelled Shares”) will no longer be outstanding and will be automatically cancelled and cease to exist, and no consideration will be delivered in exchange therefor.
If, between May 4, 2023 and the Effective Time, the outstanding shares of Arconic common stock are changed into a different number of shares or a different class of shares by reason of any stock dividend, subdivision, reorganization, reclassification, recapitalization, stock split, reverse stock split, combination or exchange of shares, or any similar event, the Merger Consideration will be equitably adjusted, without duplication, to proportionally reflect such change.
Shares of Arconic common stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares) and held by Arconic shareholders who have not voted in favor of adoption of the Merger Agreement or consented thereto in writing and who have properly exercised appraisal rights for such shares in accordance with, and who have complied with, Section 262 with respect to such shares and have not effectively withdrawn or lost their rights to appraisal under Delaware law with respect to such shares (which we refer to collectively as the “Dissenting Shares”) will be cancelled and cease to exist and will not be converted into or represent the right to receive the Merger Consideration at the Effective Time. Such shareholders instead will only be entitled to receive the fair value of such Dissenting Shares held by them, as determined in accordance with the provisions of, and as provided by, Section 262. Each Dissenting Share held by shareholders who have failed to perfect or who effectively have withdrawn or otherwise lost the right to appraisal of such shares of Arconic common stock under Section 262 will be deemed to have been converted into, as of the Effective Time, the right to receive the Merger Consideration upon surrender in the manner provided for in the Merger Agreement. For more information, please refer to the section of this proxy statement titled “Proposal 1: Adoption of the Merger Agreement—Appraisal Rights.”
At or prior to the Closing (as defined below), Parent will deposit, or cause to be deposited, with a nationally recognized bank or trust company appointed by Parent which is reasonably acceptable to Arconic to act as a paying agent (which we refer to as the “Paying Agent”), in trust for the benefit of holders of the shares of Arconic common stock (other than the Cancelled Shares or Dissenting Shares), cash in U.S. dollars sufficient to pay the aggregate Merger Consideration in exchange for all of the shares of Arconic common stock outstanding immediately prior to the

Effective Time (other than the Cancelled Shares or Dissenting Shares), payable upon due surrender of the certificates that, immediately prior to the Effective Time, represented shares (which we refer to as “Certificates”) (or effective affidavits of loss in lieu thereof) or noncertificated shares of Arconic common stock represented by book-entry (which we refer to as “Book-Entry Shares”) pursuant to the applicable provisions of the Merger Agreement (which cash we refer to as the “Payment Fund”). For more information, please refer to the section of this proxy statement titled “The Merger Agreement—Exchange and Payment Procedures.”
Treatment of Arconic Equity Awards
At the Effective Time, each outstanding stock option (which we refer to as an “Arconic Option Award”), restricted stock unit award (which we refer to as an “Arconic RSU Award”) granted prior to May 4, 2023 or to a non-employee member of the Board of Directors of Arconic (which we refer to as the “Board of Directors”) (at any time), performance-based restricted stock unit award (which we refer to as an “Arconic PSU Award”) and deferred stock unit award held by a non-employee member of the Board of Directors (which we refer to as an “Arconic DSU Award”) will vest in full and be cashed out based on the Merger Consideration, less any required tax withholding and deductions and less the applicable per share exercise price in the case of an Arconic Option Award, with the number of shares of Arconic common stock subject to each Arconic PSU Award determined by deeming the applicable performance goals to be achieved at the target level of performance, provided that with respect to any Arconic PSU Award for which 50% or more of the applicable performance period has been completed as of the Effective Time, the number of shares of Arconic common stock will be determined based on the actual level of performance (as reasonably determined in good faith by the Board of Directors (or the authorized committee thereof) following reasonable consultation with Parent). Arconic RSU Awards granted on or after May 4, 2023 (other than any such awards granted to non-employee members of the Board of Directors) will be cancelled and converted into a cash award equal to (a) the number of shares of Arconic common stock subject to such Arconic RSU Award as of immediately prior to the Effective Time multiplied by (b) the Merger Consideration, with such cash awards being subject to the same terms and conditions that applied to the Arconic RSU Award immediately prior to the Effective Time (including service-based vesting conditions).
Material U.S. Federal Income Tax Consequences of the Merger (see page 73)
The exchange of Arconic common stock for cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. Accordingly, a U.S. Holder (as defined in the section of this proxy statement titled “Proposal 1: Adoption of the Merger Agreement—Material U.S. Federal Income Tax Consequences of the Merger”) who exchanges shares of Arconic common stock for cash in the Merger generally will recognize gain or loss in an amount equal to the difference, if any, between the amount of cash that such U.S. Holder receives in the Merger and such U.S. Holder’s adjusted tax basis in the shares of Arconic common stock surrendered pursuant to the Merger. For more information, please refer to the section of this proxy statement titled “Proposal 1: Adoption of the Merger Agreement—Material U.S. Federal Income Tax Consequences of the Merger.”
This proxy statement contains a general discussion of certain U.S. federal income tax consequences of the Merger. This discussion does not address any non-income tax consequences, nor does it address state, local, non-U.S. or other tax consequences or the consequences to holders who are subject to special treatment under U.S. federal tax law. You should consult your tax advisor to determine the particular tax consequences to you of the Merger.
Litigation Related to the Merger (see page 68)
In connection with the Merger, a complaint has been filed in federal court as an individual action. The complaint is captioned O’Dell v. Arconic Corporation, et al., 1:23-cv-04971 (S.D.N.Y. June 13, 2023) (which we refer to as the “Complaint”).
The Complaint generally alleges that the preliminary proxy statement filed by Arconic with the SEC on June 2, 2023 in connection with the Merger (which we refer to as the “Preliminary Proxy Statement”) misrepresents and/or omits certain purportedly material information. The Complaint asserts violations of Sections 14(a) and 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder against Arconic and the members of its Board of Directors. The Complaint seeks, among other things: (a) an injunction enjoining the consummation of the Merger; (b) rescission or rescissory damages in the event the Merger is consummated; (c) direction that defendants account for all damages suffered as a result of any misconduct; (d) an award of costs of the action, including reasonable plaintiffs’ attorneys’ fees and experts’ fees and expenses; and (e) other relief the court may deem just and proper.

In addition to the Complaint, certain purported shareholders of Arconic have sent demand letters (which we refer to as the “Demands,” and together with the Complaint, the “Matters”) alleging similar deficiencies and/or omissions regarding the disclosures made in the Preliminary Proxy Statement. Arconic cannot predict the outcome of the Matters but believes that they are without merit. These and/or other purported shareholders of Arconic may file lawsuits or send additional demand letters in connection with the Merger.
Appraisal Rights (see page 68)
If the Merger is consummated, Arconic shareholders who continuously hold shares of Arconic common stock (other than Cancelled Shares) through the Effective Time, do not vote in favor of the adoption of the Merger Agreement or consent thereto in writing and properly exercise appraisal rights for their shares of Arconic common stock and do not withdraw their demands or otherwise lose their rights to seek appraisal will be entitled to seek appraisal of their shares of Arconic common stock in connection with the Merger under Section 262. This means that Arconic shareholders who perfect their appraisal rights, do not thereafter withdraw their demand for appraisal and follow the procedures in the manner prescribed by Section 262 may be entitled to have their shares of Arconic common stock appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of their shares of Arconic common stock, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court of Chancery, together with interest to be paid on the amount determined to be fair value, if any (or in certain circumstances described in further detail in the section of this proxy statement titled “Proposal 1: Adoption of the Merger Agreement—Appraisal Rights,” on the difference between the amount determined to be the fair value and the amount paid by the Surviving Company in the Merger to each Arconic shareholder entitled to appraisal prior to the entry of judgment in any appraisal proceeding). Due to the complexity of the appraisal process, Arconic shareholders who wish to seek appraisal of their shares of Arconic common stock are encouraged to review Section 262 carefully and to seek the advice of legal counsel with respect to the exercise of appraisal rights.
Arconic shareholders considering seeking appraisal should be aware that the fair value of their shares of Arconic common stock as determined pursuant to Section 262 could be more than, the same as or less than the value of the consideration that they would receive pursuant to the Merger Agreement if they did not seek appraisal of their shares.
To exercise your appraisal rights, you must: (a) submit a written demand for appraisal to Arconic before the vote is taken on the adoption of the Merger Agreement; (b) not submit a proxy or otherwise vote in favor of the proposal to adopt the Merger Agreement; (c) continue to hold your shares of Arconic common stock of record through the Effective Time; and (d) strictly comply with all other procedures for exercising appraisal rights under Section 262. Your failure to follow exactly the procedures specified under Section 262 may result in the loss of your appraisal rights. In addition, the Delaware Court of Chancery will dismiss appraisal proceedings in respect of the Merger unless certain stock ownership conditions are satisfied by the Arconic shareholders seeking appraisal. The DGCL requirements for exercising appraisal rights are described in further detail in the section of this proxy statement titled “Proposal 1: Adoption of the Merger Agreement—Appraisal Rights,” which is qualified in its entirety by Section 262, the relevant section of the DGCL regarding appraisal rights. The text of the Delaware appraisal rights statute, Section 262, is reproduced in its entirety as Annex D to this proxy statement. You are encouraged to read these provisions carefully and in their entirety. If you hold your shares of Arconic common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you may make a written demand for appraisal in your own name, but you must satisfy the conditions set forth above and your written demand must also reasonably identify the holder of record of the shares of Arconic common stock for which demand is made, be accompanied by documentary evidence of your beneficial ownership of stock (such as a brokerage or securities account statement containing such information or a letter from a broker or other record holder of such shares of Arconic common stock confirming such information) and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provide an address at which you consent to receive notices given by the surviving corporation under Section 262 and to be set forth on the verified listed required by Section 262(f) of the DGCL. For more information, please see the section of this proxy statement titled “Proposal 1: Adoption of the Merger Agreement—Appraisal Rights.”

Regulatory Approvals Required for the Merger (see page 75)
General
Each of Parent, Merger Sub and Arconic has agreed to (subject to the terms and conditions of the Merger Agreement) use its reasonable best efforts to take, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under any applicable laws to consummate and make effective the Merger as promptly as practicable, including obtaining all necessary consents, authorizations, expirations or termination of waiting periods, permits, orders or approvals of, waivers or any exemptions from governmental entities as described in the section of this proxy statement titled “The Merger Agreement—Regulatory Efforts and Related Matters.” These approvals include clearances under the HSR Act (as defined below) and certain other specified filings and approvals under the antitrust and foreign investment laws of other jurisdictions as described further below.
U.S. Regulatory Clearances
The Merger is subject to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (which we refer to as the “HSR Act”). A transaction notifiable under the HSR Act may not be completed until the expiration or termination of a 30-day waiting period following the parties’ filings of their HSR Act notification and report forms. If the Federal Trade Commission (which we refer to as the “FTC”) or the Antitrust Division of the Department of Justice (which we refer to as the “DOJ”) issues a request for additional information and documentary materials (which we refer to as a “Second Request”) prior to the expiration of the initial waiting period, the parties must observe a second 30-day waiting period, which would begin to run only after the parties have substantially complied with the Second Request, unless the waiting period is terminated earlier or the parties otherwise agree to extend the waiting period. The parties made the filings required under the HSR Act on May 16, 2023, and the initial 30-day waiting period expired at 11:59 p.m. Eastern Time on June 15, 2023.
At any time before or after the consummation of the Merger, notwithstanding the termination or expiration of the waiting period under the HSR Act, the FTC or the DOJ could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the Merger, seeking divestiture of substantial assets of the parties, or requiring the parties to license or hold separate assets or terminate existing relationships and contractual rights. At any time before or after the completion of the Merger, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the Merger or seeking divestiture of substantial assets of the parties. U.S. state attorneys general and private parties may also seek to take legal action under the antitrust laws under certain circumstances. We cannot be certain that a challenge to the Merger will not be made or that, if a challenge is made, we will prevail.
Other Regulatory Clearances
In addition to clearance under the HSR Act, the Merger is also subject to the receipt of regulatory approvals in certain other jurisdictions under their applicable antitrust and foreign investment laws. These include antitrust approvals in Brazil, China, the European Union and South Korea, as well as foreign investment approvals in Germany and the United Kingdom. Each of the foregoing filings, or a draft thereof, was submitted to the relevant government authority on or before June 2, 2023.
In each case, the Merger cannot be completed until the parties obtain the necessary clearances or approvals to consummate the Merger or the applicable waiting periods have expired or been terminated. The parties have agreed to cooperate with each other and use their reasonable best efforts to make these filings as promptly as practicable. The relevant regulatory authorities could take such actions under the applicable regulatory laws as they deem necessary or desirable, including seeking divestiture of substantial assets of the parties, requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights, or requiring the parties to commit to certain undertakings with respect to the operations of Parent or Arconic after the Closing.
Conditions to the Closing of the Merger (see page 103)
The respective obligations of each party to effect the Merger and the other transactions contemplated by the Merger Agreement are subject to the fulfillment (or mutual waiver by Parent and Arconic to the extent permitted under applicable law and the Merger Agreement) at or prior to the date on which the closing of the Merger (which closing we refer to as the “Closing,” and which date we refer to as the “Closing Date”) of the following conditions:

•	the adoption of the Merger Agreement by holders of a majority of the outstanding shares of Arconic common stock entitled to vote thereon (which we refer to as the “Arconic Shareholder Approval”);
•
the absence of an injunction by any court or other tribunal of competent jurisdiction, which continues to be in effect, and the absence of any applicable law, statute, ordinance, rule, regulation, order, decree or agency requirement by any governmental entity, which remains in effect or is effective, in either case which prevents, enjoins, prohibits or makes illegal the consummation of the Merger (a condition we refer to as the “Absence of Legal Restraints Condition”); and

•
the expiration or termination of any waiting period under the HSR Act applicable to the Merger and the obtainment or occurrence, as applicable, of certain other required approvals and clearances and expirations or terminations of waiting periods (a condition we refer to as the “Regulatory Approvals Condition”).

In addition, the obligations of Parent and Merger Sub to effect the Merger are subject to the fulfillment (or waiver by Parent, to the extent permitted under applicable law), at or prior to the Effective Time, of the following conditions:
•	the accuracy of the representations and warranties of Arconic contained in the Merger Agreement (subject to certain materiality qualifications);
•
Arconic having performed in all material respects and complied in all material respects with all covenants required by the Merger Agreement to be performed or complied with by it prior to the Effective Time; and

•
Arconic having delivered to Parent a certificate, dated as of the Closing Date and signed by a duly authorized executive officer of Arconic, certifying that the conditions described in the preceding two bullets have been satisfied.

In addition, the obligation of Arconic to effect the Merger is subject to the fulfillment (or waiver by Arconic, to the extent permitted under applicable law), at or prior to the Closing Date, of the following conditions:
•	the accuracy of the representations and warranties of Parent and Merger Sub contained in the Merger Agreement (subject to certain materiality qualifications);
•
Parent and Merger Sub having performed in all material respects and complied in all material respects with all covenants required by the Merger Agreement to be performed or complied with by them prior to the Effective Time; and

•
Parent having delivered to Arconic a certificate, dated as of the Closing Date and signed by a duly authorized executive officer of Parent on behalf of Parent and Merger Sub, certifying that the conditions described in the preceding two bullets have been satisfied.

Financing of the Merger (see page 67)
The consummation of the Merger is not conditioned on Parent’s receipt of any financing. Parent plans to fund the Merger Consideration with committed equity financing and debt financing (which we refer to as the “Equity Financing” and the “Debt Financing,” respectively, and together, the “Financing”), as described below.
Funds managed by affiliates of Apollo Global Management, Inc. (such funds, which we refer to as the “Apollo Funds” and Apollo Global Management, Inc., which we refer to as “Apollo”) and a fund managed by affiliates of Irenic Capital Management LP (which we refer to as the “Irenic Fund” and Irenic Capital Management LP, which we refer to as “Irenic”) (each of the Apollo Funds and Irenic Fund, which we refer to as an “Equity Investor”) have committed to severally contribute, or cause to be contributed, to Parent an aggregate amount in cash of up to approximately $2.30 billion (such commitment, which we refer to as the “Equity Commitment”), subject to the terms and conditions set forth in the equity commitment letters provided by the Equity Investors to Parent, dated as of May 4, 2023 (each of which we refer to as an “Equity Commitment Letter”), which will be used by Parent, together with the Debt Financing described below, and available cash of Arconic and its subsidiaries at the Closing (if any), solely to fund each Equity Investor’s pro rata share of (a) the cash payments required under Article II of the Merger Agreement to be made by Parent in connection with the Closing (which we refer to as the “Closing Obligations”) and (b) if applicable, and only to the extent required (after giving effect to the funds actually received pursuant to the Debt Commitment Letters (as defined below) and the available cash of Arconic and its subsidiaries at the Closing) the payment of premiums, fees, costs, expenses and other amounts required to be paid by Parent, Merger Sub or the

Surviving Company in connection with the Closing, including the repayment, redemption and/or refinancing of all indebtedness of Arconic and its subsidiaries contemplated or required by the Merger Agreement or the Debt Commitment Letters (as defined below) (which we refer to as the “Expense Obligations” and, together with the Closing Obligations, the “Obligations”).
In addition, Parent obtained debt commitment letters, dated as of May 4, 2023 (which we refer to as the “Debt Commitment Letters” and, together with the Equity Commitment Letters, the “Commitment Letters”) from (a) the Apollo Funds and the Irenic Fund for $725 million aggregate principal amount of senior unsecured notes and (b) JPMorgan Chase Bank, N.A., Wells Fargo Bank, National Association, and certain other financial institutions (which we refer to collectively as the “Debt Financing Entities”) for (i) a $1.00 billion senior secured term loan facility, (ii) a $900 million senior secured bridge facility and (iii) a $1.20 billion senior secured asset-based revolving credit facility. The availability of the Debt Financing is subject to customary conditions precedent.
Subject to the terms and conditions set forth in the limited guarantees (which we refer to as the “Limited Guarantees”) provided by the Apollo Funds (which we refer to as the “Apollo Guarantors”) and the Irenic Fund (together with the Apollo Guarantors, the “Guarantors”), the Guarantors have severally guaranteed certain payment obligations of Parent under the Merger Agreement, for payment of (a) the Parent Termination Fee (as defined in the section of this proxy statement titled “The Merger Agreement—Termination Fees”) (to the extent payable under the Merger Agreement), (b) certain costs and expenses of Arconic or any of its subsidiaries and their respective representatives in connection with the Debt Financing of the Merger and actions to be taken to effect the Closing pursuant to the terms of the Merger Agreement, (c) certain damages payable by Parent or Merger Sub in respect of fraud or willful breach of covenants or agreements in the Merger Agreement under and in accordance with the terms of the Merger Agreement and (d) costs and expenses of Arconic in connection with the successful enforcement by Arconic of certain of Parent’s and Merger Sub’s obligations under the Merger Agreement (which we refer to collectively as the “Guaranteed Obligations”).
For more information, please see the sections of this proxy statement titled “The Merger Agreement—Debt Financing,” “The Merger Agreement—Equity Commitment Letters” and “The Merger Agreement—Limited Guarantees.”
Required Shareholder Approval (see page 22)
The affirmative vote of the holders of a majority of the outstanding shares of Arconic common stock entitled to vote thereon is required to approve the proposal to adopt the Merger Agreement (which we refer to as the “Merger Agreement Proposal”). As of June 12, 2023 (which we refer to as the “Record Date”), the affirmative vote of 50,161,845 shares of Arconic common stock constitutes a vote by the majority of the outstanding shares of Arconic common stock. Receipt of the Arconic Shareholder Approval is a condition to the consummation of the Merger. Assuming a quorum is present, the affirmative vote of the holders of the shares of Arconic common stock representing a majority of the Arconic common stock present by remote communication, or represented by proxy at the special meeting of Arconic shareholders (including any adjournments or postponements thereof, which we refer to as the “Special Meeting”) and entitled to vote on the Compensation Proposal (as defined below) is required for approval of, on an advisory (nonbinding) basis, the proposal to approve compensation that may be paid or become payable to Arconic’s named executive officers that is based on or otherwise related to the Merger Agreement and the transactions contemplated by the Merger Agreement (which we refer to as the “Compensation Proposal”). The affirmative vote of the holders of the shares of Arconic common stock representing a majority of the Arconic common stock present by remote communication, or represented by proxy at the Special Meeting and entitled to vote on the Adjournment Proposal (as defined below) is required to approve the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting (which we refer to as the “Adjournment Proposal”).
As of the Record Date, our executive officers and directors beneficially owned and were entitled to vote, in the aggregate, 778,957 shares of Arconic common stock, representing approximately 0.78% of the shares of Arconic common stock outstanding on the Record Date.
We currently expect that our executive officers and directors will vote all of their respective shares of Arconic common stock (1) “FOR” the Merger Agreement Proposal, (2) “FOR” the Compensation Proposal and (3) “FOR” the Adjournment Proposal.

The Special Meeting (see page 22)
Date, Time and Place
The Special Meeting will be held virtually via live webcast on July 25, 2023, beginning at 10:00 a.m. Eastern Time (unless the Special Meeting is adjourned or postponed). Arconic shareholders will be able to virtually attend and vote at the Special Meeting by visiting www.virtualshareholdermeeting.com/ARNC2023SM, which we refer to as the “Special Meeting website.”
Record Date; Shares Entitled to Vote; Quorum
Only Arconic shareholders as of the Record Date are entitled to notice of the Special Meeting and to vote at the Special Meeting. Information on how to obtain access to the list of shareholders of record entitled to vote at the Special Meeting during the 10 days before the Special Meeting is available by contacting Arconic’s Corporate Secretary at 201 Isabella Street, Suite 400, Pittsburgh, Pennsylvania 15212-5872. As of the Record Date, there were 100,323,688 shares of Arconic common stock outstanding and entitled to vote at the Special Meeting.
The presence, by remote communication or by proxy (including solely by means of remote communication) of the holders of record of a majority of the Arconic common stock entitled to vote at the Special Meeting on the Record Date will constitute a quorum at the Special Meeting. In the event that a quorum is not present at the Special Meeting, it is expected that the Special Meeting will be adjourned to solicit additional proxies.
Recommendation of the Board of Directors (see page 41)
The Board of Directors has unanimously: (a) determined that the Merger Agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of Arconic and its shareholders; (b) approved the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger; (c) recommended that Arconic shareholders adopt the Merger Agreement; and (d) directed that the adoption of the Merger Agreement be submitted for consideration by Arconic shareholders at the Special Meeting.
The Board of Directors unanimously recommends that you vote: (1) “FOR” the Merger Agreement Proposal; (2) “FOR” the Compensation Proposal; and (3) “FOR” the Adjournment Proposal.
Opinion of Goldman Sachs & Co. LLC (see page 46)
At the May 3, 2023 meeting of the Board of Directors, Goldman Sachs & Co. LLC (which we refer to as “Goldman Sachs”), financial advisor to Arconic, rendered its oral opinion to the Board of Directors, confirmed by delivery of a written opinion dated May 4, 2023, to the effect that, as of the date of such opinion, and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration of $30.00 in cash per share of Arconic common stock to be paid to the holders (other than Parent and its affiliates (including the Equity Investors)) of Arconic common stock pursuant to the Merger Agreement was fair from a financial point of view to such holders of Arconic common stock.
The full text of the written opinion of Goldman Sachs, dated May 4, 2023, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B and is incorporated herein by reference. The summary of Goldman Sachs’ opinion set forth in this document is qualified in its entirety by reference to the full text of the opinion. Goldman Sachs provided advisory services and its opinion for the information and assistance of the Board of Directors in connection with its consideration of the Merger. Goldman Sachs’ opinion is not a recommendation as to how any holder of Arconic common stock should vote with respect to the Merger or any other matter. Pursuant to an engagement letter between Arconic and Goldman Sachs, Arconic has agreed to pay Goldman Sachs a transaction fee of approximately $31.1 million, $2.5 million of which became payable upon the announcement of the Merger, and the remainder of which is contingent upon consummation of the Merger.
For more information, please see the section of this proxy statement titled “Proposal 1: Adoption of the Merger Agreement—Opinion of Goldman Sachs & Co. LLC.”
Opinion of Evercore Group L.L.C. (see page 51)
Arconic retained Evercore Group L.L.C. (which we refer to as “Evercore”) to act as its financial advisor in connection with the Board of Directors’ evaluation of strategic and financial alternatives, including the Merger. As part of this engagement, Arconic requested that Evercore evaluate the fairness, from a financial point of view, of the Merger Consideration of $30.00 per share of Arconic common stock to be received by the holders (other than Parent, Merger Sub and the Equity Investors) of Arconic common stock. At a meeting of the Board of Directors held on May 3, 2023, Evercore rendered to the Board of Directors its oral opinion, which was subsequently confirmed by delivery of a written opinion, dated May 3, 2023, to the effect that, as of that date and based upon and subject to the assumptions, limitations, qualifications and conditions described in Evercore’s opinion, the Merger Consideration of $30.00 per share to be received by the holders of Arconic common stock in the Merger was fair, from a financial point of view, to such holders (other than Parent, Merger Sub and the Equity Investors).
The full text of the written opinion of Evercore, dated May 3, 2023, which sets forth, among other things, the procedures followed, assumptions made, matters considered and qualifications and limitations on the scope of review undertaken in rendering its opinion, is attached as Annex C to this proxy statement and is incorporated herein by reference. Arconic encourages you to read this opinion carefully and in its entirety. Evercore’s opinion was addressed to, and provided for the information and benefit of, the Board of Directors (in its capacity as such) in connection with its evaluation of the proposed Merger. The opinion does not constitute a recommendation to the Board of Directors or to any other persons in respect of the Merger, including as to how any holder of shares of Arconic common stock should vote or act in respect of the Merger. Evercore’s opinion does not address the relative merits of the Merger as compared to other business or financial strategies that might be available to Arconic, nor does it address the underlying business decision of Arconic to engage in the Merger. Pursuant to the terms of Evercore’s engagement letter with Arconic, Arconic has agreed to pay Evercore a fee for its services in the amount of approximately $20.6 million, of which $2.5 million was paid upon delivery of Evercore’s opinion, and the balance of which will be payable contingent upon the consummation of the Merger.
For more information, please see the section of this proxy statement titled “Proposal 1: Adoption of the Merger Agreement—Opinion of Evercore Group L.L.C.”
Interests of Arconic’s Executive Officers and Directors in the Merger (see page 62)
Arconic’s executive officers and directors have certain interests in the Merger and the transactions contemplated thereby that are or may be different from, or in addition to, the interests of Arconic shareholders generally. For more information, please see the section of this proxy statement titled “Proposal 1: Adoption of the Merger Agreement—Interests of Arconic’s Executive Officers and Directors in the Merger.”
No Solicitation (see page 88)
During the period commencing on May 4, 2023 and ending as of the earlier of the Closing and the date, if any, on which the Merger Agreement is earlier and validly terminated (which we refer to as the “Pre-Closing Period”), Arconic has agreed that it will not, and will cause its subsidiaries, affiliates and representatives not to, directly or indirectly: (a) solicit, initiate or knowingly encourage or knowingly facilitate any inquiries with respect to, or the making or submission of any proposal or offer that constitutes, or that would reasonably be expected to lead to, an Alternative Proposal (as defined in the section of this proxy statement titled “The Merger Agreement—No Solicitation”); (b) enter into or otherwise participate or engage in any discussions or negotiations regarding an Alternative Proposal or provide access to any non-public information with the intent to knowingly encourage or facilitate an Alternative Proposal; (c) enter into any merger agreement, acquisition agreement, letter of intent or agreement in principle or any agreement providing for any Alternative Proposal; (d) take any action to make any provision of any “fair price,” “moratorium,” “control share acquisition” or other form of anti-takeover statute or regulation (or any related provision in Arconic’s certificate of incorporation or bylaws) inapplicable to any transactions contemplated by an Alternative Proposal; or (e) authorize, commit or agree to do any of the foregoing (which we refer to as the “no shop provisions”).
Arconic has further agreed that it will, and will cause its subsidiaries and its and their respective directors and officers to, and will use reasonable best efforts to cause its and their respective other affiliates and representatives to: (a) immediately cease and cause to be terminated any solicitations, discussions or negotiations with any third parties in connection with any Alternative Proposal submitted prior to May 4, 2023; (b) promptly terminate access to any physical or electronic data rooms hosted by or on behalf of Arconic with respect to the transactions contemplated by the Merger Agreement; and (c) promptly deliver written notice in accordance with the applicable confidentiality agreement between Arconic and certain persons requesting that such persons promptly return or destroy all confidential information regarding Arconic and its subsidiaries in accordance with the applicable confidentiality agreement, in the case of clauses (b) and (c), subject to certain exceptions for Excluded Persons (as defined in the section of this proxy statement titled “The Merger Agreement—No Solicitation”).
From and after May 4, 2023, Arconic has agreed to promptly notify Parent in the event that Arconic receives any Alternative Proposal (including, to the extent known or available, identifying the person or group making the Alternative Proposal and providing a summary of its material terms and conditions), and to further, upon the request of Parent, keep Parent reasonably informed on a prompt basis of any material developments with respect to the status and terms any such Alternative Proposal.
Prior to obtaining the Arconic Shareholder Approval, if Arconic receives a bona fide written Alternative Proposal from a third party that did not result from a material breach of the no shop provisions described above and discussed in greater detail in the section of this proxy statement titled “The Merger Agreement—No Solicitation,” and the Board of Directors determines in good faith after consultation with its outside legal counsel and financial advisors that such Alternative Proposal constitutes or would reasonably be expected to result in a Superior Proposal (as defined in the section of this proxy statement titled “The Merger Agreement—No Solicitation”), Arconic may, among other things, (a) furnish non-public information relating to Arconic and its subsidiaries and affiliates to the third party or group in furtherance of such Alternative Proposal and engage in discussions or negotiations with the third party with respect to the Alternative Proposal or (b) (i) make a Change of Recommendation (as defined in the section of this proxy statement titled “The Merger Agreement—The Board of Directors’ Recommendation; Change of Recommendation”) or (ii) cause Arconic to terminate the Merger Agreement pursuant to the Superior Proposal Termination Right (as defined in the section of this proxy statement titled “The Merger Agreement—Termination of the Merger Agreement”) if the Board of Directors determines after consultation with its outside legal counsel and financial advisors that such Alternative Proposal constitutes a Superior Proposal and that the failure to so act would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable law, so long as it complies with certain procedures set forth in the Merger Agreement. For more information, please see the sections of this proxy statement titled “The Merger Agreement—No Solicitation” and “The Merger Agreement—The Board of Directors’ Recommendation; Change of Recommendation.”
Prior to obtaining the Arconic Shareholder Approval, the Board of Directors may, in response to an Intervening Event (as defined the section of this proxy statement titled “The Merger Agreement—The Board of Directors’ Recommendation; Change of Recommendation”) make a Change of Recommendation if the Board of Directors determines in good faith after consultation with its outside legal counsel that the failure to do so would reasonably be expected to be inconsistent with the directors’ fiduciary duties, so long as it complies with certain procedures set forth in the Merger Agreement. For more information, please see the section of this proxy statement titled “The Merger Agreement—The Board of Directors’ Recommendation; Change of Recommendation.”
If Arconic terminates the Merger Agreement prior to obtaining the Arconic Shareholder Approval in accordance with the procedures described above in order to enter into a definitive agreement providing for a Superior Proposal, Arconic will be required to pay Parent a termination fee of $111,685,996.80. In addition, if at any time prior to obtaining the Arconic Shareholder Approval the Board of Directors effects a Change of Recommendation in accordance with the procedures described above, Parent will be entitled to terminate the Merger Agreement and to receive a termination fee of $111,685,996.80 from Arconic. For more information, please see the section of this proxy statement titled “The Merger Agreement—Termination Fees.”
Termination of the Merger Agreement (see page 104)
Arconic and Parent have certain rights to terminate the Merger Agreement under customary circumstances, including (a) mutual consent; (b) the Merger having not been consummated on or prior to 5:00 p.m. Eastern Time on February 4, 2024 (which may be extended on two occasions, each time for up to 90 days, under certain circumstances); (c) the imposition of a final, non-appealable order by a governmental entity of competent jurisdiction which permanently restrains, enjoins or otherwise prohibits the consummation of the Merger; (d) the Special Meeting (including any adjournments or postponements thereof) having concluded and the Arconic Shareholder Approval having not been obtained; (e) an uncured breach of certain provisions of the Merger Agreement by the other party having occurred; (f) prior to the Special Meeting, a Change of Recommendation; (g) entrance by Arconic into a definitive agreement providing for a Superior Proposal; and (h) upon certain circumstances and under certain conditions, a failure by Parent and Merger Sub to consummate the Merger.

Under certain circumstances, Arconic is required to pay Parent a termination fee of $111,685,996.80, or Parent is required to pay Arconic a termination fee of $204,757,660.80. For more information, please see the sections of this proxy statement titled “The Merger Agreement—Termination of the Merger Agreement” and “The Merger Agreement—Termination Fees.”
Effect on Arconic If the Merger Is Not Completed (see page 29)
If the Merger Agreement is not adopted by Arconic shareholders, or if the Merger is not completed for any other reason:
•	Arconic shareholders will not be entitled to, nor will they receive, any payment for their shares of Arconic common stock pursuant to the Merger Agreement;
•
(a) Arconic will remain an independent public company; (b) Arconic common stock will continue to be listed and traded on the NYSE and registered under the Exchange Act; and (c) Arconic will continue to file periodic and other reports with the SEC; and

•
under certain circumstances, Arconic will be required to pay Parent a termination fee of $111,685,996.80, or Parent will be required to pay Arconic a termination fee of $204,757,660.80 upon the termination of the Merger Agreement, as described in the section of this proxy statement titled “The Merger Agreement—Termination Fees.”

For more information, please see the section of this proxy statement titled “Proposal 1: Adoption of the Merger Agreement—Effect on Arconic If the Merger Is Not Completed.”

QUESTIONS AND ANSWERS
The following questions and answers address some commonly asked questions regarding the Merger, the Merger Agreement and the Special Meeting. These questions and answers may not address all questions that are important to you. You should carefully read and consider the more detailed information contained elsewhere in this proxy statement and the annexes to this proxy statement, including the Merger Agreement, along with all of the documents we refer to in this proxy statement, as they contain important information about, among other things, the Merger and how it affects you. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions in the section of this proxy statement titled “Where You Can Find More Information.”
Q:	Why am I receiving these materials?
A:	The Board of Directors is furnishing this proxy statement and form of proxy card to Arconic shareholders in connection with the solicitation of proxies to be voted at the Special Meeting.
Q:	When and where is the Special Meeting?
A:
The Special Meeting is scheduled to be held on July 25, 2023, at 10:00 a.m. Eastern Time (unless the Special Meeting is adjourned or postponed), in a virtual-only format. We will hold the Special Meeting virtually to provide the opportunity for full and equal participation of all Arconic shareholders regardless of location. A virtual meeting also improves efficiencies, enables more effective communication with shareholders, and reduces the cost and environmental impact of traveling to meet in person. There will be no physical location for shareholders to attend the Special Meeting.

Arconic shareholders will be able to virtually attend and vote at the Special Meeting by visiting www.virtualshareholdermeeting.com/ARNC2023SM and using the 16-digit control number found on your proxy card or voting instructions you previously received from your broker, bank or other nominee. You may begin to log into the Special Meeting website beginning at 9:45 a.m. Eastern Time on July 25, 2023.
The Special Meeting website is fully supported across browsers (Edge, Internet Explorer, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and mobile phones) that have the most updated version of applicable software and plugins installed. Shareholders should ensure that they have a strong Internet connection if they intend to attend the Special Meeting. Attendees should allow sufficient time to access the Special Meeting and ensure that they can hear streaming audio prior to the start of the Special Meeting.
If you encounter any difficulties accessing the Special Meeting, please call the technical support number that will be provided on the Special Meeting website. Technical support will be available beginning approximately 15 minutes prior to the start of the Special Meeting through its conclusion.
Additional information regarding the rules of conduct and other materials for the 2023 Special Meeting will be available during the Special Meeting at www.virtualshareholdermeeting.com/ARNC2023SM.
Q:	What am I being asked to vote on at the Special Meeting?
A:	You are being asked to vote on the following proposals:
•	to approve Merger Agreement Proposal;
•	to approve, on an advisory (nonbinding) basis, the Compensation Proposal; and
•	to approve the Adjournment Proposal.
Q:	Who is entitled to vote at the Special Meeting?
A:
Arconic shareholders as of the Record Date of June 12, 2023 are entitled to notice of the Special Meeting and to vote at the Special Meeting. Each Arconic shareholder will be entitled to cast one vote on each matter properly brought before the Special Meeting for each such share owned at the close of business on the Record Date. Virtual attendance at the Special Meeting via the Special Meeting website is not required to vote.

Q:	How does the Merger Consideration compare to the market price of Arconic common stock prior to the announcement of the Merger Agreement?
A:
The Merger Consideration of $30.00 per share represents a 36% premium to Arconic’s closing stock price on February 27, 2023 (the last full trading day before the Wall Street Journal reported that Apollo had submitted a bid to acquire Arconic and that Arconic’s advisors had reached out to other potential acquirors). You are encouraged to obtain current market prices of Arconic common stock in connection with voting your shares of Arconic common stock.
Q:	May I attend and vote at the Special Meeting?
A:
All Arconic shareholders as of the Record Date may attend and vote at the Special Meeting. To vote your shares of Arconic common stock at the Special Meeting, you must attend the Special Meeting by visiting www.virtualshareholdermeeting.com/ARNC2023SM at 10:00 a.m. Eastern Time on July 25, 2023. For additional information on how to attend the Special Meeting, please see the section of this proxy statement titled “The Special Meeting—Attending the Special Meeting.”

If your shares of Arconic common stock are registered directly in your name with Arconic’s transfer agent, Computershare, you are considered a shareholder of record with respect to those shares. Some shareholders hold shares of Arconic common stock through a bank, broker or other nominee, and are often said to hold those shares in “street name.” These shareholders are considered “beneficial owners” of those shares. If you hold shares of Arconic common stock as a beneficial owner in “street name” as of the Record Date, you will receive separate instructions from your bank, broker or other nominee describing how to vote your shares.
Even if you plan to attend the virtual Special Meeting, we encourage you to sign, date and return the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone (in accordance with the instructions detailed in the section of this proxy statement titled “The Special Meeting—Voting at the Special Meeting”) so that your vote will be counted if you later decide not to or become unable to virtually attend the Special Meeting. If you attend the Special Meeting and vote thereat, your vote will revoke any proxy previously submitted.
Q:	What will I receive if the Merger is completed?
A:
At the Effective Time, you will be entitled to receive the Merger Consideration of $30.00 in cash, without interest, subject to any required tax withholding, for each share of Arconic common stock that you own (other than Cancelled Shares and Dissenting Shares (as described in the section of this proxy statement titled “The Merger Agreement—Merger Consideration”)) immediately prior to the Effective Time. For example, if you own 100 shares of Arconic common stock, you will receive $3,000 in cash in exchange for your shares of Arconic common stock (other than any Cancelled Shares and Dissenting Shares), without interest and less any applicable withholding taxes. Cancelled Shares are shares of Arconic common stock that are issued and outstanding immediately prior to the Effective Time that are owned or held in treasury by Arconic, or otherwise owned or held (a) by any wholly owned subsidiary of Arconic or (b) by Parent or any of its direct or indirect wholly owned subsidiaries (including Merger Sub) (in each case, other than shares of Arconic common stock held in a fiduciary, representative or other capacity on behalf of third parties). Dissenting Shares are shares of Arconic common stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares) and held by shareholders who have not voted in favor of adoption of the Merger Agreement or consented thereto in writing and who have properly exercised appraisal rights for such shares in accordance with, and who have complied with, Section 262 with respect to such shares and have not effectively withdrawn or lost their rights to appraisal under the DGCL with respect to such shares.

Q:	What will holders of Arconic equity awards receive if the Merger is completed?
A:
At the Effective Time, each outstanding Arconic Option Award, Arconic RSU Award granted prior to May 4, 2023 or to a non-employee member of the Board of Directors (at any time), Arconic PSU Award and Arconic DSU Award will vest in full and be cashed out based on the Merger Consideration, less any required tax withholding and deductions and less the applicable per share exercise price in the case of an Arconic Option Award, with the number of shares of Arconic common stock subject to each Arconic PSU Award determined by deeming the applicable performance goals to be achieved at the target level of performance, provided that with respect to any Arconic PSU Award for which 50% or more of the applicable performance period has been completed as of the Effective Time, the number of shares will be determined based on the actual level of performance (as reasonably determined in good faith by the Board of Directors (or the authorized committee thereof) following reasonable consultation with Parent). Arconic

RSU Awards granted on or after May 4, 2023 (other than any such awards granted to non-employee members of the Board of Directors) will be cancelled and converted into a cash award equal to (a) the number of shares subject to such Arconic RSU Award as of immediately prior to the Effective Time multiplied by (b) the Merger Consideration, with such cash awards being subject to the same terms and conditions that applied to the Arconic RSU Award immediately prior to the Effective Time (including service-based vesting conditions).
Q:	What are the material U.S. federal income tax consequences of the Merger to holders of Arconic common stock?
A:
The exchange of Arconic common stock for cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. Accordingly, a U.S. Holder (as defined in the section of this proxy statement titled “Proposal 1: Adoption of the Merger Agreement—Material U.S. Federal Income Tax Consequences of the Merger”) who has shares of Arconic common stock exchanged for cash in the Merger generally will recognize gain or loss in an amount equal to the difference, if any, between the amount of cash that such U.S. Holder receives in the Merger and such U.S. Holder’s adjusted tax basis in the shares of Arconic common stock surrendered pursuant to the Merger.

This proxy statement contains a general discussion of certain U.S. federal income tax consequences of the Merger. This description does not address any non-income tax consequences, nor does it address state, local, non-U.S. or other tax consequences or the consequences to holders who are subject to special treatment under U.S. federal tax law. Consequently, you should consult your tax advisor to determine the particular tax consequences to you of the Merger.
Q:	What vote is required to approve the Merger Agreement Proposal, the Compensation Proposal and the Adjournment Proposal?
A:
The affirmative vote of the holders of a majority of the outstanding shares of Arconic common stock entitled to vote thereon is required to approve the Merger Agreement Proposal. Assuming a quorum is present, the affirmative vote of the holders of the shares of Arconic common stock representing a majority of the Arconic common stock present by remote communication, or represented by proxy at the Special Meeting and entitled to vote on the Compensation Proposal is required to approve, on an advisory (nonbinding) basis, the Compensation Proposal. The affirmative vote of the holders of the shares of Arconic common stock representing a majority of the Arconic common stock present by remote communication, or represented by proxy at the Special Meeting and entitled to vote on the Adjournment Proposal is required for approval of the Adjournment Proposal.

If a quorum is present at the Special Meeting, the failure of any Arconic shareholder of record to: (a) submit a signed proxy card; (b) grant a proxy over the Internet or by telephone (in accordance with the instructions detailed in the section of this proxy statement titled “The Special Meeting—Voting at the Special Meeting”); or (c) attend the Special Meeting will have the same effect as a vote “AGAINST” the Merger Agreement Proposal, but, assuming a quorum is present, will have no effect on the Compensation Proposal or the Adjournment Proposal. If a quorum is present at the Special Meeting, for an Arconic shareholder who attends the Special Meeting or is represented by proxy and abstains from voting, such abstention will have the same effect as if the Arconic shareholder voted “AGAINST” the Merger Agreement Proposal, the Compensation Proposal and the Adjournment Proposal.
If you hold your shares of Arconic common stock in “street name” and a quorum is present at the Special Meeting, the failure to instruct your bank, broker or other nominee how to vote your shares (resulting in a so-called “broker non-votes”) will have the same effect as a vote “AGAINST” the Merger Agreement Proposal, but, assuming a quorum is present, will have no effect on the Compensation Proposal or the Adjournment Proposal. A so-called “broker non-vote” results when banks, brokers and other nominees return a valid proxy voting upon a matter or matters for which the applicable rules provide discretionary authority but do not vote on a particular proposal because they do not have discretionary authority to vote on the matter and have not received specific voting instructions from the beneficial owner of such shares. Arconic does not expect any broker non-votes at the Special Meeting because the rules applicable to banks, brokers and other nominees only provide brokers with discretionary authority to vote on proposals that are considered “routine,” and each of the proposals to be presented at the Special Meeting is considered

“non-routine.” As a result, no broker will be permitted to vote your shares of Arconic common stock at the Special Meeting without receiving instructions. If you properly sign your proxy card but do not mark the boxes showing how your shares of Arconic common stock should be voted on a matter, the shares represented by your properly signed proxy will be voted: (1) “FOR” the Merger Agreement Proposal; (2) “FOR” the Compensation Proposal; and (3) “FOR” the Adjournment Proposal.
Q:	What constitutes a quorum?
A:
The presence by remote communication or by proxy (including solely by means of remote communication) of the holders of record of a majority of the Arconic common stock entitled to vote at the Special Meeting on the Record Date will constitute a quorum at the Special Meeting. Because there were 100,323,688 shares of Arconic common stock outstanding and entitled to vote as of the Record Date, we will need holders of at least 50,161,845 shares present by remote communication or by proxy (including solely by means of remote communication) at the Special Meeting to achieve a quorum. In the event that a quorum is not present at the Special Meeting, it is expected that the Special Meeting will be adjourned to solicit additional proxies.

Q:	What happens if the Merger is not completed?
A:
If the Merger Agreement is not adopted by Arconic shareholders or if the Merger is not completed for any other reason, Arconic shareholders will not receive any payment for their shares of Arconic common stock. Instead, Arconic will remain an independent public company, Arconic common stock will continue to be listed and traded on the NYSE and registered under the Exchange Act and Arconic will continue to file periodic and other reports with the SEC.

Under specified circumstances, upon termination of the Merger Agreement, Arconic will be required to pay Parent a termination fee of $111,685,996.80, or Parent will be required to pay Arconic a termination fee of $204,757,660.80, as described in the section of this proxy statement titled “The Merger Agreement—Termination Fees.”
Q:	Why are Arconic shareholders being asked to cast an advisory (nonbinding) vote to approve the Compensation Proposal?
A:
The Exchange Act and applicable SEC rules thereunder require Arconic to seek an advisory (nonbinding) vote with respect to certain payments that could become payable to its named executive officers in connection with the Merger.

Q:	What will happen if Arconic shareholders do not approve the Compensation Proposal at the Special Meeting?
A:
Approval of the Compensation Proposal is not a condition to the completion of the Merger and is separate and apart from the vote on the Merger Agreement Proposal and the Adjournment Proposal. The vote with respect to the Compensation Proposal is an advisory vote and will not be binding on Arconic or Parent. Therefore, if the approval of the Merger Agreement Proposal is obtained and the Merger is completed, the amounts payable under the Compensation Proposal will continue to be payable to Arconic’s named executive officers in accordance with the terms and conditions of the applicable agreements even if Arconic shareholders do not approve the Compensation Proposal.

Q:	What do I need to do now?
A:
You should carefully read and consider this entire proxy statement and the annexes to this proxy statement, including the Merger Agreement, along with all of the documents that we refer to in this proxy statement, as they contain important information about, among other things, the Merger and how it affects you. Then sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope, or grant your proxy electronically over the Internet or by telephone (in accordance with the instructions detailed in the section of this proxy statement titled “The Special Meeting—Voting at the Special Meeting”), so that your shares of Arconic common stock can be voted at the Special Meeting. If you hold your shares of Arconic common stock in “street name,” please refer to the voting instructions provided by your bank, broker or other nominee to vote your shares.

Q:	Should I surrender my Certificates or Book-Entry Shares now?
A:
No. After the Merger is completed, the Paying Agent will send each holder of record of Certificates a letter of transmittal and instructions that explain how to exchange shares of Arconic common stock represented by such holder’s Certificates for the Merger Consideration. Also after the Merger is completed, the Paying Agent will send each holder of Book-Entry Shares the Merger Consideration for each such Book-Entry Share upon receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request).

Q:	What happens if I sell or otherwise transfer my shares of Arconic common stock after the Record Date, but before the Special Meeting?
A:
The Record Date for the Special Meeting is earlier than the date of the Special Meeting and the date the Merger is expected to be completed. If you sell or transfer your shares of Arconic common stock after the Record Date, but before the Special Meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you sell or otherwise transfer your shares and each of you notifies Arconic in writing of such special arrangements, you will transfer the right to receive the Merger Consideration, if the Merger is completed, to the person to whom you sell or transfer your shares, but you will retain your right to vote those shares at the Special Meeting. Even if you sell or otherwise transfer your shares of Arconic common stock after the Record Date, we encourage you to sign, date and return the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone (in accordance with the instructions detailed in the section of this proxy statement titled “The Special Meeting—Voting at the Special Meeting”).

Q:	What is the difference between holding shares as an Arconic shareholder of record and holding shares in “street name” as a beneficial owner?
A:
If your shares of Arconic common stock are registered directly in your name with Arconic’s transfer agent, Computershare, you are considered a shareholder of record with respect to these shares. In this case, this proxy statement and your proxy card have been sent directly to you by Arconic.

If your shares are held through a bank, broker or other nominee, you are often said to hold these shares in “street name” and are considered the “beneficial owner” of those shares. In that case, this proxy statement has been forwarded to you by your bank, broker or other nominee who is considered, with respect to those shares, to be the Arconic shareholder of record. As the beneficial owner, you have the right to direct your bank, broker or other nominee how to vote your shares by following their instructions for voting. You are also invited to attend the virtual Special Meeting. If you did not obtain a 16-digit control number, you must contact your bank, broker or other nominee to obtain a 16-digit control number to vote your shares of Arconic common stock at the Special Meeting.
Q:	How may I vote?
A:	There are four ways to vote if you are a record holder (i.e., you do not hold your shares through a broker, bank or other nominee):
•
By Internet: If you have Internet access, the Board of Directors encourages you to vote at www.proxyvote.com in advance of the Special Meeting by following the instructions on the proxy card prior to 11:59 p.m. Eastern Time on July 24, 2023.

•	By Telephone: As instructed on the proxy card, you can vote by making a toll-free telephone call from the U.S. or Canada to (800) 690-6903 prior to 11:59 p.m. Eastern Time on July 24, 2023.
•
By Mail: If you received your proxy materials by mail, you can vote by completing, signing and returning the enclosed proxy card in the prepaid envelope provided. For your mailed proxy card to be counted, we must receive it before the close of business on July 24, 2023.

•
At the Special Meeting: To vote during the Special Meeting, visit www.virtualshareholdermeeting.com/ARNC2023SM and enter the 16-digit control number included in your proxy card. Online access to the Special Meeting will open approximately 15 minutes prior to the start of the Special Meeting. If you encounter any difficulties accessing the virtual Special Meeting during the check-in or meeting time, please call the technical support number that will be posted on the Special Meeting website. Technical support will be available starting 15 minutes prior to the Special Meeting.

If you hold shares of Arconic common stock as a beneficial owner in “street name” as of the Record Date, you will receive separate instructions from your bank, broker or other nominee describing how to vote your shares.
If you hold shares of Arconic common stock through any Arconic 401(k) plan, you may vote via the Internet or by telephone until 11:59 p.m. Eastern Time on July 19, 2023.
Whether or not you plan to attend the virtual Special Meeting, we urge you to vote in advance by proxy to ensure your vote is counted. We encourage you to submit your proxy over the Internet or by telephone, both of which are convenient, cost-effective and reliable alternatives to returning a proxy card by mail. You may still attend the Special Meeting and vote during the Special Meeting if you have already voted by proxy.
Please be aware that, although there is no charge for voting your shares of Arconic common stock, if you vote electronically over the Internet by visiting the website on your proxy card or by telephone by calling the phone number on your proxy card, in each case, you may incur costs such as Internet access and telephone charges for which you will be responsible.
Q:	What is a proxy?
A:
A proxy is an Arconic shareholder’s legal designation of another person to vote shares owned by such Arconic shareholder on their behalf. If you are an Arconic shareholder of record, you can vote by proxy over the Internet, by telephone or by mail by following the instructions provided in the enclosed proxy card. If you hold shares of Arconic common stock beneficially in “street name,” you should follow the voting instructions provided by your bank, broker or other nominee.

Q:	If an Arconic shareholder gives a proxy, how are the shares voted?
A:
Regardless of the method you choose to vote, the individuals named on the enclosed proxy card, or your proxies, will vote your shares of Arconic common stock in the way that you indicate. When completing the Internet or telephone process or the proxy card, you may specify whether your shares should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the Special Meeting.

If you properly sign your proxy card, but do not mark one or more of the boxes showing how your shares of Arconic common stock should be voted on one or more particular matters, the shares represented by your properly signed proxy with respect to the unmarked matters will be voted: (1) “FOR” the Merger Agreement Proposal; (2) “FOR” the Compensation Proposal; and (3) “FOR” the Adjournment Proposal.
Q:	If my broker holds my shares in “street name,” will my broker vote my shares for me?
A:
No. Your bank, broker or other nominee is permitted to vote your shares of Arconic common stock on any proposal currently scheduled to be considered at the Special Meeting only if you instruct your bank, broker or other nominee on how to vote. You should follow the procedures provided by your bank, broker or other nominee to vote your shares. Without instructions, your shares of Arconic common stock will not be voted on such proposals, which will have the same effect as if you voted against the Merger Agreement Proposal, but, assuming a quorum is present, will have no effect on the Compensation Proposal or the Adjournment Proposal.

Q:	May I change my vote after I have mailed my signed and dated proxy card?
A:	Yes. You may change your vote in the manner described in this proxy statement. You may do this by:
•	Subsequently Completed Proxy: Submitting another properly completed proxy card bearing a later date by mail, provided such proxy card is received no later than the close of business on July 24, 2023.
•
At the Special Meeting: Virtually attending the Special Meeting and voting in that forum. Please note that virtual attendance at the Special Meeting will not by itself constitute revocation of a proxy.

•	Voting Again: Voting again by telephone or the Internet before the closing of the voting facilities at 11:59 p.m. Eastern Time on July 24, 2023.
•
Written Notice: Sending a written notice that you are revoking your proxy to Arconic’s Corporate Secretary at 201 Isabella Street, Suite 400, Pittsburgh, Pennsylvania 15212-5872, provided such written notice is received by the close of business on July 24, 2023.

If your shares of Arconic common stock are held in the name of a broker, bank or other nominee, you should follow the voting instructions you receive from the holder of record to revoke your proxy or change your vote.
If you have any questions about how to vote or change your vote, you should contact our proxy solicitor:
INNISFREE M&A INCORPORATED

501 Madison Avenue, 20th Floor
New York, New York 10022
Shareholders may call toll-free: (877) 687-1873
Banks and brokers may call collect: (212) 750-5833
Q:	What should I do if I receive more than one set of voting materials?
A:
This means you own shares of Arconic common stock that are registered under different names or are in more than one account. For example, you may own some shares of Arconic common stock directly as an Arconic shareholder of record and other shares through a broker, or you may own shares through more than one broker. In these situations, you will receive multiple sets of proxy materials. You must vote, sign and return all of the proxy cards or follow the instructions for any alternative voting procedure on each of the proxy cards that you receive in order to vote all of the shares of Arconic common stock you own. Each proxy card you receive comes with its own prepaid return envelope. If you submit your proxy by mail, make sure you return each proxy card in the return envelope that accompanies that proxy card.

Q:	How many copies of this proxy statement and related voting materials should I receive if I share an address with another Arconic shareholder?
A:
The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. Arconic and some brokers household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address, unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or Arconic that they or Arconic will be sending householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares of Arconic common stock are held in a brokerage account or Arconic if you hold registered shares. You can notify Arconic by contacting our transfer agent, Computershare, at (800) 522-6645, or by mail to P.O. Box 43078, Providence, Rhode Island 02940-3078, and a separate copy of the proxy statement will be promptly delivered to you.

Q:	Where can I find the voting results of the Special Meeting?
A:
The preliminary voting results for the Special Meeting are expected to be announced at the Special Meeting. In addition, within four business days of the Special Meeting, Arconic will file the final voting results of the Special Meeting (or, if the final voting results have not yet been certified, the preliminary results) with the SEC on a Current Report on Form 8-K.

Q:	Who will solicit and pay the cost of soliciting proxies?
A:
Arconic has engaged Innisfree M&A Incorporated, which we refer to as “Innisfree,” to assist in the solicitation of proxies for the Special Meeting. Arconic estimates that it will pay Innisfree a fee of approximately $25,000 plus an additional fee per call made or received and additional fees for other services as requested by Arconic, plus reimbursement for certain out-of-pocket fees and expenses. Arconic has agreed to indemnify Innisfree against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions).

Arconic can use directors, officers and regular employees of Arconic to ask for proxies. These employees do not receive additional compensation for these services. Arconic may reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding solicitation material to the beneficial owners of Arconic common stock.

Q:	When do you expect the Merger to be completed?
A:
We currently expect to complete the Merger in the second half of 2023. However, the exact timing of completion of the Merger cannot be predicted because the Merger is subject to the closing conditions specified in the Merger Agreement and summarized in this proxy statement, many of which are outside of our control.

Q:	How can I obtain additional information about Arconic?
A:
Arconic will provide copies of this proxy statement, documents incorporated by reference and its 2022 Annual Report to Shareholders, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2022 (which we refer to as the “Annual Report”), without charge to any Arconic shareholder who makes a request in writing to our Corporate Secretary at Arconic Corporation, c/o Corporate Secretary, 201 Isabella Street, Suite 400, Pittsburgh, Pennsylvania 15212-5872 or by calling Broadridge Financial Solutions (which we refer to as “Broadridge”) at (866) 540-7095 or sending a written request by mail to Broadridge at Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717. In order for you to receive timely delivery of documents in advance of the Special Meeting, you must make such request by no later than July 17, 2023. The Annual Report and other SEC filings may also be accessed at https://sec.gov or on the Investors page of Arconic’s website at https://arconic.com/investors. Arconic’s website address is provided as an inactive textual reference only. The information contained in, or that can be accessed through, our website is not part of this proxy statement and is not incorporated in this proxy statement by this or any other reference to our website provided in this proxy statement.

Q:	Who can help answer my questions?
A:
If you have any questions concerning the Merger, the Special Meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of Arconic common stock, please contact our proxy solicitor:

INNISFREE M&A INCORPORATED

501 Madison Avenue, 20th Floor
New York, New York 10022
Shareholders may call toll-free: (877) 687-1873
Banks and brokers may call collect: (212) 750-5833

FORWARD-LOOKING STATEMENTS
This communication contains statements that relate to future events and expectations and, as such, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “guidance,” “intends,” “may,” “outlook,” “plans,” “projects,” “seeks,” “sees,” “should,” “targets,” “will,” “would” and other words of similar meaning. All statements that reflect the Company’s expectations, assumptions, projections, beliefs or opinions about the future, other than statements of historical fact, are forward-looking statements, including, without limitation, statements, relating to the condition of, or trends or developments in, the ground transportation, aerospace, building and construction, industrial, packaging and other end markets; the Company’s future financial results, operating performance, working capital, cash flows, liquidity and financial position; cost savings and restructuring programs; the Company’s strategies, outlook, business and financial prospects; share repurchases; costs associated with pension and other post-retirement benefit plans; projected sources of cash flow; potential legal liability; the impact of inflationary price pressures; and the potential impact of public health epidemics or pandemics, including the COVID-19 pandemic. These statements reflect beliefs and assumptions that are based on the Company’s perception of historical trends, current conditions and expected future developments, as well as other factors the Company believes are appropriate in the circumstances. Forward-looking statements are not guarantees of future performance, and actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks, uncertainties and changes in circumstances, many of which are beyond the Company’s control. Such risks and uncertainties include, but are not limited to:
•	continuing uncertainty regarding the impact of the COVID-19 pandemic on our business and the businesses of our customers and suppliers;
•	deterioration in global economic and financial market conditions generally;
•	unfavorable changes in the end markets we serve;
•
the inability to achieve the level of revenue growth, cash generation, cost savings, benefits of our management of legacy liabilities, improvement in profitability and margins, fiscal discipline, or strengthening of competitiveness and operations, anticipated or targeted;

•	adverse changes in discount rates or investment returns on pension assets;
•	competition from new product offerings, disruptive technologies, industry consolidation or other developments;
•	the loss of significant customers or adverse changes in customers’ business or financial condition;
•	manufacturing difficulties or other issues that impact product performance, quality or safety or timely delivery;
•	the impact of pricing volatility in raw materials and inflationary pressures on our costs of production, including energy;
•	a significant downturn in the business or financial condition of a key supplier or other supply chain disruptions;
•	challenges to or infringements on our intellectual property rights;
•	the inability to successfully implement or to realize the expected benefits of strategic initiatives or projects;
•	the inability to identify or successfully respond to changing trends in our end markets;
•	the impact of potential cyber-attacks and information technology or data security breaches;
•
geopolitical, economic and regulatory risks relating to our global operations, including compliance with U.S. and foreign trade and tax laws and other regulations, potential expropriation of properties located outside the U.S., sanctions, tariffs, embargoes and renegotiation or nullification of existing agreements;

•	the outcome of contingencies, including legal proceedings, government or regulatory investigations, and environmental remediation and compliance matters;

•	the impact of the ongoing conflict between Russia and Ukraine on economic conditions in general and on our business and operations, including sanctions, tariffs and increased energy prices;
•	the timing, receipt and terms and conditions of any required governmental and regulatory approvals of the Merger that could reduce anticipated benefits or cause the parties to abandon the Merger;
•	the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement;
•	the possibility that the Company’s shareholders may not approve the Merger Agreement;
•	the risk that the parties to the Merger Agreement may not be able to satisfy the conditions to the Merger in a timely manner or at all;
•	risks related to disruption of management time from ongoing business operations due to the Merger;
•	the risk that any announcements relating to the proposed transaction could have adverse effects on the market price of the Company’s common stock;
•	the risk of any unexpected costs or expenses resulting from the Merger;
•	the risk of any litigation relating to the Merger;
•
the risk that the Merger and its announcement could have an adverse effect on the ability of the Company to retain customers and retain and hire key personnel and maintain relationships with customers, suppliers, employees, shareholders and other business relationships and on its operating results and business generally; and

•	the other risk factors summarized in Arconic’s Annual Report on Form 10-K for the year ended December 31, 2022 and other documents filed by the Company with the SEC.
The above list of factors is not exhaustive or necessarily in order of importance. Market projections are subject to the risks discussed above and in this communication, and other risks in the market. The statements in this communication are made as of the date set forth above, even if subsequently made available by the Company on its website or otherwise. The Company disclaims any intention or obligation to update any forward-looking statements, whether in response to new information, future events or otherwise, except as required under applicable law.

THE SPECIAL MEETING
The enclosed proxy is solicited on behalf of the Board of Directors for use at the Special Meeting.
Date, Time and Place
The Special Meeting will held virtually via live webcast on July 25, 2023, beginning at 10:00 a.m. Eastern Time (unless the Special Meeting is adjourned or postponed). Arconic shareholders will be able to virtually attend and vote at the Special Meeting by visiting www.virtualshareholdermeeting.com/ARNC2023SM.
Purpose of the Special Meeting
At the Special Meeting, we will ask Arconic shareholders to vote on proposals to: (a) approve the Merger Agreement Proposal; (b) approve, on an advisory (nonbinding) basis, the Compensation Proposal; and (c) approve the Adjournment Proposal.
Attending the Special Meeting
In order to attend the Special Meeting, you must visit www.virtualshareholdermeeting.com/ARNC2023SM and using the 16-digit control number found on your proxy card you previously received. If you plan to attend the Special Meeting, we encourage you to access the Special Meeting website prior to the start time of the meeting to allow time to log in and test your device’s audio system. You may begin to log into the Special Meeting website beginning at 9:45 a.m. Eastern Time on July 25, 2023.
The Special Meeting website is fully supported across browsers (Edge, Internet Explorer, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and mobile phones) that have the most updated version of applicable software and plugins installed. Shareholders should ensure that they have a strong Internet connection if they intend to attend the Special Meeting. Attendees should allow sufficient time to access the meeting and ensure that they can hear streaming audio prior to the start of the Special Meeting.
If you encounter any difficulties accessing the Special Meeting, please call the technical support number that will be provided on the Special Meeting website. Technical support will be available beginning approximately 15 minutes prior to the start of the Special Meeting through its conclusion.
Additional information regarding related rules of conduct and other materials for the Special Meeting will be available during the Special Meeting at www.virtualshareholdermeeting.com/ARNC2023SM.
Record Date; Shares Entitled to Vote; Quorum
Only Arconic shareholders as of the Record Date are entitled to notice of the Special Meeting and to vote at the Special Meeting. Information on how to obtain access to the list of shareholders of record entitled to vote at the Special Meeting during the 10 days before the Special Meeting is available by contacting Arconic’s Corporate Secretary at 201 Isabella Street, Suite 400, Pittsburgh, Pennsylvania 15212-5872. As of the Record Date, there were 100,323,688 shares of Arconic common stock outstanding and entitled to vote at the Special Meeting.
The presence by remote communication or by proxy (including solely by means of remote communication) of the holders of record of a majority of the Arconic common stock entitled to vote at the Special Meeting on the Record Date will constitute a quorum at the Special Meeting. In the event that a quorum is not present at the Special Meeting, it is expected that the Special Meeting will be adjourned to solicit additional proxies.
Vote Required; Abstentions and Broker Non-Votes
Each Arconic shareholder will be entitled to one vote for each share of Arconic common stock owned as of the close of business on the Record Date.
The affirmative vote of the holders of a majority of the outstanding shares of Arconic common stock entitled to vote thereon is required to approve the Merger Agreement Proposal. As of the Record Date, 50,161,845 votes constitute a majority of the outstanding shares of Arconic common stock. Receipt of the Arconic Shareholder Approval is a condition to the consummation of the Merger.
Assuming a quorum is present, the affirmative vote of the holders of the shares of Arconic common stock representing a majority of the Arconic common stock present by remote communication, or represented by proxy at the Special Meeting and entitled to vote on the Compensation Proposal is required to approve, on an advisory (nonbinding) basis, the Compensation Proposal.

The affirmative vote of the holders of the shares of Arconic common stock representing a majority of the Arconic common stock present by remote communication, or represented by proxy at the Special Meeting and entitled to vote on the Adjournment Proposal is required to approve the Adjournment Proposal.
If a quorum is present at the Special Meeting, the failure of any Arconic shareholder of record to: (a) submit a signed proxy card; (b) grant a proxy over the Internet or by telephone (in accordance with the instructions detailed in the section of this proxy statement titled “—Voting at the Special Meeting”); or (c) attend the Special Meeting will have the same effect as a vote “AGAINST” the Merger Agreement Proposal but will have no effect on the Compensation Proposal or the Adjournment Proposal. If a quorum is present at the Special Meeting, for an Arconic shareholder who attends the Special Meeting or is represented by proxy and abstains from voting, such abstention will have the same effect as if the Arconic shareholder voted “AGAINST” the Merger Agreement Proposal, the Compensation Proposal and the Adjournment Proposal.
Each “broker non-vote” will also count as a vote “AGAINST” the Merger Agreement Proposal but, assuming a quorum is present, will have no effect on the Compensation Proposal or the Adjournment Proposal, because broker non-votes will not be counted as shares present and entitled to vote with respect to proposals on which the broker has not voted. A so-called “broker non-vote” results when banks, brokers and other nominees return a valid proxy voting upon a matter or matters for which the applicable rules provide discretionary authority but do not vote on a particular proposal because they do not have discretionary authority to vote on the matter and have not received specific voting instructions from the beneficial owner of such shares. Arconic does not expect any broker non-votes at the Special Meeting because the rules applicable to banks, brokers and other nominees only provide brokers with discretionary authority to vote on proposals that are considered “routine,” and each of the proposals to be presented at the Special Meeting is considered “non-routine.” As a result, no broker will be permitted to vote your shares of Arconic common stock at the Special Meeting without receiving instructions. Failure to instruct your broker on how to vote your shares will have the same effect as a vote “AGAINST” the Merger Agreement Proposal, but will have no effect on the Compensation Proposal (assuming a quorum is present) or the Adjournment Proposal.
Stock Ownership and Interests of Certain Persons
Shares Held by Arconic’s Directors and Executive Officers
As of the Record Date, our executive officers and directors beneficially owned and were entitled to vote, in the aggregate, 778,957 shares of Arconic common stock, representing approximately 0.78% of the shares of Arconic common stock outstanding on the Record Date.
We currently expect that our executive officers and directors will vote all of their respective shares of Arconic common stock (1) “FOR” the Merger Agreement Proposal, (2) “FOR” the Compensation Proposal and (3) “FOR” the Adjournment Proposal.
Voting at the Special Meeting
There are four ways to vote if you are a record holder (i.e., you do not hold your shares of Arconic common stock through a broker, bank or other nominee):
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By Internet: If you have Internet access, the Board of Directors encourages you to vote at www.proxyvote.com in advance of the Special Meeting by following the instructions on the proxy card prior to 11:59 p.m. Eastern Time on July 24, 2023.

•	By Telephone: As instructed on the proxy card, you can make a toll-free telephone call from the U.S. or Canada to (800) 690-6903 prior to 11:59 p.m. Eastern Time on July 24, 2023.

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By Mail: If you received your proxy materials by mail, you can vote by completing, signing and returning the enclosed proxy card in the prepaid envelope provided. For your mailed proxy card to be counted, we must receive it before the close of business on July 24, 2023.

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At the Special Meeting: To vote during the Special Meeting, visit www.virtualshareholdermeeting.com/ARNC2023SM and enter the 16-digit control number included in your proxy card. Online access to the Special Meeting will open approximately 15 minutes prior to the start of the Special Meeting. If you encounter any difficulties accessing the virtual Special Meeting during the check-in or meeting time, please call the technical support number that will be posted on the Special Meeting website. Technical support will be available starting 15 minutes prior to the Special Meeting.

Although Arconic offers multiple voting methods, Arconic encourages you to vote over the Internet or by telephone as Arconic believes they are the most cost-effective methods. We also recommend that you vote as soon as possible, even if you are planning to attend the Special Meeting, so that the vote count will not be delayed. Both the Internet and telephone provide convenient, cost-effective and reliable alternatives to returning your proxy card by mail. If you choose to vote your shares of Arconic common stock over the Internet or by telephone, there is no need for you to submit your proxy card by mail.
If you hold shares of Arconic common stock through any Arconic 401(k) plan, you may vote via the Internet or by telephone until 11:59 p.m. Eastern Time on July 19, 2023.
All shares of Arconic common stock represented by properly signed and dated proxies received by the deadline indicated above will be voted at the Special Meeting in accordance with the instructions of the Arconic shareholder. Properly signed and dated proxies that do not contain voting instructions for one or more specific proposals will be voted with respect to the proposals for which instructions are not provided: (a) “FOR” the Merger Agreement Proposal; (b) “FOR” the Compensation Proposal; and (c) “FOR” the Adjournment Proposal. If you indicate on your proxy card that you wish to vote in favor of the Merger Agreement Proposal but do not indicate a choice on the Adjournment Proposal or the Compensation Proposal, your shares of Arconic common stock will be voted “FOR” each such proposal. Proxy cards that are returned without a signature will not be counted as present at the Special Meeting and cannot be voted.
If your shares of Arconic common stock are registered directly in your name with Arconic’s transfer agent, Computershare, you are considered a shareholder of record with respect to those shares. Some shareholders hold shares of Arconic common stock through a bank, broker or other nominee, and are often said to hold those shares in “street name.” These shareholders are considered “beneficial owners” of those shares. If you hold shares of Arconic common stock as a beneficial owner in “street name” as of the Record Date, you will receive separate instructions from your bank, broker or other nominee describing how to vote your shares. If you do not return your bank’s, broker’s or other nominee’s voting form, do not vote via the Internet or telephone through your bank, broker or other nominee, if possible, or do not attend the Special Meeting and vote thereat, it will have the same effect as if you voted “AGAINST” the Merger Agreement Proposal but, assuming a quorum is present, will not have any effect on the Compensation Proposal or the Adjournment Proposal (so long as you do not attend the Special Meeting and abstain from voting on any given proposal, which would have the same effect as voting “AGAINST” the Merger Agreement Proposal, the Compensation Proposal and/or the Adjournment Proposal, as applicable).
Revocability of Proxies
Any proxy given by an Arconic shareholder may be revoked by doing any of the following:
•	Subsequently Completed Proxy: Submitting another properly completed proxy card bearing a later date by mail, provided such proxy card is received no later than the close of business on July 24, 2023.
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At the Special Meeting: Virtually attending the Special Meeting and voting in that forum. Please note that virtual attendance at the Special Meeting will not by itself constitute revocation of a proxy.

•	Voting Again: Voting again by telephone or the Internet before the closing of the voting facilities at 11:59 p.m. Eastern Time on July 24, 2023.
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Written Notice: Sending a written notice that you are revoking your proxy to Arconic’s Corporate Secretary at 201 Isabella Street, Suite 400, Pittsburgh, Pennsylvania 15212-5872, provided such written notice is received by the close of business on July 24, 2023.

If your shares of Arconic common stock are held in the name of a broker, bank or other nominee, you should follow the voting instructions you receive from the holder of record to revoke your proxy or change your vote.
Any adjournment, postponement or other delay of the Special Meeting, including for the purpose of soliciting additional proxies, will allow Arconic shareholders who have already sent in their proxies to revoke them at any time prior to their use at the Special Meeting, as adjourned, postponed or delayed.
Board of Directors’ Recommendation
The Board of Directors has unanimously: (a) determined that the Merger Agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of Arconic and its shareholders; (b) approved the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger; (c) recommended that Arconic shareholders adopt the Merger Agreement; and (d) directed that the adoption of the Merger Agreement be submitted for consideration by Arconic shareholders at the Special Meeting.
The Board of Directors unanimously recommends that you vote: (1) “FOR” the Merger Agreement Proposal; (2) “FOR” the Compensation Proposal; and (3) “FOR” the Adjournment Proposal.
Solicitation of Proxies
The Board of Directors is soliciting your proxy, and Arconic will bear the cost of soliciting proxies. Innisfree has been retained to assist with the solicitation of proxies. Innisfree will be paid approximately $25,000 plus an additional fee per call made or received and additional fees for other services as requested by Arconic, and will be reimbursed for its reasonable out-of-pocket expenses for these and other advisory services in connection with the Special Meeting. Forms of proxies and proxy materials may also be distributed through brokers, custodians and other like parties to the beneficial owners of shares of Arconic common stock, in which case these parties will be reimbursed for their reasonable out-of-pocket expenses in accordance with SEC and NYSE regulations. Proxies may also be solicited in person or by telephone, facsimile, electronic mail or other electronic medium by Innisfree or, without additional compensation, by Arconic or Arconic’s directors, officers and employees.
Anticipated Date of Completion of the Merger
Assuming timely satisfaction of necessary closing conditions, including receipt of the Arconic Shareholder Approval, we currently anticipate that the Merger will be consummated in the second half of 2023. However, the exact timing of completion of the Merger cannot be predicted because the Merger is subject to the closing conditions specified in the Merger Agreement and summarized in this proxy statement, many of which are outside of our control.
Appraisal Rights
If the Merger is consummated, Arconic shareholders who continuously hold shares of Arconic common stock (other than Cancelled Shares) through the Effective Time, do not vote in favor of the adoption of the Merger Agreement or consent thereto in writing, and properly exercise appraisal rights for their shares of Arconic common stock and do not withdraw their demands or otherwise lose their rights to seek appraisal will be entitled to seek appraisal of their shares in connection with the Merger under Section 262. This means that Arconic shareholders who perfect their appraisal rights do not thereafter withdraw their demand for appraisal and follow the procedures in the manner prescribed by Section 262 may be entitled to have their shares of Arconic common stock appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of their shares of Arconic common stock, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court of Chancery, together with interest to be paid on the amount determined to be fair value, if any (or in certain circumstances described in further detail in the section of this proxy statement titled “Proposal 1: Adoption of the Merger Agreement—Appraisal Rights,” on the difference between the amount determined to be the fair value and the amount paid by the Surviving Company in the Merger to each Arconic shareholder entitled to appraisal prior to the entry of judgment in any appraisal proceeding). Due to the complexity of the appraisal process, Arconic shareholders who wish to seek appraisal of their shares of Arconic common stock are encouraged to review Section 262 carefully and to seek the advice of legal counsel with respect to the exercise of appraisal rights.
Arconic shareholders considering seeking appraisal should be aware that the fair value of their shares of Arconic common stock as determined pursuant to Section 262 could be more than, the same as or less than the value of the consideration that they would receive pursuant to the Merger Agreement if they did not seek appraisal of their shares.
To exercise your appraisal rights, you must: (a) submit a written demand for appraisal to Arconic before the vote is taken on the adoption of the Merger Agreement; (b) not submit a proxy or otherwise vote in favor of the proposal to adopt the Merger Agreement; (c) continue to hold your shares of Arconic common stock of record through the Effective Time; and (d) strictly comply with all other procedures for exercising appraisal rights under Section 262. Your failure to follow exactly the procedures specified under Section 262 may result in the loss of your appraisal rights. In addition, the Delaware Court of Chancery will dismiss appraisal proceedings in respect of the Merger unless certain stock ownership conditions are satisfied by the Arconic shareholders seeking appraisal. The DGCL requirements for exercising appraisal rights are described in further detail in the section of this proxy statement titled “Proposal 1: Adoption of the Merger Agreement—Appraisal Rights,” which is qualified in its entirety by Section 262, the relevant section of the DGCL regarding appraisal rights. The text of the Delaware appraisal rights statute, Section 262, is reproduced in its entirety as Annex D to this proxy statement. If you hold your shares of Arconic common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you may make a written demand for appraisal in your own name, but you must satisfy the conditions set forth above and your written demand must also reasonably identify the holder of record of the shares of Arconic common stock for which demand is made, be accompanied by documentary evidence of your beneficial ownership of stock (such as a brokerage or securities account statement containing such information or a letter from a broker or other record holder of such shares confirming such information) and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provide an address at which you consent to receive notices given by the Surviving Company under Section 262 and to be set forth on the verified listed required by Section 262(f) of the DGCL. For more information, please see the section of this proxy statement titled “Proposal 1: Adoption of the Merger Agreement—Appraisal Rights.”
Delisting and Deregistration of Arconic Common Stock
If the Merger is completed, Arconic common stock will be delisted from the NYSE and deregistered under the Exchange Act, and Arconic common stock will no longer be publicly traded.
Other Matters
Pursuant to the DGCL and Arconic’s bylaws, except as otherwise required by law, only the matters set forth in the Notice of Special Meeting may be brought before the Special Meeting.
Householding of Special Meeting Materials
The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. Arconic and some brokers household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address, unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or Arconic that they or Arconic will be sending householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares of Arconic common stock are held in a brokerage account or Arconic if you hold registered shares. You can notify Arconic by sending a request to Arconic Corporation, c/o Corporate

Secretary, 201 Isabella Street, Suite 400, Pittsburgh, Pennsylvania 15212-5872, or by calling (412) 315-2984 or by calling Broadridge at (866) 540-7095 or sending a written request by mail to Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717.
Questions and Additional Information
If you have any questions concerning the Merger, the Special Meeting or this proxy statement, would like additional copies of this proxy statement or need help voting your shares of Arconic common stock, please contact our proxy solicitor:
INNISFREE M&A INCORPORATED

501 Madison Avenue, 20th Floor
New York, New York 10022
Shareholders may call toll-free: (877) 687-1873
Banks and brokers may call collect: (212) 750-5833

PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT
This discussion of the Merger is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. You should carefully read and consider the entire Merger Agreement, which is the legal document that governs the Merger, because it contains important information about the Merger and how it affects you.
Parties Involved in the Merger
Arconic Corporation
201 Isabella Street, Suite 400
Pittsburgh, Pennsylvania 15212-5872
Arconic is a global leader in manufacturing aluminum sheet, plate, extrusions and architectural products and systems, serving primarily the ground transportation, aerospace, building and construction, industrial and packaging end markets. We maintain a competitive position in our targeted markets through our global footprint of 20 primary manufacturing facilities, as well as various sales and service facilities, located across North America, Europe, the United Kingdom and China.
Arconic’s principal executive offices are located at 201 Isabella Street, Suite 400, Pittsburgh, Pennsylvania 15212-5872, and its telephone number is (412) 992-2500. Arconic common stock is listed on the New York Stock Exchange under the symbol “ARNC.”
Arsenal AIC Parent LLC
c/o Apollo Management X, L.P.
9 West 57th Street, 43rd Floor
New York, NY 10019
Parent is a Delaware limited liability company formed on April 11, 2023 solely for the purpose of entering into the Merger Agreement and, subject to the terms and conditions thereof, completing the transactions contemplated by the Merger Agreement and the related financing transactions. Parent has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement and related agreements.
Arsenal AIC MergeCo Inc.
c/o Apollo Management X, L.P.
9 West 57th Street, 43rd Floor
New York, NY 10019
Merger Sub is a Delaware corporation and indirect wholly owned subsidiary of Parent formed on April 11, 2023 solely for the purpose of entering into the Merger Agreement and, subject to the terms and conditions thereof, completing the transactions contemplated by the Merger Agreement and the related financing transactions. Merger Sub has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement and related agreements.
Certain Effects of the Merger
On the terms and subject to the conditions of the Merger Agreement, and in accordance with the applicable provisions of the DGCL, at the Effective Time, Merger Sub will merge with and into Arconic, the separate corporate existence of Merger Sub will cease and Arconic will continue its corporate existence under the DGCL as the Surviving Company. As a result of the Merger, Arconic will become a wholly owned subsidiary of Parent, and Arconic common stock will no longer be publicly traded and will be delisted from the NYSE. In addition, following the Merger, it is expected that Arconic stock will be deregistered under the Exchange Act and Arconic will no longer file periodic or other reports with the SEC. If the Merger is consummated, you will not own any shares of the capital stock of the Surviving Company. For more information, please see the sections of this proxy statement titled “—Merger Consideration—Treatment of Arconic Equity Awards” and “—Merger Consideration—Arconic Common Stock.”
Arconic shareholders who properly and validly exercise and do not withdraw their demands for appraisal will receive appraisal rights under Section 262. For more information, please see the section of this proxy statement titled “—Appraisal Rights.”

The Effective Time will occur at such time as the certificate of merger meeting the requirements of Section 251 of the DGCL relating to the Merger has been duly filed with the Secretary of State of the State of Delaware in accordance with the DGCL, or at such later time as may be agreed by the parties and specified in the certificate of merger as the effective time of the Merger in accordance with the DGCL.
Effect on Arconic If the Merger Is Not Completed
If the Merger Agreement is not adopted by Arconic shareholders, or if the Merger is not completed for any other reason:
•	Arconic shareholders will not be entitled to, nor will they receive, any payment for their respective shares of Arconic common stock pursuant to the Merger Agreement;
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(a) Arconic will remain an independent public company; (b) Arconic common stock will continue to be listed and traded on the NYSE and registered under the Exchange Act; and (c) Arconic will continue to file periodic and other reports with the SEC; and

•
Under specified circumstances, Arconic will be required to pay Parent a termination fee of $111,685,996.80, or Parent will be required to pay Arconic a termination fee of $204,757,660.80 upon the termination of the Merger Agreement, as described in the section of this proxy statement titled “The Merger Agreement—Termination Fees.”

Merger Consideration
Arconic Common Stock
At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Arconic, Merger Sub or the Arconic shareholders, each share of Arconic common stock that is issued and outstanding immediately prior to the Effective Time, but excluding Cancelled Shares and Dissenting Shares (as described in the section of this proxy statement titled “The Merger Agreement—Merger Consideration”), will be converted automatically into the right to receive the Merger Consideration of $30.00 per share in cash, without interest, subject to any required tax withholding.
After the Merger is completed, you will have the right to receive the Merger Consideration in respect of each share of Arconic common stock that you own (other than Cancelled Shares and Dissenting Shares) immediately prior to the Effective Time (subject to any required tax withholding), but you will no longer have any rights as an Arconic shareholder (except that Arconic shareholders who properly and validly exercise and do not withdraw their demands for appraisal will receive appraisal rights under Section 262). For more information, please see the section of this proxy statement titled “ —Appraisal Rights.”
Treatment of Arconic Equity Awards
At the Effective Time, each outstanding Arconic Option Award, Arconic RSU Award granted prior to May 4, 2023 or to a non-employee member of the Board of Directors (at any time), Arconic PSU Award and Arconic DSU Award will vest in full and be cashed out based on the Merger Consideration, less any required tax withholding and deductions and less the applicable per share exercise price in the case of an Arconic Option Award, with the number of shares of Arconic common stock subject to each Arconic PSU Award determined by deeming the applicable performance goals to be achieved at the target level of performance, provided that with respect to any Arconic PSU Award for which 50% or more of the applicable performance period has been completed as of the Effective Time, the number of shares of Arconic common stock will be determined based on the actual level of performance (as reasonably determined in good faith by the Board of Directors (or the authorized committee thereof) following reasonable consultation with Parent). Arconic RSU Awards granted on or after May 4, 2023 (other than any such awards granted to non-employee members of the Board of Directors) will be cancelled and converted into a cash award equal to (a) the number of shares subject to such Arconic RSU Award as of immediately prior to the Effective Time multiplied by (b) the Merger Consideration, with such cash awards being subject to the same terms and conditions that applied to the Arconic RSU Award immediately prior to the Effective Time (including service-based vesting conditions).

Background of the Merger
As part of Arconic’s ongoing consideration and evaluation of its long-term strategic goals and plans, the Board of Directors and Arconic management regularly review, consider and assess Arconic’s performance, future growth prospects, evolving industry landscape, customer opportunities, product portfolio and overall strategic direction in light of the current and anticipated business and economic environment and in consideration of Arconic’s long-term business strategy to enhance value for Arconic stockholders. This review includes, among other matters, the consideration of potential opportunities for business combinations, acquisitions and other financial and strategic alternatives, as compared to the benefits and risks of continued operation as a standalone, publicly traded company. The Board of Directors has also regularly engaged with Arconic stockholders to discuss their perspectives on Arconic’s strategic and financial direction.
On April 4, 2022, a representative of Apollo contacted Timothy Myers, the Chief Executive Officer of Arconic, to schedule time to discuss Apollo’s views on Arconic. Following that outreach, on April 6, 2022, Mr. Myers and Erick Asmussen, the Chief Financial Officer of Arconic, met with a representative of Apollo. During that meeting, the representative of Apollo expressed that Apollo was interested in exploring a negotiated transaction with Arconic. Messrs. Myers and Asmussen responded that they would bring any proposal submitted by Apollo to the Board of Directors for its consideration, and subsequently informed the Board of Directors of the outreach from Apollo.
On April 19, 2022, the Apollo Funds submitted a preliminary, nonbinding indication of interest to acquire 100% of the outstanding equity interests of Arconic in an all-cash transaction at a price range of $34.00 to $36.00 per share (which we refer to as the “April 2022 Apollo Proposal”). On April 19, 2022, the closing price of Arconic common stock was $27.23 per share. The April 2022 Apollo Proposal included certain “highly confident” letters from potential financing sources. The April 2022 Apollo Proposal was based solely on public information and was subject to Apollo’s satisfactory completion of due diligence. In the April 2022 Apollo Proposal, Apollo proposed a “go-shop” period during which Arconic would be permitted to solicit competing bids for a limited period of time following the signing of a transaction. Apollo also requested a period of exclusive negotiations between Arconic and Apollo given the time, effort and cost involved for Apollo to finalize its due diligence and Apollo’s willingness to accept a go-shop period. Mr. Myers promptly shared the April 2022 Apollo Proposal with the Board of Directors.
On April 29, 2022, Arconic held a special meeting of its Board of Directors virtually, during which members of Arconic management and representatives of Goldman Sachs and of Arconic’s outside legal counsel, Wachtell, Lipton, Rosen & Katz (which we refer to as “Wachtell Lipton”), participated. Goldman Sachs was selected by Arconic as a financial advisor based on its reputation, experience and knowledge of the manufacturing industry and experience advising companies in mergers and acquisitions. In connection with its engagement by Arconic, Goldman Sachs provided a relationship disclosure letter providing certain information regarding its relationships with Apollo, which relationship disclosure letter was subsequently updated from time to time, including to also provide information regarding Goldman Sachs’ relationships with Irenic. The Board of Directors discussed Arconic’s recent interactions with Apollo, including the April 6, 2022 meeting and the April 2022 Apollo Proposal. A representative of Wachtell Lipton reviewed the Board of Directors’ fiduciary duties under Delaware law in the context of the consideration of a proposal to acquire Arconic. A representative of Goldman Sachs reviewed the terms of the April 2022 Apollo Proposal with the Board of Directors, including Apollo’s proposed financing structure and request for an exclusive negotiating period and proposed go-shop provision, as well as preliminary financial analyses performed by Goldman Sachs using the April 2022 Projections (as defined in the section of this proxy statement titled “—Certain Financial Projections”) provided by Arconic management. Following discussion, and after taking into consideration the information provided by and discussed with Arconic management and advisors, the Board of Directors concluded that the April 2022 Apollo Proposal undervalued Arconic and was not in the best interests of the Company and its stockholders, and determined that Arconic should not engage in further discussions with respect to the April 2022 Apollo Proposal. Mr. Myers conveyed that message to a representative of Apollo on April 29, 2022, as well as by written letter on May 3, 2022.
On May 5, 2022, the representative of Apollo contacted Mr. Myers to request a meeting, which was subsequently scheduled for May 31, 2022. The representative of Apollo indicated that he would like to invite a representative of Irenic to join that meeting as well.

On May 18, 2022, Arconic held a regular in-person meeting of its Board of Directors, during which members of Arconic management and representatives of Arconic’s financial advisor (which we refer to as “Financial Advisor A”) participated. Arconic had retained Financial Advisor A in connection with a possible sale process of the Kawneer portion of Arconic’s building and construction services segment (which we refer to as the “Kawneer Business”). In light of recent transaction activity in the building and construction services segment and recent share price performance and valuations, and following discussion and after taking into consideration the information provided by and discussed with Arconic management and Financial Advisor A, the Board of Directors directed Arconic management to commence a sale process for the Kawneer Business (which we refer to as the “Kawneer Sale Process”).
In connection with the Kawneer Sale Process, Arconic entered into confidentiality agreements with 26 counterparties, two of which were potential financing sources for other counterparties, as well as with Private Equity Firm A (as defined below), and provided those counterparties with confidential information regarding the Kawneer Business. The confidentiality agreements contained customary “standstill” provisions generally restricting the counterparty from seeking to acquire or control Arconic and its subsidiaries. In 12 of those confidentiality agreements, the counterparty’s restrictions under the standstill provision terminated immediately upon Arconic’s entry into the Merger Agreement. The remaining standstill provisions have been waived by Arconic to the extent necessary to permit the counterparties to make private, nonpublic acquisition proposals to the Board of Directors.
On May 25, 2022, at the request of Irenic, a representative of Irenic met with Mr. Myers and another representative of Arconic and expressed interest in exploring a negotiated transaction with Arconic in partnership with Apollo.
On May 31, 2022, Messrs. Myers and Henderson met with representatives of Apollo. The representatives of Apollo indicated that they planned to submit a revised proposal following Arconic’s investor day presentation. On June 1, 2022, a representative of Apollo reached out to Mr. Myers, requesting a meeting between Apollo and Arconic during the following week and that Apollo and Arconic enter into a confidentiality agreement.
On June 9, 2022, representatives of Apollo and Irenic met with Messrs. Myers and Asmussen and another representative of Arconic and indicated that they planned to submit a revised proposal within the next two weeks.
On June 23, 2022, a representative of Apollo contacted Mr. Henderson and noted that in light of deteriorating macroeconomic conditions, including a challenging financing market, Apollo and Irenic would not be submitting a proposal on the timeline that they had previously indicated.
On July 27 and 28, 2022, Arconic held regular in-person meetings of its Board of Directors, during which members of Arconic management participated. The Board of Directors discussed feedback from bidders in the Kawneer Sale Process regarding the recent tightening in the credit markets, potential impacts of rising interest rates and concerns about a potential recession, which Financial Advisor A believed were driving a potentially significant reduction in the anticipated values that could be obtained in a sale of the Kawneer Business. Following discussion, the Board of Directors directed Arconic management to suspend the Kawneer Sale Process, and on August 2, 2022, in its earnings press release for the second quarter of 2022, Arconic announced that it was suspending the Kawneer Sale Process. No offers for the Kawneer Business were submitted as part of the Kawneer Sale Process.
Between June 23 and November 28, 2022, there were occasional contacts between Arconic, on the one hand, and Apollo and Irenic, on the other hand, but these contacts did not result in the submission of any new proposals for an acquisition of Arconic.
In early November 2022, Jeffrey Stafeil, a member of the Board of Directors, disclosed to Arconic management and the other members of the Board of Directors that he had been appointed as the Chief Financial Officer of a company that was subject to a pending acquisition by Apollo, which appointment would be effective December 1, 2022, subject to the completion of Apollo’s acquisition of such company. As a result, at the meetings of the Board of Directors that followed, the Board of Directors regularly provided directors the opportunity to discuss the negotiations and interactions with Apollo without Mr. Stafeil present.
On November 28, 2022, at Apollo’s request, Mr. Henderson met with a representative of Apollo, who indicated that the Apollo Funds were considering submitting a new proposal for an acquisition of Arconic at a meaningful premium to Arconic’s stock price, which had decreased to $21.65 per share as of November 28,

2022, in Apollo’s view as a result of reduced earnings guidance for 2023, the sale of the Russian operations and certain operational issues, among other issues. The representative of Apollo explained Apollo’s rationale for a transaction which, in Apollo’s view, would produce an attractive, value-certain outcome for Arconic’s shareholders and allow Arconic to operate in a new private governance model post-closing. At a regularly scheduled meeting of the Board of Directors on December 2, 2022, the Board of Directors discussed Mr. Henderson’s conversation with the representative of Apollo.
On December 7, 2022, at Apollo’s request, Messrs. Myers and Asmussen met with a representative of Apollo. At the meeting, the representative of Apollo indicated that Apollo was continuing to discuss whether it would be submitting a proposal to acquire Arconic, and, subject to Apollo receiving internal approvals, Apollo expected to submit an offer for Arconic the following week.
On December 12, 2022, the Apollo Funds submitted a revised, nonbinding proposal to acquire Arconic in an all-cash transaction at a price of $30.00 per share (which we refer to as the “December 12 Apollo Proposal”). On December 12, 2022, the closing price of Arconic common stock was $22.57 per share. The December 12 Apollo Proposal referenced what Apollo stated were a number of “meaningful negative developments” at Arconic since Apollo had submitted the April 2022 Apollo Proposal, including, in Apollo’s view, operational challenges at certain of Arconic’s facilities, lower realized proceeds from Arconic’s sale of its Russian operations than expected and a challenging macroeconomic environment. The December 12 Apollo Proposal was based solely on public information and was subject to Apollo’s satisfactory completion of due diligence. In the December 12 Apollo Proposal, Apollo also requested a 30-day period to secure committed financing for the transaction, and indicated that as part of its financing plan it was prepared to use certain of the Apollo Funds’ financing sources to help secure the necessary debt funding to provide a fully committed binding transaction. Apollo reiterated its request from the April 2022 Apollo Proposal for an exclusive negotiating period, and willingness to accept a go-shop period and a “relatively low” termination fee during the go-shop period that would be payable by Arconic if it terminated a transaction to accept a superior proposal. Mr. Myers promptly shared the December 12 Apollo Proposal with the Board of Directors.
On December 13, 2022, Arconic held a special meeting of its Board of Directors virtually, during which members of Arconic management and representatives of Goldman Sachs, Evercore and Wachtell Lipton participated. Evercore was selected by Arconic as an additional financial advisor based on its reputation, experience and knowledge of the manufacturing industry and experience advising companies in mergers and acquisitions. In connection with its engagement by Arconic, Evercore provided a relationship disclosure letter providing certain information regarding its relationships with Apollo, which relationship disclosure letter was subsequently updated from time to time, including to also provide information regarding Evercore’s relationships with Irenic. At the December 13, 2022 meeting, the Board of Directors discussed the December 12 Apollo Proposal, including Apollo’s proposed financing structure and request for exclusivity, and compared the December 12 Apollo Proposal to the April 2022 Apollo Proposal. The Board of Directors directed Evercore and Goldman Sachs to perform preliminary financial analyses and determined to meet again to consider the December 12 Apollo Proposal in light of those preliminary financial analyses.
On December 21, 2022, Arconic held a special meeting of its Board of Directors virtually, during which members of Arconic management and representatives of Goldman Sachs, Evercore and Wachtell Lipton participated. The Board of Directors discussed unaudited prospective financial information for Arconic that Arconic management had presented to the Board of Directors in October 2022 as part of its annual review process, as further described in the section of this proxy statement titled “—Certain Financial Projections.” Following a review by representatives of its advisors of certain preliminary financial aspects of the December 12 Apollo Proposal and the legal duties of the Board of Directors, the Board of Directors directed Arconic management to test the assumptions underlying the prospective financial information developed in October 2022 and refine management’s view of Arconic’s sustainable earnings power and the risks and opportunities related thereto, including with respect to the review and potential sunsetting of certain aluminum trade cases, the announcement of three potential new greenfield aluminum rolling mills by competitors, of which two had broken ground and were under construction, which would result in an increase in the supply of competing products and increased demand and costs for input materials, the potential for the European recession to worsen and last longer as well as create economic weakness in other regions, Arconic's ability to offset future inflation with productivity and the potential limits to Arconic’s financial returns due to increased costs and potential delays in growth capital projects due to macroeconomic conditions. The Board of Directors determined to meet again in the coming weeks, following the completion of Arconic management’s work, to continue its evaluation of the December 12 Apollo Proposal.
Following the meeting of the Board of Directors on December 21, 2022, Messrs. Myers and Asmussen conveyed to a representative of Apollo that the Board of Directors would continue to consider the December 12 Apollo Proposal in January 2023.
On January 19, 2023, Arconic held a special meeting of its Board of Directors virtually, during which members of Arconic management and representatives of Goldman Sachs, Evercore and Wachtell Lipton participated. The Board of Directors discussed with members of Arconic management the Scenario A Projections, the Scenario B Projections and the Scenario C Projections, each as defined and further described in the section of this proxy statement titled “—Certain Financial Projections.” Following a review by representatives of Arconic’s financial advisors of the financial aspects and preliminary analyses of the December 12 Apollo Proposal and a review by a representative of Wachtell Lipton of the fiduciary duties of the Board of Directors under Delaware law in the context of the consideration of a proposal to acquire Arconic, as well as a discussion regarding other parties that might potentially be interested in acquiring Arconic, the Board of Directors directed Arconic management to convey to Apollo that the December 12 Apollo Proposal was not acceptable but that Arconic was willing to provide Apollo, subject to the parties entering into a confidentiality agreement, with limited due diligence information and discussions with management to allow Apollo to consider raising its bid and to provide additional assurance regarding the certainty of a potential transaction, in particular relating to transaction financing. Messrs. Myers and Asmussen conveyed the message to a representative of Apollo later that day.
On January 21, 2023, Arconic shared a draft confidentiality agreement with a representative of Apollo, and Arconic entered into confidentiality agreements with Apollo and Irenic on January 26, 2023. In connection therewith, Arconic granted each of Apollo and Irenic permission to discuss the possible transaction and share confidential information of Arconic with several approved potential debt and equity financing sources. On January 29, 2023, Arconic provided Apollo, Irenic and their respective representatives access to an electronic data room containing limited due diligence information regarding Arconic, including the Scenario A Projections (other than Unlevered Free Cash Flow (as defined in the section of this proxy statement titled “—Certain Financial Projections”), and with certain immaterial corrections to Revenue figures), which we refer to as “Phase I diligence.”
On February 2, 2023, at a regular in-person meeting of the Board of Directors, with members of Arconic management present, the Board of Directors discussed other parties that might potentially be interested in and financially capable of acquiring Arconic, including both potential strategic bidders and other financial sponsors. Following discussion, and after taking into consideration the information provided by and discussed with Arconic management and advisors prior to the meeting, the Board of Directors directed Arconic management to conduct a confidential outreach to three parties who, in the judgment of the Board of Directors and its advisors, would be most likely to be interested in, and financially capable of, consummating a potential acquisition of Arconic.
On February 9, 2023, at the request of Apollo and Irenic, representatives of Apollo, Irenic and Arconic attended an in-person due diligence meeting in New York. Representatives of Goldman Sachs, Evercore and Wachtell Lipton were also present. At the meeting, members of Arconic management responded to questions from representatives of Apollo and Irenic on various due diligence topics, including Arconic’s preliminary results for the fourth quarter of 2022, the Scenario A Projections, the sale of Arconic’s Russian operations, the status of certain operational outages and the impact of such outages on Arconic’s earnings in the second half of 2022, risks and opportunities for the business, including those reflected in the Scenario B Projections and the Scenario C Projections, and Arconic’s capital expenditure budget and future anticipated expenditures, among other topics.
On February 10, 2023, as directed by the Board of Directors at its February 2, 2023 meeting, Mr. Myers reached out confidentially to the chief executive officers of two strategic companies and the managing partner of one private equity firm to assess whether these parties would be interested in a possible transaction with Arconic. The private equity firm, which we refer to as “Private Equity Firm A,” expressed that it was interested in a possible transaction, and Arconic shared a draft confidentiality agreement with Private Equity Firm A later that day. One strategic company, which we refer to as “Strategic Company A,” indicated that it would consider the matter further and would respond in several days. The other strategic company, which we refer to as “Strategic Company B,” indicated that it was not interested in pursuing a possible transaction at this time.
On February 13, 2023, the Chief Executive Officer of Strategic Company A notified Mr. Myers that, following further internal discussions, Strategic Company A was not interested in pursuing a possible transaction at this time.
Arconic entered into a confidentiality agreement with Private Equity Firm A on February 17, 2023. The confidentiality agreement with Private Equity Firm A contained a customary standstill provision, which superseded the standstill provision Private Equity Firm A had agreed to in connection with the confidentiality agreement signed as part of the Kawneer Sale Process and which terminated immediately upon Arconic’s entry into the Merger Agreement. Later that day, Arconic management provided representatives of Private Equity Firm A with access to an electronic data room containing Phase I diligence.
On February 23, 2023, Messrs. Myers and Henderson met with representatives of Apollo in New York at Apollo’s request. At the meeting, the representatives of Apollo indicated that they planned to submit a new proposal for an acquisition of Arconic at $30.00 per share within the next day.
Later that day, Apollo submitted a nonbinding proposal confirming its interest to acquire Arconic in an all-cash transaction at a price of $30.00 per share (which we refer to as the “February 23 Apollo Proposal”). On February 23, 2023, the closing price of Arconic common stock was $23.15. In the February 23 Apollo Proposal, Apollo stated that it had discovered, in Apollo’s view, two negative due diligence findings during Phase I diligence, which Apollo indicated resulted in a $4.03 per share discrepancy in Apollo’s valuation of Arconic since the December 12 Apollo Proposal, such that the February 23 Apollo Proposal represented an increased offer to acquire Arconic as compared to the December 12 Apollo Proposal despite the same $30.00 per share price. The February 23 Apollo Proposal included certain financing letters of support from J.P. Morgan Chase Bank, N.A. and Wells Fargo Bank, National Association confirming the availability of debt financing for the transaction, and reiterated that the Apollo Funds were prepared to use certain of the Apollo Funds’ financing sources to help secure the necessary debt funding to provide a fully committed binding transaction. In addition, the February 23 Apollo Proposal indicated that Apollo believed that the parties could execute definitive transaction documents by March 27, 2023 with a reciprocal level of engagement from Arconic, and noted that Apollo would expect to complete customary financial, operational, legal and accounting due diligence prior to such date, as well as conduct a limited number of site visits. Mr. Myers promptly shared the February 23 Apollo Proposal with the Board of Directors.
On February 24, 2023, a representative of Private Equity Firm A informed a representative of Evercore that Private Equity Firm A was not interested in an acquisition of Arconic in its entirety, but was potentially interested in an acquisition of the Kawneer Business. Later that day, Private Equity Firm A submitted an indication of interest to acquire the Kawneer Business at an enterprise value of $1.5 billion on a cash-free, debt-free basis (which we refer to as the “Kawneer Proposal”). The Kawneer Proposal did not include financing commitments, and indicated that Private Equity Firm A expected to be able to complete due diligence and negotiate a final and binding offer for the transaction within 45 days. Mr. Myers promptly shared the Kawneer Proposal with the Board of Directors.
On February 28, 2023, the Wall Street Journal reported that Apollo had submitted a bid to acquire Arconic and that Arconic’s advisors had reached out to other potential acquirors. On February 27, 2023, the last trading day before publication of the Wall Street Journal article, the closing price of Arconic common stock was $22.13, and on February 28, 2023, following the publication of the Wall Street Journal article, the closing price of Arconic common stock had increased to $26.44.
Later on February 28, 2023, Arconic held a special meeting of its Board of Directors virtually, during which members of Arconic management and representatives of Goldman Sachs, Evercore and Wachtell Lipton participated. The Board of Directors discussed the February 23 Apollo Proposal and the Kawneer Proposal, including the proposed financing structure for each proposal and each counterparty’s expected timing for completion of due diligence, as well as the decisions by Strategic Company A and Strategic Company B not to pursue a potential transaction with Arconic. The Board of Directors also compared the February 23 Apollo Proposal against the December 12 Apollo Proposal, including the inclusion of certain highly confident financing letters with the February 23 Apollo Proposal. Representatives of Goldman Sachs and Evercore then presented preliminary financial analyses of Arconic in the context of the value offered by Apollo in the February 23 Apollo Proposal and by Private Equity Firm A in the Kawneer Proposal, respectively. A representative of Wachtell Lipton reviewed the Board of Directors’ fiduciary duties under Delaware law in the context of the consideration of proposals to acquire Arconic and the Kawneer Business. The Board of Directors discussed with the representatives of Goldman Sachs, Evercore and Wachtell Lipton potential outreach to additional prospective buyers, including in light of news coverage of a possible sale of Arconic earlier that day. Following discussion, and after taking into consideration the information provided by and discussed with Arconic management and advisors, the Board of Directors directed management to inquire whether Private Equity Firm A would consider a whole-company acquisition of Arconic and, if so, would be able to complete a transaction on an accelerated timeline, and otherwise determined to continue discussing the proposals at a subsequent meeting of the Board of Directors.
On March 1, 2023, representatives of Goldman Sachs received an inquiry from representatives of a private equity firm, which we refer to as “Private Equity Firm B,” and representatives of Evercore received an inquiry from representatives of another private equity firm, which we refer to as “Private Equity Firm C,” regarding a possible sale of Arconic.
On March 2, 2023, representatives of Evercore discussed with Private Equity Firm A the possibility of a whole-company transaction. The representatives of Private Equity Firm A informed the representatives of Evercore that while they remained interested in an acquisition of the Kawneer Business, Private Equity Firm A was not able to pursue a whole-company transaction at this time.
On March 2, 2023, Arconic held a special meeting of its Board of Directors virtually, during which members of Arconic management and representatives of Goldman Sachs, Evercore and Wachtell Lipton participated. Representatives of Goldman Sachs and Evercore updated the Board of Directors on developments since their last meeting, including Private Equity Firm A’s unwillingness to pursue a whole-company transaction and the inbound inquiries from Private Equity Firm B and Private Equity Firm C. The representatives of Wachtell Lipton provided an overview of the illustrative transaction terms (other than the per-share purchase price) that could be expected in a definitive transaction agreement providing for a sale of Arconic, including provisions that would impact the likelihood that such a transaction would be consummated, as well as the key differences that could be expected in transaction documentation for a whole-company acquisition as compared to a sale of only the Kawneer Business. Representatives of Wachtell Lipton also discussed the timing of a whole-company acquisition as compared to a sale of only the Kawneer Business. Following discussion, and after taking into consideration the information provided by and discussed with Arconic management and advisors, the Board of Directors directed management to convey to Apollo that Arconic was not prepared to accept the February 23 Apollo Proposal but that Arconic would be willing to provide Apollo with additional due diligence information and discussions with management for a limited period of time to allow Apollo to consider raising its bid. The Board of Directors also directed management to convey to Private Equity Firm A that the Company was continuing to explore strategic options, including a whole-company acquisition, but was willing to provide Private Equity Firm A with additional due diligence information and discussions with management for a limited period of time in connection with Private Equity Firm A’s interest in a potential acquisition of the Kawneer Business. The Board of Directors also authorized Goldman Sachs and Evercore to respond to the inquiries from Private Equity Firm B and Private Equity Firm C, and authorized Arconic management to enter into confidentiality agreements with third parties determined to have a bona fide interest in pursuing a transaction with Arconic.
Following the meeting of the Board of Directors, representatives of Goldman Sachs and Evercore sent formal process letters to Apollo and Private Equity Firm A on March 6, 2023, which requested that the parties submit formal and unconditional final written offers by April 5, 2023. Further, additional due diligence materials in the electronic data room were made available to Apollo, Irenic, Private Equity Firm A and their respective representatives, which we refer to as “Phase II diligence.”
On March 6, 2023, a representative of Evercore received an inquiry from a representative of Private Equity Firm C regarding a potential transaction involving Arconic. The representative of Private Equity Firm C indicated that Private Equity Firm C would follow up with Arconic or its advisors regarding a potential transaction involving Arconic, but did not do so following its initial inquiry. Accordingly, it was determined that Private Equity Firm C did not appear to have a bona fide interest in pursuing a transaction with Arconic.

During the week of March 6, 2023 and early the following week, representatives of Apollo visited several of Arconic’s facilities as part of Phase II diligence.
On March 7, 2023, following discussions with Arconic management, representatives of Goldman Sachs and Evercore shared a draft confidentiality agreement with Private Equity Firm B, and Arconic entered into a confidentiality agreement with Private Equity Firm B on March 9, 2023. The confidentiality agreement with Private Equity Firm B contained a customary standstill provision, which terminated immediately upon Arconic’s entry into the Merger Agreement. On March 11, 2023, representatives of Private Equity Firm B were granted access to the electronic data room containing Phase I diligence.
On March 11, 2023, Arconic management and Financial Advisor A opened an electronic data room containing Phase II diligence relating solely to the Kawneer Business to Private Equity Firm A. During the week of March 13, 2023, representatives of Private Equity Firm A visited several of Arconic’s facilities as part of Phase II diligence.
On March 13, 2023, Arconic uploaded to the electronic data room a draft merger agreement for a whole-company acquisition. Representatives of Wachtell Lipton also continued to progress transaction documents relating to a sale of the Kawneer Business.
On March 6, 2023, Mr. Myers received an inquiry from an advisor to a private equity firm, which we refer to as “Private Equity Firm D,” regarding a possible sale of Arconic. Following a discussion between a representative of Arconic and representatives of Private Equity Firm D on March 14, 2023, Arconic shared a draft confidentiality agreement with representatives of Private Equity Firm D, and Arconic entered into a confidentiality agreement with Private Equity Firm D on March 17, 2023. The confidentiality agreement with Private Equity Firm D contained a customary standstill provision, which terminated immediately upon Arconic’s entry into the Merger Agreement. On March 20, 2023, Arconic opened the electronic data room containing Phase I diligence to Private Equity Firm D.
On March 17, 2023, representatives of Private Equity Firm A notified a representative of Financial Advisor A that based on due diligence conducted to date, Private Equity Firm A was not able to identify sufficient synergies to justify the value it had indicated in the Kawneer Proposal and accordingly expected to revise its bid for the Kawneer Business significantly downward to $1.2 billion. In light of the decrease in value that Private Equity Firm A had indicated, Arconic canceled the remaining scheduled site visits and management meetings with Private Equity Firm A and discontinued Private Equity Firm A’s electronic data room access.
On March 20 and March 21, 2023, representatives of Arconic met with representatives of Apollo and Irenic for a series of management meetings focused on the remaining due diligence questions from Apollo and Irenic. Representatives of Goldman Sachs and Evercore were also present. On March 21, 2023, at the request of Apollo and Irenic, representatives of Arconic met with representatives of potential financing sources for Apollo and Irenic.
On March 21, 2023, representatives of Private Equity Firm B informed representatives of Goldman Sachs that due to concerns raised during a meeting of its investment committee the day before regarding the macroeconomy and credit market conditions, Private Equity Firm B determined that it would no longer pursue a transaction with Arconic.
On March 22, 2023, Arconic held a special meeting of its Board of Directors virtually, during which members of Arconic management and representatives of Wachtell Lipton participated. The Board of Directors discussed developments since its last meeting, including that Apollo had indicated that its due diligence process was nearing completion and that it intended to make an updated proposal by the April 5, 2023 deadline in the process letter, but that Apollo had not yet provided a revised draft of the Merger Agreement or the financing commitment letters. The Board of Directors discussed the importance of receiving revised drafts of the transaction documents to assess any future proposal by Apollo, and determined to meet again to continue considering next steps.
On March 26, 2023, representatives of Apollo’s outside legal counsel, Paul, Weiss, Rifkind, Wharton & Garrison LLP (which we refer to as “Paul Weiss”), shared a revised draft of the Merger Agreement with representatives of Wachtell Lipton.

On March 28, 2023, Mr. Myers and a representative of Apollo discussed Apollo’s remaining due diligence requests, including certain historical information that Apollo indicated was necessary for its financing sources to provide committed financing with respect to a potential transaction.
Also on March 28, 2023, representatives of Private Equity Firm D informed a representative of Arconic that they intended to submit a proposal to acquire Arconic at a possible valuation range of $30.00 to $33.50 per share.
On March 30, 2023, Bloomberg News and other news outlets reported that Apollo would be submitting an offer to acquire Arconic at a price of $27.00 to $28.00 per share. On March 30, 2023, the closing price of Arconic common stock was $26.63 per share.
Later on March 30, 2023, Arconic held a special meeting of its Board of Directors virtually, during which members of Arconic management and representatives of Goldman Sachs, Evercore and Wachtell Lipton participated. Representatives of Wachtell Lipton provided an overview of the key issues in the revised draft of the Merger Agreement received from Apollo, including provisions relating to closing certainty, financing and interim operating covenants. The Board of Directors discussed the possibility of an offer from Apollo that, based on news reports, was below the price offered in the February 23 Apollo Proposal, as well as Private Equity Firm D’s verbal indication of interest, including concerns regarding Private Equity Firm D’s ability to secure adequate financing for an acquisition of Arconic. Following discussion, and after taking into consideration the information provided by and discussed with Arconic management and advisors, the Board of Directors determined not to engage further with Apollo without assurances that Apollo intended to acquire Arconic at a higher price than was indicated in the news reports earlier that day. Mr. Myers conveyed that message to a representative of Apollo later that day.
Between March 30 and April 1, 2023, representatives of Paul Weiss continued to share drafts of transaction documents with representatives of Wachtell Lipton. Neither Arconic nor its advisors engaged with Apollo from March 30 until April 3, 2023.
On April 3, 2023, a representative of Apollo called Mr. Henderson to convey Apollo’s continuing interest in an acquisition of Arconic and request certain additional limited due diligence materials and a one-week extension of the April 5, 2023 deadline set forth in Arconic’s process letter in light of the Board of Directors’ decision to suspend discussions. Following discussion between Arconic and its advisors, and after assurances from the representative of Apollo that Apollo understood that the Board of Directors would not be willing to agree to a sale of Arconic in the range of $27.00 to $28.00 per share, Mr. Myers called a representative of Apollo and agreed to the requested extension and to provide certain additional limited due diligence materials. Arconic provided the additional due diligence materials later that evening and, at Apollo’s request, held several additional due diligence sessions on April 5, 2023, including a call between Messrs. Myers and Asmussen, other representatives of Arconic and representatives of potential financing sources for Apollo and Irenic.
On April 5, 2023, Private Equity Firm D submitted a nonbinding indicative offer to acquire 100% of the outstanding equity of Arconic in an all-cash transaction at a price range of $30.00 to $33.00 per share (which we refer to as the “Private Equity Firm D Proposal”). On April 5, 2023, the closing price of Arconic common stock was $25.30. The Private Equity Firm D Proposal was subject to requisite due diligence, and indicated that Private Equity Firm D expected to complete its required due diligence and finalize transaction documentation within 30 to 45 days. While the Private Equity Firm D Proposal indicated that Private Equity Firm D intended to fund the acquisition through a combination of 40% equity financing and 60% debt financing, the Private Equity Firm D Proposal did not include financing commitments, and stated that discussions with financing sources were “very preliminary.” Mr. Myers promptly shared the Private Equity Firm D Proposal with the Board of Directors. Following receipt of the Private Equity Firm D Proposal and following discussions with Arconic management, representatives of Goldman Sachs and Evercore contacted a representative of an advisor to Private Equity Firm D to clarify certain aspects of the Private Equity Firm D Proposal and obtain additional information regarding Private Equity Firm D’s ability to finance a transaction.
Later on April 5, 2023, Arconic held a special meeting of its Board of Directors virtually, during which members of Arconic management and representatives of Goldman Sachs, Evercore and Wachtell Lipton participated. The Board of Directors discussed Arconic’s preliminary financial results for the first quarter of 2023 and developments since the last meeting of the Board of Directors. Following discussion, and after taking into consideration the information provided by and discussed with Arconic management and advisors, the Board of Directors directed Arconic management, Goldman Sachs and Evercore to have discussions with Private Equity Firm D to obtain assurances regarding its ability to finance a transaction at the price range indicated in the Private Equity Firm D Proposal.
On April 6, 2023, Mr. Myers discussed transaction financing with a representative of Private Equity Firm D, but was unable to obtain a definitive response regarding the identities of expected financing sources and timing of commitment letters.
Between April 7 and April 8, 2023, representatives of Wachtell Lipton and Paul Weiss exchanged revised drafts of the transaction documents. On April 10, 2023, representatives of Wachtell Lipton and Paul Weiss discussed several open items in the Merger Agreement, including the parties’ obligations regarding their efforts to obtain regulatory approvals, restrictions on Arconic’s ability to solicit competing bids following the signing of a transaction and certain interim operating covenants. Representatives of Paul Weiss indicated that they would share a further revised draft of the Merger Agreement reflecting input from this discussion.
On April 10, 2023, Mr. Henderson and a representative of Apollo discussed the status of the discussions between the parties, including the status of Apollo’s financing arrangements and the transaction documentation, and the representative of Apollo summarized, in Apollo’s view, certain negative diligence findings from Apollo’s Phase II diligence. Later that day, Apollo shared a presentation with Mr. Henderson with an overview of, in Apollo’s view, the negative diligence findings from Apollo’s Phase II diligence.
On April 11, 2023, Apollo submitted a nonbinding offer to acquire 100% of the outstanding equity interests of Arconic in an all-cash transaction at a price of $27.75 per share (which we refer to as the “April 11 Apollo Proposal”). In the April 11 Apollo Proposal, Apollo stated that the additional negative diligence findings identified in the presentation Apollo shared with Mr. Henderson the day before and described in the April 11 Apollo Proposal, together with, in Apollo’s view, negative due diligence findings Apollo identified in the February 23 Apollo Proposal, resulted in a $7.45 per share discrepancy in Apollo’s valuation of Arconic since the December 12 Apollo Proposal, such that Apollo was offering to absorb the remaining $5.20 per share discrepancy through its revised offer of $27.75 per share for Arconic. Apollo submitted revised drafts of the transaction documents with the April 11 Apollo Proposal and indicated that it did not believe there were any remaining material open issues in the Merger Agreement. The April 11 Apollo Proposal was promptly shared with the Board of Directors.
Later on April 11, 2023, Arconic held a special meeting of its Board of Directors virtually, during which members of Arconic management and representatives of Goldman Sachs, Evercore and Wachtell Lipton participated. Representatives of Evercore and Goldman Sachs provided an update on developments since the last meeting of the Board of Directors. A representative of Wachtell Lipton discussed the revised drafts of the transaction documents included as part of the April 11 Apollo Proposal, identifying areas where Apollo had compromised from its prior draft and some of the key issues that would need to be resolved if Arconic decided to continue discussions with Apollo, including the amounts of the termination fees that would be payable by Arconic and Parent under certain circumstances and the scope of the interim operating covenants. In response to questions from the directors, representatives from Goldman Sachs and Evercore confirmed that the results from Goldman Sachs’ and Evercore’s preliminary financial analyses of Arconic previously presented to the Board of Directors had not changed in any material respect. Following discussion, and after taking into consideration the information provided by and discussed with Arconic management and advisors, the Board of Directors directed Arconic management to convey to Apollo that the April 11 Apollo Proposal undervalued Arconic and was insufficient. Mr. Myers conveyed that message to Apollo on April 15, 2023.
On April 12, 2023, Goldman Sachs and Evercore discussed Private Equity Firm D’s financing plan with respect to a possible transaction with Arconic with representatives of Private Equity Firm D, but were once again unable to obtain a definitive response regarding the identities of expected financing sources and timing of commitment letters.
On April 14, 2023, representatives of Private Equity Firm D informed representatives of Arconic of the expected identities of potential sources of equity financing, but were not able to provide further detail regarding Private Equity Firm D’s plans for financing an acquisition of Arconic, including regarding financing amounts and expected timing of commitment letters.

On April 18, 2023, a representative of Apollo communicated to Mr. Myers that Apollo would submit a revised offer for Arconic at a price of $29.25 per share on the following day.
On April 19, 2023, Apollo submitted a nonbinding offer to acquire 100% of the outstanding equity interests of Arconic at a price of $29.25 per share (which we refer to as the “April 19 Apollo Proposal”). Apollo submitted revised drafts of the debt commitment letters with the April 19 Apollo Proposal and requested a response to the April 19 Apollo Proposal by April 21, 2023 at 5:00 p.m., Eastern Time. Mr. Myers promptly shared the April 19 Apollo Proposal with the Board of Directors.
On April 21, 2023, Arconic held a special meeting of its Board of Directors virtually, during which members of Arconic management and representatives of Goldman Sachs, Evercore and Wachtell Lipton participated. The Board of Directors discussed Arconic’s preliminary financial results for the first quarter of 2023 and forecast for the second quarter of 2023, as well as developments regarding the strategic process since its last meeting, including that despite Private Equity Firm D’s indication that it would provide Arconic equity commitment letters and confidentiality agreements from its equity financing sources, it had not provided such materials. In light of Arconic’s recent performance and current market conditions, and based on its assessment of the risks facing the business, the Board of Directors then directed Goldman Sachs and Evercore to use the Scenario B Projections, reflecting the potential negative impacts resulting from certain sensitivities and risks previously identified and discussed, with updates from Arconic management to reflect Arconic’s actual performance to date (which, as updated, are known as the April 2023 Projections (as defined and further described in the section of this proxy statement titled “—Certain Financial Projections”)), in connection with the assessment of a possible sale of Arconic, including in preparing their respective financial analyses and any fairness opinions rendered in connection with the Merger.
Representatives of Goldman Sachs and Evercore presented preliminary financial analyses of Arconic in the context of the value offered by Apollo in the April 19 Apollo Proposal. Representatives of Wachtell Lipton then provided an overview of the key issues in Apollo’s proposed transaction agreements included as part of the April 19 Apollo Proposal, including the rejection of Arconic’s proposed go-shop period based on Arconic’s outreach to other potential bidders and inbound interest in response to market rumors that Arconic was exploring a transaction, additional operational covenants restricting Arconic’s conduct during the period between signing and closing, and certain compensation and benefits issues. Following discussion, and after taking into consideration the information provided by and discussed with Arconic management and advisors, the Board of Directors directed Arconic management to convey to Apollo that Arconic would be willing to transact at a price of $33.00 per share upon certain transaction terms that would be shared with representatives of Paul Weiss. Later on April 21, 2023, Mr. Myers conveyed the message to a representative of Apollo.
On April 23, 2023, Wachtell Lipton shared revised drafts of the transaction documents with Paul Weiss and indicated that the documents contained the terms on which Arconic was willing to transact at a price of $33.00 per share.
On April 24, 2023, a representative of Apollo shared with Mr. Myers a list of key issues in the transaction documents. The primary issues related to efforts to obtain regulatory approvals, additional operating covenants, inclusion of a proposed transition committee and provisions regarding capital expenditures prior to closing, and certain compensation and benefits items, including relating to a cash-based retention pool to ensure the retention of key Arconic employees between the announcement and the closing of a transaction. Apollo agreed to certain provisions that had been requested by Arconic, including a three-week period during which Arconic would be allowed to leave the electronic data room open to any parties that had submitted an offer for Arconic as of signing, such as Private Equity Firm D. No offers for Arconic were submitted by any such party during the three-week period.
On April 26, 2023, Mr. Myers shared with Apollo Arconic’s responses to the key issues identified by Apollo. Representatives of Wachtell Lipton and Paul Weiss discussed Apollo’s preliminary feedback on Arconic’s responses later that day.
Later on April 26, 2023, Apollo submitted a nonbinding offer to acquire 100% of the outstanding equity interests of Arconic in an all-cash transaction at a price of $30.00 per share (which we refer to as the “April 26 Apollo Proposal”). In the April 26 Apollo Proposal, Apollo conveyed that the price of $30.00 per share represented its “best and final offer.” Apollo submitted revised drafts of the transaction documents with the

April 26 Apollo proposal, including fully negotiated and executed debt commitment letters, and requested a response to the April 26 Apollo Proposal by April 28, 2023 at 5:00 p.m., Eastern Time. Mr. Myers promptly shared the April 26 Apollo Proposal with the Board of Directors.
On April 27, 2023, Arconic held a special meeting of its Board of Directors virtually, during which members of Arconic management and representatives of Goldman Sachs, Evercore and Wachtell Lipton participated. Representatives of Evercore and Goldman Sachs updated the Board of Directors on developments since its last meeting, including that, despite indicating that it would provide equity commitment letters and confidentiality agreements from its equity financing sources, Private Equity Firm D still had not yet submitted any such materials despite numerous additional requests by representatives of Arconic, Goldman Sachs and Evercore. Representatives of Wachtell Lipton provided an update to the Board of Directors regarding the status of the transaction documents and reviewed the Board of Directors’ fiduciary duties under Delaware law in the context of the consideration of a proposal to acquire Arconic. The Board of Directors discussed the April 26 Apollo Proposal, including strategic considerations in responding to the April 26 Apollo Proposal and considerations regarding the timing of a potential transaction in respect of Arconic’s upcoming earnings announcement for the first quarter of 2023. Following discussion, and after taking into consideration the information provided by and discussed with Arconic management and advisors, the Board of Directors directed Arconic management to convey to Apollo that while the April 26 Apollo Proposal represented an improvement over the April 11 Apollo Proposal and the April 19 Apollo Proposal, the Board of Directors was seeking a higher value for Arconic and would be willing to transact at a price of $31.00 per share. Mr. Myers conveyed the message to a representative of Apollo later that evening.
On April 29, 2023, a representative of Apollo notified Mr. Myers that Apollo and Irenic were considering the Board of Directors’ latest response and would provide a formal response as soon as possible, but indicated they could not provide any encouragement that they would be able to revise the April 26 Apollo Proposal to provide for a higher offer price.
On May 1, 2023, a representative of Apollo confirmed to Mr. Myers that the April 26 Apollo Proposal to acquire Arconic at a price of $30.00 per share was Apollo’s best and final offer, consistent with what had been communicated in the April 26 Apollo Proposal. Later on May 1, 2023, a representative of Apollo called Mr. Henderson to reiterate that the price of $30.00 per share was Apollo’s best and final offer.
On May 2, 2023, Arconic held a special meeting of its Board of Directors virtually, during which members of Arconic management and representatives of Goldman Sachs, Evercore and Wachtell Lipton participated. Representatives of Evercore updated the Board of Directors on developments since its last meeting, including that despite indicating that it would provide equity commitment letters and confidentiality agreements from its equity financing sources, Private Equity Firm D still had not submitted any such materials. A representative of Wachtell Lipton reviewed the Board of Directors’ fiduciary duties under Delaware law in the context of the consideration of a proposal to acquire Arconic. Following discussion, and after taking into consideration the information provided by and discussed with Arconic management and advisors, the Board of Directors indicated its support for transacting at a price of $30.00 per share and directed Arconic management and Wachtell Lipton to engage with Apollo and Paul Weiss to finalize the transaction documents, following which time the Board of Directors would meet again to make a decision on the April 26 Apollo Proposal.
Later on May 2, 2023, Mr. Myers conveyed to a representative of Apollo the Board of Directors’ support for transacting at a price of $30.00 per share, subject to the parties reaching agreement on the remaining open transaction terms. Between May 2 and May 3, 2023, representatives of Wachtell Lipton and Paul Weiss exchanged revised drafts of the transaction documents.
On May 3, 2023, Arconic held a special meeting of its Board of Directors virtually, during which members of Arconic management and representatives of Goldman Sachs, Evercore and Wachtell Lipton participated. Representatives of Goldman Sachs and Evercore presented financial analyses of Arconic based on the April 2023 Projections provided by Arconic management, and compared the results of these analyses to the prices offered by the April 26 Apollo Proposal. The Board of Directors asked questions regarding the financial analyses, including regarding updates made to the financial analyses as compared to the financial analyses that Goldman Sachs and Evercore had presented at prior meetings of the Board of Directors. Following such discussion, Evercore delivered to the Board of Directors its opinion to the effect that, as of that date and based upon and subject to the assumptions, limitations, qualifications and conditions described in Evercore’s opinion, the Merger

Consideration of $30.00 per share to be received by the holders of shares of Arconic common stock in the Merger was fair, from a financial point of view, to such holders (other than Parent, Merger Sub and the Equity Investors). Also, following such discussion, Goldman Sachs rendered its oral opinion to the Board of Directors, confirmed by delivery of a written opinion dated May 4, 2023, to the effect that, as of the date of such opinion, and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration of $30.00 in cash per share of Arconic common stock to be paid to the holders (other than Parent and its affiliates (including the Equity Investors)) of Arconic common stock pursuant to the Merger Agreement was fair from a financial point of view to such holders of Arconic common stock.
A representative of Wachtell Lipton discussed the key terms of the proposed transaction, including the provisions in the Merger Agreement defining the events that could constitute a “material adverse effect” on Arconic, the provisions relating to Apollo’s financing requirements and the potential impact on the timing of the closing of a transaction as well as the provisions restricting Arconic and its representatives from soliciting competing offers and governing the directors’ ability to consider unsolicited competing offers for Arconic. Representatives of Wachtell Lipton addressed questions from the directors, including regarding the current regulatory environment and required regulatory approvals and the third-party contractual notices and consents that might be sought in connection with the consummation of the transaction. In addition, a representative of Wachtell Lipton reviewed the Board of Directors’ fiduciary duties under Delaware law in the context of the consideration of a proposal to acquire Arconic.
Following discussion, and after taking into consideration the information provided by and discussed with Arconic management and advisors, including the factors described below in greater detail in the section of this proxy statement titled “—Reasons for the Merger,” the Board of Directors unanimously (a) determined that the transactions contemplated by the Merger Agreement, including the Merger, were advisable, fair to and in the best interests of Arconic and its stockholders, (b) approved the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger, (c) resolved to recommend that Arconic stockholders adopt the Merger Agreement and (d) directed that the adoption of the Merger Agreement be submitted for consideration by Arconic stockholders at the Special Meeting.
Following the meeting of the Board of Directors on May 3, 2023, representatives of Wachtell Lipton and Paul Weiss finalized the Merger Agreement and other transaction documents, and the Merger Agreement and the other transaction documents were executed early on May 4, 2023. Before the opening of market on May 4, 2023, Arconic issued a press release announcing the transaction, followed by Arconic’s earnings press release for the first quarter of 2023.
Recommendation of the Board of Directors and Reasons for the Merger
Recommendation of the Board of Directors
The Board of Directors has unanimously: (a) determined that the Merger Agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of Arconic and its shareholders; (b) approved the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger; (c) recommended that Arconic shareholders adopt the Merger Agreement; and (d) directed that the adoption of the Merger Agreement be submitted for consideration by Arconic shareholders at the Special Meeting.
The Board of Directors unanimously recommends that you vote: (1) “FOR” the Merger Agreement Proposal; (2) “FOR” the Compensation Proposal; and (3) “FOR” the Adjournment Proposal.
Reasons for the Merger
In evaluating the transactions contemplated by the Merger Agreement and reaching its decision to determine that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to and in the best interests of Arconic and its shareholders, approve the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger, recommend that Arconic shareholders adopt the Merger Agreement and direct that the adoption of the Merger Agreement be submitted for consideration by Arconic shareholders at the Special Meeting, the Board of Directors consulted with Arconic senior management, as well as Arconic’s financial and legal advisors, and considered a number of factors, including the following material factors that the Board of Directors viewed as supporting its decision:

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Premium. The Board of Directors considered the current and historical trading prices of shares of Arconic common stock, and the fact that the Merger Consideration of $30.00 per share in cash represents a premium of approximately 36% to the closing price of Arconic common stock on February 27, 2023, the last trading date before the Wall Street Journal reported that Apollo had submitted a bid to acquire Arconic and that Arconic’s advisors had reached out to other potential acquirors, and a premium of approximately 17% to the volume-weighted average price of Arconic common stock for the 30 trading days ending on February 27, 2023.

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Cash Consideration; Certainty of Value. The Board of Directors considered the fact that the Merger Consideration is a fixed cash amount, providing Arconic’s shareholders with certainty of value and liquidity immediately upon the closing of the Merger, in comparison to the risks, uncertainties and longer potential timeline for realizing equivalent value from Arconic’s standalone business plan or possible strategic transactions involving stock consideration or sales of one or more of Arconic’s lines of business.

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Value Relative to Standalone Prospects of Arconic. The Board of Directors considered the risks and uncertainties of Arconic remaining an independent public company, including risks related to fluctuations in industrial production and consumption and the timing and extent of economic downturns, increased competitive pressures, changes in the business strategies of suppliers or in the operations of customers, changes in the pricing, demand and availability of aluminum and other raw materials and changes in applicable law, including possible effects on Arconic’s costs and margins, as well as risks related to significant projected capital needs, including possible effects on Arconic’s free cash flow and vulnerability to economic downturns. Specifically, among other things, the Board of Directors considered:

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the Board of Directors’ knowledge of the business, assets, operations, financial condition, earnings and prospects of Arconic, as well as the Board of Directors’ knowledge of the current and prospective environment in which Arconic and each of its businesses operate, including economic, market and capital raising conditions; and

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the risk that Arconic is not able to achieve projected financial performance, including the performance contemplated by the Projections, based on, among other things, the Board of Directors’ and its financial advisors’ assessment of Arconic’s business, assets and prospects and competitive position.

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Transaction Process. The Board of Directors considered that it and its financial advisors had conducted a thorough review of strategic alternatives, including the risks associated with the sale of one or more of Arconic’s different lines of business, such as in connection with the prior Kawneer Sale Process. Specifically, among other things, the Board of Directors considered:

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the fact that Arconic, with the assistance of Goldman Sachs and Evercore, actively solicited interest in potential transactions from both strategic and financial sponsors that were believed to be the most likely to be interested in, and able to consummate, a potential acquisition of Arconic;

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the Board of Directors’ assessment of the ability of potential acquirors to acquire Arconic in light of its size and lines of business, as well as the ability of potential acquirors to obtain committed acquisition financing in the current economic climate, including as a result of conditions in the capital markets and the interest rate environment, as indicated by Private Equity Firm A’s inability to pursue a whole-company transaction and Private Equity Firm D’s failure to provide assurance of its ability to finance an acquisition of Arconic, despite numerous requests from Arconic and its advisors (each as further described in the section of this proxy statement titled “—Background of the Merger”);

•	the fact that only three potential acquirors submitted an indication of interest with regard to an acquisition of some or all of Arconic, and that only Parent submitted a definitive proposal;
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the withdrawal of Private Equity Firm B from discussions with Arconic, and the limited inbounds by parties with a bona fide interest in pursuing a transaction with Arconic, following widespread news reports regarding a possible sale of Arconic in the months prior to the execution of the Merger Agreement;

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the risks involved in continuing to solicit or negotiate alternative acquisition proposals, including the inherent risk of sharing confidential information of Arconic and the risk that further deferring the execution of the Merger Agreement to continue to ask for evidence from Private Equity Firm D of its ability to finance an acquisition would have jeopardized Parent’s willingness to transact; and

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Parent’s indication to the Board of Directors that the Merger Consideration of $30.00 per share was its best and final offer, and that such offer had been increased since the April 11 Apollo Proposal as a result of the negotiating efforts of the Board of Directors and Arconic’s advisors, and the Board of Directors’ belief, after discussion with its advisors and based on the course of negotiations with Parent, that $30.00 per share was the maximum price that Parent would offer (as further described in the section of this proxy statement titled “—Background of the Merger”).

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Terms of the Merger Agreement. The Board of Directors considered the terms and conditions of the Merger Agreement, which were reviewed by the Board of Directors with its financial and legal advisors, and the fact that such terms were the result of robust arm’s-length negotiations between the parties. Specifically, among other things, the Board of Directors considered:

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Parent’s obligation under the Merger Agreement to use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to obtain the proceeds of the Financing in an amount sufficient to fund the Obligations on terms (subject to certain exceptions) and conditions described in the applicable Commitment Letters;

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Parent’s obligation under the Merger Agreement to use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate and make effective the Merger as promptly as practicable, including defending any lawsuits or other legal proceedings challenging the Merger Agreement or the consummation of the Merger, and to commit and agree to any divestitures with respect to Arconic, Parent and their respective subsidiaries, and to commit to any go-forward restrictions or obligations on Arconic, Parent and their respective subsidiaries after Closing, in each case as necessary to obtain the requisite regulatory approvals and to permit Closing by the End Date (as defined in the section of this proxy statement titled “The Merger Agreement—Termination of the Merger Agreement”);

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the fact that the Merger is not subject to a financing condition and that Parent has obtained committed debt financing from reputable financial institutions and committed equity financing from the Equity Investors in an aggregate amount sufficient to fund the Obligations under the Merger Agreement;

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Arconic’s right under the Merger Agreement, under specified circumstances in response to certain alternative acquisition proposals, to furnish information to and conduct discussions and negotiations with third parties prior to the Arconic Shareholder Approval (as discussed in the section of this proxy statement titled “The Merger Agreement—No Solicitation”), providing an opportunity to determine if a third party is willing to pay a higher value per share to acquire Arconic than Parent;

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Arconic’s right under the Merger Agreement, for three weeks following the execution of the Merger Agreement, to continue to provide access to any physical or electronic data rooms hosted by or on behalf of Arconic and not deliver a return or destroy notice to any person who submitted an acquisition proposal prior the date of the Merger Agreement and remained actively engaged with respect to such proposal, such as Private Equity Firm D;

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the Board of Directors’ right, under the Merger Agreement, to withdraw, withhold, modify or qualify its recommendation that Arconic shareholders vote to adopt the Merger Agreement under certain circumstances, subject to the terms of the Merger Agreement, including Arconic’s payment of the Company Termination Fee of $111,685,996.80 if Parent elects to terminate the Merger Agreement in such circumstances;

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Arconic’s right to terminate the Merger Agreement, under certain circumstances and subject to the terms of the Merger Agreement, to enter into a definitive agreement providing for a Superior Proposal, upon Arconic’s payment of the Company Termination Fee of $111,685,996.80;

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the fact that the Company Termination Fee of $111,685,996.80 (representing approximately 3.6% of Arconic’s implied equity value) payable by Arconic in certain circumstances was viewed by the Board of Directors, after consultation with its financial and legal advisors, as reasonable under the circumstances, comparable to termination fees of similar transactions and not likely to preclude or deter any other party from making a competing acquisition proposal;

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the Parent Termination Fee of $204,757,660.80 (representing approximately 6.6% of Arconic’s implied equity value) payable to Arconic if the Merger Agreement is terminated in certain circumstances, which payment is guaranteed by the Guarantors; and

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Arconic’s ability, under certain circumstances specified in the Merger Agreement, to seek specific performance of Parent’s and Merger Sub’s obligation to cause the Merger to occur and to prevent other breaches or threatened breaches of the Merger Agreement.

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Likelihood of Completion. The Board of Directors considered the likelihood that the Merger would be completed based on, among other things, Apollo’s proven ability to complete large acquisition transactions, the limited number and nature of conditions to complete the Merger and the likelihood of obtaining required regulatory approvals on a timely basis.

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Timing of Completion. The Board of Directors considered the anticipated timing of the consummation of the Merger and the Board of Directors’ conclusion that the Merger could be completed in a reasonable timeframe and in an orderly manner, reducing the period during which Arconic’s business would be subject to the potential uncertainty of Closing.

•	Opinion of Arconic’s Financial Advisors. The Board of Directors considered:
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the financial analyses presented to the Board of Directors by Goldman Sachs and the fact that Goldman Sachs rendered its oral opinion, which was subsequently confirmed by delivery of its written opinion, to the Board of Directors on May 4, 2023, that, as of such date and based upon and subject to the factors and assumptions set forth in its written opinion, the Merger Consideration of $30.00 in cash per share of Arconic common stock to be paid to the holders (other than Parent and its affiliates (including the Equity Investors)) of Arconic common stock pursuant to the Merger Agreement was fair, from a financial point of view, to such holders. For more information, see the section of this proxy statement titled “—Opinion of Goldman Sachs & Co. LLC” (the full text of the written opinion of Goldman Sachs, dated May 4, 2023, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with Goldman Sachs’ opinion, is attached as Annex B to this proxy statement and is incorporated herein by reference); and

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the financial analyses presented to the Board of Directors by Evercore and the fact that Evercore rendered its oral opinion, which was subsequently confirmed by delivery of its written opinion, to the Board of Directors on May 3, 2023, that, as of such date and based upon and subject to the assumptions, limitations, qualifications and conditions described in Evercore’s opinion, the Merger Consideration of $30.00 per share to be received by the holders of Arconic common stock in the Merger was fair, from a financial point of view, to such holders (other than Parent, Merger Sub and the Equity Investors). For more information, see the section of this proxy statement titled “—Opinion of Evercore Group L.L.C.” (the full text of the written opinion of Evercore, dated May 3, 2023, which sets forth, among other things, the procedures followed, assumptions made, matters considered and qualifications and limitations on the scope of review undertaken in rendering Evercore’s opinion, is attached as Annex C to this proxy statement and is incorporated herein by reference).

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Shareholder Vote and Appraisal Rights. The Board of Directors considered the fact that the Merger would be subject to the adoption of the Merger Agreement by Arconic shareholders, and Arconic shareholders would be free to reject the proposed Merger by voting against the adoption of the Merger Agreement for any reason, including if a higher offer were to be made prior to the Special Meeting

(which would, under certain circumstances, be subject to payment by Arconic of a Company Termination Fee of $111,685,996.80 if Arconic subsequently were to enter into a definitive agreement relating to, or to consummate, a Superior Proposal). The Board of Directors also considered the availability of appraisal rights under Delaware law to holders of shares of Arconic common stock who do not vote in favor of the adoption of the Merger Agreement and who comply with all of the required statutory procedures, which provides those eligible shareholders with an opportunity to have a Delaware court determine the fair value of their shares, which may be more than, less than or the same as the amount such shareholders would have received under the Merger Agreement.
The Board of Directors also considered a variety of risk and other potential negative factors in its consideration of the Merger Agreement and the Merger, including the following material potentially negative factors:
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the fact that the announcement and pendency of the transactions contemplated by the Merger Agreement, the failure to complete the Merger or actions that Arconic may be required, or Parent may be permitted, to take under the Merger Agreement could have an adverse impact on existing and prospective business relationships with customers, suppliers, employees, labor unions, financing sources, partners or other business relationships, including the risk that certain key members of Arconic’s management might choose not to remain employed with Arconic prior to the completion of the Merger, regardless of whether or not the Merger is completed;

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the restrictions on Arconic’s conduct of its business prior to the completion of the Merger, which could delay or prevent Arconic from undertaking business opportunities that may arise pending completion of the Merger;

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the costs involved in connection with entering into the Merger Agreement and completing the Merger and the substantial time and effort of management required to consummate the Merger and related disruptions to the operation of Arconic’s business;

•	the risk of litigation in connection with the execution of the Merger Agreement and the consummation of the Merger and the other transactions contemplated therein;
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the fact that, following the consummation of the Merger, Arconic will no longer exist as an independent public company and existing Arconic shareholders will not participate in any future earnings or growth, and the possibility that, although the Merger provides Arconic shareholders the opportunity to realize a premium to the price at which Arconic common stock traded prior to the public announcement of the Merger, the price of Arconic common stock might have increased in the future to a price greater than the Merger Consideration;

•	the fact that the Merger would be taxable to Arconic shareholders for U.S. federal income tax purposes;
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the fact that some of Arconic’s directors and executive officers have interests in the Merger that are different from, or in addition to, Arconic shareholders generally (as further described in the section of this proxy statement titled “—Interests of Arconic’s Executive Officers and Directors in the Merger”);

•	the fact that the Merger might not be consummated in a timely manner, or at all, due to a failure of certain conditions to the closing of the Merger;
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the fact that Parent and Merger Sub are newly formed entities with essentially no assets and the Limited Guarantees, provided by the Guarantors, guarantee Parent’s and Merger Sub’s obligations under the Merger Agreement only with respect to payment of the Parent Termination Fee of $204,757,660.80, certain other damages, associated enforcement costs and other indemnification and reimbursement obligations;

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the provisions of the Merger Agreement that restrict Arconic’s ability to solicit or participate in discussions or negotiations regarding alternative acquisition proposals with third parties, subject to specified exceptions, and that require Arconic to negotiate with Parent (if Parent so requests) prior to Arconic being able to terminate the Merger Agreement to accept a Superior Proposal;

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the possibility that Arconic’s obligation to pay the Company Termination Fee of $111,685,996.80 to Parent upon the termination of the Merger Agreement under certain circumstances could discourage other potential acquirors from making alternative acquisition proposals to acquire Arconic; and

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the fact that Arconic’s remedies in the event that the Merger Agreement is terminated may be limited to the Parent Termination Fee of $204,757,660.80, payable by Parent under certain circumstances, and certain other damages, associated enforcement costs and other indemnification and reimbursement obligations, which may be inadequate to compensate Arconic and the Arconic shareholders for any damage caused, and that the Parent Termination Fee may not be payable in all instances where the Merger is not consummated and, even if payable, rights and remedies may be expensive and difficult to enforce, and the success of any such action may be uncertain.

The foregoing discussion of the factors considered by the Board of Directors is not intended to be exhaustive, but rather includes the material factors considered by the Board of Directors. In reaching its decision to (a) determine that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to and in the best interests of Arconic and its shareholders, (b) approve the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger, (c) recommend that Arconic shareholders adopt the Merger Agreement and (d) direct that the adoption of the Merger Agreement be submitted for consideration by Arconic shareholders at the Special Meeting, the Board of Directors did not quantify, rank or otherwise assign any relative weights to, and did not make specific assessments of, the factors considered, and individual directors may have given different weights to different factors. The Board of Directors did not reach any specific conclusion with respect to any of the factors or reasons considered, but determined, in its business judgment, that, in the aggregate, the potential benefits considered outweighed the potential risks or possible negative consequences of approving the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement.
The above factors are not presented in any order of priority. The explanation of the factors and reasoning set forth above contain forward-looking statements and should be read in conjunction with the section of this proxy statement titled “Forward-Looking Statements.”
Opinion of Goldman Sachs & Co. LLC
At the May 3, 2023 meeting of the Board of Directors, Goldman Sachs, financial advisor to Arconic, rendered its oral opinion to the Board of Directors, confirmed by delivery of a written opinion dated May 4, 2023, to the effect that, as of the date of such opinion, and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration of $30.00 in cash per share of Arconic common stock to be paid to the holders (other than Parent and its affiliates (including the Equity Investors)) of Arconic common stock pursuant to the Merger Agreement was fair from a financial point of view to such holders of Arconic common stock.
The full text of the written opinion of Goldman Sachs, dated May 4, 2023, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B. Goldman Sachs provided advisory services and its opinion for the information and assistance of the Board of Directors in connection with its consideration of the Merger. Goldman Sachs’ opinion is not a recommendation as to how any holder of Arconic common stock should vote with respect to the Merger, or any other matter.
In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:
•	the Merger Agreement;
•	annual reports to shareholders and Annual Reports on Form 10-K of Arconic for the four fiscal years ended December 31, 2022;
•	Arconic’s Registration Statement on Form 10, dated December 16, 2019, as amended, including the information statement filed therewith relating to the registration of Arconic common stock;
•	certain interim reports to shareholders and Quarterly Reports on Form 10-Q of Arconic;
•	certain publicly available research analyst reports for Arconic;

•	certain other communications from Arconic to its shareholders; and
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certain internal financial analyses and forecasts for Arconic prepared by its management as approved for Goldman Sachs’ use by Arconic (the Projections (as defined in the section of this proxy statement titled “—Certain Financial Projections”)) and estimates of the amounts of certain net operating loss (which we refer to as “NOL”) carryforwards of Arconic prepared by its management as approved for Goldman Sachs’ use by Arconic.

Goldman Sachs also held discussions with members of the senior management of Arconic regarding their assessment of the past and current business operations, financial condition and future prospects of Arconic; reviewed the reported price and trading activity for Arconic common stock; reviewed the financial terms of certain recent business combinations in the aluminum rolled products / processing industry and in other industries; and performed such other studies and analyses, and considered such other factors, as it deemed appropriate.
For purposes of rendering the opinion, Goldman Sachs, with Arconic’s consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, it, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed, with Arconic’s consent, that the Projections and NOL projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Arconic. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of Arconic or any of its subsidiaries and it was not furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on the expected benefits of the Merger in any way meaningful to its analysis. Goldman Sachs also assumed that the Merger will be consummated on the terms set forth in the Merger Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.
Goldman Sachs’ opinion does not address the underlying business decision of Arconic to engage in the transaction or the relative merits of the transaction as compared to any strategic alternatives that may be available to Arconic, including a nonbinding indication of interest for a transaction proposed by a third party that may have resulted in a higher price per share of Arconic common stock in cash than in the Merger, which indication of interest Arconic advised Goldman Sachs that Arconic determined not to pursue; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs’ opinion addresses only the fairness from a financial point of view to the holders (other than Parent and its affiliates (including the Equity Investors)), as of the date of the opinion, of the $30.00 in cash per share of Arconic common stock to be paid to such holders pursuant to the Merger Agreement. Goldman Sachs’ opinion does not express any view on, and does not address, any other term or aspect of the Merger Agreement or the Merger or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection with the Merger, including the fairness of the Merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of Arconic; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Arconic, or class of such persons in connection with the Merger, whether relative to the $30.00 in cash per share of Arconic common stock to be paid to the holders (other than Parent and its affiliates (including the Equity Investors)) of Arconic common stock pursuant to the Merger Agreement or otherwise. In addition, Goldman Sachs does not express any opinion as to the prices at which shares of Arconic common stock will trade at any time or as to the potential effects of volatility in the credit, financial and stock markets on Arconic, Parent or the Merger, or as to the impact of the Merger on the solvency or viability of Arconic or Parent or the ability of Arconic or Parent to pay their respective obligations when they come due. Goldman Sachs’ opinion is necessarily based on economic, monetary market and other conditions as in effect on, and the information made available to Goldman Sachs as of, the date of its opinion and Goldman Sachs assumes no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.
The following is a summary of the material financial analyses delivered by Goldman Sachs to the Board of Directors in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before May 2, 2023 and is not necessarily indicative of current market conditions.
Historical Stock Trading Analysis. Goldman Sachs reviewed the historical trading prices and volumes for Arconic common stock for the three-year period ended May 2, 2023. In addition, Goldman Sachs analyzed the consideration to be paid to holders of Arconic common stock pursuant to the Merger Agreement in relation to the (a) closing price per share of Arconic common stock on May 2, 2023; (b) closing price per share of Arconic common stock on February 27, 2023, the date before the Wall Street Journal reported that Apollo had submitted a bid to acquire Arconic and that Arconic’s advisors had reached out to other potential acquirors; (c) volume-weighted average price (which we refer to as “VWAP”) per share of Arconic common stock for the preceding 30-trading day period ended May 2, 2023; (d) highest closing price per share of Arconic common stock over the 52-week period ended on May 2, 2023; and (e) median equity research analyst price target per share of Arconic common stock.
This analysis indicated that the price per share to be paid to Arconic shareholders pursuant to the Merger Agreement represented:
•	a premium of 25% based on the closing price of $23.91 per share of Arconic common stock on May 2, 2023;
•	a premium of 36% based on the closing price of $22.13 per share of Arconic common stock on February 27, 2023;
•	a premium of 17% based on the VWAP of $25.64 per share of Arconic common stock for the 30-day trading window period ended on May 2, 2023;
•	a discount of 3% based on the highest closing price of $30.95 per share of Arconic common stock over the 52-week period ended on May 2, 2023; and
•	a premium of 30% based on the median analyst price target of $23.00 per share of Arconic common stock as of May 2, 2023.
Illustrative Discounted Cash Flow Analysis. Using the Projections and the NOL projections, Goldman Sachs performed an illustrative discounted cash flow analysis on Arconic to derive a range of illustrative present values per share of Arconic common stock. Using the mid-year convention for discounting cash flows and discount rates ranging from 9.5% to 11.5%, reflecting estimates of Arconic’s weighted average cost of capital, Goldman Sachs discounted to present value as of March 31, 2023 (a) estimates of Unlevered Free Cash Flow for Arconic for the second through fourth quarters of fiscal year 2023 and for fiscal years 2024 through 2027 as reflected in the Projections and (b) a range of illustrative terminal values for Arconic, which were calculated by applying terminal year exit EV/EBITDA multiples ranging from 5.75x to 6.75x, to a terminal year estimate of the next twelve month (which we refer to as “NTM”) EBITDA to be generated by Arconic, as reflected in the Projections (which analysis implied perpetuity growth rates ranging from 1.52% to 4.51%). The range of terminal year exit EV/EBITDA multiples was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account historical trading multiples of Arconic. Goldman Sachs derived such discount rates by application of the Capital Asset Pricing Model (which we refer to as “CAPM”), which requires certain company-specific inputs, including Arconic’s target capital structure weightings, the cost of long-term debt, after-tax yield on permanent excess cash, if any, future applicable marginal cash tax rate and a beta for Arconic, as well as certain financial metrics for the United States financial markets generally.
Goldman Sachs derived ranges of illustrative enterprise values for Arconic by adding the ranges of present values it derived above and the standalone net present value of the NOL projections, discounted at 5.5%, reflecting Arconic’s estimated after-tax cost of debt. Goldman Sachs then subtracted from the range of illustrative enterprise values it derived for Arconic the amount of Arconic’s net debt including Arconic’s U.S. net pension liabilities and accrued post-retirement benefits liabilities on an after-tax basis and subtracted the net present value of the cash flows from certain capital expenditures assumed to occur on a one-time basis in the terminal year, in each case, as provided by and approved for Goldman Sachs’ use by the management of Arconic, to derive a range of illustrative equity values for Arconic. Goldman Sachs then divided the range of illustrative equity values it derived by the number of fully diluted outstanding shares of Arconic common stock, as provided by and approved for Goldman Sachs’ use by the management of Arconic, using the treasury stock method, to derive a range of illustrative present values per share ranging from $24.95 to $34.79.
Illustrative Present Value of Future Share Price Analysis. Using the Projections, Goldman Sachs performed an illustrative analysis of the implied present value of an illustrative future value per share of Arconic common stock. For this analysis, Goldman Sachs first calculated the implied enterprise value for Arconic as of December 31 for each of the fiscal years 2023 and 2024, by applying a range multiples of illustrative NTM enterprise value to EBITDA (which we refer to as “NTM EV / EBITDA”) of 6.00x to 7.00x to estimates of Arconic’s Adjusted EBITDA as of December 31 for each of the fiscal years 2024 and 2025 as reflected in the Projections. This illustrative range of NTM EV / EBITDA multiple estimates was derived by Goldman Sachs utilizing its professional judgment and experience, taking into account current and historical NTM EV / EBITDA multiples for Arconic from April 2020 through May 2023.
Goldman Sachs then subtracted the amount of Arconic’s net debt including Arconic’s U.S. net pension liabilities and accrued post-retirement benefits liabilities on an after-tax basis for each of the fiscal years 2023 and 2024, each as provided by and approved for Goldman Sachs’ use by the management of Arconic, from the respective implied enterprise values in order to derive a range of illustrative equity values as of December 31 for Arconic for each of the fiscal years 2023 and 2024. Goldman Sachs then divided these implied equity values by the projected year-end number of fully diluted outstanding shares of Arconic common stock for each of fiscal years 2023 and 2024, calculated using information provided by and approved for Goldman Sachs’ use by the management of Arconic, to derive a range of implied future values per share of Arconic common stock. Goldman Sachs then discounted these implied future equity values per share of Arconic common stock to March 31, 2023, using an illustrative discount rate of 12.7%, reflecting an estimate of Arconic’s cost of equity. Goldman Sachs derived such discount rate by application of the CAPM, which requires certain company-specific inputs, including a beta for the company, as well as certain financial metrics for the United States financial markets generally. This analysis resulted in a range of implied present values of $25.47 to $32.19 per share of Arconic common stock.
Selected Transactions Analysis. Goldman Sachs analyzed certain information relating to the following selected transactions in the aluminum rolled products / processing industry and in other industries since 2012. For each of the selected transactions, Goldman Sachs calculated and compared the implied enterprise value of the applicable target company based on the consideration paid in the transaction as a multiple of the target company’s LTM adjusted EBITDA based on information in public filings, press releases and investor relations documents. While none of the companies that participated in the selected transactions are directly comparable to Arconic, the companies that participated in the selected transactions are companies with operations that, for the purposes of analysis, may be considered similar to certain of Arconic’s results, market sizes and product profile.
The following table presents the results of this analysis:
Selected Transactions
Announcement Date	Acquiror	Target	EV / LTM Adj. EBITDA
August 2012	Furukawa-Sky Aluminum Corp.	Sumitomo Light Metal Industries Ltd.	10.1x
October 2014	Constellium N.V.	Wise Metals Groups LLC	10.0x
July 2017	Norsk Hydro ASA	Sapa AS	7.7x
July 2018	Novelis Inc.	Aleris Corporation	7.2x
November 2019	Gränges AB	Aluminium Konin	6.9x
December 2019	GFG Alliance Ltd. (Liberty House Group)	Aleris Corporation’s Duffel facility	7.3x
November 2020	Kaiser Aluminum Corporation	Alcoa Corporation’s Warrick Rolling Mill business	7.3x
Based on the results of the foregoing calculations and Goldman Sachs’ professional judgment and experience, Goldman Sachs applied a reference range of EV / LTM adjusted EBITDA multiples of 6.9x to 10.1x to Arconic’s LTM adjusted EBITDA as of March 31, 2023, as provided by and approved for Goldman Sachs’ use by the management of Arconic, to derive a range of implied enterprise values for Arconic. Goldman Sachs then subtracted the net debt of Arconic, including Arconic’s U.S. net pension liabilities and accrued post-retirement benefits liabilities on an after-tax basis, as of March 31, 2023, as provided by and approved for Goldman Sachs’

use by the management of Arconic, and divided the result by the number of fully diluted outstanding shares of Arconic common stock as of March 31, 2023, as provided by and approved for Goldman Sachs’ use by the management of Arconic, to derive a reference range of implied values per share of Arconic common stock of $20.51 to $39.23.
Premia Paid Analysis. Goldman Sachs reviewed and analyzed, using publicly available information, the acquisition premia for all-cash acquisition transactions announced from January 1, 2014 through May 2, 2023 involving a public company based in the United States as the target where the disclosed enterprise value for the transaction was over $1 billion. For the entire period, using publicly available information, Goldman Sachs calculated the median, 25th percentile and 75th percentile premiums of the price paid in the 562 transactions relative to the target’s last undisturbed closing stock price prior to announcement of the transaction. This analysis indicated a median premium of 28% across the period. This analysis also indicated a 25th percentile premium of 13% and 75th percentile premium of 48% across the period. Using this analysis, Goldman Sachs applied a reference range of illustrative premiums of 13% to 48% to the undisturbed closing price per share of Arconic common stock of $22.13 as of February 27, 2023 and calculated a range of implied equity values per share of Arconic common stock of $25.01 to $32.75.
Goldman Sachs prepared these analyses for purposes of Goldman Sachs' providing its opinion to the Board of Directors that the $30.00 in cash per share of Arconic common stock to be paid to the holders (other than Parent and its affiliates (including the Equity Investors)) of Arconic common stock pursuant to the Merger Agreement was fair from a financial point of view to such holders of Arconic common stock. These analyses do not purport to be appraisals, nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Arconic, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.
The Merger Consideration was determined through arm’s-length negotiations by Arconic and was approved by the Board of Directors. Goldman Sachs provided advice to Arconic during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to Arconic or the Board of Directors or that any specific amount of consideration constituted the only appropriate Merger Consideration for the Merger.
As described in the section of this proxy statement titled “—Recommendation of the Board of Directors and Reasons for the Merger,” Goldman Sachs’ opinion to the Board of Directors was one of many factors taken into consideration by the Board of Directors in making its determination to approve the Merger Agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex B.
Goldman Sachs and its affiliates are engaged in advisory, underwriting, lending, and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of Arconic, Parent, any of their respective affiliates and third parties, including Apollo and Irenic, each of which is (or may become before or at the Closing) a significant shareholder of Parent, and any of their respective affiliates and, as applicable, portfolio companies or any currency or commodity that may be involved in the transactions contemplated by the Merger Agreement. Goldman Sachs acted as financial advisor to Arconic in connection with, and participated in certain of the negotiations leading to, the Merger. During the two-year period ended May 4, 2023, Goldman Sachs has not been engaged by Arconic or its affiliates to provide financial advisory or underwriting services for which Goldman Sachs has recognized compensation. Goldman Sachs has provided certain financial advisory and/or underwriting services to Apollo and/or its affiliates and portfolio companies from time to time for which Goldman Sachs has received, and may receive, compensation, including having acted as bookrunner with respect to the issuance by Vistra Operations Company LLC, an indirect, wholly owned subsidiary of Vistra Corp., a portfolio company of funds affiliated with Apollo, of its senior secured notes due February 2024 and its senior secured notes due in February 2025 in May 2021; as financial advisor to Apollo in connection with the sale of

Diamond Resorts International Inc., a portfolio company of funds affiliated with Apollo, in August 2021; as bookrunner with respect to the issuance by Athene Holding Ltd, a portfolio company of funds affiliated with Apollo, of its senior notes due 2033 in November 2022; as bookrunner with respect to the issuance by Oldenburgische Landesbank AG, a portfolio company of funds affiliated with Apollo, of its senior preferred notes due February 2026 in January 2023; as financial co-advisor to Lifepoint Health Inc, a portfolio company of funds affiliated with Apollo, in connection with its acquisition of a majority interest in Springstone, Inc. in February 2023; as bookrunner with respect to the issuance by Albertsons Companies Inc., a portfolio company of funds affiliated with Apollo, of its senior notes due February 2028 in February 2023; and as financial advisor to Apollo in connection with its acquisition of Atlas Air Worldwide Holdings Inc. in March 2023. During the two-year period ended May 4, 2023, Goldman Sachs has recognized compensation for financial advisory and/or underwriting services provided by Goldman Sachs Investment Banking directly to Apollo and/or to its affiliates and portfolio companies of approximately $99.4 million. During the two-year period ended May 4, 2023, Goldman Sachs Investment Banking has not been engaged by Irenic or its affiliates to provide financial advisory or underwriting services for which Goldman Sachs has recognized compensation. Goldman Sachs may also in the future provide financial advisory and/or underwriting services to Arconic, Parent, Apollo, Irenic and their respective affiliates and, as applicable, portfolio companies, for which Goldman Sachs Investment Banking may receive compensation. Affiliates of Goldman Sachs also may have co-invested with Apollo, Irenic and its affiliates from time to time and may have invested in limited partnership units of affiliates of Apollo and Irenic from time to time and may do so in the future.
The Board of Directors selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the Merger. Pursuant to a letter agreement dated April 3, 2023, Arconic engaged Goldman Sachs to act as its financial advisor in connection with the Merger. The engagement letter between Arconic and Goldman Sachs provides for a transaction fee that is estimated, based on the information available as of the date of announcement, at approximately $31.1 million, $2.5 million of which became payable at announcement of the Merger, and the remainder of which is contingent upon consummation of the Merger. In addition, Arconic has agreed to reimburse Goldman Sachs for certain of its reasonable and documented out-of-pocket expenses, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.
Opinion of Evercore Group L.L.C.
Arconic retained Evercore to act as its financial advisor in connection with the Board of Directors’ evaluation of strategic and financial alternatives, including the Merger. As part of this engagement, Arconic requested that Evercore evaluate the fairness, from a financial point of view, of the Merger Consideration of $30.00 per share of Arconic common stock to be received by the holders (other than Parent, Merger Sub and the Equity Investors) of Arconic common stock. At a meeting of the Board of Directors held on May 3, 2023, Evercore rendered to the Board of Directors its oral opinion, which was subsequently confirmed by delivery of a written opinion, dated May 3, 2023, to the effect that, as of that date and based upon and subject to the assumptions, limitations, qualifications and conditions described in Evercore’s opinion, the Merger Consideration of $30.00 per share to be received by the holders of Arconic common stock in the Merger was fair, from a financial point of view, to such holders (other than Parent, Merger Sub and the Equity Investors).
The full text of the written opinion of Evercore, dated May 3, 2023, which sets forth, among other things, the procedures followed, assumptions made, matters considered and qualifications and limitations on the scope of review undertaken in rendering its opinion, is attached as Annex C to this proxy statement and is incorporated herein by reference. Arconic encourages you to read this opinion carefully and in its entirety. Evercore’s opinion was addressed to, and provided for the information and benefit of, the Board of Directors (in its capacity as such) in connection with its evaluation of the proposed Merger. The opinion does not constitute a recommendation to the Board of Directors or to any other persons in respect of the Merger, including as to how any holder of shares of Arconic common stock should vote or act in respect of the Merger. Evercore’s opinion does not address the relative merits of the Merger as compared to other business or financial strategies that might be available to Arconic, nor does it address the underlying business decision of Arconic to engage in the Merger.

In connection with rendering its opinion Evercore, among other things:
•	reviewed certain publicly available business and financial information relating to Arconic that Evercore deemed to be relevant, including publicly available research analysts’ estimates;
•
reviewed certain internal projected financial data relating to Arconic prepared and furnished to Evercore by management of Arconic, as approved for its use by Arconic (the Projections) and estimates of the amounts of certain NOL carryforwards of Arconic prepared and furnished to Evercore by Arconic management, as approved for its use by Arconic;

•	discussed with management of Arconic their assessment of the past and current operations of Arconic, the current financial condition and prospects of Arconic and the Projections;
•	reviewed the reported prices and the historical trading activity of Arconic common stock;
•	compared the financial performance of Arconic and its stock market trading multiples with those of certain other publicly traded companies that Evercore deemed relevant;
•
compared the financial performance of Arconic and the valuation multiples relating to the Merger with the financial terms, to the extent publicly available, of certain other transactions that Evercore deemed relevant;

•	reviewed the financial terms and conditions of a draft, as of May 2, 2023, of the Merger Agreement; and
•	performed such other analyses and examinations and considered such other factors that Evercore deemed appropriate.
For purposes of its analysis and opinion, Evercore assumed and relied upon the accuracy and completeness of the financial and other information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by Evercore, without any independent verification of such information (and Evercore did not assume responsibility or liability for any independent verification of such information), and further relied upon the assurances of the management of Arconic that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Projections, Evercore assumed with the Board of Directors’ consent that they had been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of Arconic as to the future financial performance of Arconic and the other matters covered thereby. Evercore expressed no view as to the Projections or the assumptions on which they are based.
For purposes of Evercore’s analysis and opinion, Evercore assumed, in all respects material to its analysis, that the final executed Merger Agreement would not differ from the draft Merger Agreement reviewed by Evercore, that the representations and warranties of each party contained in the Merger Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the Merger will be satisfied without waiver or modification thereof. Evercore further assumed, in all respects material to its analysis, that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Merger will be obtained without any delay, limitation, restriction or condition that would have an adverse effect on Arconic or the consummation of the Merger or reduce the contemplated benefits to the holders of Arconic common stock of the Merger.
Evercore did not conduct a physical inspection of the properties or facilities of Arconic and did not make or assume any responsibility for making any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or other off-balance sheet assets and liabilities) of Arconic, nor was Evercore furnished with any such valuations or appraisals, nor did Evercore evaluate the solvency or fair value of Arconic under any state or federal laws relating to bankruptcy, insolvency or similar matters. Evercore’s opinion was necessarily based upon information made available to it as of the date of the opinion and financial, economic, market and other conditions as they existed and as could be evaluated on the date of the opinion. It was understood that subsequent developments may affect Evercore’s opinion and that Evercore does not have any obligation to update, revise or reaffirm its opinion.

Evercore was not asked to pass judgment upon, and expressed no opinion with respect to, any matter other than the fairness to the holders of Arconic common stock (other than Parent, Merger Sub and the Equity Investors), from a financial point of view, of the Merger Consideration. Evercore did not express any view on, and its opinion did not address, the fairness of the proposed transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of Arconic, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Arconic, or any class of such persons, whether relative to the Merger Consideration or otherwise. Evercore was not asked to, nor did Evercore express any view on, and Evercore’s opinion did not address, any other term or aspect of the Merger Agreement or the Merger, including, without limitation, the structure or form of the Merger, or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection with the Merger Agreement. Evercore’s opinion did not address the relative merits of the Merger as compared to other business or financial strategies that might be available to Arconic, nor did it address the underlying business decision of Arconic to engage in the Merger. Evercore’s opinion did not constitute a recommendation to the Board of Directors or to any other persons in respect of the Merger, including as to how any holder of shares of Arconic common stock should vote or act in respect of the Merger. Evercore did not express any opinion as to the prices at which shares of Arconic common stock will trade at any time, as to the potential effects of volatility in the credit, financial and stock markets on Arconic or the Merger or as to the impact of the Merger on the solvency or viability of Arconic or the ability of Arconic to pay its obligations when they come due. Evercore is not a legal, regulatory, accounting or tax expert and assumed the accuracy and completeness of assessments by Arconic and its advisors with respect to legal, regulatory, accounting and tax matters.
Set forth below is a summary of the material financial analyses reviewed by Evercore with the Board of Directors on May 3, 2023 in connection with rendering its opinion. The following summary, however, does not purport to be a complete description of the analyses performed by Evercore. The order of the analyses described and the results of these analyses do not represent relative importance or weight given to these analyses by Evercore. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data that existed on or before May 2, 2023 (the last full trading date prior to the rendering of Evercore’s opinion), and is not necessarily indicative of current market conditions.
For purposes of its analyses and reviews, Evercore considered general business, economic, market and financial conditions, industry sector performance and other matters, as they existed and could be evaluated as of the date of its opinion, many of which are beyond the control of Arconic. The estimates contained in Evercore’s analyses and reviews, and the ranges of valuations resulting from any particular analysis or review, are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by Evercore’s analyses and reviews. In addition, analyses and reviews relating to the value of companies, businesses or securities do not purport to be appraisals or to reflect the prices at which companies, businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Evercore’s analyses and reviews are inherently subject to substantial uncertainty.
The following summary of Evercore’s financial analyses includes information presented in tabular format. In order to fully understand the analyses, the tables should be read together with the full text of each summary. The tables are not intended to stand alone and alone do not constitute a complete description of Evercore’s financial analyses. Considering the tables below without considering the full narrative description of Evercore’s financial analyses, including the methodologies and assumptions underlying such analyses, could create a misleading or incomplete view of such analyses.
Summary of Evercore’s Financial Analyses
Illustrative Discounted Cash Flow Analysis
Evercore performed an illustrative discounted cash flow analysis of Arconic to calculate the estimated present value of the standalone Unlevered Free Cash Flow (without giving effect to any reduction in tax payments due to NOL) that Arconic was forecasted to generate during the second through fourth quarters of Arconic’s fiscal year 2023 and during Arconic’s fiscal years 2024 through 2027 based on the Projections. Evercore calculated an implied enterprise value by discounting back to present value as of March 31, 2023 each of the cash flows and terminal values calculated separately under the exit multiple method and the perpetuity growth rate method. For each analysis, Evercore (a) utilized discount rates ranging from 9.5% to 11.0%, which were based on an estimate of Arconic’s weighted average cost of capital, and the mid-year cash flow discounting convention; (b) in calculating implied enterprise values, included the present value of tax savings from Arconic’s estimated usage of NOL based on the Projections; and (c) utilized the respective range of implied enterprise values, Arconic’s estimated net debt (calculated as total debt less cash and cash equivalents) as of March 31, 2023, and Arconic’s estimated U.S. pension and other post-employment benefits, underfunded liabilities tax-effected at 31.1%, as of March 31, 2023, and the number of fully diluted shares of Arconic common stock using the treasury stock method, in each case as provided by Arconic’s management, to calculate the indicated range of implied equity values per share of Arconic common stock.
Utilizing the exit multiple method, Evercore calculated terminal values for Arconic by applying terminal multiples of 6.0x to 7.0x, which range was selected based on Evercore’s professional judgment and experience, to Arconic’s net margin, plus add-backs for depreciation and amortization, stock-based compensation, metal price lag and certain other special items, which Evercore refers to as “Adjusted EBITDA” per Arconic’s definition, in the terminal period based on the Projections. The illustrative discounted cash flow analysis utilizing the foregoing approach indicated a range of implied equity values per share of Arconic common stock of $28 to $37 (rounded to the nearest dollar), compared to the Merger Consideration of $30.00 per share of Arconic common stock.
Utilizing the perpetuity growth rate method, Evercore calculated terminal values for Arconic by applying perpetuity growth rates of 1.00% to 2.00%, which range was selected based on Evercore’s professional judgment and experience, to a terminal period estimate of the Unlevered Free Cash Flow that Arconic was forecasted to generate based on the Projections. The illustrative discounted cash flow analysis utilizing the foregoing approach indicated a range of implied equity values per share of Arconic common stock of $20 to $33 (rounded to the nearest dollar), compared to the Merger Consideration of $30.00 per share of Arconic common stock.
Selected Public Company Trading Analysis
Evercore reviewed and compared certain financial information of Arconic to corresponding financial multiples and ratios for the following selected publicly traded companies in the aluminum rolled products industry (which we refer to as the “selected companies”):
•	Constellium SE
•	Kaiser Aluminum Corporation
•	AMAG Austria Metall AG
•	Gränges AB
•	UACJ Corporation
For each of the selected companies, Evercore calculated adjusted enterprise value (defined as equity market capitalization plus total debt, plus preferred equity and minority interest, plus tax-effected net pension and other post-employment benefits liabilities, less equity method investments and less cash and cash equivalents) as a multiple of publicly available equity research analyst consensus estimates of Adjusted EBITDA for calendar years 2023 and 2024 (which consensus estimates calculated Adjusted EBITDA in a manner that Evercore considered, in its professional judgment and experience, to be comparable to a calculation using Arconic’s definition of Adjusted EBITDA), in each case as of May 2, 2023.
This analysis indicated the following:
Benchmark	High	Low	Median
Adj. EV / 2023E Adj. EBITDA	9.9x	6.1x	8.1x
Adj. EV / 2024E Adj. EBITDA	8.5x	5.5x	6.9x

Based on the multiples it derived for the selected companies and based on its professional judgment and experience, Evercore applied an adjusted enterprise value / Adjusted EBITDA multiple reference range of (a) 6.0x to 8.0x to Arconic’s estimated Adjusted EBITDA in fiscal year 2023 based on the Projections and (b) 5.5x to 7.0x to Arconic’s estimated Adjusted EBITDA in fiscal year 2024 based on the Projections. Based on these ranges of implied adjusted enterprise value, Arconic’s estimated net debt (calculated as total debt less cash and cash equivalents) as of March 31, 2023, Arconic’s estimated U.S. pension and other post-employment benefits underfunded liabilities tax-effected at 31.1% as of March 31, 2023, and the number of fully diluted shares of Arconic common stock using the treasury stock method, in each case as provided by Arconic’s management, this analysis indicated a range of implied equity values per share of Arconic common stock as shown below, compared to the Merger Consideration of $30.00 per share of Arconic common stock.
Implied Equity Value Range Per Share
(rounded to the nearest dollar)
Adj. EV / 2023E Adj. EBITDA	$21 - $35
Adj. EV / 2024E Adj. EBITDA	$21 - $32
Although none of the selected companies is directly comparable to Arconic, Evercore selected these companies because they are publicly traded companies which operate in the aluminum rolled products sector that Evercore, in its professional judgment and experience, considered generally relevant to Arconic for purposes of its financial analyses. In evaluating the selected companies, Evercore made judgments and assumptions with regard to general business, economic and market conditions affecting the selected companies and other matters, as well as differences in the selected companies’ financial, business and operating characteristics. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments regarding many factors that could affect the relative values of the selected companies and the multiples derived from the selected companies. Mathematical analysis, such as determining the mean or median, is not in itself a meaningful method of using the data of the selected companies.
Other Factors
Evercore also noted certain other factors, which were not considered material to its financial analyses with respect to its opinion, but were referenced for informational purposes only, including, among other things, the following:
Last 52-Week Trading Range
Evercore reviewed historical trading prices of shares of Arconic common stock during the twelve-month period ended May 2, 2023, noting that the low and high closing prices during such period ranged from $17 to $31 (rounded to the nearest dollar) per share of Arconic common stock, respectively.
Equity Research Analyst Price Targets
Evercore reviewed selected public market trading price targets for the shares of Arconic common stock prepared and published by equity research analysts that were publicly available as of February 27, 2023, the last full trading day before the Wall Street Journal reported that Apollo had submitted a bid to acquire Arconic and that Arconic’s advisors had reached out to other potential acquirors. These price targets reflect analysts’ estimates of the future public market trading price of the shares of Arconic common stock at the time the price target was published. As of February 27, 2023, the range of selected equity research analyst price targets per share of Arconic common stock was $21.00 to $26.00. Public market trading price targets published by equity research analysts do not necessarily reflect current market trading prices for the shares of Arconic common stock and these target prices and the analysts’ earnings estimates on which they were based are subject to risk and uncertainties, including factors affecting the financial performance of Arconic and future general industry and market conditions.
Illustrative Present Value of Future Share Price
Evercore performed an illustrative analysis of the implied present value of the future price per share of Arconic common stock, which is designed to provide an indication of the present value of a theoretical future value of a company’s equity value as a function of Arconic’s estimated Adjusted EBITDA for the next twelve months based on the Projections (which we refer to as the “Next Year Adjusted EBITDA”) and its assumed adjusted enterprise value to Next Year Adjusted EBITDA (which we refer to as “Adjusted Enterprise Value / Next Year Adjusted EBITDA”) multiple.
In calculating the implied present value of the future price per share of Arconic common stock, Evercore first calculated a range of implied future adjusted enterprise values as of December 31, 2023 by multiplying Arconic’s estimated Adjusted EBITDA in fiscal year 2024 based on the Projections, and separately, a range of future implied adjusted enterprise values as of December 31, 2024, by multiplying Arconic’s estimated Adjusted EBITDA in fiscal year 2025 based on the Projections, by a range of Adjusted Enterprise Value / Next Year Adjusted EBITDA multiples of 6.0x to 8.0x. Evercore then subtracted net debt, U.S. pension and other post-employment benefits underfunded liabilities tax-effected at 31.1%, as of December 31, 2023 and December 31, 2024, respectively, each as provided by Arconic’s management, from the range of implied future adjusted enterprise values to calculate a range of implied future equity values. The range of implied equity values were then divided by the amount of the fully diluted shares of Arconic common stock outstanding, using the treasury stock method, as provided by Arconic’s management to calculate a range of implied future equity values per share. Evercore then discounted the range of implied future equity values per share back to March 31, 2023 at a discount rate range of 12.0% to 15.0%, which was based on an estimate of Arconic’s cost of equity and end-of-year discounting. This analysis indicated a range of implied equity values per share of Arconic common stock of $25 to $39 (rounded to the nearest dollar), compared to the Merger Consideration of $30.00 per share of Arconic common stock.
Selected Transactions Analysis
Evercore reviewed publicly available information related to selected precedent transactions in the aluminum rolled products industry announced since 2012. Based on the multiples it derived from the selected transactions and based on its professional judgment and experience, Evercore selected a reference range of adjusted enterprise values to illustrative last twelve month Adjusted EBITDA (which we refer to as “LTM Adjusted EBITDA”) multiples of 7.0x to 10.0x and applied this range of multiples to Arconic’s LTM Adjusted EBITDA as of March 31, 2023, excluding the LTM Adjusted EBITDA contribution of Arconic’s divested Russian assets, based on the financial results for Arconic provided by Arconic’s management. Based on this range of implied adjusted enterprise values, Arconic’s estimated net debt (calculated as total debt less cash and cash equivalents) as of March 31, 2023, and Arconic’s estimated U.S. pension and other post-employment benefits underfunded liabilities tax-effected at 31.1% as of March 31, 2023 and the number of fully diluted shares of Arconic common stock using the treasury stock method, in each case as provided by Arconic’s management, this analysis indicated a range of implied equity values per share of Arconic common stock of $21 to $39 (rounded to the nearest dollar), compared to the Merger Consideration of $30.00 per share of Arconic common stock.
Premia Paid Analysis
Using publicly available information, Evercore reviewed 501 transactions and announced bids for control of U.S. public targets with an aggregate transaction value between $1.0 billion and $10.0 billion announced through May 2, 2023. Using publicly available information, Evercore calculated the premia paid as the percentage by which the per share consideration paid or proposed to be paid in each such transaction exceeded the closing market price per share of the target company one day prior to announcement of each transaction.
This analysis indicated the following:
1 Day Prior
25th Percentile	14%
75th Percentile	48%
Based on the results of this analysis and its professional judgment and experience, Evercore applied a premium range of 14.0% to 48.0% (rounded to the nearest percent) to the closing price per share of Arconic common stock of $22.13 as of February 27, 2023, the last full trading day before the Wall Street Journal reported that Apollo had submitted a bid to acquire Arconic and that Arconic’s advisors had reached out to other potential acquirors. This analysis indicated a range of implied equity values per share of Arconic common stock of $25 to $33 (rounded to the nearest dollar), compared to the Merger Consideration of $30.00 per share of Arconic common stock.

Leveraged Buyout Analysis
Evercore made certain assumptions for an acquisition of Arconic via a leveraged buyout (which we refer to as an “LBO”), based on its experience and professional judgment, including assuming (a) a 20.0 to 25.0% required rate of return for the LBO acquirer, (b) a holding period of 4.75 years, (c) an exit multiple of 7.0 to 8.0x of Arconic’s estimated Adjusted EBITDA in fiscal year 2027 based on the Projections and (d) assumed gross leverage equal to 3.7x 2023E Adjusted EBITDA, to derive a range of implied equity values per share of Arconic common stock. This analysis indicated an implied equity value range of $22 to $30 per share of Arconic common stock (rounded to the nearest dollar), compared to the Merger Consideration of $30.00 per share of Arconic common stock.
Miscellaneous
The foregoing summary of Evercore’s financial analyses does not purport to be a complete description of the analyses or data presented by Evercore to the Board of Directors. In connection with the review of the Merger by the Board of Directors, Evercore performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary described above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Evercore’s opinion. In arriving at its fairness determination, Evercore considered the results of all the analyses and did not draw, in isolation, conclusions from or with regard to any one analysis or factor considered by it for purposes of its opinion. Rather, Evercore made its determination as to fairness on the basis of its professional judgment and experience after considering the results of all the analyses. In addition, Evercore may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above should not be taken to be the view of Evercore with respect to the actual value of the shares of Arconic common stock. Rounding may result in total sums set forth in this section not equaling the total of the figures shown.
Evercore prepared these analyses for the purpose of providing an opinion to the Board of Directors as to the fairness, from a financial point of view, of the Merger Consideration to the holders of shares of Arconic common stock (other than Parent, Merger Sub and the Equity Investors). These analyses do not purport to be appraisals or to necessarily reflect the prices at which the business or securities actually may be sold. Any estimates contained in these analyses are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by such estimates. Accordingly, estimates used in, and the results derived from, Evercore’s analyses are inherently subject to substantial uncertainty, and Evercore assumes no responsibility if future results are materially different from those forecasted in such estimates.
Evercore’s financial advisory services and its opinion were provided for the information and benefit of the Board of Directors (in its capacity as such) in connection with its evaluation of the proposed Merger. The issuance of Evercore’s opinion was approved by an Opinion Committee of Evercore.
Evercore did not recommend any specific amount of consideration to the Board of Directors or Arconic’s management or that any specific amount of consideration constituted the only appropriate consideration in the Merger for the holders of Arconic common stock.
Pursuant to the terms of Evercore’s engagement letter with Arconic, Arconic has agreed to pay Evercore a fee for its services in the amount of approximately $20.6 million, of which $2.5 million was paid upon delivery of Evercore’s opinion, and the balance of which will be payable contingent upon the consummation of the Merger. Arconic has also agreed to reimburse Evercore for its reasonable and documented out-of-pocket expenses, including reasonable and documented outside counsel legal fees, expenses and disbursements, incurred in connection with its engagement, and to indemnify Evercore against certain liabilities arising out of its engagement.
During the two-year period prior to the date of its opinion, Evercore and its affiliates have provided financial advisory services to Arconic and will receive fees for the rendering of these services in the amount of approximately $500,000, which will be credited against the fee payable to Evercore upon consummation of the Merger. During the two-year period prior to the date of its opinion, Evercore and its affiliates have provided financial advisory services to Apollo, an affiliate of Parent, and its subsidiaries and portfolio companies, and received fees for the rendering of these services in the amount of approximately $117 million. In addition, during the two-year period prior to the date of its opinion, Evercore and its affiliates have not been engaged to provide financial advisory or other services to Irenic or its subsidiaries or portfolio companies, and it has not received any compensation from Irenic during such period. Evercore may provide financial advisory or other services to Arconic, Parent, Apollo and Irenic in the future, and in connection with any such services Evercore may receive compensation.
Evercore and its affiliates engage in a wide range of activities for its and their own accounts and the accounts of customers, including corporate finance, mergers and acquisitions, equity sales, trading and research, private equity, placement agent, asset management and related activities. In connection with these businesses or otherwise, Evercore and its affiliates and/or its or their respective employees, as well as investment funds in which any of them may have a financial interest, may at any time, directly or indirectly, hold long or short positions and may trade or otherwise effect transactions for their own accounts or the accounts of customers, in debt or equity securities, senior loans and/or derivative products or other financial instruments of or relating to Arconic, Parent, Apollo, Irenic, potential parties to the Merger and/or any of their respective affiliates or persons that are competitors, customers or suppliers of Arconic, Parent, Apollo or Irenic.
Arconic engaged Evercore to act as a financial advisor based on Evercore’s qualifications, experience and reputation. Evercore is an internationally recognized investment banking firm and regularly provides fairness opinions to its clients in connection with mergers and acquisitions, leveraged buyouts and valuations for corporate and other purposes.
Certain Financial Projections
While Arconic has from time to time provided limited financial guidance to investors, Arconic does not, as a matter of course, make public projections as to future revenues, earnings or other results due to, among other reasons, the inherent difficulty of accurately predicting financial performance for future periods and the uncertainty, unpredictability and subjectivity of underlying assumptions and estimates. In the ordinary course of business, however, Arconic management prepares a long-term strategic plan that reflects Arconic management’s financial and business outlook for Arconic, which is updated annually and reviewed with the Board of Directors.
In connection with the proposed Merger, Arconic is including in this proxy statement a summary of certain limited unaudited prospective financial information of Arconic prepared by Arconic management, on a standalone basis without giving effect to the Merger, solely because certain financial information was reviewed by the Board of Directors in connection with its consideration and evaluation of the Merger and provided to each of Goldman Sachs and Evercore for their use in connection with the financial analyses presented by Goldman Sachs to the Board of Directors and Goldman Sachs’ opinion as discussed in the section of this proxy statement titled “—Opinion of Goldman Sachs & Co. LLC,” and the financial analyses presented by Evercore to the Board of Directors and Evercore’s opinion as discussed in the section of this proxy statement titled “—Opinion of Evercore Group L.L.C.,” and provided to Parent and Merger Sub.
In late 2021, as part of Arconic’s annual business review, Arconic management prepared certain unaudited prospective financial information for Arconic for fiscal years 2022 through 2026. This prospective financial information was reviewed by the Board of Directors at its annual review meeting in October 2021 in the ordinary course of business. In connection with the Board of Directors’ evaluation of the April 2022 Apollo Proposal and Goldman Sachs’ preliminary financial analysis thereof, the prospective financial information was reviewed and updated by Arconic management to reflect Arconic’s actual performance and business outlook since October 2021 (which, as updated, we refer to as the “April 2022 Projections”).
In late 2022, as part of Arconic’s annual business review, Arconic management prepared certain unaudited prospective financial information for Arconic for fiscal years 2023 through 2027. This prospective financial information was reviewed by the Board of Directors at its annual review meeting in October 2022 in the ordinary course of business. In connection with the Board of Directors’ evaluation of the December 12 Apollo Proposal and Goldman Sachs’ and Evercore’s preliminary financial analyses thereof, the prospective financial information was reviewed and updated by Arconic management to reflect Arconic’s actual performance and business outlook since October 2022 (which, as updated, we refer to as the “Scenario A Projections”). As a part of its review, the Board of Directors also discussed and reviewed two additional prospective financial scenarios reflecting potential sensitivities and risks to Adjusted EBITDA and Unlevered Free Cash Flow (each as defined below) for fiscal years 2023 through 2027, including as a result of the announcement of three potential new greenfield aluminum rolling mills by competitors, of which two had broken ground and were under construction, which would result in an increase in the supply of competing products and increased demand and costs for input materials, the potential for the European recession to worsen and last longer as well as create economic weakness in other regions, Arconic's ability to offset future inflation with productivity and the potential limits to Arconic’s financial returns due to increased costs and potential delays in growth capital projects due to macroeconomic conditions (which we refer to as the “Scenario B Projections”) and including as a result of the review and potential sunsetting of certain aluminum trade cases (which we refer to as the “Scenario C Projections”). Following the Board of Directors’ review, the Scenario A Projections (other than Unlevered Free Cash Flow, and with certain immaterial corrections to Revenue figures) were made available to Parent and Merger Sub at Parent’s request in connection with their due diligence review, as described in the section of this proxy statement titled “—Background of the Merger.” Monthly updates to the 2023 fiscal year portion of the Scenario A Projections were also provided to Parent and Merger Sub at Parent’s request in connection with their due diligence review between January and March 2023. Arconic management also had discussions with representatives of Parent and Merger Sub at Parent’s request regarding the potential sensitivities and risks that had been identified in the Scenario B Projections and the Scenario C Projections and discussed between Arconic management and the Board of Directors.
In April 2023, in connection with the Board of Directors’ evaluation of the April 11 Apollo Proposal, the Board of Directors directed Goldman Sachs and Evercore to use the Scenario B Projections, reflecting the potential negative impacts resulting from certain sensitivities and risks previously identified and discussed, with updates from Arconic management to reflect Arconic’s actual performance to date (which, as updated, we refer to as the “April 2023 Projections” and, together with the April 2022 Projections, the Scenario A Projections, the Scenario B Projections and the Scenario C Projections, we refer to as the “Projections”), in connection with the assessment of a possible sale of Arconic, including in preparing their respective financial analyses and fairness opinions rendered in connection with the Merger.
The Projections were prepared treating Arconic on a standalone basis, without giving effect to the Merger, including any impact of the negotiation or execution of the Merger, the expenses that may be incurred in connection with the Merger or the consummation thereof, the effect of any business or strategic decision or action that has been or will be taken as a result of the Merger Agreement having been executed or in anticipation of the Merger, or the effect of any alteration, acceleration, postponement or decision not to take any business or strategic decisions or actions that would likely have been taken if the Merger Agreement had not been executed but which were instead altered, accelerated, postponed or not taken in anticipation of the Merger.
The inclusion of the Projections or of this summary does not constitute an admission or representation by Arconic, Goldman Sachs, Evercore or any other person that the information is material, and should not be regarded as an indication that the Board of Directors, Goldman Sachs, Evercore, Arconic or its management, or any other recipient of this information considered, or now considers, it to be an assurance of the achievement of future results or an accurate prediction of future results, and the Projections should not be relied on as such. This information is not fact and should not be relied upon as indicative of actual future results, and readers of this proxy statement are cautioned not to place undue reliance on the Projections.
The Projections and the underlying assumptions upon which the Projections were based are subjective in many respects and subject to multiple interpretations and frequent revisions attributable to the dynamics of Arconic’s industry and based on actual experience and business developments. The Projections, while presented with numerical specificity, reflect numerous assumptions with respect to Arconic’s performance, industry performance, general business, economic, regulatory, market and financial conditions, and other matters, many of which are difficult to predict, subject to significant economic and competitive uncertainties, and beyond Arconic’s control. The Projections constitute forward-looking information and are subject to a wide variety of significant risks and uncertainties that could cause the Projections or the underlying assumptions to be inaccurate and for actual results to differ materially from the Projections, including those described in the section of this proxy statement titled “Forward-Looking Statements.” As a result, there can be no assurance that the Projections will be realized or that actual results will not be significantly higher or lower than projected, and the Projections cannot be considered a guarantee of future operating results and should not be relied upon as such. Because the Projections cover multiple years, such information by its nature becomes less reliable with each successive year. The Projections do not take into account any circumstances or events occurring after the date on which they were prepared, including the Merger, and some or all of the assumptions that have been made in connection with the preparation of the Projections may have changed since the date the Projections were prepared. Economic and business environments can and do change quickly, which adds an additional significant level of uncertainty as to whether the results portrayed in the Projections will be achieved.

In addition, the Projections have not been updated or revised to reflect information or results after the date the Projections were prepared. None of Arconic, Apollo, Irenic or any of our or their respective affiliates intends to, and each of them disclaims any obligation to, update or otherwise revise the Projections or the specific portions presented to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions are shown to be in error (except, in the case of Arconic, as required under applicable law). These considerations should be taken into account in reviewing the Projections, which were prepared as of an earlier date.
For the foregoing reasons, and considering that the Special Meeting will be held several months after the Projections were prepared, as well as the uncertainties inherent in any forecasting assumptions and information, readers of this proxy statement are cautioned not to place unwarranted reliance on the Projections set forth below. The Projections should be evaluated, if at all, in conjunction with the historical financial statements and other information contained in Arconic’s public filings with the SEC. Arconic urges all of its stockholders to review its most recent SEC filings for a description of its reported financial results. Please see the section of this proxy statement titled “Where You Can Find More Information” for additional information.
The Projections were not prepared with a view toward compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information. The Projections included in this document have been prepared by, and are the responsibility of, Arconic management. PricewaterhouseCoopers LLP (which we refer to as “PwC”) has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying Projections and, accordingly, PwC does not express an opinion or any other form of assurance with respect thereto. The PwC report incorporated by reference in this document relates to Arconic’s previously issued financial statements. It does not extend to the Projections and should not be read to do so.
The Projections contain certain non-GAAP financial measures that Arconic believes are helpful in understanding its past financial performance and future results. Arconic management regularly uses a variety of financial measures that are not in accordance with GAAP for forecasting, budgeting and measuring financial performance. The non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures. While Arconic believes that these non-GAAP financial measures provide meaningful information to help investors understand the operating results and to analyze Arconic’s financial and business trends on a period-to-period basis, there are limitations associated with the use of these non-GAAP financial measures. These non-GAAP financial measures are not prepared in accordance with GAAP, are not reported by all of Arconic’s competitors and may not be directly comparable to similarly titled measures of Arconic’s competitors due to potential differences in the exact method of calculation. The SEC rules that would otherwise require a reconciliation of an adjusted financial measure to a GAAP financial measure do not apply to adjusted financial measures provided to a board of directors or a financial advisor in connection with a proposed business combination such as the Merger if the disclosure is included in a document such as this proxy statement. In addition, reconciliations of adjusted financial measures were not relied upon by the Board of Directors or the members of management or financial advisors in connection with their respective evaluation of the Merger. Accordingly, Arconic has not provided a reconciliation of the non-GAAP financial measures included in the Projections to the relevant GAAP financial measures.
Arconic has not made and makes no representation to any Arconic stockholder or to Apollo, Irenic, Parent, Merger Sub or the Equity Investors in the Merger Agreement or otherwise concerning the Projections or regarding Arconic’s ultimate performance compared to the information contained in the Projections or that the projected results will be achieved.

April 2022 Projections
Arconic management prepared the April 2022 Projections with respect to Arconic’s business, as a standalone company, for fiscal year 2022 through fiscal year 2026.
The following table summarizes the Revenue, Adjusted EBITDA and Unlevered Free Cash Flow reflected in the April 2022 Projections, with dollars in millions:
(1)	2022E	2023E	2024E	2025E	2026E
Revenue	$9,244	$9,161	$9,638	$10,026	$10,366
Adjusted EBITDA(2)	$783	$868	$1,051	$1,156	$1,240
Unlevered Free Cash Flow(3)	$258	$413	$266	$521	$784
(1)	The Revenue, Adjusted EBITDA and Unlevered Free Cash Flow numbers in the April 2022 Projections exclude Arconic’s former operations in Russia.
(2)
Adjusted EBITDA, a non-GAAP financial measure, refers to net margin plus an add-back for the following items: provision for depreciation and amortization, stock-based compensation, metal price lag, unrealized (gains) losses on mark-to-market hedging instruments and derivatives and other special items.

(3)
Unlevered Free Cash Flow, a non-GAAP financial measure, refers to Adjusted EBITDA plus adjustments for the following items: metal price lag and other special items, tax payments (without giving effect to any reduction in tax payments due to tax-deductible interest expense), environmental and liabilities payments, changes in net working capital, capital expenditures and other expected cash payments or receipts. Unlevered Free Cash Flow was arithmetically calculated by Goldman Sachs, at the direction and with the approval of Arconic management, solely using information provided by Arconic management for such use.

Scenario A Projections
Arconic management prepared the Scenario A Projections in January 2023 with respect to Arconic’s business, as a standalone company, for fiscal year 2023 through fiscal year 2027.
The following table summarizes the Revenue, Adjusted EBITDA and Unlevered Free Cash Flow reflected in the Scenario A Projections, with dollars in millions:
	2023E	2024E	2025E	2026E	2027E
Revenue	$8,072	$9,126	$9,311	$9,530	$10,089
Adjusted EBITDA(1)	$715	$800	$900	$1,025	$1,150
Unlevered Free Cash Flow(2)	$323	$227	$283	$337	$431
(1)
Adjusted EBITDA, a non-GAAP financial measure, refers to net margin plus an add-back for the following items: provision for depreciation and amortization, stock-based compensation, metal price lag, unrealized (gains) losses on mark-to-market hedging instruments and derivatives and other special items.

(2)
Unlevered Free Cash Flow, a non-GAAP financial measure, refers to Adjusted EBITDA plus adjustments for the following items: metal price lag and other special items, tax payments (without giving effect to any reduction in tax payments due to tax-deductible interest expense), environmental and liabilities payments, changes in net working capital, capital expenditures and other expected cash payments or receipts.

Scenario B Projections
Arconic management prepared the Scenario B Projections in January 2023 with respect to Arconic’s business, as a standalone company, for fiscal year 2023 through fiscal year 2027.
The following table summarizes the Adjusted EBITDA and Unlevered Free Cash Flow reflected in the Scenario B Projections, with dollars in millions:
	2023E	2024E	2025E	2026E	2027E
Adjusted EBITDA(1)	$715	$760	$806	$906	$1,005
Unlevered Free Cash Flow(2)	$320	$193	$208	$244	$318
(1)
Adjusted EBITDA, a non-GAAP financial measure, refers to net margin plus an add-back for the following items: provision for depreciation and amortization, stock-based compensation, metal price lag, unrealized (gains) losses on mark-to-market hedging instruments and derivatives and other special items.

(2)
Unlevered Free Cash Flow, a non-GAAP financial measure, refers to Adjusted EBITDA plus adjustments for the following items: metal price lag and other special items, tax payments (without giving effect to any reduction in tax payments due to tax-deductible interest expense), environmental and liabilities payments, changes in net working capital, capital expenditures and other expected cash payments or receipts.

Scenario C Projections
Arconic management prepared the Scenario C Projections in January 2023 with respect to Arconic’s business, as a standalone company, for fiscal year 2023 through fiscal year 2027.
The following table summarizes the Adjusted EBITDA and Unlevered Free Cash Flow reflected in the Scenario C Projections, with dollars in millions:
	2023E	2024E	2025E	2026E	2027E
Adjusted EBITDA(1)	$715	$760	$806	$906	$943
Unlevered Free Cash Flow(2)	$319	$192	$306	$394	$344
(1)
Adjusted EBITDA, a non-GAAP financial measure, refers to net margin plus an add-back for the following items: provision for depreciation and amortization, stock-based compensation, metal price lag, unrealized (gains) losses on mark-to-market hedging instruments and derivatives and other special items.

(2)
Unlevered Free Cash Flow, a non-GAAP financial measure, refers to Adjusted EBITDA plus adjustments for the following items: metal price lag and other special items, tax payments (without giving effect to any reduction in tax payments due to tax-deductible interest expense), environmental and liabilities payments, changes in net working capital, capital expenditures and other expected cash payments or receipts.

April 2023 Projections
Arconic management prepared the April 2023 Projections with respect to Arconic’s business, as a standalone company, for fiscal year 2023 through fiscal year 2027.
The following table summarizes the Revenue, Adjusted EBITDA and Unlevered Free Cash Flow reflected in the April 2023 Projections, with dollars in millions:
	2023E	2024E	2025E	2026E	2027E
Revenue	$8,012	$8,927	$9,286	$9,526	$10,106
Adjusted EBITDA(1)	$703	$760	$806	$906	$1,005
Unlevered Free Cash Flow(2)	$368	$193	$208	$244	$318
(1)
Adjusted EBITDA, a non-GAAP financial measure, refers to net margin plus an add-back for the following items: provision for depreciation and amortization, stock-based compensation, metal price lag, unrealized (gains) losses on mark-to-market hedging instruments and derivatives and other special items.

(2)
Unlevered Free Cash Flow, a non-GAAP financial measure, refers to Adjusted EBITDA plus adjustments for the following items: metal price lag and other special items, tax payments (without giving effect to any reduction in tax payments due to tax-deductible interest expense), environmental and liabilities payments, changes in net working capital, capital expenditures and other expected cash payments or receipts.

Interests of Arconic’s Executive Officers and Directors in the Merger
In considering the recommendation of the Board of Directors with respect to the Merger Proposal and the Compensation Proposal, Arconic shareholders should be aware that the directors and executive officers of Arconic have interests in the Merger that are different from, or in addition to, the interests of Arconic shareholders generally. The members of the Board of Directors were aware of and considered these interests, among other matters, in evaluating, negotiating and approving the Merger Agreement and in determining to recommend that Arconic shareholders approve the Merger Agreement Proposal. For more information, see the sections of this proxy statement titled “—Background of the Merger” and “—Recommendation of the Board of Directors and Reasons for the Merger.” Such interests are described in more detail below.

Arconic’s named executive officers included in the summary below are:
•	Timothy D. Myers – Chief Executive Officer
•	Erick R. Asmussen – Executive Vice President and Chief Financial Officer
•	Diana B. Perreiah – Executive Vice President, Rolled Products North America
•	Mark J. Vrablec – Executive Vice President and Chief Commercial Officer
•	Robert L. Woodall – Executive Vice President, Rolled Products International and Extrusions
In addition, Arconic’s executive officers who are not named executive officers are:
•	Daniel G. Fayock – Executive Vice President, Chief Legal Officer and Secretary
•	Melissa M. Miller – Executive Vice President and Chief Human Resources Officer
Treatment of Arconic Equity Awards
Arconic RSU Awards and Arconic PSU Awards. At the Effective Time, each Arconic RSU Award granted prior to May 4, 2023 or to a non-employee member of the Board of Directors (at any time) and each Arconic PSU Award that is outstanding as of immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of the holder thereof, vest in full and be cancelled and converted into the right to receive, without interest, a cash payment equal to (a) the number of shares subject to such Arconic RSU Award or Arconic PSU Award as of immediately prior to the Effective Time multiplied by (b) the Merger Consideration, less any applicable taxes required to be withheld with respect to such payment. The number of shares of Arconic common stock subject to each Arconic PSU Award will be determined by deeming the applicable performance goals to be achieved at the target level of performance, provided that with respect to any Arconic PSU Award for which 50% or more of the applicable performance period has been completed as of the Effective Time, the number of shares will be determined based on the actual level of performance (as reasonably determined in good faith by the Board of Directors (or the authorized committee thereof) following reasonable consultation with Parent). Arconic RSU Awards granted on or after May 4, 2023 (other than any such awards granted to non-employee members of the Board of Directors) will be cancelled and converted into a cash award equal to (i) the number of shares subject to such Arconic RSU Award as of immediately prior to the Effective Time multiplied by (ii) the Merger Consideration, with such cash awards being subject to the same terms and conditions that applied to the Arconic RSU Award immediately prior to the Effective Time (including service-based vesting conditions).
Arconic DSU Awards. At the Effective Time, each Arconic DSU Award will, by virtue of the Merger and without any action on the part of the holder thereof, vest in full and be cancelled and converted into the right to receive, without interest, a cash payment equal to (a) the number of shares subject to such Arconic DSU Award as of immediately prior to the Effective Time multiplied by (b) the Merger Consideration, less any applicable taxes required to be withheld with respect to such payment.
Arconic Option Awards. At the Effective Time, each Arconic Option Award will, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and converted into the right to receive, without interest, a cash payment equal to (a) the number of shares subject to such Arconic Option Award as of immediately prior to the Effective Time multiplied by (b) the excess, if any, of the Merger Consideration over the exercise price per share subject to such Arconic Option Award as of the Effective Time, less any applicable taxes required to be withheld with respect to such payment. Any Arconic Option Award that has an exercise price per share subject to such Arconic Option Award that is greater than or equal to the Merger Consideration will be cancelled at the Effective Time for no consideration. The Merger Agreement also provides for the acceleration of any unvested Arconic Option Awards; however, none of Arconic’s executive officers or non-employee members of the Board of Directors holds any unvested Arconic Option Awards for which vesting would be accelerated at the Effective Time.
The estimated values that would be realized by Arconic’s named executive officers in respect of their unvested Arconic equity awards are set forth below in the section of this proxy statement titled “—Quantification of Potential Payments and Benefits to Arconic's Named Executive Officers in Connection with the Merger.” Based on the same assumptions set forth in such section (including the applicable footnotes to the table included in such section), (a) the estimated aggregate value that would be realized by the two Arconic executive officers who are not named executive officers in respect of their unvested Arconic equity awards at the Effective Time is $3,863,760, and (b) the estimated aggregate value that would be realized by the ten non-employee members of the Board of Directors in respect of their unvested Arconic equity awards at the Effective Time is $1,558,200.
Amended and Restated Change in Control Severance Plan
Each of Arconic’s executive officers is a participant in Arconic’s Amended and Restated Change in Control Severance Plan (which we refer to as the “Severance Plan”) that provides for certain severance benefits upon a termination of employment by Arconic other than for “cause” or by the executive officer for “good reason” (each of which we refer to as a “qualifying termination”) that occurs within two years following a change in control, or if the executive officer’s employment is terminated prior to a change in control at the request or direction of an entity that entered into an agreement with Arconic, the consummation of which would constitute a change in control. The Merger will constitute a change in control under the Severance Plan.
The Severance Plan provides for the following entitlements upon a qualifying termination within two years following a change in control:
•
A lump sum cash amount equal to two times (three times for Mr. Myers) the sum of the executive officer’s (a) annual base salary as of immediately prior to the change in control or the date of termination, whichever is higher, and (b) target annual cash incentive compensation as of immediately prior to the change in control;

•
A lump sum equal to (a) the executive officer’s target annual cash incentive compensation as of immediately prior to the change in control multiplied by (b) a fraction, the numerator of which is the number of days elapsed through the date of termination in the fiscal year during which the termination occurs and the denominator of which is the number of days in the year;

•
Continued life, accident and health (including medical, behavioral, prescription drug, dental and vision) benefits substantially similar to those provided to the executive officer immediately prior to the date of termination, at no greater after-tax cost to the executive officer than the after-tax cost immediately prior to the date of termination, for 24 months (36 months for Mr. Myers);

•	A lump sum equal to two times (three times for Mr. Myers) the annual value of Arconic’s contributions or allocations to any tax-qualified, supplemental or excess defined contribution plans; and
•	Up to six months of outplacement benefits.
The Severance Plan also contains provisions relating to early retirement subsidies and additional months of age and service credit under Arconic’s defined benefit pension plans and the provision of post-retirement healthcare benefits following a qualifying termination; however, because all Arconic executive officers participating in the defined benefit pension plans already qualify for all applicable early retirement subsidies and Arconic no longer offers post-retirement healthcare benefits to salaried employees, none of the executive officers would be eligible for any additional amounts related to an early retirement subsidy, the additional months of age and service credit or post-retirement healthcare benefits.
In the event of a dispute regarding the Severance Plan or in a participant’s seeking to obtain or enforce any benefit or right under the Severance Plan, Arconic will pay to the executive officer all legal fees and expenses incurred (subject to repayment by the executive officer if an arbitrator issues a final, unappealable order setting forth a determination that the position taken by the executive officer was frivolous or advanced in bad faith).
The Severance Plan also provides that if payments to an executive officer under the Severance Plan or otherwise would be subject to Sections 280G and 4999 of the Code (as defined in the section of this proxy statement titled “—Material U.S. Federal Income Tax Consequences of the Merger”), such payments would be reduced to the extent such reduction will result in a better after-tax result for the executive officer. Arconic will pay to the executive officer all legal fees and expenses incurred in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Code. Under the Merger Agreement, if the Effective Time is not reasonably expected to occur in 2023, following consultation with Parent, Arconic may take actions to mitigate the impact of Sections 280G and 4999 of the Code, including accelerating the vesting or payment of compensation that is scheduled to vest or be paid in 2024 into 2023 or of compensation that would vest or become payable at the Effective Time. However, in no event shall the mitigation strategies include gross-ups or similar make-whole payments. Any amounts accelerated will be subject to repayment in the event the executive officer is terminated for cause or resigns without good reason prior to the date the accelerated payment would have vested or been made (including as a result of the occurrence of the Effective Time).
For an estimate of the value of the payments and benefits described above that would be payable to Arconic’s named executive officers under the Severance Plan upon a qualifying termination in connection with the Merger, see the section of this proxy statement titled “—Quantification of Potential Payments and Benefits to Arconic's Named Executive Officers in Connection with the Merger.'' Based on the same assumptions set forth in such section (including the applicable footnotes to the table included in such section), the estimated aggregate amount of the payments and benefits under the Severance Plan (including all components described above, other than any legal fees that may become payable) that would be payable to the two Arconic executive officers who are not named executive officers is $4,138,878.
Annual Cash Bonuses
Arconic and Parent have agreed that the Surviving Company will pay to each Arconic employee, including each of Arconic’s executive officers, who participated for at least six months in any annual cash bonus plans with respect to Arconic’s fiscal year (or such shorter performance period) during which the Effective Time occurs (which we refer to as the “Bonus Plans”), a prorated incentive award for such fiscal year (which we refer to as the “Bonus Period”) equal to such employee’s incentive entitlement assuming target level performance is achieved; provided that if 50% or more of the Bonus Period has been completed as of the Effective Time, such award under the Bonus Plans will equal such employee’s incentive entitlement for the Bonus Period based on the actual level of achievement of the applicable performance goals during the Bonus Period (with such determination of performance to exclude any costs relating to the Merger, as applicable), as reasonably determined in good faith by the Board of Directors (or an authorized committee thereof) following reasonable consultation with Parent. Payment with respect to such Bonus Plans, including any prorated amounts, will be made following the Effective Time at the time Arconic has historically paid bonuses to similarly situated employees. Any executive officer who remains employed with the Surviving Company following the Effective Time will be eligible for an award under the Bonus Plans as set forth above; however, for purposes of this disclosure, we have assumed that each executive officer will receive a prorated target annual cash compensation award under the Severance Plan as described above in the section of this proxy statement titled “—Amended and Restated Change in Control Severance Plan.”
New Compensation Arrangements
Any executive officers or members of the Board of Directors who become officers, directors or employees or who otherwise are retained to provide services to the Surviving Company may enter into new individualized compensation arrangements and may participate in cash or equity incentive or other benefit plans maintained by Parent, any of its affiliates or the Surviving Company. As of the date of this proxy statement, it has not been determined which, if any, executive officers or non-employee members of the Board of Directors may continue as members of the Surviving Company management team or board of directors, and no compensation arrangements between such persons and Parent or the Surviving Corporation have been established or discussed.
Indemnification and Insurance
Under the Merger Agreement, Arconic’s directors and officers are entitled to certain ongoing indemnification and, for not less than six years after the Effective Time, the Surviving Company will, and Parent will cause the Surviving Company to, maintain for the benefit of the directors and officers of Arconic and its subsidiaries, as of May 4, 2023 and as of the Effective Time, an insurance and indemnification policy. This indemnification and insurance coverage is further described in the section of this proxy statement titled “The Merger Agreement—Indemnification and Insurance.”
Quantification of Potential Payments and Benefits to Arconic’s Named Executive Officers in Connection with the Merger
This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for each of Arconic’s named executive officers that is based on or that otherwise relates to the Merger. The Merger-related compensation payable to these individuals is subject to a non-binding advisory vote of Arconic’s shareholders, as described below in “Proposal 2: The Compensation Proposal.” The table below sets forth, for the purposes of this Merger-related compensation disclosure, the amount of payments and benefits that each Arconic named executive officer would receive, using the following assumptions:
•	The Effective Time occurs on June 2, 2023 (which is an assumed date solely for the purposes of the calculations in this section);
•	Each named executive officer experiences a qualifying termination of employment under the Severance Plan immediately following the Effective Time;
•	Each named executive officer’s base salary and target annual cash incentive compensation is that in effect on June 2, 2023;
•	A price per share of Arconic common stock of $30.00; and
•
With respect to the Arconic PSU Awards for which more than 50% of the applicable performance period has elapsed, that the Board of Directors or Compensation and Benefits Committee has determined, for this purpose, that performance is deemed met at the target level of performance in accordance with the equity plan.

The calculations in the table do not include amounts that Arconic’s named executive officers were already vested in as of the date of this proxy statement. These amounts also do not reflect compensation actions that may occur after the date of this proxy statement but before the Effective Time, including any additional equity grants.
As a result of the foregoing assumptions, which may or may not actually occur or be accurate on the relevant date, including the assumptions described in the footnotes to the table, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below.
For purposes of this disclosure, “single trigger” refers to payments and benefits that arise solely as a result of the completion of the Merger and “double trigger” refers to payments and benefits that require two conditions, which are the completion of the Merger and a qualifying termination of employment.
Named Executive Officer	Cash ($)(1)	Equity ($)(2)	Perquisites/Benefits ($)(3)	Total ($)
Timothy D. Myers	8,968,432	19,153,530	80,399	28,202,361
Erick R. Asmussen	2,936,519	4,334,460	57,120	7,328,099
Diana B. Perreiah	2,194,623	2,053,260	57,063	4,304,946
Mark J. Vrablec	2,171,109	2,058,300	44,420	4,273,829
Robert L. Woodall	2,034,059	1,942,260	44,549	4,020,868
(1)
Cash Severance. As described above in the section of this proxy statement titled “—Amended and Restated Change in Control Severance Plan,” pursuant to the Severance Plan, upon a qualifying termination within two years after a change in control, the named executive officer will become entitled to lump sum cash payments equal to: (a) two times (three times for Mr. Myers) the sum of the named executive officer’s annual base salary as of immediately prior to the change in control or the date of termination, whichever is higher, and target annual cash incentive compensation as of immediately prior to the change in control, (b) the product of (i) the named executive officer’s target annual cash incentive compensation as of immediately prior to the change in control and (ii) a fraction, the numerator of which is the number of days elapsed through the date of termination in the fiscal year during which the termination occurs and the denominator of which is the number of days in the year, and (c) two times (three times for Mr. Myers) the annual value of Arconic’s contributions or allocations to any tax-qualified, supplemental or excess defined contribution plans. The amounts in this column are “double trigger” as they will only become payable in the event of a qualifying termination of employment at or within 24 months following the Effective Time.

Named Executive Officer	Severance ($)	Prorated Annual Bonus ($)	DC Plan Payment ($)
Timothy D. Myers	7,875,000	668,182	425,250
Erick R. Asmussen	2,527,000	253,909	155,610
Diana B. Perreiah	1,904,000	166,303	124,320
Mark J. Vrablec	1,883,600	164,521	122,988
Robert L. Woodall	1,785,000	155,909	93,150

(2)
Outstanding Arconic Equity Awards. The amounts in this column represent the estimated value that would be realized at the Effective Time by Arconic’s named executive officers in respect of their outstanding and unvested Arconic RSU Awards and Arconic PSU Awards. As described above in the section of this proxy statement titled “—Treatment of Arconic Equity Awards,” at the Effective Time, each outstanding Arconic RSU Award granted prior to May 4, 2023 and each outstanding Arconic PSU Award will vest in full and be cancelled and converted into the right to receive the Merger Consideration with respect to each share of Arconic Common Stock subject to such award. The number of shares of Arconic common stock subject to each Arconic PSU Award will be determined by deeming the applicable performance goals to be achieved at the target level of performance, provided that with respect to any Arconic PSU Award for which 50% or more of the applicable performance period has been completed as of the Effective Time, the number of shares will be determined based on the actual level of performance (as reasonably determined in good faith by the Board of Directors (or the authorized committee thereof) following reasonable consultation with Parent). All amounts shown in this column are “single trigger.” Any Arconic RSU Awards granted to employees on or after May 4, 2023 will not vest at the Effective Time but instead will be converted into a cash award equal to the Merger Consideration with respect to each share of Arconic Common Stock subject to such award, with such cash awards being subject to the same terms and conditions that applied to the Arconic RSU Award immediately prior to the Effective Time (including service-based vesting conditions). As of the date of this proxy statement, no named executive officer has been granted any such awards.

Named Executive Officer	Arconic RSU Awards ($)	Arconic PSU Awards ($)
Timothy D. Myers	7,661,430	11,492,100
Erick R. Asmussen	2,167,230	2,167,230
Diana B. Perreiah	1,026,630	1,026,630
Mark J. Vrablec	1,029,150	1,029,150
Robert L. Woodall	971,130	971,130
(3)
Perquisites/Benefits. The amounts in this column reflect the value of (i) continued life, accident and health benefits, at no greater after-tax cost to the named executive officer than the after-tax cost immediately prior to the date of termination, for 24 months (36 months for Mr. Myers) and (ii) outplacement services for up to six months following the date of termination. Such amounts are “double-trigger” (i.e., contingent upon a qualifying termination of employment in connection with the closing of the Merger).

Named Executive Officer	Benefits Continuation ($)	Outplacement ($)
Timothy D. Myers	65,399	15,000
Erick R. Asmussen	42,120	15,000
Diana B. Perreiah	42,063	15,000
Mark J. Vrablec	29,420	15,000
Robert L. Woodall	29,549	15,000
Financing of the Merger
The consummation of the Merger is not conditioned on Parent’s receipt of any financing. Parent plans to fund the Merger Consideration with committed Equity Financing and Debt Financing, as described below.
The Apollo Funds and the Irenic Fund have committed to severally contribute, or cause to be contributed, to Parent the Equity Financing, subject to the terms and conditions set forth in the Equity Commitment Letters, which will be used by Parent, together with the Debt Financing described below, and available cash of Arconic and its subsidiaries at the Closing (if any), solely to fund the Obligations.
In addition, Parent has obtained Debt Commitment Letters providing for the Debt Financing. The availability of the Debt Financing is subject to customary conditions precedent.
Limited Guarantees
Subject to the terms and conditions set forth in the Limited Guarantees provided by the Guarantors, the Guarantors have severally guaranteed certain payment obligations of Parent under the Merger Agreement, for payment of (a) the Parent Termination Fee (to the extent payable under the Merger Agreement), (b) certain costs and expenses of Arconic or any of its subsidiaries and their respective representatives in connection with the Debt Financing and actions to be taken to effect the Closing pursuant to the terms of the Merger Agreement, (c) certain damages payable by Parent or Merger Sub in respect of fraud or willful breach of covenants or agreements in the Merger Agreement under and in accordance with the terms of the Merger Agreement and (d) costs and expenses of Arconic in connection with the successful enforcement by Arconic of certain of Parent’s and Merger Sub’s obligations under the Merger Agreement.
Closing and Effective Time
The Closing will take place remotely at 10:00 a.m., Eastern Time on the fifth business day following the day on which the last of the conditions to the Closing, which are described below in the section of this proxy statement titled “The Merger Agreement—Conditions to the Closing of the Merger,” have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing) in accordance with the Merger Agreement, or at such other place, time and date as Arconic and Parent may agree in writing. If the Marketing Period has not ended at the time of the satisfaction or waiver of the Closing conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), as described below in the section of this proxy statement titled “The Merger Agreement—Cooperation as to Debt Financing Prior to the Closing,” then the Closing will occur instead on the date following the satisfaction or waiver of such conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) that is the earlier to occur of (a) any business day during the Marketing Period as may be specified by Parent on no less than two business days’ prior written notice to Arconic and (b) two business days following the final day of the Marketing Period.
Accounting Treatment
The Merger will be accounted for as a “purchase transaction” for financial accounting purposes.
Litigation Related to the Merger
In connection with the Merger, a complaint has been filed in federal court as an individual action. The Complaint is captioned O’Dell v. Arconic Corporation, et al., 1:23-cv-04971 (S.D.N.Y. June 13, 2023).
The Complaint generally alleges that the Preliminary Proxy Statement misrepresents and/or omits certain purportedly material information. The Complaint asserts violations of Sections 14(a) and 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder against Arconic and the members of its Board of Directors. The Complaint seeks, among other things: (a) an injunction enjoining the consummation of the Merger; (b) rescission or rescissory damages in the event the Merger is consummated; (c) direction that defendants account for all damages suffered as a result of any misconduct; (d) an award of costs of the action, including reasonable plaintiffs’ attorneys’ fees and experts’ fees and expenses; and (e) other relief the court may deem just and proper.
In addition to the Complaint, certain purported shareholders of Arconic have sent Demands alleging similar deficiencies and/or omissions regarding the disclosures made in the Preliminary Proxy Statement. Arconic cannot predict the outcome of the Matters but believes that they are without merit. These and/or other purported shareholders of Arconic may file lawsuits or send additional demand letters in connection with the Merger.
Appraisal Rights
This section summarizes Delaware law pertaining to appraisal rights in connection with the Merger. The following discussion is not a complete statement of the law pertaining to appraisal rights under Delaware law and is qualified in its entirety by the full text of Section 262, the text of which is reproduced in its entirety as Annex D to this proxy statement. The following summary does not constitute any legal or other advice and does not constitute a recommendation that you exercise your appraisal rights under Section 262. If you hold your shares of Arconic common stock through a bank, broker or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or other nominee.
Any person contemplating the exercise of such appraisal rights should carefully review the provisions of Section 262, the text of which is reproduced in its entirety as Annex D to this proxy statement, particularly the procedural steps required to properly demand and perfect such rights. Failure to follow the steps required by Section 262 for demanding and perfecting appraisal rights may result in the loss of such rights. All references in Section 262 and in this summary to a (a) “shareholder” are to the record holder of Arconic common stock, (b) “beneficial owner” are to a person who is the beneficial owner of shares of Arconic common stock held either in voting trust or by a nominee on behalf of such person, and (c) “person” are to an individual, corporation, partnership, unincorporated association or other entity.
Under Section 262, shareholders and beneficial owners desiring to exercise their right to appraisal must (a) properly deliver a written demand for an appraisal of their shares of Arconic common stock to Arconic prior to the shareholder vote on the adoption of the Merger Agreement; (b) not submit a proxy or otherwise vote in favor of the adoption of the Merger Agreement; (c) hold of record or beneficially own, as applicable, shares of Arconic common stock upon the making of a demand under clause (a) and continue to hold or beneficially own, respectively, such shares of Arconic common stock through the Effective Time; (d) not thereafter withdraw their demand for appraisal of their shares of Arconic common stock or otherwise lose their appraisal rights, in each case in accordance with the DGCL; and (e) otherwise meet the criteria and follow the procedures set forth in Section 262. However, assuming the shares of Arconic common stock remain listed on a national securities exchange immediately prior to the Merger (which we expect to be the case), after an appraisal petition has been filed, the Delaware Court of Chancery will dismiss appraisal proceedings as to all shareholders and beneficial owners of Arconic common stock who are otherwise entitled to appraisal rights unless (x) the total number of shares of Arconic common stock entitled to appraisal exceeds 1% of the outstanding shares of Arconic common stock eligible for appraisal or (y) the value of the Merger Consideration offered pursuant to the Merger Agreement in respect of such total number of shares exceeds $1,000,000. We refer to these conditions as the “Minimum Conditions.”
Unless the Delaware Court of Chancery, in its discretion, determines otherwise for good cause shown, interest from the Effective Time through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment; provided, however, that at any time before the Delaware Court of Chancery enters judgment in the appraisal proceeding, the Surviving Company may pay to each person entitled to appraisal an amount in cash, in which case any such interest will accrue after the time of such payment only on the amount that equals the sum of (x) the difference, if any, between the amount so paid and the “fair value” of the shares of Arconic common stock as determined by the Delaware Court of Chancery and (y) any interest accrued prior to the time of such voluntary payment, unless paid at such time. The Surviving Company is under no obligation to make such voluntary cash payment prior to such entry of judgment. Persons considering seeking appraisal should be aware that the fair value of their shares of Arconic common stock as determined pursuant to Section 262 could be more than, the same as or less than the Merger Consideration offered pursuant to the Merger Agreement if they did not seek appraisal of their shares.
Under Section 262, where a merger agreement is to be submitted for approval and adoption at a meeting of shareholders, the corporation, not less than 20 days prior to the meeting, must notify each of the shareholders who was such on the record date for notice of such meeting with respect to shares for which appraisal rights are available that appraisal rights are available and include in the notice a copy of Section 262 or information directing the shareholders to a publicly available electronic resource at which Section 262 may be accessed without subscription or cost. This proxy statement constitutes such notice that appraisal rights are available in connection with the Merger, and the full text of Section 262 is reproduced in its entirety as Annex D to this proxy statement. In connection with the Merger, any person who wishes to exercise appraisal rights or who wishes to preserve such person’s right to do so should review Section 262 carefully. Failure to comply with the requirements of Section 262 in a timely and proper manner may result in the loss of appraisal rights under the DGCL. A person who loses his, her or its appraisal rights will be entitled to receive the Merger Consideration. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal, we believe that if a person considers exercising such rights, that person should seek the advice of legal counsel.
Shareholders and beneficial owners wishing to exercise the right to seek an appraisal of their shares of Arconic common stock must strictly comply with Section 262. In addition, a shareholder of record, a beneficial owner or the Surviving Company must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares of Arconic common stock within 120 days after the Effective Time. The Surviving Company is under no obligation to file any petition and has no intention of doing so.
Because a proxy that does not contain voting instructions will, unless timely revoked, be voted in favor of the adoption of the Merger Agreement, a shareholder who votes by proxy and who wishes to exercise appraisal rights should not return a blank proxy, but rather must vote against the adoption of the Merger Agreement, abstain or not vote his, her or its shares of Arconic common stock. Beneficial owners should consult with their bank, broker or other nominee regarding methods of voting.
Filing Written Demand
Any shareholder or beneficial owner wishing to exercise appraisal rights must deliver to Arconic, before the vote on the adoption of the Merger Agreement at the Special Meeting, a written demand for the appraisal of such person’s shares of Arconic common stock. Neither voting against the adoption of the Merger Agreement nor abstaining from voting or failing to vote on the proposal to adopt the Merger Agreement and the Merger will, in and of itself, constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the adoption of the Merger

Agreement. A shareholder’s or beneficial owner’s failure to make the written demand prior to the taking of the vote on the adoption of the Merger Agreement at the Special Meeting will constitute a waiver of appraisal rights.
Record Holders
A demand for appraisal by a holder of record must be executed by or on behalf of the holder of record and must reasonably inform us of the identity of the shareholder and state that the person intends thereby to demand appraisal of the shareholder’s shares of Arconic common stock in connection with the Merger. If a holder of record is submitting a demand with respect to shares of Arconic common stock owned of record in a fiduciary or representative capacity, such as by a trustee, guardian or custodian, such demand must be executed by or on behalf of the record owner in such capacity, and if the shares of Arconic common stock are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners. A holder of record, such as a brokerage firm, bank, trust or other nominee, who holds shares of Arconic common stock as nominee or intermediary for one or more beneficial owners may exercise appraisal rights with respect to shares of Arconic common stock held for one or more beneficial owners while not exercising appraisal rights for other beneficial owners. In that case, the written demand should state the number of shares of Arconic common stock as to which appraisal is sought. Where no number of shares of Arconic common stock is expressly mentioned, the demand will be presumed to cover all shares of Arconic common stock held in the name of the holder of record.
Beneficial Owners
A beneficial owner may, in such person’s name, demand in writing an appraisal of such beneficial owner’s shares of Arconic common stock in accordance with the procedures of subsection (d)(1) of Section 262 summarized above, provided that (a) such beneficial owner continuously owns such shares through the Effective Time and otherwise satisfies the requirements applicable to a shareholder under the first sentence of subsection (a) of Section 262, and (b) the demand made by such beneficial owner reasonably identifies the holder of record of the shares for which the demand is made, is accompanied by documentary evidence of such beneficial owner’s beneficial ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provides an address at which such beneficial owner consents to receive notices given by Arconic under Section 262 and to be set forth on the Verified List (as defined below). Although not expressly required by Section 262, Arconic reserves the right to take the position that it may require the submission of all information required of a beneficial owner under subsection (d)(3) of Section 262 with respect to any person sharing beneficial ownership of the shares for which such demand is submitted.
All written demands for appraisal pursuant to Section 262 should be mailed or delivered to: Corporate Secretary, Arconic Corporation, 201 Isabella Street, Suite 400, Pittsburgh, Pennsylvania 15212-5872. Demands for appraisal may not be submitted by electronic transmission.
Actions After Completion of the Merger
If the Merger is completed, within 10 days after the Effective Time, the Surviving Company will notify each holder of Arconic common stock who has made a written demand for appraisal pursuant to Section 262 and who has not voted in favor of the adoption of the Merger Agreement, and any beneficial owner who has properly demanded appraisal as of the Effective Time, that the Merger has become effective and the effective date thereof.
At any time within 60 days after the Effective Time, any person entitled to appraisal rights who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw such person’s demand for appraisal in respect of some or all of such person’s shares of Arconic common stock and accept the Merger Consideration offered pursuant to the Merger Agreement with respect to the shares of Arconic common stock subject to the withdrawal by delivering to us as the Surviving Company a written withdrawal of the demand for appraisal.
Within 120 days after the Effective Time, the Surviving Company or any shareholder who has complied with Section 262 and is entitled to appraisal rights under Section 262, may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the Surviving Company in the case of a petition filed by a shareholder of record or beneficial owner, demanding a determination of the fair value of the shares of Arconic common stock held by all our shareholders entitled to appraisal. The Surviving Company is under no obligation, and has no present intention, to file a petition, and no shareholder should assume that the Surviving Company will file a petition or initiate any negotiations with respect to the fair value of the shares of Arconic common stock. Accordingly, any shareholders or beneficial owners who desire to have their shares of Arconic common stock appraised should initiate all necessary action to perfect their appraisal rights in respect of their shares of Arconic common stock within the time and in the manner prescribed in Section 262. The failure of a record holder or beneficial owner of shares of Arconic common stock to file such a petition within the period specified in Section 262 could result in the loss of appraisal rights.
Within 120 days after the Effective Time, any shareholder who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the Surviving Company a statement setting forth the aggregate number of shares of Arconic common stock not voted in favor of the adoption of the Merger Agreement and with respect to which we have received demands for appraisal, and the aggregate number of shareholders or beneficial owners holding or owning such shares (provided that, where a beneficial owner makes a demand on his, her or its own behalf, the record holder of such shares will not be considered a separate shareholder holding such shares for purposes of such aggregate number). The Surviving Company must give this statement to the requesting shareholder or beneficial owner within 10 days after receipt of the written request for such a statement or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later.
If a petition for an appraisal is duly filed by a record holder of shares of Arconic common stock or a beneficial owner and a copy thereof is served upon the Surviving Company, the Surviving Company will then be obligated within 20 days after such service to file with the Delaware Register in Chancery a duly verified list (which we refer to as the “Verified List”) containing the names and addresses of all persons who have demanded appraisal for their shares of Arconic common stock and with whom agreements as to the value of their shares have not been reached. Upon the filing of any such petition, the Delaware Court of Chancery may order that notice of the time and place fixed for the hearing on the petition be mailed to the Surviving Company and all of the shareholders shown on the Verified List at the addresses stated therein. The forms of the notices by mail and by publication will be approved by the Delaware Court of Chancery, and the costs of these notices will be borne by the Surviving Company.
After notice to the shareholders as required by the court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those persons who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the persons who demanded appraisal of their shares of Arconic common stock to submit their stock certificates to the Delaware Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any person fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to such person.
In addition, assuming the Arconic common stock remained listed on a national securities exchange immediately prior to the Effective Time, the Delaware Court of Chancery will dismiss the appraisal proceedings as to all persons who are otherwise entitled to appraisal rights unless one of the Minimum Conditions is met.
Determination of Fair Value
After determining the persons entitled to appraisal, the Delaware Court of Chancery will determine the “fair value” of the shares of Arconic common stock subject to appraisal, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value (subject, in the case of interest payments, to any voluntary cash payments made by the Surviving Company pursuant to subsection (h) of Section 262 that have the effect of limiting the sum on which interest accrues as described above).
In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”
Persons considering seeking appraisal should be aware that the fair value of their shares of Arconic common stock as so determined by the Delaware Court of Chancery could be more than, the same as or less than the Merger Consideration they would receive pursuant to the Merger if they did not seek appraisal of their shares of Arconic common stock and that an opinion of an investment banking firm as to the fairness from a financial point of view of the Merger Consideration offered pursuant to the Merger Agreement is not an opinion as to, and may not in any manner address, “fair value” under Section 262. Although we believe that the Merger Consideration offered pursuant to the Merger Agreement is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and persons considering exercising appraisal rights should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Merger Consideration offered pursuant to the Merger Agreement. Neither Arconic nor Parent anticipates offering more than the Merger Consideration offered pursuant to the Merger Agreement to any holder or beneficial owner of shares of Arconic common stock exercising appraisal rights, and Arconic and Parent each reserve the right to make a voluntary cash payment pursuant to subsection (h) of Section 262 and to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of Arconic common stock is less than the Merger Consideration offered pursuant to the Merger Agreement. If a demand for appraisal is duly withdrawn, a petition for appraisal is not timely filed, neither of the Minimum Conditions is met (assuming the Arconic common stock remained listed on a national securities exchange immediately prior to the Effective Time) or other requirements imposed by Section 262 to perfect and seek appraisal are not satisfied, then the right to an appraisal will cease.
Upon application by the Surviving Company or by any person entitled to participate in the appraisal proceeding, the Delaware Court of Chancery may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the persons entitled to an appraisal. Any person whose name appears on the Verified List may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights under Section 262.
The Delaware Court of Chancery will direct the payment of the fair value of the shares of Arconic common stock, together with interest, if any, by the Surviving Company to the persons entitled thereto. Payment will be made to each such person upon such terms and conditions as the Delaware Court of Chancery may order. The Delaware Court of Chancery’s decree may be enforced as other decrees in such court may be enforced.
The costs of the appraisal proceedings (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. Upon application of a person whose name appears on the Verified List who participated in the proceeding and incurred expenses in connection therewith, the Delaware Court of Chancery may also order that all or a portion of such expenses, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all the shares of Arconic common stock entitled to appraisal not dismissed pursuant to subsection (k) of Section 262 or subject to such an award pursuant to a reservation of jurisdiction under Subsection (k) of Section 262. In the absence of such an order, each party bears its own expenses.
If any person who demands appraisal of his, her or its shares of Arconic common stock under Section 262 fails to perfect, or loses or successfully withdraws, such person’s right to appraisal, such person’s shares of Arconic common stock will be deemed to have been converted at the Effective Time into the right to receive the Merger Consideration offered pursuant to the Merger Agreement, without interest. A person will fail to perfect, or effectively lose or withdraw, such person’s right to appraisal if no petition for appraisal is filed within 120 days after the Effective Time, neither of the Minimum Conditions is met (assuming the Arconic common stock remained listed on a national securities exchange immediately prior to the Effective Time) or if the person delivers to the Surviving Company a written withdrawal of the person’s demand for appraisal in accordance with Section 262.

From and after the Effective Time, no person who has demanded appraisal rights with respect to some or all of such person’s shares of Arconic common stock will be entitled to vote such shares for any purpose or to receive payment of dividends or other distributions on such shares, except dividends or other distributions payable to shareholders of record as of a time prior to the Effective Time. If no petition for an appraisal is filed, if neither of the Minimum Conditions is met (assuming the Arconic common stock remained listed on a national securities exchange immediately prior to the Effective Time), or if the person who has made a demand for appraisal delivers to the Surviving Company a written withdrawal of the demand for an appraisal in respect of some or all of such person’s shares of Arconic common stock within 60 days after the Effective Time in accordance with Section 262, then the right of such person to an appraisal of such shares will cease. Once a petition for appraisal is filed with the Delaware Court of Chancery, however, no appraisal proceeding will be dismissed as to any person without the approval of the Delaware Court of Chancery and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just, including, without limitation, a reservation of jurisdiction for any application to the Delaware Court of Chancery made under subsection (j) of Section 262; provided that this sentence does not affect the right of any person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person’s demand in respect of some or all of such person’s shares of Arconic common stock and to accept the terms offered upon the Merger with respect to the shares of Arconic common stock subject to the withdrawal within 60 days after the Effective Time.
Failure to comply with all of the procedures set forth in Section 262 may result in the loss of a shareholder’s or beneficial owner’s statutory appraisal rights. Consequently, any shareholder or beneficial owner wishing to exercise appraisal rights is encouraged to consult legal counsel before attempting to exercise those rights.
Material U.S. Federal Income Tax Consequences of the Merger
The following is a general discussion of certain U.S. federal income tax consequences of the Merger that may be relevant to U.S. Holders (as defined below) of shares of Arconic common stock whose shares of Arconic common stock are converted into the right to receive cash pursuant to the Merger. This discussion is limited to U.S. Holders who hold their shares of Arconic common stock as “capital assets” within the meaning of Section 1221 of the United States Internal Revenue Code of 1986 (which we refer to, as amended, as the “Code”) (generally, property held for investment). This discussion does not address U.S. federal income tax consequences with respect to holders other than U.S. Holders. This discussion is based upon the Code, Treasury Regulations promulgated under the Code, rulings and other published positions of the Internal Revenue Service (which we refer to as the “IRS”) and judicial decisions, all as in effect on the date of this proxy statement and all of which are subject to change or differing interpretations at any time, possibly with retroactive effect. Any such change or differing interpretation could affect the accuracy of the statements and conclusions set forth in this discussion. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax considerations described in this discussion. No advance ruling has been or will be sought from the IRS, and no opinion of counsel has been or will be rendered, regarding any matter discussed below.
For purposes of this discussion, a “U.S. Holder” means a beneficial owner of shares of Arconic common stock that is for U.S. federal income tax purposes:
•	an individual who is a citizen or resident of the United States;
•	a corporation, or other entity or arrangement taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;
•	an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or
•
a trust, if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more “United States persons” (within the meaning of the Code) have the authority to control all substantial decisions of the trust or (b) the trust validly elected to be treated as a United States person for U.S. federal income tax purposes.

This discussion is for general information purposes only and does not purport to be a complete analysis of all of the U.S. federal income tax considerations that may be relevant to particular holders in light of their particular facts and circumstances, or to Arconic shareholders subject to special rules under the U.S. federal income tax laws, including, for example:
•	banks and other financial institutions;

•	mutual funds;
•	insurance companies;
•	brokers or dealers in securities, currencies or commodities;
•	dealers or traders in securities subject to a mark-to-market method of accounting with respect to shares of Arconic common stock;
•	regulated investment companies and real estate investment trusts;
•	retirement plans, individual retirement and other deferred accounts;
•	tax-exempt organizations, governmental agencies, instrumentalities or other governmental organizations and pension funds;
•	holders that hold shares of Arconic common stock as part of a “straddle,” hedge, constructive sale, or other integrated transaction or conversion transaction or similar transactions;
•	U.S. Holders whose functional currency is not the U.S. dollar;
•
partnerships, other entities classified as partnerships for U.S. federal income tax purposes, “S corporations,” or any other pass-through entities for U.S. federal income tax purposes (or investors in such entities);

•	holders that own or have owned (directly, indirectly or constructively) 5% or more of Arconic common stock (by vote or value);
•	holders that received their shares of Arconic common stock in a compensatory transaction, through a tax-qualified retirement plan or pursuant to the exercise of options or warrants;
•	controlled foreign corporations, passive foreign investment companies, and corporations that accumulate earnings to avoid U.S. federal income tax;
•	U.S. expatriates and former citizens or long-term residents of the United States;
•	holders that own an equity interest in Parent following the Merger;
•	holders subject to any applicable minimum tax;
•	holders exercising appraisal rights under the DGCL; and
•
persons required to accelerate the recognition of any item of gross income with respect to Arconic common stock as a result of such income being taken into account on an applicable financial statement.

This discussion does not address any U.S. federal tax considerations other than those pertaining to the income tax (such as estate, gift or other non-income tax consequences) or any state, local or non-U.S. income or non-income tax considerations. In addition, this discussion does not address any considerations arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010 or any considerations in respect of the Foreign Account Tax Compliance Act of 2010 (including the Treasury Regulations and administrative guidance promulgated thereunder and intergovernmental agreements entered into pursuant thereto or in connection therewith and any laws, regulations or practices adopted in connection with any such agreement).
If any entity or arrangement treated as a partnership for U.S. federal income tax purposes is a beneficial owner of shares of Arconic common stock, the U.S. federal income tax treatment of a partner in such partnership generally will depend upon the status of the partner, the activities of the partner and the partnership and certain determinations made at the partner level. Accordingly, entities or arrangements treated as partnerships holding shares of Arconic common stock, and any partners therein, should consult their tax advisors as to the particular tax consequences to them of the Merger.
THE U.S. FEDERAL INCOME TAX TREATMENT OF THE TRANSACTIONS DISCUSSED HEREIN TO ANY PARTICULAR ARCONIC SHAREHOLDER WILL DEPEND ON THE ARCONIC SHAREHOLDER’S PARTICULAR CIRCUMSTANCES. YOU SHOULD CONSULT YOUR TAX

ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE MERGER IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES, INCLUDING U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES.
The receipt of cash by a U.S. Holder in exchange for shares of Arconic common stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a U.S. Holder who receives cash in exchange for Arconic common stock pursuant to the Merger will recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received in the Merger and the U.S. Holder’s adjusted tax basis in the shares of Arconic common stock surrendered pursuant to the Merger. A U.S. Holder’s adjusted tax basis generally will equal the amount that such U.S. Holder paid for the shares of Arconic common stock. Any gain or loss will generally be long-term capital gain or loss if such U.S. Holder’s holding period in such shares is more than one year at the time of the completion of the Merger. Long-term capital gains of certain non-corporate holders, including individuals, currently are subject to U.S. federal income tax at preferential rates. The deductibility of capital losses is subject to limitations. If a U.S. Holder acquired different blocks of Arconic common stock at different times or different prices, such U.S. Holder must determine its adjusted tax basis and holding period separately with respect to each block of Arconic common stock.
Information Reporting and Backup Withholding
Generally, information reporting requirements may apply in connection with payments made to U.S. Holders in connection with the Merger.
Backup withholding of tax (currently, at a rate of 24%) generally will apply to the proceeds received by a U.S. Holder pursuant to the Merger, unless the U.S. Holder provides the applicable withholding agent with a properly completed and executed IRS Form W-9 providing such U.S. Holder’s correct taxpayer identification number and certifying that such U.S. Holder is not subject to backup withholding, or otherwise establishes an exemption, and otherwise complies with the backup withholding rules.
Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder generally will be refunded or credited against such U.S. Holder’s U.S. federal income tax liability, if any, provided that the required information is timely furnished to the IRS.
THIS DISCUSSION IS FOR GENERAL INFORMATION ONLY. IT DOES NOT ADDRESS TAX CONSIDERATIONS THAT MAY VARY WITH, OR ARE CONTINGENT ON, YOUR INDIVIDUAL CIRCUMSTANCES OR THE APPLICATION OF ANY U.S. NON-INCOME TAX LAWS OR THE LAWS OF ANY STATE, LOCAL OR NON-U.S. JURISDICTION, AND HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING SUCH MATTERS AND THE TAX CONSEQUENCES OF THE MERGER TO THEM IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.
Regulatory Approvals Required for the Merger
General
Each of Parent, Merger Sub and Arconic has agreed to (subject to the terms and conditions of the Merger Agreement) use its reasonable best efforts to take, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under any applicable laws to consummate and make effective the Merger as promptly as practicable, including obtaining all necessary consents, authorizations, expirations or terminations of waiting periods, permits, orders or approvals of, waivers or any exemptions from governmental entities as described in the section of this proxy statement titled “The Merger Agreement—Regulatory Efforts and Related Matters.” These approvals include clearances under the HSR Act and certain other specified filings and approvals under the antitrust and foreign investment laws of other jurisdictions as described further below.
U.S. Regulatory Clearances
The Merger is subject to the HSR Act. A transaction notifiable under the HSR Act may not be completed until the expiration or termination of a 30-day waiting period following the parties’ filings of their HSR Act notification and report forms. If the FTC or the DOJ issues a Second Request prior to the expiration of the initial waiting period, the parties must observe a second 30-day waiting period, which would begin to run only after the parties have substantially complied with the Second Request, unless the waiting period is terminated earlier or the parties otherwise agree to extend the waiting period. The parties made the filings required under the HSR Act on May 16, 2023, and the initial 30-day waiting period expired at 11:59 p.m. Eastern Time on June 15, 2023.
At any time before or after the consummation of the Merger, notwithstanding the termination or expiration of the waiting period under the HSR Act, the FTC or the DOJ could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the Merger, seeking divestiture of substantial assets of the parties, or requiring the parties to license or hold separate assets or terminate existing relationships and contractual rights. At any time before or after the completion of the Merger, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the Merger or seeking divestiture of substantial assets of the parties. U.S. state attorneys general and private parties may also seek to take legal action under the antitrust laws under certain circumstances. We cannot be certain that a challenge to the Merger will not be made or that, if a challenge is made, we will prevail.
Other Regulatory Clearances
In addition to clearance under the HSR Act, the Merger is also subject to the receipt of regulatory approvals in certain other jurisdictions under their applicable antitrust and foreign investment laws. These include antitrust approvals in Brazil, China, the European Union, and South Korea, as well as foreign investment approvals in Germany and the United Kingdom. Each of the foregoing filings, or a draft thereof, was submitted to the relevant government authority on or before June 2, 2023.
In each case, the Merger cannot be completed until the parties obtain clearance or approval to consummate the Merger or the applicable waiting period has expired or been terminated. The parties have agreed to cooperate with each other and use their reasonable best efforts to make these filings as promptly as practicable. The relevant regulatory authorities could take such actions under the applicable regulatory laws as they deem necessary or desirable, including seeking divestiture of substantial assets of the parties, requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights, or requiring the parties to commit to certain undertakings with respect to the operations of Parent or Arconic after the Closing.
Required Vote
The affirmative vote of the holders of a majority of the outstanding shares of Arconic common stock entitled to vote thereon is required for approval of the Merger Agreement Proposal.
Assuming a quorum is present, (a) a failure to be represented by proxy or attend the Special Meeting, (b) abstentions and (c) “broker non-votes” (if any) will each have the same effect as a vote “AGAINST” the Merger Agreement Proposal. Shares of Arconic common stock represented by properly executed, timely received and unrevoked proxies will be voted in accordance with the instructions indicated thereon. If an Arconic shareholder returns a signed proxy card without indicating voting preferences on such proxy card, the shares of Arconic common stock represented by that proxy will be counted as present for purposes of determining the presence of a quorum for the Special Meeting, and all of such shares will be voted as recommended by the Board of Directors.
The Board of Directors unanimously recommends that you vote “FOR” the Merger Agreement Proposal.

THE MERGER AGREEMENT
The following summarizes the provisions of the Merger Agreement. The descriptions of the Merger Agreement in this summary and elsewhere in this proxy statement are not complete and are qualified in their entirety by reference to the Merger Agreement, a copy of which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. You should carefully read and consider the entire Merger Agreement, which is the legal document that governs the Merger, because this summary may not contain all of the information about the Merger Agreement that is important to you. The rights and obligations of the parties are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this proxy statement.
The representations, warranties, covenants and agreements described below and included in the Merger Agreement (a) were made only for purposes of the Merger Agreement and as of specific dates; (b) were made solely for the benefit of the parties to the Merger Agreement; and (c) may be subject to important qualifications, limitations and supplemental information agreed to by Arconic, Parent and Merger Sub in connection with negotiating the terms of the Merger Agreement. In addition, the representations and warranties have been included in the Merger Agreement for the purpose of allocating contractual risk between Arconic, Parent and Merger Sub rather than to establish matters as facts, and may be subject to standards of materiality applicable to such parties that differ from those applicable to investors. Arconic shareholders are not third-party beneficiaries under the Merger Agreement prior to the consummation of the Merger, and then only in limited capacities as provided therein, and should not rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of Arconic, Parent or Merger Sub or any of their respective affiliates or businesses. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement. In addition, you should not rely on the covenants in the Merger Agreement as actual limitations on the respective businesses of Arconic, Parent and Merger Sub, because the parties may take certain actions that are either expressly permitted in the confidential disclosure letters to the Merger Agreement or as otherwise consented to by the appropriate party, which consent may be given without prior notice to the public. The Merger Agreement is described below, and included as Annex A, only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding Arconic, Parent, Merger Sub or their respective businesses. Accordingly, the representations, warranties, covenants and other agreements in the Merger Agreement should not be read alone, and you should read the information provided elsewhere in this document and in our filings with the SEC regarding Arconic and our business.
Effects of the Merger; Directors and Officers; Certificate of Incorporation; Bylaws
The Merger Agreement provides that, on the terms and subject to the conditions set forth in the Merger Agreement, and in accordance with the applicable provisions of the DGCL, at the Effective Time, Merger Sub will merge with and into Arconic, the separate corporate existence of Merger Sub will cease and Arconic will be the Surviving Company and a wholly owned subsidiary of Parent.
At the Effective Time, the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, will be the certificate of incorporation of the Surviving Company until thereafter amended in accordance with the provisions thereof and applicable law, except that the name of the Surviving Company will be “Arconic Corporation” and the provision in the certificate of incorporation of Merger Sub naming its incorporator will be omitted, and the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, will be the bylaws of the Surviving Company until thereafter amended in accordance with the provisions thereof and applicable law, except that the name of the Surviving Company will be “Arconic Corporation.”
The directors of Merger Sub immediately prior to the Effective Time will be the initial directors of the Surviving Company and will hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal, in each case in accordance with the certificate of incorporation and bylaws of the Surviving Company. Except as otherwise determined by Parent prior to the Effective Time, the officers of Arconic immediately prior to the Effective Time will be the initial officers of the Surviving Company and will hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal, in each case in accordance with the certificate of incorporation and bylaws of the Surviving Company.

Closing and Effective Time
The Closing of the Merger will take place remotely at 10:00 a.m. Eastern Time on the fifth business day following the day on which the last of the conditions to the Closing, which are described below in the section of this proxy statement titled “—Conditions to the Closing of the Merger,” have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing) in accordance with the Merger Agreement, or at such other place, date and time as Arconic and Parent may agree in writing. If the Marketing Period has not ended at the time of the satisfaction or waiver of the Closing conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), as described below in the section of this proxy statement titled “—Cooperation as to Debt Financing Prior to the Closing,” then the Closing will occur instead on the date following the satisfaction or waiver of such conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) that is the earlier to occur of (a) any business day during the Marketing Period as may be specified by Parent on no less than two business days’ prior written notice to Arconic and (b) two business days following the final day of the Marketing Period.
On the Closing Date, the parties will file a certificate of merger meeting the requirements of Section 251 of the DGCL relating to the Merger with the Secretary of State of the State of Delaware in accordance with the terms and conditions of the DGCL. The time at which the Merger will become effective pursuant to the certificate of merger is referred to herein as the “Effective Time.”
Merger Consideration
Arconic Common Stock
At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Arconic, Merger Sub or Arconic shareholders, each share of Arconic common stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares and Dissenting Shares) will be automatically converted into the right to receive the Merger Consideration of $30.00 per share in cash, without interest, subject to any required tax withholding.
Each Cancelled Share will no longer be outstanding and will automatically be cancelled and will cease to exist, and no consideration will be delivered in exchange therefor.
Dissenting Shares will be treated as described below in the section of this proxy statement titled “—Dissenters’ Rights.”
If, between May 4, 2023 and the Effective Time, the outstanding shares of Arconic are changed into a different number of shares or a different class of shares by reason of any stock dividend, subdivision, reorganization, reclassification, recapitalization, stock split, reverse stock split, combination or exchange of shares, or any similar event, then the Merger Consideration will be equitably adjusted, without duplication, to proportionally reflect such change.
Conversion of Merger Sub Common Stock
Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Company.
Dissenters’ Rights
Dissenting Shares will be cancelled and cease to exist and will not be converted into or represent the right to receive the Merger Consideration, and holders of such Dissenting Shares will be entitled to receive payment of the fair value of such Dissenting Shares in accordance with the provisions of Section 262 unless and until any such holder fails to perfect or effectively withdraws or loses its rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such rights, such Dissenting Shares will thereupon be treated as if they had been converted into, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon, and the Surviving Company will remain liable for payment of the Merger Consideration for such Dissenting Shares, upon surrender in the manner provided for in the Merger Agreement.

For more information, please refer to the section of this proxy statement titled “Proposal 1: Adoption of the Merger Agreement—Appraisal Rights.”
Treatment of Arconic Equity Awards
Arconic Option Awards. At the Effective Time, each Arconic Option Award that is outstanding and unexercised as of immediately prior to the Effective Time, whether vested or unvested, will by virtue of the Merger and without any action on the part of the holder thereof, vest in full and be cancelled and converted into the right to receive, without interest, a cash payment equal to (a) the number of shares subject to such Arconic Option Award as of immediately prior to the Effective Time multiplied by (b) the excess, if any, of the Merger Consideration over the exercise price per share subject to such Arconic Option Award as of the Effective Time, less any applicable taxes required to be withheld with respect to such payment. Any Arconic Option Award that has an exercise price per share subject to such Arconic Option Award that is greater than or equal to the Merger Consideration will be cancelled at the Effective Time for no consideration.
Arconic RSU Awards and Arconic PSU Awards. At the Effective Time, each Arconic RSU Award granted prior to May 4, 2023 or to a non-employee member of the Board of Directors (at any time) and each Arconic PSU Award that is outstanding as of immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of the holder thereof, vest in full and be cancelled and converted into the right to receive, without interest, a cash payment equal to the product of (a) the number of shares subject to such Arconic RSU Award or Arconic PSU Award as of immediately prior to the Effective Time and (b) the Merger Consideration, less any applicable taxes required to be withheld with respect to such payment. The number of shares of Arconic common stock subject to each Arconic PSU Award will be determined by deeming the applicable performance goals to be achieved at the target level of performance, provided that with respect to any Arconic PSU Award for which 50% or more of the applicable performance period has been completed as of the Effective Time, the number of shares will be determined based on the actual level of performance (as reasonably determined in good faith by the Board of Directors (or the authorized committee thereof) following reasonable consultation with Parent). Arconic RSU Awards granted on or after May 4, 2023 (other than any such awards granted to non-employee members of the Board of Directors) will be cancelled and converted into a cash award equal to (i) the number of shares subject to such Arconic RSU Award as of immediately prior to the Effective Time multiplied by (ii) the Merger Consideration, with such cash awards being subject to the same terms and conditions that applied to the Arconic RSU Award immediately prior to the Effective Time (including service-based vesting conditions).
Arconic DSU Awards. At the Effective Time, each Arconic DSU Award will, by virtue of the Merger and without any action on the part of the holder thereof vest in full and be cancelled and converted into the right to receive, without interest, a cash payment equal to (a) the number of shares subject to such Arconic DSU Award as of immediately prior to the Effective Time multiplied by (b) the Merger Consideration, less any applicable taxes required to be withheld with respect to such payment.
Exchange and Payment Procedures
At or prior to the Effective Time, Parent will deposit, or cause to be deposited, with the Paying Agent, in trust for the benefit of holders of Arconic common stock, other than Cancelled Shares and Dissenting Shares, the Payment Fund.
As promptly as practicable (and no later than the third business day after the Effective Time), Parent will cause the Paying Agent to mail to each holder of record of Arconic common stock whose shares were converted into the right to receive the Merger Consideration (a) a letter of transmittal and (b) instructions for use in effecting the surrender of Certificates or Book-Entry Shares in exchange for the Merger Consideration.
Upon surrender of Certificates or Book-Entry Shares to the Paying Agent together with a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, or, in the case of Book-Entry Shares, receipt of an “agent’s message” by the Paying Agent, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificates or Book-Entry Shares will be entitled to receive in exchange therefor the Merger Consideration into which the shares represented by such Certificates or Book-Entry Shares have been converted pursuant to the Merger Agreement. In the event of a transfer of ownership of shares that is not registered in the transfer or stock records of Arconic, any cash to be paid upon due surrender of the Certificates or Book-Entry Shares formerly representing such shares may be paid to any such transferee if such Certificates or Book-Entry Shares are presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer, in each case properly endorsed or otherwise in proper form and to evidence that any applicable stock transfer or other similar taxes have been paid or are not applicable. No interest will be paid or will accrue on the Merger Consideration payable upon surrender of any Certificates or Book-Entry Shares.
From and after the Effective Time, subject to applicable law in the case of Dissenting Shares, (a) all holders of Certificates and Book-Entry Shares will cease to have any rights as shareholders of Arconic other than the right to receive the Merger Consideration, pursuant to the terms of the Merger Agreement, and (b) the stock transfer books of Arconic will be closed with respect to all shares outstanding immediately prior to the Effective Time, and there will be no further registration of transfers on the stock transfer books of the Surviving Company of shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates or Book-Entry Shares formerly representing shares are presented to the Surviving Company, Parent or the Paying Agent for any reason, such Certificates or Book-Entry Shares will be cancelled and exchanged pursuant to the Merger Agreement, subject to applicable law in the case of Dissenting Shares.
If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, the posting by such person of a bond in a customary amount as Parent or the Paying Agent may determine is reasonably necessary as indemnity against any claim that may be made against it or the Surviving Company with respect to such Certificate, the Paying Agent will deliver, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration in accordance with the terms of the Merger Agreement.
Any portion of the Payment Fund (including any interest or other amounts received with respect thereto) that remains unclaimed by, or otherwise undistributed to, the holders of Certificates and Book-Entry Shares for 12 months after the Effective Time will be delivered to Parent, upon demand, and any holder of Certificates or Book-Entry Shares that has not complied with the processes described in the Merger Agreement, will thereafter look only to Parent or the Surviving Company (subject to abandoned property, escheat or other similar laws), as general creditors thereof, for satisfaction of its claim for Merger Consideration that such holder has the right to receive pursuant to the Merger Agreement, without any interest thereon.
Withholding
Each of Arconic, the Surviving Company, Parent, Merger Sub and the Paying Agent (without duplication) are entitled to deduct and withhold from amounts otherwise payable pursuant to the Merger Agreement, such amounts as are required to be deducted or withheld with respect to the making of such payment under applicable tax law. To the extent that any amounts are so deducted or withheld and timely remitted to the appropriate taxing authority, such deducted or withheld amounts will be treated for all purposes of the Merger Agreement as having been paid to the person in respect of which such deduction or withholding was made.
Representations and Warranties
The Merger Agreement contains representations and warranties of Arconic, Parent and Merger Sub. Some of the representations and warranties in the Merger Agreement made by Arconic are qualified as to “materiality” or “Material Adverse Effect.” For purposes of the Merger Agreement, “Material Adverse Effect” means any change, effect, event, occurrence or development that, individually or in the aggregate, (a) would reasonably be expected to, prevent or materially delay the ability of Arconic to consummate the Merger by the End Date (as defined in the section of this proxy statement titled “—Termination of the Merger Agreement”) or (b) has had, or would reasonably be expected to have, a material adverse effect on the business, assets, results of operations or financial condition of Arconic and its subsidiaries, taken as a whole, excluding, however, solely in the case of clause (b), the impact of:
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any changes or developments in domestic, foreign or global markets or domestic, foreign or global economic conditions generally, including (i) any changes or developments in or affecting domestic or any foreign securities, equity, credit, financial or commodities markets or (ii) any changes or developments in or affecting domestic or any foreign interest or exchange rates;

•	changes after May 4, 2023 in GAAP or any official interpretation or enforcement thereof;
•	changes after May 4, 2023 in applicable law (including certain measures taken in response to COVID-19 or any measures enacted or regulations promulgated by a governmental entity relating to cybercrime, cyberterrorism, ransomware, malware, privacy or the protection of personal data that are applicable to Arconic and its subsidiaries that are required by applicable law) or any official interpretation or enforcement thereof by governmental entities;
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any geopolitical conditions, military conflict or actions, outbreak of hostilities, acts of war, acts of foreign or domestic terrorism, cyberterrorism, ransomware or malware, rebellion or insurrection, acts of espionage, sabotage or cybercrime, trade wars or sanctions laws, or escalation or worsening of any of the foregoing by or sponsored by a governmental entity, or escalation or worsening of any of the foregoing, or any action taken by any governmental entity in response to any of the foregoing, including sanctions or similar restrictions imposed on the Russian Federation, or certain persons associated with the Russian Federation, in each case as a result of the Russian Federation’s invasion of Ukraine;

•	changes or developments in, or the general conditions or trends in, the industries in which Arconic or any of its subsidiaries operate;
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the execution and delivery of the Merger Agreement, or the announcement or the existence of, or compliance with or performance under, the express terms of the Merger Agreement or the transactions contemplated thereby (including the impact thereof on the relationships, contractual or otherwise, of Arconic or any of its subsidiaries with employees, labor unions, financing sources, customers, suppliers, partners or other business relationships) (subject to exceptions relating to certain representations and warranties and Closing conditions);

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hurricanes, tornados, floods, volcanic eruptions, earthquakes, nuclear incidents, foreign or domestic social protest or social unrest, pandemics (including COVID-19), epidemics or other outbreaks of diseases, quarantine restrictions, weather conditions, power outages or electrical blackouts, wild fires or other natural or manmade disasters or any acts of God (or escalation or worsening of any such events or occurrences or any action, law, pronouncement or guideline taken or promulgated by any governmental entity or the World Health Organization in response to any of the foregoing (including certain measures taken in response to COVID-19));

•	the identity of Parent or Merger Sub;
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any decline in the trading price or trading volume of Arconic common stock or any change in the ratings or ratings outlook for Arconic or any of its subsidiaries (but the underlying causes thereof may be considered in determining whether a Material Adverse Effect has occurred if not otherwise expressly excluded in the definition of Material Adverse Effect);

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the failure to meet any projections, guidance, budgets, forecasts or estimates (but the underlying causes thereof may be considered in determining whether a Material Adverse Effect has occurred if not otherwise excluded in the definition of Material Adverse Effect);

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any action taken or omitted to be taken by Arconic or any of its subsidiaries at the express written request or with the express written consent of Parent or as expressly required or expressly contemplated by the Merger Agreement, or the failure of Arconic to take any action that Arconic is expressly prohibited by the terms of the Merger Agreement from taking;

•	any transaction litigation; and
•	any labor strike, slow down, lockage or stoppage, pending or threatened, affecting the business or any group of employees of Arconic or any of its subsidiaries.
To the extent that any changes, effects, events, occurrences or developments resulting from the matters described in the first, second, third, fourth, fifth or seventh bullets set forth above have had a disproportionate adverse effect on Arconic and its subsidiaries, taken as a whole, relative to similarly situated companies engaged in the industries in which Arconic and its subsidiaries operate, the incremental disproportionate adverse impact will be taken into account for the purpose of determining whether a Material Adverse Effect exists or has occurred.

In the Merger Agreement, Arconic has made representations and warranties to Parent and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement and in the confidential disclosure letter provided by Arconic to Parent and Merger Sub. These representations and warranties relate to, among other things:
•	due incorporation, valid existence, good standing and corporate power and authority to conduct business with respect to Arconic and its subsidiaries;
•	the subsidiaries of Arconic;
•	the organizational documents of Arconic;
•	the capitalization of Arconic;
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the corporate power, authority and approvals necessary for Arconic to enter into the Merger Agreement and, subject to Arconic Shareholder Approval, to perform its obligations thereunder and consummate the transactions contemplated thereby;

•	the regulatory approvals necessary for the consummation of the Merger and the other transactions contemplated by the Merger Agreement;
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the absence of, as a result of the execution and delivery by Arconic of the Merger Agreement and the consummation by Arconic of the Merger and the other transactions contemplated thereby, (i) consent, approval, violation, conflict, breach or default of any contract or similar obligation of Arconic or its subsidiaries, (ii) a conflict with or a violation of Arconic’s organizational documents or (iii) a conflict with or a violation of applicable law;

•	Arconic’s SEC filings and financial statements;
•	Arconic’s disclosure controls and procedures and internal control over financial reporting;
•	the absence of specified undisclosed liabilities or obligations;
•	Arconic’s and its subsidiaries’ compliance with applicable law and possession of applicable authorizations, permits, registrations and clearances of any governmental entity;
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Arconic’s, its subsidiaries’, and its and their directors’, officers’, employees’, and agents’ compliance with legislation, regulation, policies and procedures regarding bribery, sanctions and import-export laws;

•	environmental matters;
•	Arconic benefit plans and other specified labor matters;
•	matters relating to severance payments, including with respect to Section 280G of the Code;
•	labor disputes and collective bargaining agreements;
•	Arconic’s and its subsidiaries’ compliance with applicable employment and labor laws;
•	the absence of allegations of sexual harassment or sexual misconduct, or legal actions or settlements involving such matters;
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the absence of any fact, change, circumstance, event, occurrence, condition or development from January 1, 2023 to May 4, 2023 that has had, or would reasonably be expected to have, a Material Adverse Effect;

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that from January 1, 2023 to May 4, 2023, except with respect to the transactions (or other actions) contemplated by the Merger Agreement, Arconic and its subsidiaries have conducted their businesses in all material respects in the ordinary course of business and have not taken certain specified actions described in the section of this proxy statement titled “—Conduct of Business Pending the Merger” that would have required Parent’s consent had they been taken during the Pre-Closing Period;

•	the absence of proceedings or orders against Arconic or its subsidiaries that would reasonably be expected to have a Material Adverse Effect;

•	certain representations with regard to this proxy statement;
•	certain tax matters;
•	certain real property owned or leased by Arconic or its subsidiaries;
•	Arconic’s and its subsidiaries’ intellectual property and rights thereto;
•	the security of Arconic’s and its subsidiaries’ information technology assets;
•	Arconic’s and its subsidiaries’ compliance with data protection laws and privacy policies and its and their use and protection of personal data;
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the existence and enforceability of specified categories of certain of Arconic’s and its subsidiaries’ material contracts, and the absence of any breach or default under the terms thereof or occurrence of an event that would constitute a default thereunder;

•	the fairness opinions of Goldman Sachs and Evercore provided to the Board of Directors;
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the absence of any investment banker, broker, financial advisor, finder or similar person hired by Arconic or its subsidiaries in connection with the transactions contemplated by the Merger Agreement who would be entitled to any fee or commission in connection with or upon consummation of the Merger;

•	the inapplicability of state takeover statutes or regulations to the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement;
•	insurance policies and programs;
•	contractual relationships with significant customers and suppliers;
•	certain related party transactions involving Arconic and its subsidiaries; and
•	compliance with the terms and conditions of government contracts to which Arconic and its subsidiaries are a party.
In the Merger Agreement, Parent and Merger Sub have made representations and warranties to Arconic that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement and in the confidential disclosure letter provided by Parent and Merger Sub to Arconic, including as to “materiality” or “Parent Material Adverse Effect.” For the purposes of the Merger Agreement, a “Parent Material Adverse Effect” means any change, effect, event, occurrence or development that, individually or in the aggregate, prevents, materially impedes or materially delays, or would reasonably be expected to prevent, materially impede or materially delay, the Closing or the ability of Parent or Merger Sub to timely consummate the Merger and the other transactions contemplated by the Merger Agreement or perform its obligations under the Merger Agreement. These representations and warranties relate to, among other things:
•	due incorporation, valid existence, good standing and corporate power and authority to conduct business with respect to Parent and Merger Sub;
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the corporate power, authority and approvals necessary for Parent and Merger Sub to enter into the Merger Agreement and other transaction documents, and to perform its obligations thereunder and consummate the transactions contemplated thereby;

•	the regulatory approvals necessary for the consummation of the Merger and the other transactions contemplated by the Merger Agreement;
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the absence of, as a result of the execution and delivery by Parent and Merger Sub of the Merger Agreement and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated thereby, (a) consent, approval, violation, conflict, breach or default of any contract or similar obligation of Parent, Merger Sub or their subsidiaries, (b) a conflict with or a violation of Parent’s or Merger Sub’s organizational documents or (c) a conflict with or a violation of applicable law;

•	the absence of proceedings or orders against Parent or its subsidiaries that would reasonably be expected to have a Parent Material Adverse Effect;

•	certain representations with regard to this proxy statement;
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the absence of any investment banker, broker, financial advisor, finder or similar person hired by Parent or its subsidiaries in connection with the transactions contemplated by the Merger Agreement who would be entitled to any fee or commission in connection with or upon consummation of the Merger;

•	the delivery, enforceability and terms of the Debt Commitment Letters , Equity Commitment Letters and other documentation related to the Financing;
•	the conditions precedent to the obligations of the Debt Financing Entities and the Equity Investors to provide the Financing;
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Parent’s belief in its ability to satisfy the terms and conditions in the Commitment Letters, and in the ability of the Debt Financing Entities and the Equity Investors to perform their respective obligations thereunder;

•	other contracts to which Parent is a party relating to the Commitment Letters or the Financing;
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the ability of the aggregate proceeds contemplated by the Commitment Letters to provide Parent with cash proceeds sufficient to satisfy all of Parent’s and Merger Sub’s obligations under the Merger Agreement and the Commitment Letters;

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the absence of financing (including the Financing) or receipt or availability of funds as a condition to Parent’s, Merger Sub’s or any of their respective affiliates’ obligations under the Merger Agreement;

•	the solvency of the Surviving Company;
•	the delivery and enforceability of the Limited Guarantees;
•	the Equity Investors’ ability to satisfy the obligations guaranteed under the Limited Guarantees;
•	the capitalization of Merger Sub;
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the absence of a requirement of any vote of shareholders of Parent or holders of any other securities of Parent or any of its affiliates in order for Parent to consummate the Merger or the other transactions contemplated by the Merger Agreement;

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the absence of certain arrangements between Parent or Merger Sub or any of their affiliates with certain beneficial owners of Arconic common stock relating to the transactions contemplated by the Merger Agreement; and

•	the ownership of Arconic common stock or other securities by Parent, Merger Sub and their respective subsidiaries or affiliates.
The representations and warranties in the Merger Agreement will not survive the consummation of the Merger.
Conduct of Business Pending the Merger
During the Pre-Closing Period, except (a) as may be required by applicable law, any governmental entity of competent jurisdiction or the rules or regulations of the NYSE, (b) with the prior written consent of Parent (which will not be unreasonably withheld, conditioned or delayed) (provided that Parent will be deemed to have consented if it provides no response within five business days after a request by Arconic for such consent), (c) as expressly contemplated, required or permitted by the Merger Agreement, (d) in connection with any action taken, or omitted to be taken, pursuant to certain responsive measures to COVID-19, the Russian Federation’s invasion of Ukraine or cybersecurity issues, or (e) as set forth in the confidential disclosure letter provided by Arconic to Parent and Merger Sub, Arconic will, and will cause each of its subsidiaries to, use reasonable best efforts to conduct its business in the ordinary course and use commercially reasonable efforts to preserve its business organization intact and maintain existing relations with key customers, suppliers, lenders, partners, officers, employees, governmental entities and other third parties with whom Arconic and its subsidiaries have significant business relationships or regulatory relationships. No action by Arconic or its subsidiaries with respect to matters specifically addressed by the following paragraph will be deemed to breach the preceding sentence unless such action would constitute a breach of the following paragraph.

During the Pre-Closing Period, except (a) as may be required by applicable law, any governmental entity of competent jurisdiction or the rules or regulations of the NYSE, (b) with the prior written consent of Parent (which will not be unreasonably withheld, conditioned or delayed) (provided that Parent will be deemed to have consented if it provides no response within five business days after a request by Arconic for such consent), (c) as expressly contemplated, required or permitted by the Merger Agreement, (d) in connection with any action taken, or omitted to be taken, pursuant to certain responsive measures to COVID-19, the Russian Federation’s invasion of Ukraine or cybersecurity issues, or (e) as set forth in the confidential disclosure letter provided by Arconic to Parent and Merger Sub, Arconic will not, and will not permit any of its subsidiaries to (whether by merger, consolidation or otherwise):
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amend or adopt any amendment to Arconic’s or its subsidiaries’ organizational or governing documents, other than immaterial amendments to organizational or governing documents of Arconic’s subsidiaries;

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adjust, split, reverse split, consolidate, subdivide, combine or reclassify any shares of capital stock, voting securities or other ownership interests of Arconic or any of its subsidiaries (or any warrants, options or other rights to acquire the foregoing);

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make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock, or any other securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock, except for (i) any such transactions solely among Arconic and its wholly owned subsidiaries or among Arconic’s wholly owned subsidiaries, (ii) the acceptance of Arconic common stock as payment for the exercise price of Arconic options and (iii) the acceptance of Arconic common stock, or withholding of Arconic common stock otherwise deliverable, to satisfy withholding taxes incurred in connection with the exercise, vesting and/or settlement of Arconic equity awards outstanding as of May 4, 2023 or granted on or after May 4, 2023 in compliance with the Merger Agreement;

•	grant any Arconic equity awards or other equity-based awards or interests, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock;
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(i) issue, sell or otherwise permit to become outstanding any additional shares of its capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of its capital stock, except pursuant to the due exercise, vesting and/or settlement of Arconic equity awards outstanding as of May 4, 2023 or granted after May 4, 2023 in compliance with the Merger Agreement, in accordance with their terms or in transactions solely among Arconic and its subsidiaries or among Arconic’s subsidiaries, or (ii) enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock or equity interests;

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propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, other than the Merger and any liquidation or dissolution of any dormant subsidiary or merger, consolidation or reorganization solely among Arconic and its subsidiaries or solely among Arconic’s subsidiaries for bona fide tax purposes;

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incur, assume, endorse, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any indebtedness for borrowed money, enter into financial swaps, futures or options involving an interest rate, foreign exchange or commodity, or issue or sell any debt securities or any rights to acquire any debt securities, except for (i) any indebtedness for borrowed money among Arconic and/or its wholly owned subsidiaries or among wholly owned subsidiaries of Arconic, (ii) guarantees by Arconic of indebtedness for borrowed money of wholly owned subsidiaries of Arconic or guarantees by wholly owned subsidiaries of Arconic of indebtedness for borrowed money of Arconic or any of its wholly owned subsidiaries, which indebtedness is incurred in compliance with this bullet point or is outstanding as of May 4, 2023, (iii) indebtedness incurred in the ordinary course of business for working capital purposes under the Company Credit Agreement (as defined in the Merger Agreement) in effect prior to the execution of the Merger Agreement (in an amount not to exceed the aggregate amount outstanding or committed on May 4, 2023 plus any additional amount not prohibited the following clause), (iv) any refinancing, extension, renewal or replacement of any outstanding indebtedness of Arconic and its subsidiaries, in the ordinary course of business, to the extent reasonably necessary to do so in the good faith determination of Arconic, and up to an aggregate amount equal to the aggregate principal amount of (and unutilized commitments under) the indebtedness being refinanced, extended, renewed, refunded or replaced, plus fees, underwriting discounts, premiums, accrued and unpaid interest and other reasonable and customary costs and expenses incurred or payable in connection with such refinancing, extension, renewal, refunding or replacement, and (v) financial swaps, futures or options or similar agreements or arrangements involving an interest rate, foreign exchange or commodity incurred in the ordinary course of business consistent with past practice;
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other than in accordance with contracts or agreements in effect as of May 4, 2023 and expressly disclosed on the confidential disclosure letter provided by Arconic to Parent and Merger Sub, (i) make certain prohibited divestitures or (ii) sell, transfer, pledge, mortgage, encumber or otherwise dispose of any of its properties, businesses or assets, tangible or intangible, having a value in excess of $20,000,000 individually or $75,000,000 in the aggregate, except, in each case, (x) in the ordinary course of business consistent with past practice, (y) in connection with any transaction solely between or among Arconic and wholly owned subsidiaries of Arconic or (z) the incurrence of certain permitted liens;

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(i) acquire any interest in any person or any division, assets, properties, businesses or equity securities thereof (including by merger, consolidation or acquisition of stock or assets), other than (A) in or from any wholly owned subsidiary of Arconic, (B) inventory, raw materials, equipment, spare parts and other business supplies, in each case, in the ordinary course of business, or (C) such acquisitions that do not exceed $10,000,000 individually or $25,000,000 in the aggregate (provided that any capital expenditures will be governed by the terms of the Merger Agreement related to capital expenditures and will not be subject to such individual cap or be counted towards such aggregate cap), or (ii) make any loans, advances or capital contributions to, or investments in, any other person, other than (A) to or in any wholly owned subsidiary of Arconic, (B) advances to directors, officers and other employees for travel and other reimbursable expenses incurred in the ordinary course of business consistent with past practice, or (C) in connection with transactions permitted pursuant to the foregoing clause (i);

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except as required by any collective bargaining agreement or Company Benefit Plan (as defined in the Merger Agreement) (including related award agreements), each as in effect as of May 4, 2023, (i) establish, adopt, materially amend or terminate any Company Benefit Plan or collective bargaining agreement or create or enter into any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Benefit Plan if it were in existence as of the date of the Merger Agreement, except for renewals, amendments or terminations in the ordinary course of business consistent with past practice that do not materially increase costs for or under the applicable Company Benefit Plan, (ii) increase the compensation (including severance, change-in-control and retention compensation) or benefits of any service provider, (iii) pay or award, or commit to pay or award, any bonuses or incentive compensation, (iv) fund any rabbi trust or similar arrangement or otherwise secure funding for any Company Benefit Plan that is not intended to be tax-qualified, or any Company Benefit Plan that is intended to be tax-qualified in excess of the amount set forth on the confidential disclosure letter provided by Arconic to Parent and Merger Sub, (v) accelerate the time of funding, vesting or payment of any award under any Company Benefit Plan, (vi) terminate, other than for cause (as reasonably determined by Arconic in good faith), the employment or services of, or hire or engage the services of, any executive officer, (vii) effectuate any plant closing or mass layoff that would incur any liability or obligation under the Worker Adjustment and Retraining Notification Act and the regulations promulgated thereunder or any similar state, local or foreign law, (viii) grant or forgive any loans to any service provider, other than for employees who are not executive officers in the ordinary course of business consistent with past practice and not to exceed $2,500,000 in the aggregate, subject to Arconic notifying Parent in writing prior to any such grant or forgiveness or (ix) materially change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Benefit Plan that is a defined benefit pension plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, in each case, except as may be required by GAAP or applicable law;

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other than any transaction litigation, which is governed by provisions of the Merger Agreement described in the section of this proxy statement titled “—Transaction Litigation,” and any proceedings in respect of tax matters, the latter of which is governed by the following bullet point, waive, release, assign, settle or compromise any claims, liabilities or obligations arising out of or related to any proceedings (i) against Arconic or any of its subsidiaries, other than a settlement, release or compromise for less than $10,000,000 individually (after taking into account insurance coverage maintained by Arconic or its subsidiaries that Arconic reasonably believes will cover such settlement, release or compromise), in each case that would not involve injunctive, equitable or other non-monetary relief or impose any material restrictions or changes on the business or operations of Arconic or any of its subsidiaries and without any admission of wrongdoing of Arconic or any of its subsidiaries, or (ii) that are set forth on the confidential disclosure letter provided by Arconic to Parent and Merger Sub;

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(i) make (other than in the ordinary course of business) or change any material tax election, (ii) file any material amended tax return, (iii) settle or compromise any claim relating to a material amount of taxes for an amount materially in excess of amounts reserved therefor, (iv) enter into any “closing agreement” within the meaning of Section 7121 of the Internal Revenue Code of 1986, as amended (or any analogous provision of state, local or foreign law) relating to a material amount of taxes or (v) surrender any right to claim a material tax credit or refund;

•	implement or adopt any material change in its financial accounting principles, periods or methods, other than as may be required by GAAP or applicable law or any governmental entity;
•	enter into any new line of business outside its existing lines of business as of May 4, 2023;
•	terminate, suspend, amend or modify in any material respect, any governmental permits, except (i) as required by applicable law or a governmental entity or (ii) in the ordinary course of business;
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(i) terminate, modify in any material respect, allow to lapse or fail to exercise renewal rights with respect to any insurance policy set forth on the confidential disclosure letter provided by Arconic to Parent and Merger Sub or (ii) fail to use commercially reasonable efforts to maintain in full force and effect existing insurance policies that are material to Arconic and its subsidiaries, taken as a whole (provided that, for the avoidance of doubt, Arconic and its subsidiaries may issue and renew insurance policies in the ordinary course of business consistent with past practice);

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(i) renew (other than a renewal of a contract on substantially similar terms (subject to any changes to address changes in applicable law or to reflect the immaterial updates to the counterparties’ forms)), extend (except in the ordinary course of business consistent with past practice), amend or terminate in a manner materially adverse to Arconic or any of its subsidiaries, or waive any material right, remedy or default under, any Company Material Contract (as defined in the Merger Agreement), or (ii) (x) amend in a manner materially adverse to Arconic or any of its subsidiaries or (y) enter into, except in the ordinary course of business consistent with past practice (excluding any contract that would be a Company Material Contract containing provisions establishing a non-compete or non-solicitation, a right-of-first-refusal or similar right, or joint venture, partnership or limited liability agreement), any contract that, if existing on May 4, 2023, would be a Company Material Contract (other than entering into any contract solely to the extent effecting a capital expenditure, acquisition, disposition or other transaction expressly permitted by this paragraph), in each case of clauses (i) and (ii), other than any entry into, renewal, extension, refinancing or refunding of (x) indebtedness for borrowed money or (y) any ISDA Master Agreement (as defined in the Merger Agreement) or brokerage account, or schedule thereto, relating to a financial swap, future or option, in each case in accordance with the seventh bullet point; or

•	agree to take, or make any commitment to take, any of the foregoing actions.

No Solicitation
During the Pre-Closing Period, Arconic has agreed that it will not, and will cause its subsidiaries, affiliates and representatives not to, directly or indirectly:
•
solicit, initiate or knowingly encourage or knowingly facilitate any inquiries with respect to, or the making or submission of any proposal or offer that constitutes, or that would reasonably be expected to lead to, an Alternative Proposal (as defined below);

•
enter into or otherwise participate or engage in any discussions or negotiations regarding an Alternative Proposal or provide access to its or their respective properties, books and records or any non-public information relating to Arconic or its subsidiaries to, any person (other than Parent, Merger Sub or their respective representatives) (including any person that has made or, to the knowledge of Arconic, is considering making an Alternative Proposal) with the intent to induce the making, submission or announcement of, or to knowingly encourage or knowingly facilitate, an Alternative Proposal (except, in each case, solely to (x) notify such person as to the existence of the “no shop” provisions of the Merger Agreement described in this section and the section of this proxy statement titled “—The Board of Directors’ Recommendation; Change of Recommendation”) or (y) to seek to clarify and understand the terms and conditions of any proposal or offer made by any person solely to determine whether such proposal or offer constitutes or could reasonably be expected to lead to a Superior Proposal (as defined below);

•
enter into any merger agreement, acquisition agreement, letter of intent or agreement in principle or any agreement providing for any Alternative Proposal (except for certain confidentiality agreements);

•
take any action to make any provision of any “fair price,” “moratorium,” “control share acquisition” or other form of anti-takeover statute or regulation (or any related provision in Arconic’s certificate of incorporation or bylaws) inapplicable to any transactions contemplated by an Alternative Proposal; or

•	authorize any of, or commit or agree to do any of the foregoing actions.
Arconic further agreed to, and to cause its subsidiaries and its and their respective directors and officers to, and to use reasonable best efforts to cause its and their respective other affiliates and representatives to:
•
immediately cease and cause to be terminated any solicitations, discussions or negotiations with any persons (other than Parent, Merger Sub and their respective affiliates and representatives) in connection with any Alternative Proposal submitted as of, or prior to, May 4, 2023;

•
promptly terminate (and, in any event, within 48 hours after the execution of the Merger Agreement, have terminated) access to any physical or electronic data rooms hosted by or on behalf of Arconic with respect to the transactions contemplated by the Merger Agreement by any person (other than (a) Parent, Merger Sub and their respective representatives or affiliates, (b) Arconic and its representatives or affiliates and, until May 25, 2023, (c) any person that (i) submitted an Alternative Proposal to Arconic prior to May 4, 2023 and (ii) remained actively engaged with respect to such potential Alternative Proposal as of May 4, 2023 (any such person meeting the criteria set forth in clauses (i) and (ii), together with its and its representatives or affiliates, which we refer to as an “Excluded Person”), provided that neither Arconic nor any of its representatives or affiliates will update the contents of any such data rooms with respect to such Excluded Person except as otherwise permitted by the no shop provisions described in this section); and

•
promptly deliver (and, in any event, within 48 hours after the execution of the Merger Agreement, have delivered) written notice in accordance with the applicable confidentiality agreement between Arconic and such person requesting that such person and/or its representatives (other than Parent, Merger Sub, Excluded Persons and their respective representatives or affiliates) promptly return or destroy all confidential information regarding Arconic and its subsidiaries in accordance with the applicable confidentiality agreement.

Arconic also agreed that from and after May 4, 2023, it will (a) promptly (and, in any event, within 48 hours after receipt) notify Parent in the event that it receives any Alternative Proposal, which notice will include, to the extent known or available, the identity of the person or group making such Alternative Proposal and a summary of the material terms and conditions of such Alternative Proposal and (b) upon the request of Parent, thereafter keep Parent reasonably informed on a prompt (and, in any event within 48 hours) basis of any material developments with respect to the status and terms of any such Alternative Proposal (including any material change to the terms of any such Alternative Proposal).
At any time prior to the obtaining the Arconic Shareholder Approval, if (a) Arconic receives a bona fide written Alternative Proposal that did not result from a material breach of the “no shop” provisions described earlier in this section and (b) the Board of Directors determines in good faith after consultation with its outside legal counsel and financial advisors that such Alternative Proposal constitutes or would reasonably be expected to result in a Superior Proposal, Arconic may take the following actions:
•
furnish non-public information of Arconic or its subsidiaries and their affiliates to the third party or group making such Alternative Proposal, as well as its representatives and affiliates and potential financing sources, if, and only if, prior to so furnishing such information, such third party has executed a confidentiality agreement with Arconic having provisions as to confidential treatment of information that are not materially less favorable to Arconic than the confidentiality provisions of the confidentiality agreements entered into between Arconic and affiliates of Apollo and Irenic (which we refer to as the “Confidentiality Agreements”) (provided that any such material non-public information has previously been provided to Parent or is provided to Parent within 24 hours of the time such information is furnished to such third party); and

•	engage in discussions or negotiations with such third party or group (as well as its representatives and affiliates and potential financing sources) with respect to the Alternative Proposal.
An “Alternative Proposal” is defined as any bona fide written indication of interest, proposal or offer made by any person or group (other than by Parent, Merger Sub or their affiliates) relating to, in a single transaction or a series of related transactions, any direct or indirect (a) merger, reorganization, spin-off, share exchange (including a split-off), consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Arconic pursuant to which such person or group (or the shareholders of any person) would acquire, directly or indirectly, more than 20% of the assets of Arconic and its subsidiaries, on a consolidated basis (based on the fair market value thereof) or more than 20% of the Arconic common stock, (b) acquisition or exclusive license of more than 20% of the assets of Arconic and its subsidiaries, on a consolidated basis (based on the fair market value thereof), (c) acquisition of more than 20% of the outstanding Arconic common stock or more than 20% of the total voting power of equity securities of Arconic or (d) tender offer or exchange offer that if consummated would result in any person or group beneficially owning more than 20% of the total voting power of equity securities of Arconic (in each case, other than the Merger and the transactions contemplated by the Merger Agreement and the other transaction documents).
A “Superior Proposal” is defined as a bona fide, written Alternative Proposal that was not solicited in violation of the Merger Agreement, substituting in the definition of Alternative Proposal “50%” for “20%” in each place it appears, that the Board of Directors determines in good faith, after consultation with its outside financial advisors and legal counsel, and taking into account all financial (including financing terms), legal, timing, certainty of consummation, regulatory and other aspects and risks of such Alternative Proposal, would, if consummated in accordance with its terms, result in a transaction that is more favorable from a financial point of view to the shareholders of Arconic than the Merger and the other transactions contemplated by the Merger Agreement (including any commitments or proposals made by Parent in writing to amend the terms of the Merger and the Merger Agreement in accordance with the provisions described in the section of this proxy statement titled “—The Board of Directors’ Recommendation; Change of Recommendation”).
The Board of Directors’ Recommendation; Change of Recommendation
As described in this proxy statement, and subject to the provisions described below, the Board of Directors has made the recommendation that Arconic shareholders vote to adopt the Merger Agreement (which we refer to as the “Recommendation”). Except as set forth in this section and the section of this proxy statement titled “—No Solicitation,” the Board of Directors has agreed that it will not take any of the following actions (any of which we refer to as a “Change of Recommendation”):
•
withdraw or withhold (or modify or qualify in any manner adverse to Parent or Merger Sub), or propose publicly to withdraw or withhold (or modify or qualify in any manner adverse to Parent or Merger Sub), the Recommendation;

•	approve, recommend or otherwise declare advisable, or publicly propose, or publicly announce an intention, to approve, recommend or otherwise declare advisable, any Alternative Proposal;
•
fail to issue a press release that reaffirms publicly or otherwise reaffirm publicly the Recommendation within five business days of a request therefor in writing from Parent following the initial public disclosure of an Alternative Proposal or any material modification to a publicly disclosed Alternative Proposal (other than of the type referred to in the fifth bullet below) (or, if the Special Meeting is scheduled to be held within five business days of such request and such request is received at least one business day prior the date of the Special Meeting, prior to the date of the Special Meeting) (provided that Parent may not make any such request (and Arconic is not required to issue such press release or public statement) on more than one occasion in respect of any initial disclosure of any Alternative Proposal or any material modification of such Alternative Proposal);

•	fail to include the Recommendation in this proxy statement; or
•
fail to recommend, in a solicitation/recommendation statement on Schedule 14D-9, against any Alternative Proposal that is a tender or exchange offer subject to Regulation 14D promulgated under the Exchange Act within 10 business days after the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of such tender offer or exchange offer.

Prior to obtaining the Arconic Shareholder Approval, the Board of Directors may, in response to an Alternative Proposal received by Arconic after May 4, 2023 that did not result from a material breach of the provisions described in this section or the section of this proxy statement titled “—No Solicitation” (a) make a Change of Recommendation or (b) cause Arconic to terminate the Merger Agreement pursuant to the Superior Proposal Termination Right as defined in the section of this proxy statement titled “—Termination of the Merger Agreement” in order to enter into a definitive written agreement providing for such Superior Proposal, so long as:
•
the Board of Directors has first determined in good faith, (i) after consultation with its outside legal counsel and financial advisors, that such Alternative Proposal constitutes a Superior Proposal and (ii) after consultation with its outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable law; and

•
(i) Arconic has given Parent at least three business days’ written notice (which we refer to as a “Superior Proposal Notice”) advising Parent of its intention to make such a Change of Recommendation or terminate the Merger Agreement, which Superior Proposal Notice includes a description of the material terms and conditions of the Superior Proposal that is the basis for the proposed action of the Board of Directors, the identity of the person making the Superior Proposal and a copy of any material written proposal and the proposed definitive agreements (including, if applicable, financing documentation) for such Superior Proposal, if any, and (ii) during such three-business-day-notice period, if requested by Parent, Arconic, its subsidiaries and their respective representatives, engage in good faith negotiations with Parent and its representatives to amend the terms and conditions of the Merger Agreement in such a manner so that such Alternative Proposal ceases to constitute a Superior Proposal, and (iii) at the end of such three-business-day-notice period, after taking into account any commitments or binding proposals made by Parent in writing to amend the terms of the Merger Agreement during the period following delivery of such Superior Proposal Notice, the Board of Directors concludes in good faith after consultation with its outside legal and financial advisors that the Alternative Proposal giving rise to the Superior Proposal Notice continues to constitute a Superior Proposal (provided that any material modifications or amendments to the terms of such Alternative Proposal will commence a new notice period of two business days).

Prior to obtaining the Arconic Shareholder Approval, the Board of Directors may, in response to an Intervening Event (as defined below) make a Change of Recommendation if the Board of Directors determines in good faith, after consultation with its outside legal counsel, that the failure of the Board of Directors to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable law (it being understood that any such determination in and of itself will not be deemed a Change of Recommendation), so long as:
•
Arconic has given Parent at least three business days’ written notice (which we refer to as an “Intervening Event Notice”) advising Parent of its intention to make such a Change of Recommendation, which Intervening Event Notice includes a description of the applicable Intervening Event;

•
during such three-business-day-period, if requested by Parent, Arconic, its subsidiaries and their respective representatives, engage in good-faith negotiations with Parent and its representatives to amend the terms and conditions of the Merger Agreement in such a manner that would permit the Board of Directors not to make such Change of Recommendation; and

•
at the end of such three-business-day-period, after taking into account any commitments or binding proposals made by Parent in writing to amend the terms of the Merger Agreement during the period following delivery of such Intervening Event Notice, the Board of Directors determines in good faith, after consultation with its outside legal counsel, that the failure of the Board of Directors to make such Change of Recommendation would continue to reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable law (provided that any material changes relating to such Intervening Event will commence a new notice period of two business days under the first and second bullet points of this paragraph).

Nothing contained in the Merger Agreement will prohibit Arconic or its Board of Directors from (a) taking or disclosing to its shareholders a position contemplated by Rules 14d-9, 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder or (b) making any disclosure to its shareholders if the Board of Directors determines in good faith, after consultation with Arconic’s outside legal counsel, that such disclosure would be required under applicable law, and no such disclosure or communication will be considered a Change of Recommendation or require the giving of a Superior Proposal Notice or an Intervening Event Notice. For purposes of the Merger Agreement, a factually accurate required public statement by Arconic or the Board of Directors (or a committee thereof) that describes the receipt of an Alternative Proposal, the identity of the person or group making such Alternative Proposal, the material terms of such Alternative Proposal and the operation of the Merger Agreement with respect thereto will not be deemed to be (i) a withholding, withdrawal, amendment, qualification or modification of, or proposal by the Board of Directors (or a committee thereof) to withhold, withdraw, amend, qualify or modify, the Recommendation; (ii) an adoption, approval or recommendation with respect to such Alternative Proposal; or (iii) a Change of Recommendation.
After delivery of any Superior Proposal Notice or Intervening Event Notice, to the extent Parent desires to engage in good faith negotiations, Arconic will promptly (and in any event within 36 hours of any material development) keep Parent informed of all material developments affecting any such Intervening Event or Change of Recommendation.
An “Intervening Event” is defined as any event, change, occurrence or development that is material and that (a) is unknown and not reasonably foreseeable to the Board of Directors (or any member thereof) as of May 4, 2023, or if known and reasonably foreseeable to the Board of Directors (or any member thereof) as of May 4, 2023, the consequences of which were not known and reasonably foreseeable to the Board of Directors (or any member thereof) May 4, 2023 and (b) does not involve or relate to any Alternative Proposal. In no event will the following events, changes, occurrences or developments, in and of themselves, constitute an Intervening Event: (x) the receipt, existence of or terms of any Alternative Proposal or (y) any change in the price or trading volume of the Arconic common stock or any other securities of Arconic or its subsidiaries (provided that the underlying causes of such changes may constitute, or be taken into account in determining whether there has been, an Intervening Event).

Employee Matters
Effective as of the Effective Time and during the one-year period immediately following the Effective Time, Parent will provide, or will cause the Surviving Company or one of its subsidiaries to provide, to each employee of the Company or its subsidiaries as of immediately prior to the Effective Time (which we refer to as “Company Employees”), while the applicable employee remains employed by Parent or the Surviving Company or any of their respective subsidiaries following the Effective Time:
•
base compensation, target short-term incentive compensation opportunities and target equity incentive compensation opportunities that in each case, are no less favorable than were provided to the applicable Company Employee immediately prior to the Effective Time (provided that Parent may elect to substitute cash incentive compensation opportunities of equivalent value for equity compensation opportunities); and

•
all other compensation and employee benefits (other than any defined benefit pension, retiree, medical or life insurance, retention, change in control or equity incentive compensation opportunities) that are substantially comparable in the aggregate to those that were provided to the Company Employee immediately prior to the Effective Time.

In addition, Parent will provide, or will cause the Surviving Company or one of its subsidiaries to provide, to each Company Employee whose employment is involuntarily terminated without cause during the one-year period following the Effective Time, severance benefits no less favorable than the greater of the severance benefits that would have been provided to the Company Employee under Arconic’s severance arrangements in effect immediately prior to the Effective Time and the severance benefits due under the applicable severance plan of Parent, in each case, subject to the execution of a release of claims to the extent both permitted by the terms of the applicable severance arrangement and applicable laws and customary in the applicable jurisdiction and determined taking into account each Company Employee’s service with Arconic and its subsidiaries (and any predecessor entities) and, after the Closing, Parent and its subsidiaries.
The Surviving Company will pay to each employee of Arconic or its subsidiaries who participated for at least six months in the Arconic’s annual cash bonus plans, a prorated incentive award under the bonus plans for the fiscal year covered by such bonus plans equal to such employee’s incentive entitlement for the fiscal year assuming target level performance is achieved; provided that if 50% or more of the fiscal year has been completed as of the Effective Time, such award will equal such employee’s incentive entitlement for the fiscal year under the bonus plans based on the actual level of achievement of the applicable performance goals (with such determination of performance to exclude any costs relating to the Merger, as applicable), as reasonably determined in good faith by the Board of Directors (or an authorized committee thereof) following reasonable consultation with Parent. Payment with respect to such bonus plans, including any prorated amounts, will be made following the Effective Time at the time Arconic has historically paid bonuses to similarly situated employees.
Notwithstanding the foregoing, with respect to Company Employees whose terms and conditions of employment are subject to a collective bargaining agreement or who are based outside of the United States, Parent will provide compensation and benefits at least as favorable as those required by any obligations under the applicable collective bargaining agreement or under the laws of the foreign countries and political subdivisions thereof in which such Company Employees are based.
Indemnification and Insurance
From and after the Effective Time, the Surviving Company and Parent will indemnify and hold harmless all past and present directors and officers or managers of Arconic or any of its subsidiaries and each person who served as a director, officer, member, trustee, employee, agent or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request or for the benefit of Arconic or any of its subsidiaries, in each case, to the extent acting in such capacity (collectively, together with such persons’ heirs, executors and administrators, which we refer to as the “Covered Persons”) to the fullest extent permitted by law against any costs and expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Covered Person to the fullest extent permitted by law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of acts or omissions occurring at or prior to the Effective Time

(including acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity at the request or for the benefit of Arconic). Without limiting the foregoing, from and after the Effective Time, Parent and the Surviving Company will indemnify and hold harmless the Covered Persons to the fullest extent permitted by law for acts or omissions occurring in connection with the process resulting in and the adoption and approval of the Merger Agreement and the consummation of the transactions contemplated thereby. From and after the Effective Time, Parent, Arconic and the Surviving Company will advance expenses (including reasonable legal fees and expenses) incurred in the defense of any proceeding or investigation with respect to the matters subject to indemnification pursuant to the provisions of the Merger Agreement described this section, in accordance with the procedures (if any) set forth in Arconic’s organizational documents, or the certificate or articles of incorporation and bylaws, or other organizational or governance documents, of any subsidiary of Arconic, and indemnification agreements, if any, in existence on May 4, 2023; provided that, to the extent required by applicable law, the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification pursuant to the provisions of the Merger Agreement described in this section. In the event of any such proceeding for which indemnification is required pursuant to the provisions of the Merger Agreement described in this section (a) the Surviving Company will have the right to control the defense thereof after the Effective Time; (b) each Covered Person will be entitled to retain his or her own counsel (the reasonable and documented fees and expenses of which will be paid by the Surviving Company), whether or not the Surviving Company elects to control the defense of any such proceeding; and (c) the Surviving Company will not settle any such proceeding without the prior written consent of such Covered Person (unless such settlement relates only to monetary damages for which the Surviving Company is entirely responsible, includes an unconditional release of such Covered Person from all liability arising out of such claim, suit, proceeding or investigation and does not include any admission of wrongdoing on the part of such Covered Person).
For not less than six years from and after the Effective Time, the certificate of incorporation and bylaws of the Surviving Company will contain provisions no less favorable with respect to exculpation, indemnification of and advancement of expenses to Covered Persons for periods at or prior to the Effective Time than were set forth in Arconic’s organizational documents as of May 4, 2023. Notwithstanding anything herein to the contrary, if any proceeding or investigation (whether arising prior to, at or after the Effective Time) is made against such persons with respect to matters subject to indemnification under the provisions of the Merger Agreement described in this section on or prior to the sixth anniversary of the Effective Time, such provisions will continue in effect until the final disposition of such proceeding or investigation. Following the Effective Time, the indemnification agreements, if any, in existence on May 4, 2023 with any of the directors, officers or employees of Arconic or any its subsidiaries will be assumed by the Surviving Company, without any further action, and will continue in full force and effect in accordance with their terms.
For not less than six years from and after the Effective Time, the Surviving Company will, and Parent will cause the Surviving Company to, maintain for the benefit of the directors and officers of Arconic and its subsidiaries, as of May 4, 2023 and as of the Effective Time, an insurance and indemnification policy that provides coverage for events occurring at or prior to the Effective Time that is substantially equivalent to and in any event not less favorable in the aggregate than the existing policies of Arconic and its subsidiaries or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided that the Surviving Company will not be required to pay an annual premium for the insurance described in this paragraph in excess of 300% of the last annual premium paid prior to May 4, 2023, but in such case will purchase as much coverage as is available for such amount. The provisions of the immediately preceding sentence will be deemed to have been satisfied if prepaid policies have been obtained prior to the Effective Time (which Arconic will be permitted to purchase prior to the Effective Time, subject to the cap described in the preceding sentence), which policies provide such directors and officers with coverage for an aggregate period of at least six years from and after the Effective Time with respect to claims arising from facts or events that occurred on or prior to the Effective Time, including in respect of the transactions contemplated by the Merger Agreement. If such prepaid policies have been obtained prior to the Effective Time, the Surviving Company will, and Parent will cause the Surviving Company to, maintain such policies in full force and effect, and continue to honor the obligations thereunder.

In the event of any breach by the Surviving Company or Parent of the terms described in the provisions of the Merger Agreement described in this section, the Surviving Company will pay all reasonable expenses, including attorneys’ fees, that may be incurred by Covered Persons in enforcing the indemnity and other obligations described in this section as such fees are incurred, upon the written request of such Covered Person.
Debt Financing
Parent has agreed to use its reasonable best efforts to take and to cause each of its subsidiaries to use their respective reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable to obtain the proceeds of the Financing in an amount sufficient to fund the Obligations on the date on which the Merger is required to be consummated pursuant to the terms of the Merger Agreement, including by using reasonable best efforts to:
•	maintain in effect the Commitment Letters;
•
negotiate and enter into definitive agreements with respect to the Debt Financing required to pay the Obligations (after taking into account any available Equity Financing) (which, with respect to the bridge facility documentation, will not be required until reasonably necessary in connection with the funding of the Debt Financing required to pay the Obligations (after taking into account any Equity Financing)) (which we refer to as the “Definitive Agreements”) consistent with the terms and conditions contained in the Debt Commitment Letters (including, as necessary, the “flex” provisions contained in any related fee letter) and without any Prohibited Modification (as defined below);

•	satisfy on a timely basis all conditions required to be satisfied by it in the Commitment Letters and the Definitive Agreements and comply with its obligations thereunder; and
•	enforce its rights under the Commitment Letters and the Definitive Agreements in a timely and diligent manner.
In the event that all conditions contained in the Commitment Letters or the Definitive Agreements (other than the consummation of the Merger, those conditions that by their nature are to be satisfied at the Closing and those conditions the failure of which to be satisfied is attributable to a breach by Parent or Merger Sub of its representations, warranties, covenants or agreements contained in the Merger Agreement, and other than, with respect to the Debt Financing, the availability of the Equity Financing and, with respect to the Equity Financing, the availability of the Debt Financing) have been satisfied, Parent and Merger Sub have agreed to fully enforce the counterparties’ obligations under the Commitment Letters and cause the Equity Investors to, and to use reasonable best efforts to cause the Debt Financing Entities to, comply with their respective obligations thereunder, including to fund the Financing.
Parent and Merger Sub have agreed that they will not, and they will not permit any of their subsidiaries to, without the prior written consent of Arconic, (a) terminate or cause the termination of any Commitment Letter or any Definitive Agreement, or (b) permit, consent to or agree to any amendment, replacement, supplement, or modification to, or any waiver of, any provision or remedy under, any Commitment Letter or any Definitive Agreement if such amendment, replacement, supplement, modification, waiver or remedy:
•	adds new (or adversely modifies any existing) conditions to the consummation of all or any portion of the Financing;
•	reduces the aggregate principal amount of the Financing below the amount necessary to satisfy the Obligations;
•
adversely affects the ability of Parent or Merger Sub to enforce its rights against other parties to any Commitment Letter or any Definitive Agreement as so amended, replaced, supplemented or otherwise modified relative to the ability of Parent to enforce its rights against the other parties to the corresponding Commitment Letters as in effect on May 4, 2023; or

•
could otherwise reasonably be expected to prevent, impair, impede or materially delay the consummation of the Merger and the other transactions contemplated by the Merger Agreement (such effects, which we refer to collectively as the “Prohibited Modifications” (provided that the Debt Commitment Letters may be amended to add additional lenders, lead arrangers, bookrunners, syndication agents or other entities who had not executed the Debt Commitment Letters as of May 4, 2023, so long as any such addition would not effect a Prohibited Modification)).

Parent has further agreed to promptly deliver to Arconic copies of any amendment, replacement, supplement, termination, modification or waiver to the Commitment Letters and/or Definitive Agreements.
In the event that any portion of the Debt Financing required to pay the Obligations becomes unavailable, regardless of the reason therefor, Parent has agreed to (a) promptly notify Arconic in writing of such unavailability and the reason therefor and (b) use reasonable best efforts, and cause each of its subsidiaries to use their respective reasonable best efforts, to arrange and obtain, as promptly as practicable following the occurrence of such event, alternative financing for any such unavailable portion from the same or alternative sources (which we refer to as the “Alternative Financing”) in an amount sufficient, when taken together with the available portion of the Financing, to pay the Obligations, and which does not include any Prohibited Modifications.
Parent will provide Arconic with prompt written notice (a) of any actual breach, default, cancellation, termination or repudiation by any party to the Commitment Letters or any Definitive Agreement of which Parent becomes aware and (b) upon receipt of any written notice or other written communication from any Debt Financing Entity or Equity Investor or other financing source with respect to any actual or threatened breach, default, cancellation, termination or repudiation by any party to the Commitment Letters or any Definitive Agreement of any provision thereof. Parent will further keep Arconic informed on a reasonably current basis of the status of its efforts to consummate the Financing, including any Alternative Financing. Parent is not required to pay any fees or any interest rates applicable to the Debt Financing in excess of those contemplated by the Debt Commitment Letters (after giving effect to the “market flex” provisions), or agree to terms materially less favorable to Parent or Arconic than the terms contained in or contemplated by the Debt Commitment Letters as of May 4, 2023 (in either case, whether to secure waiver of any conditions contained therein or otherwise). Compliance by Parent with the provisions of the Merger Agreement described in this section will not relieve Parent of its obligations to consummate the transactions contemplated by the Merger Agreement whether or not the Financing or any Alternative Financing is available.
To the extent Parent obtains Alternative Financing or amends, replaces, supplements, modifies or waives any of the Commitment Letters or the Definitive Agreements, in each case pursuant to the provisions described in this section and without any Prohibited Modification, the aforementioned provisions will apply to such Alternative Financing, the financing sources and/or their related parties in respect thereof, the commitments thereunder and the agreements with respect thereto, or the Financing, as applicable, as so amended, replaced, supplemented, modified or waived.
Cooperation as to Debt Financing Prior to the Closing
Arconic has agreed to use its reasonable best efforts, and to use its reasonable best efforts to cause its subsidiaries to use their respective reasonable best efforts, and to use its reasonable best efforts to cause their respective representatives to use their reasonable best efforts, to provide customary cooperation in connection with the arrangement and implementation of the Debt Financing, to the extent reasonably requested by Parent in writing, including using reasonable best efforts to:
•
as promptly as practicable furnish Parent with certain required financial information (which we refer to as the “Required Financial Information,” and as are further defined and described in the Merger Agreement) and to inform Parent if certain officers of Arconic have knowledge of any facts as a result of which a restatement of any financial statements (or portion thereof) included in the Required Financial Information is reasonably probable or required in order for such financial statements (or portion thereof) to comply with GAAP;

•
execute customary 10b-5 authorization letters with respect to the debt offering documents (which we refer to as the “Offering Documents,” and as are further defined and described in the Merger Agreement) relating to the “bank” financing, identify any portion of such information that constitutes material, non-public information regarding Arconic or its subsidiaries or its or their respective securities, and cause members of its senior management to participate in a reasonable number of customary meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies;

•	cooperate with the marketing efforts for any of the Debt Financing and assist Parent and the Debt Financing Entities with obtaining ratings as contemplated by the Debt Financing;

•
assist Parent and the Debt Financing Entities in their preparation of the Offering Documents and review and comment on Parent’s draft of a business description and a “Management’s Discussion and Analysis” of the financial statements to be included in such Offering Documents;

•
in the event the Debt Financing includes an offering of debt securities, request and facilitate its independent auditors to provide customary accountant’s comfort letters and consents and reasonable assistance to the Parent in connection with the preparation of pro forma financial statements and financial information, and to attend a reasonable and customary number of accounting due diligence sessions and drafting sessions;

•	assist Parent in its preparation of, and facilitate execution and delivery of definitive financing documents;
•	facilitate the pledging of collateral and granting of guarantees for the Debt Financing;
•
furnish Parent and the Debt Financing Entities with all documentation and other information related to Arconic and its subsidiaries required by government officials with respect to the Debt Financing under applicable “know your customer” and anti-money laundering rules and regulations;

•
provide reasonable and customary assistance to Parent with the preparation of pro forma financial information and pro forma financial statements to the extent customary and reasonably requested by Parent or the Debt Financing Entities;

•	facilitate the taking of customary corporate approvals reasonably requested by Parent to permit the consummation of the Debt Financing;
•
cooperate in satisfying the conditions precedent set forth in the Debt Commitment Letters as in effect as of May 4, 2023 (or any definitive document relating to the Debt Financing with conditions precedent substantially the same as those set forth in such Debt Commitment Letters) to the extent they require the cooperation of, or are within the control of, Arconic and its subsidiaries; and

•
ensure that the Debt Financing Entities and their advisors and consultants have customary and reasonable access to Arconic’s and its subsidiaries’ books and records and relevant personnel for the purposes of Parent and Merger Sub establishing collateral arrangements as of the Closing, and provide customary assistance with other customary collateral audits, collateral appraisals and due diligence examinations.

The foregoing notwithstanding, none of Arconic nor any of its subsidiaries or their respective representatives will be required to take or permit the taking of any action pursuant to this section or the section of this proxy statement titled “—Cooperation as to Certain Indebtedness” that could:
•
require Arconic or its subsidiaries or any officers or directors of such entities to pass resolutions or consents to approve or authorize the execution of the Debt Financing or enter into, execute or deliver any certificate, document, opinion, instrument or agreement or agree to any change or modification of any existing certificate, document, opinion, instrument or agreement (except any authorization letters delivered pursuant to the provisions described in the prior paragraph, customary management representation letters required by Arconic’s auditors in connection with delivery of “comfort letters” as described in the prior paragraph, or the legal opinion, officer’s certificate or supplemental indenture provided in connection with a Consent Solicitation as described in the section of this proxy statement titled “—Cooperation as to Certain Indebtedness”), in each case, unless (a) such person will continue as an officer, director or equivalent of such entities following the Closing and (b) the effectiveness of such resolutions, consents, certificates, documents, instruments, agreements, changes or modifications is contingent upon the occurrence of the Closing;

•	cause any representation or warranty in the Merger Agreement to be breached by Arconic or any of its subsidiaries;

•
require Arconic or any of its subsidiaries to pay any commitment or other similar fee or incur any other expense, liability or obligation in connection with the Debt Financing prior to the Closing or otherwise incur any obligation under any agreement, certificate, document or instrument (except to the extent the effectiveness of any such fee, expense, liability or obligation is subject to and conditioned upon the occurrence of the Closing);

•	reasonably be expected to cause any director, officer, employee or shareholder of Arconic or any of its subsidiaries to incur any personal liability;
•	reasonably be expected to conflict with the organizational documents of Arconic or any of its subsidiaries or any laws;
•
reasonably be expected to result in a material violation or breach of, or a default (with or without notice, lapse of time, or both) under any material contract to which Arconic or any of its subsidiaries is a party;

•
require Arconic, or any of its subsidiaries or any of their respective representatives to provide access to or disclose information that Arconic or any of its subsidiaries determines would jeopardize any attorney-client privilege or other applicable privilege or protection of Arconic or any of its subsidiaries;

•	require Arconic or any of its subsidiaries or any of their respective representatives to prepare or deliver any Excluded Information (as defined and further described in the Merger Agreement); or
•	unreasonably interfere with the ongoing operations of Arconic or any of its subsidiaries.
Nothing contained in this proxy statement or in the Merger Agreement will require Arconic or any of its subsidiaries, prior to the Closing, to be an issuer or other obligor with respect to the Debt Financing. Parent has agreed to, promptly upon written request by Arconic, reimburse Arconic or any of its subsidiaries for all reasonable and documented out-of-pocket costs incurred by them or their respective representatives in connection with such cooperation and to reimburse, indemnify and hold harmless Arconic and its subsidiaries and their respective representatives from and against any and all liabilities and losses suffered or incurred by them in connection with the arrangement of the Debt Financing or the transactions contemplated by the section of this proxy statement titled “—Cooperation as to Certain Indebtedness,” any action taken by them at the request of Parent or its representatives as described in the provisions of the Merger Agreement described in this section or the section of this proxy statement titled “—Cooperation as to Certain Indebtedness” and any information used in connection therewith (other than liabilities or losses resulting solely from information provided by Arconic or its subsidiaries), in each case, other than to the extent any of the foregoing was suffered or incurred as a result of the bad faith, gross negligence or willful misconduct of, or material breach of the Merger Agreement by, Arconic, its subsidiaries or any of their representatives, as determined in a final and non-appealable judgment by a court of competent jurisdiction.
The parties have agreed that the provisions discussed in this section represent the sole obligation of Arconic, its subsidiaries and their respective representatives with respect to cooperation in connection with the arrangement of any financing (including the Financing) to be obtained by Parent or Merger Sub with respect to the transactions contemplated by the Merger Agreement and the Commitment Letters, and no other provision of the Merger Agreement (including the exhibits and schedules thereto) or the Commitment Letters will operate to expand or modify such obligations.
Arconic has further agreed to, and to cause its subsidiaries to, use reasonable best efforts to periodically update any Required Financial Information provided to Parent as may be necessary so that such Required Financial Information is (a) Compliant (as defined and further described in the Merger Agreement) and (b) meets the applicable requirements set forth in the definition of “Required Financial Information” in the Merger Agreement. Parent may, to most effectively access the financing markets, request the cooperation of Arconic and its subsidiaries as described in this section of this proxy statement at any time, and from time to time and on multiple occasions, between May 4, 2023 and the Closing (provided that the Marketing Period will not be applicable as to each attempt to access the markets (it being understood and agreed that once the Marketing Period has commenced and then been completed, there will not be a subsequent Marketing Period)). Parent has agreed to provide Arconic drafts of all Offering Documents and all marketing materials for the Debt Financing with a reasonable time to review such documents and materials, and subject to Parent’s compliance with such obligation, Arconic agrees to use reasonable best efforts to review all such Offering Documents and marketing materials and identify for Parent any information contained therein that it reasonably believes constitutes material non-public information with respect to Arconic and its subsidiaries (taken as a whole) or their respective securities. If Arconic identifies any such information, and such information is customarily included in offering documents or marketing materials for debt financing of the type consistent with the Debt Financing, is reasonably requested by Parent to be included in the Offering Documents or marketing materials for the Debt Financing and does not include information as to which Arconic reasonably objects, Arconic will file a Current Report on Form 8-K containing such material non-public information.
All non-public or otherwise confidential information regarding Arconic or any of its affiliates obtained by Parent or its representatives pursuant to the provision of the Merger Agreement described in this section will be kept confidential in accordance with the Confidentiality Agreements. Arconic has consented to the use of its and its subsidiaries’ logos in connection with the Debt Financing (provided that such trademarks and logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage Arconic or any of its subsidiaries or the reputation or goodwill of Arconic or any of its subsidiaries).
The “Marketing Period” is defined as the first period of 18 consecutive days after May 4, 2023 (a) throughout and at the end of which Parent has the Compliant Required Financial Information and (b) throughout and at the end of which the conditions to the obligation of Parent and Merger Sub to effect the Merger described in the section of this proxy statement titled “—Conditions to the Closing of the Merger” (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) have been satisfied or waived and nothing has occurred and no condition exists that would cause any of such conditions to fail to be satisfied assuming the Closing were to be scheduled for any time during such 18 consecutive day period; provided that (i) May 29, 2023, July 3, 2023, July 4, 2023, November 23, 2023, November 24, 2023, May 27, 2024, July 3, 2024 and July 4, 2024 do not constitute days for purposes of calculating such 18 consecutive day period (provided, however, that such exclusion will not restart such period) and (ii) if such 18 consecutive day period has not been completed on or prior to (x) August 18, 2023, such 18 consecutive day period will not commence until September 5, 2023 and (y) December 15, 2023, such 18 consecutive day period will not commence until January 2, 2024. Further, the Marketing Period will end on any earlier date prior to the expiration of the 18 consecutive day period described above if the Debt Financing is closed on such earlier date and the Marketing Period will not be deemed to have commenced if, after May 4, 2023 and prior to the completion of such 18 consecutive day period:
•
Arconic has publicly announced its intention to, or determines that it must, restate any historical financial statements or other financial information included in the Required Financial Information or any such restatement is under active consideration, in which case, the Marketing Period will not commence or be deemed to commence unless and until such restatement has been completed and the applicable Required Financial Information has been amended and updated or Arconic has publicly announced or informed Parent that it has concluded that no restatement will be required in accordance with GAAP;

•
Arconic’s independent auditor has withdrawn its audit opinion with respect to any audited financial statements contained in the Required Financial Information, in which case the Marketing Period will not commence or be deemed to commence unless and until a new audit opinion is issued with respect to such audited financial statements (or portion thereof) for the applicable periods by the independent auditor of Arconic or another independent public accounting firm of national standing reasonably acceptable to Parent (any “big four” accounting firm being acceptable); or

•
any Required Financial Information would not be Compliant at any time during such 18 consecutive day period or otherwise ceases to meet the requirement of “Required Financial Information” as set forth in the Merger Agreement, in which case the Marketing Period will not commence or be deemed to commence unless and until such Required Financial Information is updated or supplemented so that it is Compliant (as defined in the Merger Agreement) and meets the requirement of “Required Financial Information” as set forth in the Merger Agreement (it being understood that if any Required Financial Information provided at the commencement of the Marketing Period ceases to be Compliant during such 18 consecutive day period, then the Marketing Period will be deemed not to have commenced).

If at any time Arconic in good faith believes that it has provided the Required Financial Information, it may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery), in which case, the requirement to deliver the Required Financial Information will be deemed to have been satisfied as of the date of delivery of such notice, unless Parent in good faith reasonably believes Arconic has not completed the delivery of the Required Financial Information on such date and, within three business days after the date of delivery of such notice, delivers a written notice to Arconic to that effect (stating with specificity which Required Financial Information Arconic has not delivered). Following delivery of such Required Financial Information specified in such notice, the Marketing Period will commence so long as all other conditions and requirements for the Marketing Period to commence are satisfied (provided that such written notice from Parent to Arconic will not prejudice Arconic’s right to assert that the Required Financial Information was, in fact, delivered and is Compliant).
Cooperation as to Certain Indebtedness
Offers for and Redemption of Senior Notes
Arconic has agreed that Parent or Merger Sub will be permitted to commence and conduct, in accordance with the terms of the Indenture, dated as of May 13, 2020, by and among Arconic, the guarantors from time to time party thereto and U.S. Bank National Association, as trustee (which we refer to as the “First Lien Notes Indenture”), governing Arconic’s 6.000% First Lien Notes due 2025 (which we refer to as the “First Lien Notes”) and the Indenture, dated as of February 7, 2020, by and among Arconic, the guarantors from time to time party thereto and U.S. Bank National Association, as trustee (which we refer to as the “Second Lien Notes Indenture” and, together with the First Lien Notes Indenture, the “Indentures”), governing Arconic’s 6.125% Senior Secured Second Lien Notes due 2028 (which we refer to as the “Second Lien Notes” and, together with the First Lien Notes, the “Senior Notes”), as applicable, and applicable law, including SEC rules and regulations, one or more offers to purchase the Senior Notes, including any “Change of Control Offer” (as such term is defined in the Indentures) and/or any tender offer, or any exchange offer, and to conduct one or more consent solicitations, if any (each such offer or solicitation by Parent or Merger Sub we refer to as a “Debt Offer” and collectively, the “Debt Offers”, and any such consent solicitation we refer to as a “Consent Solicitation”) in connection with the Merger and the other transactions contemplated by the Merger Agreement. The closing of any such Debt Offer will not be consummated prior to the Closing and any such transaction will be funded using consideration provided by Parent or any of its subsidiaries (other than Arconic or one of its subsidiaries). Parent and Merger Sub have agreed to consult with Arconic regarding the material terms and conditions of any Debt Offers, including the timing and commencement of any Debt Offers and any tender deadlines. Parent and Merger Sub are not permitted to commence any Debt Offer until Parent has provided to Arconic the necessary offer to purchase, consent solicitation statement, letter of transmittal, press release, if any, in connection therewith, and each other document relevant to the transaction that will be distributed by Parent or Merger Sub to holders of the applicable Senior Notes (which we refer to collectively as the “Debt Offer Documents”) a reasonable period of time in advance of commencing the applicable Debt Offer to allow Arconic and its counsel to review and comment on such Debt Offer Documents (and Parent will consider in good faith comments of Arconic and its counsel thereon). Each of Arconic and its subsidiaries has agreed to use its respective reasonable best efforts to, and to use its respective reasonable best efforts to cause its respective affiliates, officers, employees and representatives to, reasonably cooperate with Parent and Merger Sub in connection with the Debt Offers; provided that prior to the Closing, neither Arconic nor any of its subsidiaries nor counsel for any of them are required to furnish any certificates, legal opinions or negative assurance letters in connection with any Debt Offers (other than, in connection with the execution of the supplemental indentures relating to the Consent Solicitations, Arconic delivering and using reasonable best efforts to cause counsel for Arconic to deliver customary officer’s certificates and customary legal opinions (other than any opinions as to tax matters), respectively, that are required to be delivered to the trustee under the applicable Indenture, to the extent such certificates and opinions would not, in the opinion of Arconic, its counsel or the trustee under the applicable Indenture, conflict with applicable law or the Indenture and would be accurate in light of the facts and circumstances at the time delivered) or execute any other instruments or agreements in connection therewith other than the supplemental indenture described above with respect to the Consent Solicitations. Neither Arconic nor any of its subsidiaries is required to incur any financing or provide assistance in obtaining any financing for a Debt Offer other than the Debt Financing (and no such Debt Offer will delay the Closing beyond the date that it is required to occur under the Merger Agreement). The closing of the Debt Offers will be expressly conditioned on the occurrence of the Closing. The Debt Offers will be conducted in compliance with the applicable Indenture and applicable law (including SEC rules and regulations) and Arconic will not be required to cooperate with respect to any Debt Offer that would reasonably be expected to be inconsistent with the terms of the applicable Indenture or applicable law.
Subject to the receipt of any requisite consents in connection with any Consent Solicitation, Arconic and its subsidiaries have agreed to execute one or more supplemental indentures to the applicable Indenture in accordance with the applicable Indenture, amending the terms and provisions of the applicable Indenture as described in the applicable Debt Offer, as reasonably requested by Parent, which supplemental indentures will become effective upon the execution thereof (or as otherwise contemplated in the applicable Consent Solicitation) and operative no earlier than the Closing Date. In no event will Arconic or any of its officers, directors or other representatives have any obligation to authorize, adopt or execute any amendments or other agreement that would, in the opinion of Arconic, its counsel or the trustee under the applicable Indenture, be inconsistent with the terms of the applicable Indenture or applicable law or that would become operative before the Closing Date.
If requested by Parent, in lieu of or in addition to Parent or Merger Sub commencing any Debt Offers for the Senior Notes, Arconic has agreed to (a) send a notice of redemption with respect to all or a portion of the outstanding aggregate principal amount of the Senior Notes (which will be in the form required under the applicable Indenture and conditioned upon the consummation of the Closing, if sent prior to the Closing, and will be in form and substance reasonably satisfactory to Arconic) to the trustee under such Indenture and (b) request that such trustee deliver such notice to the holders of the applicable Senior Notes, and, if such notice is sent prior to the Closing, and solely to the extent required by the terms of the applicable Indenture and by such trustee in order to cause or permit such trustee to so deliver such notice to such holders, deliver and use reasonable best efforts to cause counsel for Arconic to deliver a customary officer’s certificate and customary legal opinion (other than any opinions as to tax matters) relating to the delivery of such notice of redemption by such trustee to the holders of such Senior Notes, to the Trustee under the Indenture, to the extent such certificate and opinion would not, in the opinion of Arconic, its counsel or such trustee, conflict with such Indenture or applicable law and would be accurate in light of the facts and circumstances at the time delivered. On or prior to the Closing, Parent has agreed to make, or cause to be made, a deposit with the applicable trustee of funds sufficient to pay in full the outstanding aggregate principal amount of, accrued and unpaid interest through the applicable redemption date on, and applicable redemption premiums related to, the Senior Notes so redeemed, together with payment of other fees and expenses payable by Arconic under the applicable Indenture and, to the extent Parent makes or causes such deposit to be made, delivers any required officer’s certificates or legal opinions to the trustee under the applicable Indenture, and otherwise causes the satisfaction of all conditions to the satisfaction and discharge of the Senior Notes on the Closing Date in accordance with the applicable Indenture, Arconic will use reasonable best efforts to have delivered to Parent on the Closing Date, customary documentation evidencing the release of all Liens with respect to each Indenture (including any customary termination statements on Form UCC-3 or other customary releases).
Termination of Credit Agreement
Arconic has agreed to use reasonable best efforts to have delivered to Parent at least three business days prior to the Closing Date (a) an appropriate and customary payoff letter with respect to its existing credit agreement specifying the aggregate payoff amount of Arconic’s obligations (including principal, interest, fees, expenses, premium (if any) and other amounts payable in respect of such indebtedness) outstanding as of the Closing and providing for a release of all liens and guarantees thereunder, including, in the case of any letters of credit or similar obligations, cash collateralization of such obligations (with Parent and Merger Sub being responsible for paying all amounts under the payoff letter (including cash collateralizing any letters of credit or similar obligations)) and (b) customary documentation evidencing the release of all liens with respect to the existing credit agreement of Arconic and its subsidiaries (including any customary termination statements on Form UCC-3 or other customary releases).
Special Meeting
Arconic has agreed to take all action necessary in accordance with applicable law and Arconic’s organizational documents to, following consultation with Parent, set a record date for, duly give notice of, convene and hold a meeting of its shareholders following the dissemination of this proxy statement for the purpose of obtaining the Arconic Shareholder Approval as soon as reasonably practicable following the resolution of any comments of the SEC or the SEC staff with respect to the preliminary proxy statement. Unless Arconic has made a Change of Recommendation in accordance with the provisions described in the sections of this proxy statement titled “—No Solicitation” and “—The Board of Directors’ Recommendation; Change of Recommendation,” Arconic has agreed to include the Recommendation in this proxy statement and will solicit, and use its reasonable best efforts to obtain, the Arconic Shareholder Approval at the Special Meeting (including by soliciting proxies in favor of the adoption of the Merger Agreement).
Arconic may adjourn or postpone the Special Meeting:
•
to allow reasonable additional time for the filing and dissemination of any supplemental or amended disclosure which the Board of Directors has determined in good faith is necessary under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by Arconic shareholders prior to the Special Meeting;

•
if as of the time that the Special Meeting is originally scheduled there are insufficient Arconic common stock represented (either virtually by remote communication or by proxy) to constitute a quorum necessary to conduct the business of the Special Meeting;

•	if Arconic is required to postpone or adjourn the Special Meeting by applicable law, order or a request from the SEC;
•
to allow reasonable additional time to solicit additional proxies to the extent Arconic reasonably believes necessary in order to obtain the Arconic Shareholder Approval, whether or not a quorum is present; or

•	with the prior written consent of Parent (which will not be unreasonably withheld, conditioned or delayed).
Without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), the Special Meeting will not be postponed or adjourned (a) (x) by more than 10 business days at a time or (y) with respect to the fourth bullet point above, if Arconic has previously postponed or adjourned the meeting four or more times; (b) with respect to the second bullet point above, by more than 45 calendar days after the date on which the Special Meeting was (or was required to be) originally scheduled or (c) if such postponement or adjournment would result in or require any change to the record date of the Special Meeting. In no event will the record date of the Special Meeting be changed without Parent’s prior written consent, unless required by applicable law.
Please see the sections of this proxy statement titled “—No Solicitation” and “—The Board of Directors’ Recommendation; Change of Recommendation” for related information regarding the Board of Directors’ responsibilities with regard to recommending the adoption of the Merger Agreement to Arconic shareholders.
Transaction Litigation
Prior to the earlier of the Effective Time or the valid termination of the Merger Agreement, Arconic has agreed to notify Parent promptly of (and, in any event within two business days of becoming aware of) any proceeding brought by shareholders of Arconic or other persons (other than related parties of Parent) against Arconic and/or any of its directors, officers or representatives arising out of or relating to the Merger Agreement, the Merger or the other transactions contemplated thereby (whether directly or on behalf of Arconic and its subsidiaries or otherwise), and to keep Parent reasonably informed with respect to the status thereof, including by promptly (and, in any event, within two business days of receipt of the same) providing Parent with copies of all proceedings and material correspondence relating to such action. Arconic will control the defense, settlement and prosecution of any such shareholder litigation but has agreed to give Parent the right to participate (at Parent’s sole expense) in the defense and settlement of any such shareholder litigation (including by allowing for advanced review and comment on all material filings or responses) and the right to consult on the settlement, release, waiver or compromise of any such litigation and to take into account Parent’s comments in good faith. No settlement, release, waiver or compromise of such litigation will be agreed to without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

Regulatory Efforts and Related Matters
Parent, Merger Sub and Arconic have agreed to, and to cause their respective subsidiaries to, use their respective reasonable best efforts to take or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under any applicable laws to consummate and make effective the Merger as promptly as practicable, including:
•	preparing and filing all forms, registrations and notifications required to be filed to consummate the Merger;
•	using reasonable best efforts to satisfy the conditions to consummating the Merger;
•
using reasonable best efforts to obtain (and to cooperate with each other in obtaining) any consent, authorization, expiration or termination of a waiting period, permit, order or approval of, waiver or any exemption by, any governmental entity (including furnishing all information and documentary material required under the HSR Act) required to be obtained or made by Parent, Merger Sub, Arconic or any of their respective affiliates in connection with the Merger or the taking of any action contemplated by the Merger Agreement;

•	defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging the Merger Agreement or the consummation of the Merger; and
•	executing and delivering any reasonable additional instruments necessary to consummate the Merger and to fully carry out the purposes of the Merger Agreement.
Arconic and Parent have further agreed to, and have agreed to cause their respective affiliates (including the Equity Investors, in the case of Parent), to, make or file, as promptly as practicable, with the appropriate governmental entity all filings, forms, registrations and notifications required to be filed to consummate the Merger under any applicable antitrust law and investment screening law, and subsequent to such filings, to, and to cause their respective affiliates (including the Equity Investors, in the case of Parent) to, as promptly as practicable, respond to inquiries from governmental entities, or provide any supplemental information that may be requested by governmental entities, in connection with filings made with such governmental entities. Each of Parent and Merger Sub, on the one hand, and Arconic (and its subsidiaries, if applicable), on the other hand, agreed to (and to cause their respective affiliates to) file with the FTC and the DOJ a Notification and Report Form relating to the Merger Agreement and the Merger as required by the HSR Act and file comparable notification filings, forms and submissions, or draft notification filings, forms and submissions (if applicable), with any governmental entity that are required by other applicable antitrust laws and investment screening laws in connection with the Merger.
None of Parent, Merger Sub or Arconic may, nor may Parent, Merger Sub or Arconic permit any of their respective affiliates to, without the other party’s prior written consent, enter into any timing, settlement or similar agreement, or otherwise agree or commit to any arrangement, that would have the effect of extending, suspending, lengthening or otherwise tolling the expiration or termination of any waiting period applicable to the Merger under the HSR Act or any other applicable antitrust law or investment screening law.
Parent has agreed to, in order to permit the satisfaction of the closing conditions and the Closing to occur as promptly as practicable, to:
•
propose, negotiate, commit to, effect and agree to, by consent decree, hold separate order, or otherwise, the sale, divestiture, license, holding separate and other disposition of or restriction on the businesses, assets, properties, product lines and equity interests of, or changes to the conduct of business of, Arconic, Parent and their respective subsidiaries (including the Surviving Company and its subsidiaries);

•	create, terminate, or divest relationships, ventures, contractual rights or obligations of Arconic or Parent or their respective subsidiaries; and
•
otherwise take or commit to take any action that would limit Parent’s, its subsidiaries’ (including the Surviving Company’s) or its controlled affiliates’ freedom of action with respect to, or its ability to retain or hold, directly or indirectly, any businesses, assets, properties, product lines or equity interests of Arconic, Parent and their respective subsidiaries (including the Surviving Company and its subsidiaries) and controlled affiliates.

If requested by Parent, Arconic will agree to any action contemplated by the foregoing, so long as such agreement or action is conditioned on the consummation of the Merger.
In furtherance and not in limitation of the covenants in the provisions of the Merger Agreement described in this section, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging the Merger or any transaction contemplated by the Merger Agreement as violative of any antitrust or investment screening law, each of Arconic and Parent has agreed to, and to cause their respective affiliates to, use reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger.
Other Covenants
The Merger Agreement contains other covenants, including those relating to access to information; the preparation of this proxy statement; anti-takeover statutes and regulations; union contracts; public announcements; matters related to Section 16 of the Exchange Act; obligations of Merger Sub to consummate the Merger; stock exchange delisting and deregistration; and transition planning and capital expenditures during the Pre-Closing Period.
Conditions to the Closing of the Merger
The respective obligations of each party to effect the Merger are subject to the fulfillment (or mutual waiver by Arconic and Parent to the extent permissible under applicable law) at or prior to the Closing Date of the following conditions:
•	the Arconic Shareholder Approval;
•	the Absence of Legal Restraints Condition; and
•	the Regulatory Approvals Condition.
In addition, the obligation of Arconic to effect the Merger is further subject to the fulfillment (or waiver by Arconic, to the extent permitted under applicable law) at or prior to the Closing Date of the following conditions:
•
the representations and warranties of Parent and Merger Sub (without regard to any qualifications as to materiality or Parent Material Adverse Effect contained in such representations and warranties) being true and correct in all respects as so qualified both at and as of May 4, 2023 and at and as of the Closing Date as though made at and as of the Closing Date (except to the extent expressly made as of an earlier date), except where failure of such representations to be so true and correct has not, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect;

•
Parent and Merger Sub having performed in all material respects and complied in all material respects with all covenants required by the Merger Agreement to be performed or complied with by them prior to the Effective Time; and

•
Parent having delivered to Arconic a certificate, dated as of the Closing Date, and signed by a duly authorized executive officer of Parent on behalf of Parent and Merger Sub, certifying that the conditions described in the preceding two bullets for each of Parent and Merger Sub have been satisfied.

In addition, the obligation of Parent and Merger Sub to effect the Merger is further subject to the fulfillment (or waiver by Parent and Merger Sub, to the extent permitted under applicable law) at or prior to the Effective Time of the following conditions:
•
(a) The representations and warranties of Arconic that are qualified by a Material Adverse Effect qualification are true and correct in all respects as so qualified both at and as of May 4, 2023 and at and as of the Closing Date as though made at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), (b) other than certain representations and warranties of Arconic relating to (i) Arconic’s and its subsidiaries’ corporate power and authority to conduct business, (ii) Arconic’s capital structure, (iii) convertible securities, preemptive rights and voting trusts relating to Arconic’s capital stock, (iv) the Board of Directors’ approval and Recommendation of the Merger Agreement and the transactions contemplated thereby, (v) the absence of any fact, change, circumstance, event, occurrence, condition or development from January 1, 2023 to May 4, 2023 that has had, or would reasonably be expected to have, a Material Adverse Effect, and (vi) finders or brokers that would be entitled to a fee in connection with or upon consummation of the Merger, the representations and warranties of Arconic that are not qualified by a “Material Adverse Effect” qualification are true and correct (without giving effect to any materiality qualifications contained therein) both at and as of May 4, 2023 and as of the Closing Date as though made at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except where such failures to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (c) the representations and warranties of Arconic set forth in clause (i), (iii), (iv) and (vi) above are true and correct in all material respects both at and as of the May 4, 2023 and at and as of the Closing Date as though made at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), (d) the representations and warranties of Arconic set forth in clause (ii) above are true and correct in all but any de minimis respects and (e) the representations and warranties of Arconic set forth in clause (v) above are true and correct in all respects both at and as of May 4, 2023 and at and as of the Closing Date as though made at and as of the Closing Date.
•
Arconic having performed in all material respects and complied in all material respects with all covenants required by the Merger Agreement to be performed or complied with by it prior to the Effective Time;

•
Arconic having delivered to Parent a certificate, dated as of the Closing Date and signed by a duly authorized executive officer of Arconic, certifying that the conditions described in the preceding two bullets have been satisfied.

The parties have agreed that no party to the Merger Agreement may rely, either as a basis for not consummating the Merger or terminating the Merger Agreement and abandoning the Merger, on the failure of any of the foregoing conditions described in this section, as the case may be, to be satisfied if such failure was due to the breach by such party of any representation, warranty, covenant or other agreement of such party set forth in the Merger Agreement.
Termination of the Merger Agreement
The Merger Agreement may be terminated and abandoned at any time prior to the Effective Time, whether prior to or after the Arconic Shareholder Approval (except for the Change in Recommendation Termination Right, as defined below, which is only available prior to obtaining the Arconic Shareholder Approval):
•	by the mutual written consent of Arconic and Parent;
•	by either Arconic or Parent if:
•
the Effective Time has not occurred on or prior to 5:00 p.m. Eastern Time, on February 4, 2024 (which we refer to as the “End Date”) (provided that if, as of the preceding date, any of the conditions set forth in the Absence of Legal Restraints Condition (solely to the extent such condition has not been satisfied due to an order or injunction arising under any antitrust law or investment screening law) or the Regulatory Approvals Condition have been satisfied or waived, the End Date may be extended on two occasions, each time for up to 90 days, by either Parent or Arconic by written notice to the other party, and such date, as so extended, will be the End Date) (provided, further, that the right to terminate the Merger Agreement pursuant to the provision described in this paragraph will not be available to a party if the failure of the Merger to be consummated by the End Date was primarily caused by the breach by such party of any representation, warranty, covenant or other agreement of such party set forth in the Merger Agreement (it being understood that a breach of the Merger Agreement by Merger Sub will be deemed to be a breach by Parent for all purposes of the Merger Agreement)) (provided, further, that (a) if the Marketing Period will have commenced on or prior to the End Date but will not have been completed by the date that is five Business Days prior to the End Date, but all other conditions to the Closing (other than those conditions that by their nature are to be satisfied at the

Closing) have been satisfied or, to the extent permitted by law, waived, then the End Date will be extended to the fifth Business Day following the final day of the Marketing Period, and such date will become the End Date for purposes of the Merger Agreement and (b) if the Marketing Period will have commenced on or prior to the End Date but will not have been completed by the date that is five Business Days prior to the End Date and would subsequently be deemed not to have commenced as set forth in the definition of “Marketing Period” solely as a result of any Required Financial Information being not Compliant by virtue of becoming stale on or prior to the date that would otherwise be the End Date, the End Date may be extended (or further extended) by either Arconic or Parent for a period of up to 45 days by written notice to the other party at least one Business Day prior to the End Date) (which we refer to as the “End Date Termination Right”);
•
an order by a governmental entity of competent jurisdiction has been issued permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such order has become final and nonappealable (provided that the right to terminate the Merger Agreement pursuant to the provision described in this bullet will not be available to a party if such order was primarily attributable to the breach by such party of any representation, warranty, covenant or other agreement of such party set forth in the Merger Agreement (it being understood that a breach of the Merger Agreement by Merger Sub will be deemed to be a breach by Parent for all purposes of the Merger Agreement)) (which we refer to as the “Governmental Termination Right”); or

•
the Special Meeting (including any adjournments or postponements thereof) at which a vote on the Arconic Shareholder Approval was taken has concluded and the Arconic Shareholder Approval was not obtained (which we refer to as the “Special Meeting Termination Right”).

•	by Arconic, if:
•
Parent or Merger Sub have breached or there is any inaccuracy in any of their representations or warranties, or have breached or failed to perform any of their covenants or other agreements contained in the Merger Agreement, which breach, inaccuracy or failure to perform (a) if it occurred or was continuing to occur on the Closing Date, would result in a failure of a condition for Arconic to effect the Merger as set forth in the section of this proxy statement titled “—Conditions to the Closing of the Merger” and (b) is either not curable or is not cured by the earlier of (i) the End Date and (ii) the date that is 40 days following written notice from Arconic of such breach, inaccuracy or failure (provided that Arconic is not then in breach of any representation, warranty, covenant or agreement contained in the Merger Agreement that would give rise to a failure of a condition for Parent and Merger Sub to effect the Merger as set forth in the section of this proxy statement titled “—Conditions to the Closing of the Merger”) (which we refer to as the “Parent Breach Termination Right”);

•
at any time prior to the receipt of the Arconic Shareholder Approval, in order to enter into a definitive agreement providing for a Superior Proposal in accordance with the procedures described in the section of this proxy statement titled “—No Solicitation” (which we refer to as the “Superior Proposal Termination Right”); or

•
(a) the Marketing Period has ended and all of the conditions for Parent and Merger Sub to effect the Merger, as described in the section of this proxy statement titled “—Conditions to the Closing of the Merger,” have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing), (b) Parent and Merger Sub have failed to consummate the Closing within three business days after the first date on which Parent and Merger Sub were required to consummate the Closing, (c) Arconic has notified Parent in writing at least three business days prior to such termination that it is ready, willing and able to consummate the Closing and (d) at all times during such three-business-day period Arconic stood ready, willing and able to consummate the Closing (provided that no party is permitted to terminate the Merger Agreement pursuant to the termination procedures related to termination for failure to consummate the Merger by the End Date during any such three business day period) (which we refer to as the “Failure to Close Termination Right”).

•	by Parent, if:
•
Arconic has breached or there is any inaccuracy in any of its representations or warranties, or has breached or failed to perform any of its covenants or other agreements contained in the Merger Agreement, which breach, inaccuracy or failure to perform (a) if it occurred or was continuing to occur on the Closing Date, would result in a failure of a condition for Parent to effect the Merger as set forth in the section of this proxy statement titled “—Conditions to the Closing of the Merger” and (b) is either not curable or is not cured by the earlier of (i) the End Date and (ii) the date that is 40 days following written notice from Parent of such breach, inaccuracy or failure (provided that Parent is not then in breach of any representation, warranty, covenant or agreement contained in the Merger Agreement that would give rise to a failure of a condition for Arconic to effect the Merger as set forth in the section of this proxy statement titled “—Conditions to the Closing of the Merger”) (which we refer to as the “Arconic Breach Termination Right”); or

•
at any time prior to the receipt of the Arconic Shareholder Approval, in the event of a Change of Recommendation in accordance with the procedures described in the section of this proxy statement titled “—No Solicitation” (which we refer to as the “Change of Recommendation Termination Right”).

Termination Fees
Parent will be entitled to receive a termination fee of $111,685,996.80 from Arconic (which we refer to as the “Company Termination Fee”) if:
•
the Merger Agreement is validly terminated by Arconic pursuant to the Superior Proposal Termination Right, which Company Termination Fee must be paid in immediately available funds prior to or concurrently with such termination;

•
the Merger Agreement is validly terminated by Parent pursuant to the Change of Recommendation Termination Right, which Company Termination Fee must be paid in immediately available funds within three business days after such termination; or

•
(a) after May 4, 2023, an Alternative Proposal (substituting 50% for 20% in the definition of Alternative Proposal) (which we refer to as a “Qualifying Transaction”) is publicly made and not withdrawn prior to the Special Meeting or publicly disclosed or otherwise announced prior to the Special Meeting, (b) thereafter the Merger Agreement is validly terminated by Parent or Arconic pursuant to the End Date Termination Right or the Special Meeting Termination Right, or by Parent pursuant to the Arconic Breach Termination Right, and (c) concurrently with or within nine months after such termination, Arconic enters into a definitive agreement providing for such Qualifying Transaction (which Qualifying Transaction is subsequently consummated, whether during or following such nine-month period), which Company Termination Fee must be paid in immediately available funds within three business days after the last to occur of the events in this bullet.

Arconic will be entitled to receive a termination fee of $204,757,660.80 from Parent (which we refer to as the “Parent Termination Fee”) if the Merger Agreement is validly terminated by Arconic pursuant to the Parent Breach Termination Right or the Failure to Close Termination Right, or if the Merger Agreement is validly terminated pursuant to the End Date Termination Right and at such time when the Merger Agreement is terminable by Arconic pursuant to the Parent Breach Termination Right or the Failure to Close Termination Right, with such Parent Termination Fee to be paid in immediately available funds within three business days after the date of such termination.
In no event will either Arconic be required to pay the Company Termination Fee, or Parent be required to pay the Parent Termination Fee, on more than one occasion.
If either Arconic or Parent fails to pay in a timely manner the Company Termination Fee or the Parent Termination Fee, as applicable, then Arconic will pay to Parent or Parent will pay to Arconic, as applicable, interest on such amount from and including the date payment of such amount was due to but excluding the date of actual payment at the prime rate set forth in the Wall Street Journal in effect on the date such payment was required to be made plus 2% per annum.

Parent’s receipt of the Company Termination Fee to the extent owed (plus any interest thereon), Parent’s right to specific performance pursuant to the section of this proxy statement titled “—Specific Enforcement” and Parent’s right to damages as a result of fraud or a willful breach by Arconic of any of its covenants or agreements in the Merger Agreement (in each case, subject to the limitations set forth in the Merger Agreement) are the sole and exclusive remedies of Parent and Merger Sub and each of their respective affiliates against (a) Arconic, its subsidiaries and each of their respective affiliates and (b) the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, affiliates, members, managers, general or limited partners, shareholders and assignees of each of Arconic, its subsidiaries and each of their respective affiliates (the parties in clauses (a) and (b), collectively, which we refer to as the “Arconic related parties”) in respect of the Merger Agreement, the Merger and the transactions contemplated thereby, and upon payment of such amounts, none of the Arconic related parties will have any further monetary liability or obligation to the Parent related parties (as defined below) relating to or arising out of the Merger Agreement, the Merger or the transactions contemplated thereby. The maximum aggregate liability, whether in equity or at law, in contract, in tort or otherwise, together with any payment of the Company Termination Fee and any other payment in connection with any transaction document or otherwise, of the Arconic related parties collectively (including monetary damages for fraud or breach, whether willful, intentional, unintentional or otherwise) (i) under the Merger Agreement or any other transaction document, (ii) in connection with the failure of the Merger or the other transactions contemplated thereunder or under the transaction documents to be consummated, or (iii) in respect of any representation or warranty made or alleged to have been made in connection with the Merger Agreement or any other transaction document, will not exceed under any circumstances an amount equal to (A) the Parent Termination Fee, plus (B) interest amounts, if any, due and owing as a result of late payment of the Company Termination Fee, except with respect to Parent’s rights in connection with claims against the parties to the Confidentiality Agreements.
Arconic’s receipt of the Parent Termination Fee to the extent owed (plus any interest thereon) and certain expense reimbursements, Arconic’s right to specific performance pursuant to the section of this proxy statement titled “—Specific Enforcement,” Arconic’s rights in connection with claims pursuant to the Confidentiality Agreements and Arconic’s right to damages as a result of fraud or a willful breach by Parent or Merger Sub of any of their covenants or agreements in the Merger Agreement (in each case, subject to the limitations set forth in the Merger Agreement) are the sole and exclusive remedies of Arconic against (a) Parent, Merger Sub and the Equity Investors and (b) the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, Debt Financing Entities, affiliates, members, managers, general or limited partners, shareholders and assignees of each of Parent, Merger Sub and the Equity Investors (the parties in clauses (a) and (b), collectively, which we refer to as the “Parent related parties”) in respect of the Merger Agreement, the Commitment Letters, the Guarantees and the transactions contemplated thereby, and upon payment of such amounts, none of the Parent related parties will have any further monetary liability or obligation to the Arconic related parties relating to or arising out of the Merger Agreement, the Commitment Letters, the Guarantees and the transactions contemplated thereby, other than pursuant to the Confidentiality Agreements. The maximum aggregate liability, whether in equity or at law, in contract, in tort or otherwise, together with any payment of the Parent Termination Fee and any other payment in connection with any transaction document or otherwise, of the Parent related parties collectively (including monetary damages for fraud or breach, whether willful, intentional, unintentional or otherwise) (i) under the Merger Agreement or any other transaction document, (ii) in connection with the failure of the Merger (including the Financing) or the other transactions contemplated hereunder or under the transaction documents to be consummated, or (iii) in respect of any representation or warranty made or alleged to have been made in connection with the Merger Agreement or any other transaction document, will not exceed under any circumstances an amount equal to (A) the Parent Termination Fee, plus (B) interest amounts, if any, due and owing as a result of late payment of the Parent Termination Fee, plus (C) certain expense reimbursements, except with respect to Arconic’s rights in connection with claims against the parties to the Confidentiality Agreements.
Specific Enforcement
The parties have agreed that if any of the provisions of the Merger Agreement are not performed in accordance with their specific terms thereof or are otherwise breached or threatened to be breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and accordingly (a) the parties will be entitled to an injunction or injunctions to prevent breaches or threatened breaches of the Merger Agreement and to specific performance of the terms hereof, without proof of actual damages, in each case in the courts specified in the section of this proxy statement titled “—Governing Law,” in addition to any other remedy to which they are entitled at law or in equity, (b) the parties waive any requirement for the securing or posting of any bond in connection with the obtaining of any specific performance or injunctive relief and (c) the parties agree to waive, in any action for specific performance, the defense of adequacy of a remedy at law. In circumstances where Parent and Merger Sub are obligated to consummate the Merger pursuant to the terms and conditions of the Merger Agreement and the Merger has not been consummated by Parent or Merger Sub, Parent and Merger Sub expressly acknowledge and agree that Arconic and its shareholders will have suffered irreparable harm, that monetary damages will be inadequate to compensate Arconic and its shareholders, and that Arconic on behalf of itself and its shareholders will be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to enforce specifically Parent’s and Merger Sub’s obligations to consummate the Merger in accordance with the terms and conditions of the Merger Agreement. Arconic’s pursuit of specific performance at any time will not be deemed an election of remedies or waiver of the right to pursue any other right or remedy to which Arconic may be entitled, including the right to pursue remedies for liabilities or damages incurred or suffered by Arconic and its shareholders. The parties agree that, notwithstanding any other provision of the Merger Agreement to the contrary, but subject to the below paragraph, Arconic will be entitled to specific performance (or any other equitable relief) to cause Parent to consummate the Merger and to cause Parent to draw down the cash equity committed pursuant to the Equity Commitment Letters to consummate the Merger, on the terms set forth herein.
Notwithstanding the above paragraph or anything else to the contrary in the Merger Agreement or any transaction document, neither Arconic nor its affiliates will be entitled to enforce or seek to enforce specifically Parent’s and Merger Sub’s obligations to fund (or cause to be funded) any portion of the Equity Financing or otherwise consummate the Merger or any other transactions contemplated by the Merger Agreement or any other transaction document unless and only if (a) the Marketing Period has ended and the Arconic Shareholder Approval has been obtained and all of Arconic’s conditions to Closing described in the section of this proxy statement titled “—Conditions to the Closing of the Merger,” (other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied or (to the extent permissible under applicable law and in accordance with the terms of the Merger Agreement) waived, (b) the full amount of the Debt Financing (or any Alternative Financing as described in the section of this proxy statement titled “—Debt Financing”) has been funded or will be funded in accordance with the terms thereof at the Closing if the Equity Financing was funded at the Closing (provided that Parent and Merger Sub will not be required to draw down the Equity Financing or consummate the Closing if the Debt Financing is not in fact funded in full at or prior to the Closing), (c) Parent and Merger Sub have failed to complete the Closing by the first date the Closing is required to have occurred under the Merger Agreement and (d) Arconic has irrevocably confirmed in a written notice to Parent that if specific performance is granted and the Equity Financing and Debt Financing (or the Alternative Financing) are funded, then it will take such actions as required by the Merger Agreement to cause the Closing to occur. Under no circumstances will Arconic or Parent, directly or indirectly, be permitted or entitled to receive both specific performance of the type contemplated by this paragraph and any monetary damages or other payments (including payment of the Parent Termination Fee or the Company Termination Fee, as applicable).
Limitation on Recourse
The parties agreed, on behalf of themselves and their respective related parties, that all proceedings under the Merger Agreement or the other transaction documents or in connection with any of the transactions contemplated thereby may be made only against the parties expressly identified as parties to the Merger Agreement or, in the case of other transaction documents, expressly identified as parties to such transaction document. The parties further agreed that no recourse under the Merger Agreement or other transaction documents or in connection with the Merger (including the Financing) or any other transactions contemplated under the transaction documents will be sought or had against any other person, or its related parties, and no other person, including any related party, will have any liabilities or obligations, for any claims arising under, out of, or in connection with such transaction documents or in connection with any of the transactions, except for claims (a) by Arconic, Parent or Merger Sub (i) against any person that is party to, and solely pursuant to the terms and conditions of, the Confidentiality Agreements, (ii) against each Equity Investor under, if, as and when required pursuant to the terms of its respective Limited Guarantee (as described in the section of this proxy statement titled “—Limited Guarantees”), (iii) against the Equity Investors for specific performance of their obligation to fund their committed portions of the Equity Financing solely in accordance with, and pursuant to the terms and conditions of, the Equity Commitment Letters (as described in the section of this proxy statement titled “—Equity Commitment Letters”), or (iv) against Arconic, Parent and Merger Sub in accordance with, and pursuant to the terms and conditions of, the Merger Agreement or (b) by the third parties identified as third party beneficiaries in the Merger Agreement solely in accordance with, and pursuant to the terms of the Merger Agreement.
Expenses and Transfer Taxes
Except as otherwise provided in the Merger Agreement or any other transaction document, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring or required to incur such expenses, except that Parent has agreed to pay (a) all filing fees required under the HSR Act and other antitrust laws and investment screening laws and (b) all filing fees required to be paid to the SEC with respect to, and all printing and dissemination costs for, this proxy statement.
Except as otherwise provided in the Merger Agreement, all transfer, documentary, sales, use, stamp, registration and other such taxes imposed with respect to the transfer of Arconic common stock pursuant to the Merger will be borne by Parent, Merger Sub or Arconic and expressly will not be a liability of the holders of Arconic common stock.
Amendments and Waivers
At any time prior to the Effective Time, any provision of the Merger Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Arconic, Parent and Merger Sub, or in the case of a waiver, by the party against whom the waiver is to be effective, provided that after receipt of Arconic Shareholder Approval, if any such amendment or waiver will by applicable law or in accordance with the rules and regulations of the NYSE require further approval of the Arconic shareholders, the effectiveness of such amendment or waiver will be subject to the approval of the Arconic shareholders. Notwithstanding the foregoing, no failure or delay by any party hereto in exercising any right under the Merger Agreement will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise of any other right under the Merger Agreement.
Governing Law
The Merger Agreement, and all claims or causes of action (whether at law, in contract or in tort or otherwise) that may be based upon, arise out of or relate to the Merger Agreement or the negotiation, execution or performance thereof, will, subject to the below paragraph, be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.
Each of the parties irrevocably agreed that any proceeding with respect to the Merger Agreement and the rights and obligations arising under the Merger Agreement, or for recognition and enforcement of any judgment in respect of the Merger Agreement and the rights and obligations arising thereunder brought by any other party thereto or its successors or assigns, will be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) (which we refer to as the “Chosen Courts”). Each of the parties agreed to irrevocably submit with regard to any such proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the Chosen Courts and agreed that it will not bring any action relating to the Merger Agreement or any of the transactions contemplated by the Merger Agreement in any court other than the Chosen Courts. Each of the parties agreed to irrevocably waive, and not to assert, by way of motion, as a defense, counterclaim or otherwise, in any proceeding with respect to the Merger Agreement, (a) any claim that it is not personally subject to the jurisdiction of the Chosen Courts, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable law, any claim that (i) the proceeding in such court is brought in an inconvenient forum, (ii) the venue of such proceeding is improper or (iii) the

Merger Agreement, or the subject matter thereof, may not be enforced in or by such courts. To the fullest extent permitted by applicable law, each of the parties agreed that service of process upon such party in any proceeding with respect to the Merger Agreement will be effective if notice is given in accordance with the Merger Agreement and waived any further requirements for such service of process, provided that (a) nothing will affect the right of any party to serve legal process in any other manner permitted by law and (b) each such party’s consent to jurisdiction and service described in this paragraph is solely for the purpose referred to in this paragraph and will not be deemed to be a general submission to said courts or in the State of Delaware other than for such purpose.
Arconic has agreed that any action involving the Debt Financing Parties will be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York and has agreed that any such action will be governed by New York law except as otherwise provided in any agreement relating to the Debt Financing and except to the extent relating to the interpretation of any provisions in the Merger Agreement.
Equity Commitment Letters
Pursuant to their respective Equity Commitment Letters, the Apollo Funds and the Irenic Fund have committed severally to contribute, or cause to be contributed, to Parent an aggregate amount in cash equal to approximately $2.30 billion (or such lesser amount that, together with the Debt Financing and Arconic’s and its subsidiaries’ available cash at the Closing (if any), suffices to fully fund the payment of the aggregate Closing Obligations and the Expense Obligations), solely to fund the Obligations thereunder.
Funding of the Equity Commitment by each of the Equity Investors is subject to the terms, conditions and limitations set forth in the Equity Commitment Letters, each of which include: (a) the satisfaction or waiver of all of the conditions precedent for Parent and Merger Sub to effect the Merger, as described in the section of this proxy statement titled “—Conditions to the Closing of the Merger” (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), (b) the satisfaction or waiver of all the conditions precedent to the funding of the Debt Financing (other than the funding of the Equity Commitment) and receipt by Parent or one of its affiliates or designees of the net cash proceeds of the Debt Financing substantially concurrently with the Closing, and (c) the substantially concurrent consummation of the Closing on the terms and conditions of the Merger Agreement.
The obligation of each Equity Investor to fund their respective portion of the Equity Commitment will terminate automatically upon the earliest to occur of (a) the valid termination of the Merger Agreement in accordance with its terms, (b) the consummation of the Closing and the payment by Parent of all amounts due under the Merger Agreement, (c) the payment in full by the Equity Investors of the Obligations pursuant to and under its Limited Guarantee and the Merger Agreement and (d) the commencement, directly or indirectly, by Arconic or any of its controlled affiliates of any claim in any litigation (whether at law or equity or in tort, contract or otherwise) against any Equity Investor, certain related parties of the Equity Investors or certain related parties of the related parties in connection with its Equity Commitment Letter, the Merger Agreement, the Debt Commitment Letters, its Limited Guarantee or any other document or instrument delivered in connection with the foregoing agreements or any of the transactions contemplated thereby (including the termination or abandonment thereof) (including in respect of any oral representations made or alleged to be made in connection therewith) except, solely with respect to the provisions described in clause (e), for certain permitted claims specified in the Equity Commitment Letters.
Pursuant to the terms and conditions of the Merger Agreement, Parent and Merger Sub will (and will cause their respective subsidiaries to) use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and obtain the Equity Financing on the terms and subject only to the conditions set forth in the Equity Commitment Letters.
Arconic is an express third-party beneficiary of the right granted to Parent to specific performance under the Equity Commitment Letters and is entitled to enforce Parent’s rights to specific performance of the Equity Investors to fund all or any portion of their respective Obligations under the Equity Commitment Letters, subject to the terms thereof, if Arconic is awarded specific performance of Parent’s obligation to cause the Equity Commitment to be funded pursuant to the Merger Agreement.

Limited Guarantees
Subject to the terms and conditions set forth in the Limited Guarantee provided by the Guarantors, the Guarantors have severally guaranteed certain payment obligations of Parent under the Merger Agreement, for payment of the Guaranteed Obligations.
Each Limited Guarantee is irrevocable, and will not terminate until the earliest to occur of (a) the Closing and the payment by Parent of all amounts due under the Merger Agreement; (b) the payment of the Guaranteed Obligations in full; (c) the valid termination of the Merger Agreement in accordance with its terms in any circumstances other than pursuant to which Parent would be required pursuant to the terms and subject to the conditions of the Merger Agreement to make any payment of any Guaranteed Obligations; (d) the date that is 60 days after the valid termination of the Merger Agreement if the Merger Agreement is validly terminated in any of the circumstances pursuant to which Parent would be required pursuant to the terms and subject to the conditions of the Merger Agreement (as described in the section of this proxy statement titled “—Termination of the Merger Agreement”) to make a payment of the Guaranteed Obligations if (i) by such date Arconic has made a claim in writing with respect to such Guaranteed Obligations during such 60-day period and (ii) Arconic has commenced an action during such 60-day period in accordance with the applicable Limited Guarantee against the Guarantors alleging that Parent is liable for such Guaranteed Obligations, in which case, the Limited Guarantee will survive solely with respect to amounts claimed or alleged to be so owing until such matters are finally and conclusively resolved (provided that with respect to the provision described in clause (d), the Guarantors will not have any further liability or obligation under the applicable Limited Guarantee from and after the earlier of (x) the entry of a final, non-appealable order of a court of competent jurisdiction and (y) the execution and delivery of a written agreement between the Guarantors pursuant to the applicable Limited Guarantee, on the one hand, and Arconic, on the other hand, and, in either case, the payment by the Guarantors pursuant to the applicable Limited Guarantee to Arconic of all amounts payable by such Guarantors pursuant to such order or agreement); and (e) the termination of the applicable Limited Guarantee by mutual written agreement of the Guarantors and Arconic pursuant to the Limited Guarantee.
Except for certain permitted claims specified in the Limited Guarantees, Arconic’s recourse under an applicable Limited Guarantee is Arconic’s sole and exclusive monetary remedy against the applicable Guarantors, certain related persons of the Guarantors and certain related persons of such related persons, in respect of any liabilities or obligations arising under, or in connection with, the applicable Limited Guarantee, Merger Agreement, the applicable Equity Commitment Letter or any other document or instrument delivered in connection with the applicable Limited Guarantee and the transactions contemplated by the foregoing documents or instruments.

PROPOSAL 2: THE COMPENSATION PROPOSAL
Under Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, Arconic is required to submit a proposal to Arconic shareholders to approve, on an advisory (nonbinding) basis, the compensation that may be paid or become payable to Arconic’s named executive officers that is based on or otherwise relates to the Merger Agreement and the transactions contemplated by the Merger Agreement (which we refer to as the “Compensation Proposal”). This compensation is summarized in the section of this proxy statement titled “Proposal 1: Adoption of the Merger Agreement—Interests of Arconic’s Executive Officers and Directors in the Merger.” The Board of Directors encourages you to review carefully the named executive officer Merger-related compensation information disclosed in this proxy statement. Accordingly, Arconic is asking you to approve the following resolution:
RESOLVED, that the shareholders of Arconic approve, on a nonbinding, advisory basis, the compensation that will or may become payable to Arconic’s named executive officers that is based on or otherwise relates to the Merger as disclosed pursuant to Item 402(t) of Regulation S-K in the section of the proxy statement titled “Proposal 1: Adoption of the Merger Agreement—Interests of Arconic’s Executive Officers and Directors in the Merger.”
The vote on this Compensation Proposal is a vote separate and apart from the vote on the Merger Agreement Proposal. Accordingly, you may vote to approve the Merger Agreement Proposal and vote not to approve the Compensation Proposal and vice versa. Because the vote on the Compensation Proposal is advisory only, it will not be binding on Arconic or Parent. Accordingly, if the Merger Agreement Proposal is approved and the Merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the vote on this Compensation Proposal.
Required Vote
Assuming a quorum is present, the affirmative vote of the holders of the shares of Arconic common stock representing a majority of the voting power present by remote communication, or represented by proxy at the Special Meeting and entitled to vote on the Compensation Proposal is required to approve, on an advisory (nonbinding) basis, the Compensation Proposal.
Assuming a quorum is present, (a) a failure to be represented by proxy or attend the Special Meeting will have no effect on the outcome of the Compensation Proposal, (b) abstentions will have the same effect as a vote “AGAINST” the Compensation Proposal and (c) “broker non-votes” (if any) will have no effect on the outcome of the Compensation Proposal. Shares of Arconic common stock represented by properly executed, timely received and unrevoked proxies will be voted in accordance with the instructions indicated thereon. If an Arconic shareholder returns a signed proxy card without indicating voting preferences on such proxy card, the shares of Arconic common stock represented by that proxy will be counted as present for purposes of determining the presence of a quorum for the Special Meeting, and all of such shares of Arconic common stock will be voted as recommended by the Board of Directors.
The Board of Directors unanimously recommends that you vote “FOR” the Compensation Proposal.

PROPOSAL 3: THE ADJOURNMENT PROPOSAL
We are asking you to approve a proposal to adjourn the Special Meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting, with adjournment determined at the discretion of the chair of the Special Meeting (which we refer to as the “Adjournment Proposal”). If Arconic shareholders approve the Adjournment Proposal, we could adjourn the Special Meeting and any adjourned session of the Special Meeting and use the additional time to solicit additional proxies, including soliciting proxies from Arconic shareholders that have previously returned properly executed proxies voting against the Merger Agreement Proposal. Among other things, approval of the Adjournment Proposal could mean that, even if we had received proxies representing a sufficient number of votes against the Merger Agreement Proposal such that the Merger Agreement Proposal would be defeated, we could adjourn the Special Meeting without a vote on the Merger Agreement Proposal and seek to convince the holders of those shares to change their votes to votes in favor of the Merger Agreement Proposal. Additionally, we may seek to adjourn the Special Meeting if a quorum is not present or otherwise at the discretion of the chairman of the Special Meeting.
Required Vote
The affirmative vote of the holders of the shares of Arconic common stock representing a majority of the voting power present by remote communication, or represented by proxy at the Special Meeting and entitled to vote on the Adjournment Proposal is required for approval of the Adjournment Proposal.
Assuming a quorum is present, (a) a failure to be represented by proxy or attend the Special Meeting will have no effect on the outcome of the Adjournment Proposal, (b) abstentions will have the same effect as a vote “AGAINST” the Adjournment Proposal and (c) “broker non-votes” (if any) will have no effect on the outcome of the Adjournment Proposal. Shares of Arconic common stock represented by properly executed, timely received and unrevoked proxies will be voted in accordance with the instructions indicated thereon. If an Arconic shareholder returns a signed proxy card without indicating voting preferences on such proxy card, the shares of Arconic common stock represented by that proxy will be counted as present for purposes of determining the presence of a quorum for the Special Meeting, and all of such shares of Arconic common stock will be voted as recommended by the Board of Directors.
The Board of Directors unanimously recommends that you vote “FOR” the Adjournment Proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The tables below and the accompanying footnotes show information regarding the beneficial ownership of Arconic’s common stock as of June 12, 2023, unless otherwise indicated. As of June 12, 2023, Arconic had 100,323,688 shares of common stock outstanding.
The amounts and percentages of Arconic common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of (or to direct the disposition of) such security. A person is also deemed to be a beneficial owner of any securities that such person has a right to beneficially acquire within 60 days. Securities that can be acquired within 60 days are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s ownership percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. Percentage computations are based on shares of common stock outstanding as of June 12, 2023.
The following table sets forth information with respect to the beneficial ownership of Arconic common stock as of June 12, 2023, by each person or group of affiliated persons known by us to be the beneficial owner of more than 5% of outstanding Arconic common stock, each member of the Board of Directors, each of Arconic’s named executive officers, and all directors and executive officers of Arconic as a group. Except as otherwise indicated in the footnotes to this table, each of the beneficial owners listed has, to Arconic’s knowledge, sole voting and investment power with respect to the indicated shares of common stock. Unless otherwise indicated, the address for each individual listed below is c/o Arconic Corporation, 201 Isabella Street, Suite 400, Pittsburgh, Pennsylvania 15212-5872.
Name of Beneficial Owners:	Total Shares Beneficially Owned(1)	Ownership%
Non-Employee Directors
William F. Austen(2)	53,137	*
Christopher L. Ayers	91,086	*
Margaret S. Billson	25,517	*
Jacques Croisetiere	26,899	*
Elmer L. Doty(3)	83,853	*
Carol S. Eicher	26,660	*
Frederick A. Henderson	42,924	*
Ellis A. Jones	5,676	*
E. Stanley O’Neal	152,895	*
Jeffrey Stafeil	25,517	*
Named Executive Officers
Timothy D. Myers(4)	390,571	*
Erick R. Asmussen(5)	72,521	*
Diana B. Perreiah(6)	127,658	*
Mark J. Vrablec(7)	106,040	*
Robert L. Woodall(8)	18,688	*
All directors and executive officers as a group (17 persons)	1,302,027	1.30%
*	Indicates that the percentage of beneficial ownership does not exceed 1%, based on 100,323,688 shares of Arconic common stock outstanding as of June 12, 2023.
(1)
Shares of common stock currently issuable or issuable within 60 days of the record date are deemed to be outstanding in computing the beneficial ownership and percentage of beneficial ownership of the person holding such securities, but are not deemed to be outstanding in computing the percentage of beneficial ownership of any other person. Beneficial ownership may be disclaimed as to certain of the securities. Equivalent shares held in the Deferred Compensation Plan, which do not settle in shares, are excluded. PRSUs, which vest on performance, and RSUs that have not vested and do not vest within 60 days of June 12, 2023, are excluded from the table.

(2)	Includes 10,000 shares held by the William F. Austen and Nancy E. Austen Joint Revocable Trust f/b/o surviving spouse and/or children, for which Mr. Austen and his spouse serve as trustees.

(3)	Includes 1,500 shares held by the Elmer L. Doty Revocable Trust f/b/o surviving spouse and/or children, for which Mr. Doty’s spouse serves as trustee.
(4)	Includes 15,709 shares held in the Arconic Corp. Salaried 401(k) Plan (which we refer to as the “401(k) Plan”) and 54,877 exercisable Arconic Option Awards.
(5)	Includes 1,998 shares held in the 401(k) Plan.
(6)	Includes 617 shares held in the 401(k) Plan and 30,002 exercisable Arconic Option Awards.
(7)	Includes 12,436 shares held in the 401(k) Plan, 57,337 shares held by Mr. Vrablec in trust and 11,000 shares held by Mr. Vrablec in trust for the benefit of his spouse.
(8)	Includes 6,186 exercisable Arconic Option Awards.
Name of Beneficial Owner	Total Shares Beneficially Owned	Ownership%(1)
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	19,900,942(2)	19.8%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	11,901,158(3)	11.9%
FMR LLC 245 Summer Street Boston, Massachusetts 02210	7,107,232(4)	7.1%
State Street Corporation State Street Financial Center One Lincoln Street Boston, MA 02111	5,679,638(5)	5.7%
Orbis Investment Management Limited Orbis House, 25 Front Street Hamilton Bermuda HM11	5,489,866(6)	5.5%
(1)	Based on 100,323,688 shares of common stock outstanding as of June 12, 2023.
(2)
The number of shares reported above is based solely on Arconic’s review of a Schedule 13G/A filed by BlackRock, Inc. on January 26, 2023 regarding its holdings as of December 31, 2022. BlackRock, Inc. also reported that, as of December 31, 2022, it had sole voting power for 19,684,614 shares of Arconic common stock, sole dispositive power for 19,900,942 shares of Arconic common stock, and shared voting and dispositive power for 0 shares of Arconic common stock. The business address provided by Blackrock, Inc. is 55 East 52nd Street, New York, New York 10055.

(3)
The number of shares reported above is based solely on Arconic’s review of a Schedule 13G/A filed by The Vanguard Group on February 9, 2023 regarding its holdings as of December 31, 2022. The Vanguard Group also reported that, as of December 31, 2022, it had sole voting power for 0 shares of Arconic common stock, sole dispositive power for 11,710,996 shares of Arconic common stock, shared voting power for 88,418 shares of Arconic common stock and shared dispositive power for 190,162 shares of Arconic common stock. The business provided for the Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(4)
The number of shares reported above is based solely on Arconic’s review of a Schedule 13G filed by FMR LLC on February 9, 2023 regarding its holdings as of December 31, 2022. FMR LLC also reported that, as of December 31, 2022, it had sole voting power for 0 shares of Arconic common stock, sole dispositive power for 7,107,232 shares of Arconic common stock, and shared voting and dispositive power for 0 shares of Arconic common stock. The business address provided by FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.

(5)
The number of shares reported above is based solely on Arconic’s review of a Schedule 13G filed by State Street Corporation on February 10, 2023 regarding its holdings as of December 31, 2022. State Street Corporation also reported that, as of December 31, 2022, it had sole voting power for 0 shares of Arconic common stock, sole dispositive power for 0 shares of Arconic common stock, shared voting power for 5,451,768 shares of Arconic common stock, and shared dispositive power for 5,679,638 shares of Arconic common stock. The business address provided by State Street Corporation is State Street Financial Center, One Lincoln Street, Boston, Massachusetts 02111.

(6)
The number of shares reported above is based solely on Arconic’s review of a Schedule 13G/A filed by Orbis Investment Management Limited (which we refer to as “OIML”) on February 14, 2023 regarding its holdings as of December 31, 2022. OIML also reported that, as of December 31, 2022, it has sole voting and sole dispositive power over all shares and does not have shared voting or shared dispositive power over any of the shares. The business address provided by OIML is Orbis House, 25 Front Street, Hamilton, Bermuda HM11.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires Arconic’s directors and executive officers, and persons who own more than 10% of a registered class of Arconic’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Arconic common stock and other equity securities of Arconic. Officers, directors, and holders of greater than 10% of Arconic common stock are required by SEC regulation to furnish Arconic with copies of all Section 16(a) forms they file.
To Arconic’s knowledge, based solely on a review of the copies of such reports furnished to Arconic and, with respect to officers and directors, written representations that no other reports were required, during the year ended December 31, 2022, all Section 16(a) filing requirements applicable to its officers, directors, and greater than 10% beneficial owners were complied with.

FUTURE SHAREHOLDER PROPOSALS
If the Merger is completed, we will have no public shareholders and there will be no public participation in any future meetings of Arconic shareholders. However, if the Merger is not completed, Arconic shareholders will continue to be entitled to attend and participate in shareholder meetings.
There will be no annual meetings of Arconic shareholders if the Merger is completed. Under SEC rules, shareholders who intend to present proposals for consideration at the 2024 Annual Meeting of Shareholders (which we refer to as the “2024 Annual Meeting”), in the event such a meeting is held, and who wish to have their proposals included in Arconic’s proxy statement for that meeting, must be certain that their proposals are received at Arconic’s principal executive offices in Pittsburgh, Pennsylvania on or before December 7, 2023, which date is 120 calendar days before the anniversary of the date on which the proxy statement for the 2023 Annual Meeting of Shareholders was first distributed to Arconic shareholders. However, if the date of the 2024 Annual Meeting is moved by more than 30 days prior to, or more than 30 days after, April 5, 2024, then the deadline for inclusion in the proxy for the 2024 Annual Meeting will instead be a reasonable time before Arconic begins to print and mail its proxy materials.
A shareholder who intends to nominate a candidate for election to the Board of Directors or to propose any business for presentation at the 2024 Annual Meeting of Shareholders pursuant to the advance notice provisions of our Bylaws must timely submit notice thereof in writing to our Corporate Secretary at our principal executive offices at 201 Isabella Street, Suite 400, Pittsburgh, Pennsylvania 15212-5872. In order to be timely, the shareholder must provide such written notice not earlier than the 120th day and not later than the 90th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the shareholder must be so delivered not earlier than the close of business on the 120th day prior to the date of such annual meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made. The notice must contain all of the information required in our Bylaws.
Under our proxy access Bylaw, if a shareholder (or a group of up to 20 shareholders) who has owned at least 3% of the shares of Arconic common stock for at least three years and has complied with the other requirements in our Bylaws wants us to include director nominees (up to the greater of two nominees or 20% of the Board of Directors) in our proxy materials then notice must be received by us at our principal executive offices at 201 Isabella Street, Suite 400, Pittsburgh, Pennsylvania 15212-5872, Attention: Corporate Secretary, no earlier than 150 days and no later than 120 days before the one-year anniversary of the date that Arconic commenced mailing of its definitive proxy statement for the immediately preceding annual meeting. To utilize proxy access, among other things, the electing shareholder and proposed nominee must comply with the detailed requirements set forth in our Bylaws, including the provision of the proposing shareholder information, various other required information, representations, undertakings, agreements and other requirements as set forth in the Bylaws. In addition to satisfying the advance notice requirements set forth in our Bylaws, shareholders who intend to solicit proxies in support of director nominees other than Arconic’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act and must otherwise comply with the requirements of Rule 14a-19.
In addition to satisfying the requirements under the Bylaws, to comply with universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than Arconic’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act (including a statement that such shareholder intends to solicit the holders of shares of Arconic common stock representing at least 67% of the voting power of Arconic common stock entitled to vote on the election of directors in support of director nominees other than Arconic’s nominees), which notice must be postmarked or transmitted electronically to Arconic at our principal executive office no later than 60 calendar days prior to the anniversary date of the immediately preceding annual meeting of shareholders. However, if the date of the annual meeting is changed by more than 30 calendar days from such anniversary, then notice must be provided by the later of 60 calendar days prior to the date of the annual meeting or the 10th calendar day following the day on which public announcement of the date of the annual meeting is first made.

Proposals should be sent to: Corporate Secretary, Arconic Corporation, 201 Isabella Street, Suite 400, Pittsburgh, Pennsylvania 15212-5872. Our Bylaws are available on Arconic’s website at www.arconic.com/governance-and-policies, or you may contact the Corporate Secretary at the address mentioned above for a copy of the relevant Bylaw provisions regarding the requirements for making shareholder proposals. Arconic’s website address is provided as an inactive textual reference only.
All proposals must comply with the applicable requirements of the federal securities laws and the Bylaws in order to be included in the proxy statement and proxy card for the 2024 Annual Meeting.

WHERE YOU CAN FIND MORE INFORMATION
The SEC allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement or incorporated by reference subsequent to the date of this proxy statement. This proxy statement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition and are incorporated by reference into this proxy statement.
The following Arconic filings with the SEC are incorporated by reference:
•	Arconic’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, filed on May 4, 2023;
•	Arconic’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed on February 21, 2023;
•	Arconic’s Definitive Proxy Statement on Schedule 14A filed on April 5, 2023; and
•	Arconic’s Current Reports on Form 8-K, in each case to the extent filed and not furnished with the SEC on May 4, 2023 (Film No. 23886329), May 4, 2023 (Film No. 23889169) and May 19, 2023.
We also incorporate by reference into this proxy statement additional documents that we may file with the SEC between the date of this proxy statement and the earlier of the date of the Special Meeting or the termination of the Merger Agreement. These documents include periodic reports, such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as Current Reports on Form 8-K and proxy soliciting materials.
Arconic is subject to the informational requirements of the Exchange Act. We file reports, proxy statements and other information with the SEC. The SEC maintains an Internet site that contains our reports, proxy and information statements and other information at https://sec.gov.
You may obtain copies of this proxy statement and any documents incorporated by reference herein (not including exhibits to the documents that are incorporated by reference unless such exhibits are specifically incorporated by reference into such documents), without charge, by requesting them in writing or by telephone from us:
Arconic Corporation
c/o Corporate Secretary
201 Isabella Street, Suite 400
Pittsburgh, Pennsylvania 15212-5872
In order for you to receive timely delivery of documents in advance of the Special Meeting, you must make such request by no later than July 17, 2023. The requested documents will be provided by first class mail or other similarly prompt means. Please note that all of our documents that we file with the SEC are also promptly available through the Investor page of Arconic’s website at https://www.arconic.com/investors. Arconic’s website address is provided as an inactive textual reference only. The information contained in, or that can be accessed through, our website is not part of this proxy statement and is not incorporated in this proxy statement by this or any other reference to our website provided in this proxy statement.
If you have any questions concerning the Merger, the Special Meeting or this proxy statement, would like additional copies of this proxy statement or need help voting your shares of Arconic common stock, please contact our proxy solicitor:
INNISFREE M&A INCORPORATED

501 Madison Avenue, 20th Floor
New York, New York 10022
Shareholders may call toll-free: (877) 687-1873
Banks and brokers may call collect: (212) 750-5833

MISCELLANEOUS
Arconic has supplied all information relating to Arconic, and Parent has supplied, and Arconic has not independently verified, all of the information relating to Parent, Merger Sub and their affiliates contained in this proxy statement.
You should rely only on the information contained in this proxy statement, the annexes to this proxy statement and the documents that we incorporate by reference in this proxy statement in voting on the Merger. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated June 16, 2023. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this proxy statement), and the mailing of this proxy statement to Arconic shareholders does not create any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

Annex A
AGREEMENT AND PLAN OF MERGER

by and among
ARCONIC CORPORATION,

ARSENAL AIC PARENT LLC

and
ARSENAL AIC MERGECO INC.

Dated as of May 4, 2023

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of May 4, 2023, is by and among Arconic Corporation, a Delaware corporation (the “Company”), Arsenal AIC Parent LLC, a Delaware limited liability company (“Parent”), and Arsenal AIC MergeCo Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”).
WITNESSETH:
WHEREAS, Parent desires to acquire the Company, on the terms and subject to the conditions set forth in this Agreement;
WHEREAS, in furtherance of such acquisition of the Company by Parent, and on the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub shall be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned Subsidiary of Parent, and each outstanding Company Common Share (other than Cancelled Shares and Dissenting Shares) shall be converted into the right to receive the Merger Consideration;
WHEREAS, the Board of Directors of the Company (the “Company Board”) has (a) determined that the transactions contemplated by this Agreement, including the Merger, are advisable, fair to and in the best interests of the Company and its stockholders, (b) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, (c) resolved to recommend that the holders of Company Common Shares adopt this Agreement and (d) directed that the adoption of this Agreement be submitted for consideration by the Company’s stockholders at a meeting thereof;
WHEREAS, the Board of Directors of Merger Sub has unanimously (a) determined that the transactions contemplated by this Agreement, including the Merger, are advisable, fair to and in the best interests of Merger Sub and its sole stockholder, (b) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (c) resolved to recommend that the sole stockholder of Merger Sub adopt this Agreement;
WHEREAS, the Board of Directors of Parent has unanimously approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger;
WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, each of the Equity Investors has duly executed and delivered to the Company a limited guarantee, dated as of the date of this Agreement, in favor of the Company, guaranteeing certain of Parent’s and Merger Sub’s obligations under this Agreement (each, a “Guarantee”); and
WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements specified herein.
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:
ARTICLE I

THE MERGER
Section 1.1 The Merger. At the Effective Time, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the DGCL, Merger Sub shall be merged with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease, and the Company shall continue its existence under Delaware law as the surviving corporation in the Merger (the “Surviving Company”) and a wholly owned subsidiary of Parent.
Section 1.2 Closing. The closing of the Merger (the “Closing”) shall take place remotely at 10:00 a.m., Eastern Time, on the fifth (5th) Business Day following the day on which the last of the conditions set forth in Article VI to be satisfied or waived (other than those conditions that by their nature are to be satisfied at the

Closing) have been satisfied or waived in accordance with this Agreement, or at such other place, date and time as the Company and Parent may agree in writing. Notwithstanding the foregoing, if the Marketing Period has not ended at the time of the satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), then the Closing shall occur instead on the date following the satisfaction or waiver of such conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) that is the earlier to occur of (a) any Business Day during the Marketing Period as may be specified by Parent on no less than two (2)-Business Days’ prior written notice to the Company and (b) two (2) Business Days following the final day of the Marketing Period. The date on which the Closing actually occurs is referred to as the “Closing Date”.
Section 1.3 Effective Time. On the Closing Date, the Company and Merger Sub shall file with the Secretary of State of the State of Delaware in accordance with Section 251 of the DGCL a certificate of merger (the “Certificate of Merger”), executed in accordance with, and containing such information as is required by, the relevant provisions of the DGCL to effect the Merger. The Merger shall become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed between the parties and specified in the Certificate of Merger in accordance with the relevant provisions of the DGCL (such time is hereinafter referred to as the “Effective Time”).
Section 1.4 Effects of the Merger. The effects of the Merger shall be as provided in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities, obligations, restrictions and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Company.
Section 1.5 Organizational Documents of the Surviving Company.
(a) At the Effective Time, the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Company until thereafter amended in accordance with the provisions thereof and applicable Law, except that the name of the Surviving Company shall be “Arconic Corporation” and the provision in the certificate of incorporation of Merger Sub naming its incorporator shall be omitted; and provided that the certificate of incorporation of the Surviving Company shall contain provisions no less favorable to Covered Persons with respect to exculpation, indemnification of and advancement of expenses to Covered Persons for periods at or prior to the Effective Time than are currently set forth in the certificate of incorporation of the Company.
(b) At the Effective Time, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Company until thereafter amended in accordance with the provisions thereof and applicable Law, except that the name of the Surviving Company shall be “Arconic Corporation”; and provided that the bylaws of the Surviving Company shall contain provisions no less favorable to Covered Persons with respect to exculpation, indemnification of and advancement of expenses to Covered Persons for periods at or prior to the Effective Time than are currently set forth in the bylaws of the Company.
Section 1.6 Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Company and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal, in each case in accordance with the certificate of incorporation and bylaws of the Surviving Company.
Section 1.7 Officers. Except as otherwise determined by Parent prior to the Effective Time, the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Company and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal, in each case in accordance with the certificate of incorporation and bylaws of the Surviving Company.

ARTICLE II

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES
Section 2.1 Effect on Capital Stock.
(a) At the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Company, Merger Sub or any holder of Company Common Shares or shares of common stock of Merger Sub:
(i) Common Stock of Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Company, and such shares shall constitute the only outstanding shares of common stock of the Surviving Company. From and after the Effective Time, all certificates representing shares of common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Company into which they were converted in accordance with the immediately preceding sentence.
(ii) Cancellation of Certain Stock. Each Company Common Share issued and outstanding immediately prior to the Effective Time that is owned or held in treasury by the Company and each Company Common Share issued and outstanding immediately prior to the Effective Time that is owned or held by (A) any wholly owned Subsidiary of the Company or (B) Parent or any of its direct or indirect wholly owned Subsidiaries (including Merger Sub), other than, in each case, Company Common Shares held in a fiduciary, representative or other capacity on behalf of third parties, shall no longer be outstanding and shall automatically be cancelled and shall cease to exist (the “Cancelled Shares”), and no consideration shall be delivered in exchange therefor.
(iii) Conversion of Company Common Shares. Each Company Common Share issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares and Dissenting Shares) shall be automatically converted into the right to receive $30.00 in cash, without interest (the “Merger Consideration”), in accordance with the provisions of Section 2.2 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in accordance with the provisions of Section 2.2(j)).
All of the Company Common Shares converted into the right to receive the Merger Consideration pursuant to this Article II shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and uncertificated Company Common Shares represented by book-entry form (“Book-Entry Shares”), and each certificate that, immediately prior to the Effective Time, represented any such Company Common Shares (each, a “Certificate”) shall thereafter represent only the right to receive the Merger Consideration into which the Company Common Shares represented by such Book-Entry Share or Certificate have been converted pursuant to this Section 2.1.
(b) Shares of Dissenting Stockholders. Any provision of this Agreement to the contrary notwithstanding, if required by the DGCL (but only to the extent required thereby), Company Common Shares that are issued and outstanding immediately prior to the Effective Time (other than the Cancelled Shares) and that are held by holders of such Company Common Shares who have not voted in favor of the adoption of this Agreement or consented thereto in writing and who have properly exercised appraisal rights with respect thereto in accordance with, and who have complied with, Section 262 of the DGCL with respect to any such Company Common Shares held by any such holder (the “Dissenting Shares”) shall be canceled and cease to exist and shall not be converted into the right to receive the Merger Consideration, and holders of such Dissenting Shares shall be entitled to receive payment of the fair value of such Dissenting Shares in accordance with the provisions of such Section 262 unless and until any such holder fails to perfect or effectively withdraws or loses its rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such rights, such Dissenting Shares will thereupon be treated as if they had been converted into, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon, and the Surviving Company shall remain liable for payment of the Merger Consideration for such Dissenting Shares. At the Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights provided in Section 262 of the DGCL and as provided in the previous sentence. The Company shall give Parent (i) prompt notice (and in any event within two (2) Business Days of becoming aware) of any demands, withdrawal of such demands or other instruments served pursuant to the DGCL received by the Company for appraisals of Company Common Shares prior to the Effective Time and (ii) the right to control all negotiations and proceedings with respect to such demands; provided, that prior to the Effective Time, Parent shall consult with the Company and consider in good faith the Company’s advice with respect to such negotiations and proceedings and the Company shall have the right to participate in any such negotiations and proceedings. Prior to the Effective Time, the Company and Parent shall not, except with the prior written consent of Parent, in the case of the Company, or the Company, in the case of Parent, make any payment with respect to any demands for appraisal or settle or offer to settle any such demands or waive any failure to timely deliver a written demand for appraisal or otherwise fail to comply with the provisions under Section 262 of the DGCL (or agree to commit to do any of the foregoing).
(c) Certain Adjustments. If, between the date of this Agreement and the Effective Time, the outstanding Company Common Shares shall have been changed into a different number of shares or a different class of shares by reason of any stock dividend, subdivision, reorganization, reclassification, recapitalization, stock split, reverse stock split, combination or exchange of shares, or any similar event shall have occurred, then the Merger Consideration shall be equitably adjusted, without duplication, to proportionally reflect such change; provided that nothing in this Section 2.1(c) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.
Section 2.2 Exchange of Certificates.
(a) Appointment of Paying Agent. Parent shall appoint a nationally recognized bank or trust company reasonably acceptable to the Company to act as paying agent (the “Paying Agent”) for the payment of the Merger Consideration and, at or prior to the Closing, shall enter into a paying agent agreement in form and substance reasonably acceptable to the Company relating to the Paying Agent’s responsibilities under this Agreement.
(b) Deposit of Merger Consideration. At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent, in trust for the benefit of the holders of Company Common Shares, other than Company Common Shares that will be cancelled pursuant to Section 2.1(a)(ii) or Dissenting Shares, a cash amount that, when taken together with available cash of the Company and its Subsidiaries that is deposited with the Paying Agent at the Effective Time, is sufficient to pay the aggregate Merger Consideration (such aggregate Merger Consideration, the “Payment Fund”). The Payment Fund shall not be used for any purpose other than to fund payments pursuant to this Section 2.2.
(c) Exchange Procedures. As promptly as practicable (and no later than the third (3rd) Business Day) after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of Company Common Shares as of immediately prior to the Effective Time whose Company Common Shares were converted pursuant to Section 2.1(a)(iii) into the right to receive the Merger Consideration (i) a letter of transmittal (the “Letter of Transmittal”) and (ii) instructions for use in effecting the surrender of Certificates or Book-Entry Shares in exchange for the Merger Consideration.
(d) Surrender of Certificates or Book-Entry Shares. Upon surrender of Certificates or Book-Entry Shares to the Paying Agent together with the Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, or, in the case of Book-Entry Shares, receipt of an “agent’s message” by the Paying Agent, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor the Merger Consideration into which the shares represented by such Certificates or Book-Entry Shares have been converted pursuant to this Agreement. In the event of a transfer of ownership of Company Common Shares that is not registered in the transfer or stock records of the Company, any cash to be paid upon due surrender of the Certificates or Book-Entry Shares formerly representing such Company Common Shares may be paid to any such transferee if such Certificates or Book-Entry Shares are presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer, in each case properly endorsed or otherwise in proper form and to evidence that any applicable stock transfer or other similar Taxes have been paid or are not applicable. No interest shall be paid or shall accrue on the Merger Consideration payable upon surrender of any Certificates or Book-Entry Shares.
(e) No Further Ownership Rights in Company Common Shares. From and after the Effective Time, subject to applicable Law in the case of Dissenting Shares, (i) all holders of Certificates and Book-Entry Shares shall cease to have any rights as stockholders of the Company other than the right to receive the Merger Consideration into which the shares represented by such Certificates or Book-Entry Shares have been converted pursuant to this Agreement upon the surrender of such Certificate or Book-Entry Share in accordance with Section 2.2(d), without interest, and (ii) the stock transfer books of the Company shall be closed with respect to all Company Common Shares outstanding immediately prior to the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Company of Company Common Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates or Book-Entry Shares formerly representing Company Common Shares are presented to the Surviving Company, Parent or the Paying Agent for any reason, such Certificates or Book-Entry Shares shall be cancelled and exchanged as provided in this Article II, subject to applicable Law in the case of Dissenting Shares.
(f) Investment of Payment Fund. The Paying Agent shall invest any cash included in the Payment Fund as directed by Parent; provided that any such investments shall be in (i) obligations of, or guaranteed by, the United States government, (ii) short-term obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) short-term commercial paper obligations rated the highest quality by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or (iv) money market funds investing solely in a combination of the foregoing and, in any such case, no such instrument shall have a maturity exceeding three months; provided, further, that no such investment or loss thereon shall affect the amounts payable to holders of Certificates or Book-Entry Shares pursuant to this Article II, and following any losses from any such investment, Parent shall promptly deposit (or cause to be deposited) additional funds, by wire transfer of immediately available funds, to the Paying Agent for the benefit of the holders of Company Common Shares at the Effective Time in the amount of such losses, which additional funds will be deemed to be part of the Payment Fund. Any net profits resulting from or income arising out of such investments shall be paid to Parent or the Surviving Company pursuant to Section 2.2(g).
(g) Termination of Payment Fund. Any portion of the Payment Fund (including any interest or other amounts received with respect thereto) that remains unclaimed by, or otherwise undistributed to, the holders of Certificates and Book-Entry Shares for twelve (12) months after the Effective Time shall be delivered to Parent, upon demand, and any holder of Certificates or Book-Entry Shares that has not theretofore complied with this Article II shall thereafter look only to Parent or the Surviving Company (subject to abandoned property, escheat or other similar Laws), as general creditors thereof, for satisfaction of its claim for Merger Consideration that such holder has the right to receive pursuant to this Article II, without any interest thereon.
(h) No Liability. Subject to applicable Law, none of Parent, the Company, Merger Sub or the Paying Agent shall be liable to any Person in respect of any portion of the Payment Fund or the Merger Consideration properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Subject to applicable Law, notwithstanding any other provision of this Agreement, any portion of the Merger Consideration or the cash to be paid in accordance with this Article II that remains undistributed to the holders of Certificates and Book-Entry Shares as of immediately prior to the date on which the Merger Consideration or such cash would otherwise escheat to or become the property of any Governmental Entity, shall, to the extent permitted by applicable Law, become the property of the Surviving Company, free and clear of all claims or interest of any Person previously entitled thereto.
(i) Withholding Rights. Each of the Company, the Surviving Company, Parent, Merger Sub and the Paying Agent (without duplication) shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement, such amounts as are required to be deducted or withheld with respect to the making of such payment under applicable Tax Law. To the extent that any amounts are so deducted or withheld and timely remitted to the appropriate Taxing Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.
(j) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, the posting by such Person of a bond in a customary amount as Parent or the Paying Agent may determine is reasonably necessary as indemnity against any claim that may be made against it or the Surviving Company with respect to such Certificate, the Paying Agent (or, if subsequent to the termination of the Payment Fund and subject to Section 2.2(g), Parent or the Surviving Company) shall deliver, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration in accordance with the terms of this Agreement.
Section 2.3 Treatment of Company Equity Awards.
(a) At the Effective Time, each compensatory option to purchase Company Common Shares (a “Company Option”) that is outstanding and unexercised as of immediately prior to the Effective Time, whether vested or unvested, shall by virtue of the Merger and without any action on the part of the holder thereof, vest in full and be cancelled and converted into the right to receive, without interest, a cash payment equal to the product of (i) the number of Company Common Shares subject to such Company Option as of immediately prior to the Effective Time and (ii) the excess, if any, of the Merger Consideration over the exercise price per Company Common Share subject to such Company Option as of the Effective Time, less any applicable Taxes required to be withheld with respect to such payment. Any Company Option that has an exercise price per Company Common Share subject to such Company Option that is greater than or equal to the Merger Consideration shall be cancelled at the Effective Time for no consideration.
(b) At the Effective Time, each restricted share unit award in respect of Company Common Shares (a “Company RSU Award”), and each performance-based restricted share unit award in respect of Company Common Shares (a “Company PSU Award”) that is outstanding as of immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, vest in full and be cancelled and converted into the right to receive, without interest, a cash payment equal to the product of (i) the number of Company Common Shares subject to such Company RSU Award or Company PSU Award as of immediately prior to the Effective Time and (ii) the Merger Consideration, less any applicable Taxes required to be withheld with respect to such payment.
(c) For purposes of Section 2.3(b)(i), the number of Company Common Shares subject to a Company PSU Award shall be determined by deeming the applicable performance goals to be achieved at the target level of performance; provided that, notwithstanding the foregoing, with respect to any Company PSU Award for which fifty percent (50%) or more of the applicable performance period has been completed as of the Effective Time, the number of Company Common Shares shall be determined based on the actual level of performance (as reasonably determined in good faith by the Company Board (or the authorized committee thereof) following reasonable consultation with Parent).
(d) At the Effective Time, each deferred stock unit award in respect of Company Common Shares (a “Company DSU Award”) under the Company Deferred Fee Plan for Directors or the Company Amended and Restated Deferred Fee Plan for Directors, as applicable, shall, by virtue of the Merger and without any action on the part of the holder thereof, vest in full and be cancelled and converted into the right to receive, without interest, a cash payment equal to the product of (i) the number of Company Common Shares subject to such Company DSU Award as of immediately prior to the Effective Time and (ii) the Merger Consideration, less any applicable Taxes required to be withheld with respect to such payment.
(e) Parent shall, or shall cause the Surviving Company to, pay to the holders of the Company Equity Awards the cash payments due pursuant to this Section 2.3 as promptly as practicable following the Closing Date (but in no event later than seven (7) Business Days after the Closing Date); provided, however, that to the extent that any Company RSU Award, Company PSU Award or Company DSU Award constitutes nonqualified deferred compensation subject to Section 409A of the Code, such cash payment shall be paid at the earliest time permitted under the terms of such award that will not result in the application of a tax or penalty under Section 409A of the Code.
(f) Prior to the Effective Time, the Company, the Company Board or the Compensation and Benefits Committee of the Company Board, as applicable, shall adopt resolutions approving the provisions of this Section 2.3.
Section 2.4 Further Assurances. If at any time prior to or after the Effective Time, Parent or the Company reasonably believes or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary or desirable to consummate the Merger or to carry out the purposes and intent of this Agreement at or after the Effective Time, then Parent, Merger Sub, the Company and the Surviving Company and their respective officers and directors shall execute and deliver all such instruments, deeds, assignments or assurances and do all other things reasonably necessary or desirable to consummate the Merger and to carry out the purposes and intent of this Agreement.
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except (a) as disclosed in any form, document or report publicly filed with or publicly furnished to the SEC by the Company or any of its Subsidiaries at least two (2) Business Days prior to the date of this Agreement (excluding any disclosures set forth in under the captions “risk factors”, “forward-looking statements” or any other disclosures relating to forward-looking statements to the extent they are cautionary, predictive or forward-looking in nature) or (b) as disclosed in the disclosure letter delivered by the Company to Parent concurrently with the execution of this Agreement (the “Company Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter shall also be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such item is reasonably apparent on its face), the Company represents and warrants to Parent and Merger Sub as follows:
Section 3.1 Organization.
(a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power or authority would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each of the Company’s Subsidiaries is a legal entity duly organized, validly existing and (where such concept is recognized) in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each of the Company and its Subsidiaries is duly qualified or licensed, and has all necessary governmental approvals, to do business and (where such concept is recognized) is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such approvals, qualification or licensing necessary, except where the failure to be so duly approved, qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(b) Section 3.1(b) of the Company Disclosure Letter sets forth the true and correct name, as of the date hereof, of each Subsidiary of the Company, the ownership interest of the Company in each such Subsidiary, as well as the state or jurisdiction of its organization.
(c) The Company has made available to Parent prior to the date of this Agreement a true, correct and complete copy of the Company’s certificate of incorporation and bylaws (collectively, the “Company Organizational Documents”), in each case, as amended through the date hereof. The Company Organizational Documents are in full force and effect, and the Company is not in material violation of any of their provisions.

Section 3.2 Capital Stock and Indebtedness.
(a) The authorized capital stock of the Company consists of 150,000,000 shares of common stock, par value $0.01 per share (the “Company Common Shares”), and 10,000,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Shares”). As of April 28, 2023 (the “Specified Date”), (i) 100,246,576 Company Common Shares were issued and outstanding (not including shares held in treasury), (ii) no Company Preferred Shares were issued and outstanding, (iii) 11,883,627 Company Common Shares were held in treasury, (iv) 383,439 Company Common Shares were issuable upon the exercise of outstanding Company Options, which had a weighted average exercise price of $26.45, (v) 1,910,716 shares were subject to Company RSU Awards, (vi) 779,366 shares were subject to Company PSU Awards (assuming achievement of the applicable performance goals at the target level) or, to the extent that the applicable performance period has been completed prior to the Specified Date, based on the actual level of achievement, (vii) 417,237 shares were subject to Company DSU Awards and (viii) no other shares of capital stock of the Company were issued, reserved for issuance or outstanding. All outstanding Company Common Shares are duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.
(b) Except as set forth in Section 3.2(a), as of the date of this Agreement, there are no outstanding subscriptions, options, warrants, calls, puts, convertible securities, exchangeable securities or other similar rights, agreements or commitments to which the Company or any of its Subsidiaries is a party (i) obligating the Company or any of its Subsidiaries to (A) issue, transfer, exchange, sell or register for sale any shares of capital stock or other equity interests, including restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights of the Company or any Subsidiary of the Company or securities convertible into or exchangeable for such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, call, put, convertible securities, exchangeable securities or other similar right, agreement or commitment relating to the capital stock or other equity interests of the Company or any of its Subsidiaries or (C) redeem or otherwise acquire any such shares of capital stock or other equity interests, or (ii) granting any preemptive (other than, solely with respect to the Company’s Subsidiaries, statutory preemptive rights), antidilutive, rights of first refusal or similar rights with respect to any security issued by the Company or its Subsidiaries. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. As of the date of this Agreement, there are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting or registration of the capital stock or other equity interest of the Company or any of its Subsidiaries. Since the Specified Date through the date of this Agreement, the Company has not issued or repurchased any shares of its capital stock (other than in connection with the exercise, vesting or settlement of Company Equity Awards in accordance with their respective terms, or conducted pursuant to an authorization by the Company Board) or granted any Company Equity Awards.
(c) Except as set forth on Section 3.1(b) of the Company Disclosure Letter, the Company or a Subsidiary of the Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity interests of each Subsidiary of the Company, and all of such shares of capital stock or other equity interests are duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights (other than statutory preemptive rights) in favor of any Person other than the Company or a Subsidiary of the Company. Except for equity interests in the Company’s Subsidiaries, as of the date hereof, neither the Company nor any of its Subsidiaries owns, directly or indirectly, any equity interest in any Person (or any security or other right, agreement or commitment convertible or exercisable into, or exchangeable for, any equity interest in any Person) other than equity interests that are not material to the Company and its Subsidiaries, taken as a whole.
(d) Except as set forth on Section 3.2(d) of the Company Disclosure Letter, each Company Equity Award was granted in accordance with the terms of the Company Equity Plan and in compliance in all material respects with all applicable Laws, and no Company Option is subject to Section 409A of the Code.

(e) Since the Specified Date, the Company has not declared, authorized or paid any dividends and distributions (including dividend equivalents) on shares of the capital stock of the Company or other securities of the Company or any of its Subsidiaries, other than dividends or distributions solely among the Company and its Subsidiaries or among the Company’s Subsidiaries.
Section 3.3 Corporate Authority Relative to this Agreement; Consents and Approvals; No Violation.
(a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, perform its obligations hereunder, and, subject to adoption of this Agreement by holders of a majority of the outstanding Company Common Shares entitled to vote thereon (the “Company Stockholder Approval”), consummate the transactions contemplated hereby and thereby, including the Merger. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, have been duly and validly authorized by the Company Board and, except for the Company Stockholder Approval and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate action or proceeding on the part of the Company or vote of the Company’s stockholders is necessary to authorize the execution and delivery by the Company of this Agreement or the consummation of the transactions contemplated hereby, including the Merger. The Company Board has (i) determined that the transactions contemplated by this Agreement and the other Transaction Documents to which the Company is a party, including the Merger, are advisable, fair to and in the best interests of the Company and its stockholders, (ii) approved the execution, delivery and performance of this Agreement and the other Transaction Documents to which the Company is a party and the consummation of the transactions contemplated hereby and thereby, including the Merger, (iii) resolved to recommend that the holders of Company Common Shares adopt this Agreement (the “Recommendation”) and (iv) directed that the adoption of this Agreement be submitted for consideration by the Company’s stockholders at a meeting thereof. This Agreement has been, and the other Transaction Documents to which the Company is a party when executed will be, duly and validly executed and delivered by the Company and, assuming this Agreement and the other Transaction Documents to which the Company is a party constitute the legal, valid and binding agreement of Parent and Merger Sub, this Agreement and the other Transaction Documents to which the Company is a party constitute the legal, valid and binding agreement of the Company and are enforceable against the Company in accordance with its terms, except as such enforcement may be subject to applicable bankruptcy, reorganization, fraudulent conveyance, insolvency, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and the availability of equitable relief and any implied covenant of good faith and fair dealing (the “Enforceability Exceptions”).
(b) Other than in connection with or in compliance with (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) the filing of the Proxy Statement with the U.S. Securities and Exchange Commission (the “SEC”), (iii) the U.S. Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder (the “Exchange Act”), (iv) the rules and regulations of the New York Stock Exchange (the “NYSE”), (v) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), and all other applicable Laws designed to govern competition or trade regulation or to prohibit, restrict or regulate actions with the purpose or effect of monopolization or restraint of trade of the jurisdictions set forth on Section 3.3(b) of the Company Disclosure Letter (collectively, “Antitrust Laws”) and (vi) applicable Laws intended to screen, prohibit or regulate foreign investments on public interest or national security grounds (“Investment Screening Laws”), and clauses (i) – (vi), collectively, the “Transaction Approvals”), and subject to the accuracy of Parent’s and Merger Sub’s representations and warranties set forth in Section 4.2(b), no authorization, consent, Order, license, permit or approval of, or registration, declaration, notice or filing with, any Governmental Entity is required to be made or obtained under applicable Law for the consummation by the Company of the transactions contemplated by this Agreement and the other Transaction Documents to which the Company is a party, except for such authorizations, consents, Orders, licenses, permits, approvals, registrations, declarations, notices and filings that (A) are not required to be made or obtained prior to the consummation of such transactions or (B) the failure to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(c) The execution and delivery by the Company of this Agreement and the other Transaction Documents to which the Company is a party does not, and (assuming the Transaction Approvals are obtained) the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof will not, (i) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, constitute a change of control or default under (with or without notice or lapse of time, or both), result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of any Lien (other than a Permitted Lien) on any of the properties or assets of the Company or any of its Subsidiaries pursuant to, any Contract to which the Company or any of its Subsidiaries is a party or by which it or any of its respective properties or assets is bound, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (ii) conflict with or result in any violation of any provision of the Company Organizational Documents or (iii) conflict with or violate any applicable Law, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 3.4 Reports and Financial Statements.
(a) The Company has timely filed or furnished all forms, documents and reports required to be filed or furnished by it with the SEC since January 1, 2021 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, and as supplemented, modified or amended since the time of filing, the “Company SEC Documents”). As of their respective dates or, if amended, as of the date of the last such amendment (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), the Company SEC Documents complied in all material respects with the applicable requirements of the U.S. Securities Act of 1933, as amended, (the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, and the applicable rules and regulations of the SEC promulgated thereunder, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is, or at any time since January 1, 2021 has been, required to file any forms, reports or other documents with the SEC.
(b) The consolidated financial statements (including all related notes and schedules) of the Company included in or incorporated by reference into the Company SEC Documents (i) fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as of the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments that are not material and to any other adjustments described therein, including the notes thereto), (ii) were prepared in all material respects in conformity with U.S. generally accepted accounting principles (“GAAP”) (except in the case of the unaudited statements for normal year-end adjustments and any other adjustments described therein, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), and (iii) comply as to form in all material respects with the applicable accounting requirements under the Securities Act, the Exchange Act and the applicable rules and regulations of the SEC. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to the Company SEC Documents. As of the date of this Agreement, to the knowledge of the Company, none of the Company SEC Documents (other than confidential treatment requests) is the subject of ongoing SEC review or ongoing SEC investigation.
Section 3.5 Internal Controls and Procedures. The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 and 15d-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. To the Company’s knowledge, as of and for the year ended December 31, 2022, the Company’s independent registered public accounting firm has not identified or been made aware of: (a) any “material weakness” or “significant deficiencies” (each as defined in Rule13a-15(f) of the Exchange Act) in the design or operation of internal control over financial reporting utilized by the Company or any of its Subsidiaries (nor has any such significant deficiency or material weakness been identified as of the date hereof) that is reasonably likely to adversely affect in any material respect the Company’s ability to report financial information; or (b) any fraud that involves the management or any other employees of the Company or any of its Subsidiaries who have a significant role in the Company’s internal control over financial reporting or disclosure controls and procedures.
Section 3.6 No Undisclosed Liabilities. There are no Liabilities of the Company or any of its Subsidiaries of any nature whatsoever (whether accrued, absolute, determined, contingent or otherwise and whether due or to become due) that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries, except for (i) Liabilities that are reflected or reserved against on the consolidated balance sheet of the Company and its Subsidiaries included in its Annual Report on Form 10-K for the annual period ended December 31, 2022 (including any notes thereto), (ii) Liabilities arising in connection with the transactions contemplated hereby or by the other Transaction Documents to which the Company is a party or in connection with obligations under existing Contracts or applicable Law, (iii) Liabilities incurred in the ordinary course of business since December 31, 2022 (none of which is a liability resulting from a breach of contract, breach of warranty, tort, infringement or misappropriation), (iv) Liabilities that have been discharged or paid in full in the ordinary course of business prior to the date hereof and (v) Liabilities that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any “off balance sheet arrangement” as defined by Item 303 of Regulation S-K promulgated under the Securities Act.
Section 3.7 Compliance with Law; Permits.
(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and each of its Subsidiaries are, and since January 1, 2021 have been, in compliance with all applicable federal, state, local and foreign laws, statutes, ordinances, rules, regulations, judgments, Orders, injunctions, decrees or agency requirements of Governmental Entities (collectively, “Laws” and each, a “Law”) and applicable authorizations, licenses, permits, certificates, variances, exemptions, approvals, Orders, registrations and clearances of any Governmental Entity (collectively, “Governmental Permits”). Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries hold all Governmental Permits necessary for the Company and its Subsidiaries to own, lease and operate their properties and assets, and to carry on and operate their businesses as currently conducted.
(b) None of the Company or its Subsidiaries, or to the Company’s knowledge, any director, officer, employee or agent of the Company or any of its Subsidiaries, in each case, acting on behalf of the Company or any of its Subsidiaries, has, since January 1, 2021, (i) used any funds of the Company or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic Governmental Officials or employees or to foreign or domestic political parties or campaigns from funds of the Company or any of its Subsidiaries or (iii) violated applicable Bribery Legislation.
(c) None of the Company or its Subsidiaries, or to the Company’s knowledge, any of their respective directors, officers, employees or agents (i) is a Sanctioned Person, (ii) has, since January 1, 2021, engaged in direct or indirect dealings with any Sanctioned Person or in any Sanctioned Country on behalf of the Company or any of its Subsidiaries in a manner prohibited by Sanctions Laws, except pursuant to a license issued by an appropriate department or agency of the U.S. government, or (iii) has, since January 1, 2021, violated, or engaged in any conduct sanctionable under, any Sanctions Law. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, at all relevant times since January 1, 2021, the Company or its Subsidiaries (as applicable) have been registered with the Directorate of Defense Trade Controls, U.S. Department of State in accordance with the International Traffic in Arms Regulations (the “ITAR”) to the extent required thereby and have maintained all licenses or other authorizations required by the ITAR and all necessary licenses or other authorizations, as required by any other Law addressing exports or imports (including, without limitation, the U.S. Export Administration Regulations (the “EAR”) and the EU Dual Use Regulations) and have maintained policies and procedures reasonably designed to ensure compliance with the ITAR, EAR, EU Dual Use Regulations, and any other applicable Law addressing exports or imports. Since January 1, 2021, and through the date of this Agreement, to the knowledge of the Company, the Company and its Subsidiaries have not been the subject of any investigation, prosecution or enforcement action by a Governmental Entity pursuant to any Bribery Legislation, Sanctions Laws, or any law addressing exports or imports (including the ITAR and EAR).
Section 3.8 Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) the Company and each of its Subsidiaries are, and since January 1, 2021, have been, in compliance with applicable Environmental Laws, and each has, or has applied for, all Environmental Permits necessary for the conduct and operation of their respective businesses, (b) none of the Company or any of its Subsidiaries is subject to any Order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials, (c) there is no Proceeding to which the Company or any of its Subsidiaries is a party pending or, to the knowledge of the Company, threatened in writing, alleging a violation by, or liability of, the Company or any of its Subsidiaries under Environmental Laws, and (d) to the knowledge of the Company, there has been no Release of Hazardous Materials at, on, under, or from any Owned Real Property or Leased Real Property, or any other property currently or formerly owned, leased or operated by the Company that would reasonably be expected to result in the imposition on the Company or any of its Subsidiaries of any liability under any Environmental Law.
Section 3.9 Employee Benefit Plans; Labor.
(a) Section 3.9(a) of the Company Disclosure Letter sets forth a current, correct and complete list, as of the date hereof, of each material U.S. Company Benefit Plan and each material Company Benefit Plan that is a defined benefit pension plan or an arrangement that provides for post-employment or post-retirement medical or life insurance benefits (together with such U.S. Company Benefit Plans, the “Listed Plans”). With respect to each Listed Plan, to the extent applicable, current, correct and complete copies of the following have been delivered or made available to Parent by the Company: (i) all plan documents (including all material written amendments thereto) (which, for the avoidance of doubt, with respect to any Listed Plan for which a form agreement is used, shall consist of a copy of such form and a summary of any material deviations); (ii) the most recent audited financial statements and actuarial or other valuation reports; (iii) the most recent Annual Report on Form 5500 required to be filed with the Internal Revenue Service (the “IRS”); (iv) the most recent determination, opinion or advisory letter from the IRS for any U.S. Company Benefit Plan that is intended to qualify under Section 401(a) of the Code; (v) the most recent summary plan description; (vi) any related trust agreement or other material funding instrument; and (vii) with respect to each Listed Plan that is a defined benefit pension plan (other than a Listed Plan in any jurisdiction where responsibility for filings and similar reports is imposed on a trustee or other third party rather than on the Company or one of its Subsidiaries), for the last two (2) years, all material filings with pension regulators, and all material reports, material returns, material filings and material correspondence with any Governmental Entity. The Company shall have made available to Parent no later than forty-five (45) days following the date of this Agreement: (A) a list of each material Non-U.S. Company Benefit Plan that is not a Listed Plan and, to the extent applicable to any such Non-U.S. Company Benefit Plan, current, correct and complete copies of all documents, plans, statements, forms, letters or agreements described in this Section 3.9(a) and (B) with respect to each such Non-U.S. Company Benefit Plan, to the extent applicable, for the last two (2) years, all material filings with pension regulators, and all material reports, material returns, material filings and material correspondence with any Governmental Entity and all confirmations of registration of the Company Benefit Plans with Governmental Entities.
(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each Company Benefit Plan has been established, operated and administered in accordance with its terms, any contractual arrangements and the requirements of all applicable Laws, including ERISA and the Code; (ii) all contributions required to be made by the Company or any of its Subsidiaries to any Company Benefit Plan by applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Company Benefit Plan, for any period since January 1, 2021 through the date hereof, have been timely made; (iii) each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has either received a favorable determination letter from the IRS or may rely on a favorable opinion letter issued by the IRS and, to the knowledge of the Company, there are no existing circumstances that would reasonably be expected to result in disqualification of any such Company Benefit Plan or the related trust; (iv) no non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code has occurred involving any Company Benefit Plan; (v) all obligations of the Company and its Subsidiaries under or in respect of the Statutory Plans have been satisfied, and there are no outstanding defaults or violations thereunder by the Company or any of its Subsidiaries; (vi) with respect to Company Benefit Plans, neither the Company nor its Subsidiaries have received any notices or fines under any Sanctions Law from any Governmental Entity or independent regulator and, to the knowledge of the Company, no instances of non-compliance have been notified to any Governmental Entity or independent regulator; and (vii) there is no pending or, to the knowledge of the Company, threatened Proceeding relating to any Company Benefit Plan.
(c) With respect to each Company Benefit Plan that is subject to Section 302 or Title IV of ERISA or Section 412 or 4971 of the Code, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) such Company Benefit Plan satisfies all minimum funding requirements under Sections 412, 430 and 431 of the Code and Sections 302, 303 and 304 of ERISA, whether or not waived; (ii) such Company Benefit Plan is not in “at risk status” within the meaning of Section 430(i) of the Code or Section 303(i) of ERISA; (iii) the Pension Benefit Guaranty Corporation has not instituted Proceedings to terminate such Company Benefit Plan, and neither the Company nor any of its Subsidiaries has filed a notice of intent to terminate such Company Benefit Plan; (iv) no event has occurred or circumstance exists that may constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, such Company Benefit Plan; and (v) the Company and its Subsidiaries are not, and do not expect to be, subject to (A) any requirement to post security pursuant to Section 412(c)(4) of the Code or (B) any lien pursuant to Section 430(k) of the Code. Neither the Company nor any of its Subsidiaries have terminated any Company Benefit Plan that is subject to Title IV of ERISA since January 1, 2021, or incurred within such period any outstanding Liability under Section 4062 of ERISA to the Pension Benefit Guaranty Corporation or to a trustee appointed under Section 4042 of ERISA. Neither the Company nor any organization to which the Company is a successor or parent corporation, within the meaning of Section 4069(b) of ERISA, has since January 1, 2021, engaged in any transaction described in Section 4069 or 4212(c) of ERISA.
(d) None of the Company, its Subsidiaries or any of their respective ERISA Affiliates (the “Company Group”) has, since January 1, 2021, maintained, established, contributed to, been obligated to contribute to or had any Liability under any plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two (2) or more contributing sponsors, at least two (2) of whom are not under common control, within the meaning of Section 4063 of ERISA. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, since January 1, 2021, (i) each member of the Company Group has timely made all contributions required to be made by it to any Multiemployer Plan under the terms of the Multiemployer Plan and/or the applicable Collective Bargaining Agreement; (ii) no member of the Company Group has, since January 1, 2021, incurred or triggered either a complete or partial withdrawal (as defined in Section 4203 or Section 4205 of ERISA) from any Multiemployer Plan; and (iii) the Company has no knowledge as of the date hereof of any facts that would give rise to a partial withdrawal by any member of the Company Group from any Multiemployer Plan.
(e) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Company Benefit Plan that provides health or welfare benefits is either fully insured or, if not fully insured, any incurred but not reported claims under such Company Benefit Plan have been properly accrued in accordance with GAAP. No U.S. Company Benefit Plan provides for any post-employment or post-retirement medical or life insurance benefits for retired, former or current employees or any other Service Provider, or their respective beneficiaries or dependents, except as required by Section 4980B of the Code.
(f) The Company is not party to, or otherwise obligated under, any contract, agreement, plan or arrangement that provides for the gross-up of Taxes imposed by Section 409A(a)(1)(B) or Section 4999 of the Code.
(g) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Non-U.S. Company Benefit Plan (i) if intended to qualify for special Tax treatment, meets all the requirements for such treatment; (ii) if required to be funded, book-reserved or secured by an insurance policy, is funded, book-reserved or secured by an insurance policy, as applicable, based on reasonable actuarial assumptions in accordance with applicable accounting principles; (iii) if intended to be filed, registered or approved by a competent Governmental Entity, has been duly and timely filed, registered or approved, as applicable; and (iv) has been maintained in good standing with the applicable Governmental Entity and in compliance with all applicable Laws.
(h) Except as expressly provided in this Agreement, neither the execution nor the shareholder approval of this Agreement nor the completion of the transactions contemplated hereby (either alone or in conjunction with any other event) will result in (i) any compensation or benefit becoming due to any Service Provider; (ii) the acceleration of vesting, timing of payment or funding of any compensation or benefit to any Service Provider; (iii) any increase to the compensation or benefits otherwise payable under any Company Benefit Plan; (iv) any limitation or restriction on the right of the Company or any of its Subsidiaries to merge, amend or terminate any Company Benefit Plan; or (v) any compensation or benefits that would not be deductible under Section 280G of the Code or that would be subject to the excise tax under Section 4999 of the Code.
(i) Section 3.9(i) of the Company Disclosure Letter sets forth a current, correct and complete list, as of the date hereof, of each collective bargaining agreement, labor union contract, letter of intent, works council arrangement or trade union agreement to which the Company or any of its Subsidiaries is a party either directly or by operation of law (each, a “Collective Bargaining Agreement”) that covers any current Service Providers in the United States and current, correct and complete copies of such Collective Bargaining Agreements have been delivered or made available to Parent by the Company. The Company shall have made available to Parent no later than forty-five (45) days following the date of this Agreement a current, correct and complete list, as of the date hereof, of each Collective Bargaining Agreement that covers any current Service Providers outside of the United States, and current, correct and complete copies of each such Collective Bargaining Agreement shall have been delivered or made available to Parent by the Company as of such forty-fifth (45th) day following the date of this Agreement. With respect to each Collective Bargaining Agreement, the Company is in compliance with its obligations thereunder and all applicable Laws relating thereto, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There are no activities or proceedings of any labor or trade union to organize any employees of the Company or any of its Subsidiaries, or any other union organization activity, including but not limited to any filings for recognition with any Governmental Entity, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(j) Except as would not reasonably be expected to result in, individually or in the aggregate, a material Liability to the Company, (i) all Service Providers who are natural persons have been properly classified under applicable Law (A) as employees or individual independent contractors or consultants and (B) for employees, as an “exempt” employee or a “non-exempt” employee (for employees in the United States, within the meaning of the Fair Labor Standards Act and state Law); and (ii) there is no strike, lockout, slowdown, or work stoppage against the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (A) there is no pending charge or complaint against the Company or any of its Subsidiaries before the National Labor Relations Board or other applicable labor relations tribunal or any comparable Governmental Entity; and (B) the Company and its Subsidiaries have complied with all Collective Bargaining Agreements and all applicable Laws regarding employment and employment practices, including, but not limited to, wages, working hours and rest periods, pay slips, overtime and overtime payments, terms and conditions of employment, health and safety, immigration, social security and other social benefits contributions, housing fund contributions, paid annual leave and vacations, statutory leaves, written employment contract requirements, open-ended contracts, worker classification, labor dispatch and third-party employer arrangements, statutory severance and other compensation, collective bargaining, discrimination, civil rights, fringe benefits, and reductions in force, and no Proceedings relating to non-compliance with any of the foregoing in this Section 3.9(j) are pending or, to the knowledge of the Company, threatened in writing.
(k) None of the Company or any of its Subsidiaries is party to a settlement agreement with a Service Provider resolving allegations of sexual harassment or sexual misconduct by a current or former member of the Company Board or executive officer of the Company. There are no, and since January 1, 2021, there have not been any actions, claims or litigations pending or, to the knowledge of the Company, threatened, against the Company or any of its Subsidiaries, in each case, involving allegations of sexual harassment or sexual misconduct by a current or former member of the Company Board or executive officer of the Company.
Section 3.10 Absence of Certain Changes or Events.
(a) Since January 1, 2023 through the date of this Agreement, except for events giving rise to, and the discussion and negotiation of, this Agreement (i) the businesses of the Company and its Subsidiaries have been conducted in all material respects in the ordinary course of business, other than in connection with modifications, suspensions and/or alterations of policies or operations resulting from, or determined by the Company to be advisable and reasonably necessary in response to any Covid-19 Measures, Sanctions Measures or Cybersecurity Measures and (ii) except as set forth on Section 3.10(a) of the Company Disclosure Letter, the Company and its Subsidiaries have not taken or agreed to take any action that, if taken after the date hereof, would require the consent of Parent pursuant to Section 5.1(b)(ii), (vii), (viii), (ix) and (xviii) (but, in the case of Section 5.1(b)(xviii), solely with respect to the enumerated subsections of Section 5.1(b) previously listed in this sentence).
(b) Since January 1, 2023, there has not been any fact, change, circumstance, event, occurrence, condition or development that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 3.11 Litigation. There is no Proceeding to which the Company or any of its Subsidiaries is a party pending or, to the knowledge of the Company, threatened that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and neither the Company nor any of its Subsidiaries is subject to any outstanding Order that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 3.12 Company Information. The information supplied or to be supplied by the Company for inclusion in the proxy statement relating to the Company Stockholders’ Meeting (together with any amendments or supplements thereto, the “Proxy Statement”) will not, at the time the Proxy Statement is filed with the SEC, at the time the Proxy Statement is first disseminated to the Company’s stockholders or at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company with respect to statements made therein based on information supplied, or required to be supplied, by Parent or Merger Sub or any of their Affiliates (including the Equity Investors) for inclusion or incorporation by reference therein. The Proxy Statement filed by the Company will, at the time of the Company Stockholders’ Meeting, comply as to form in all material respects with the applicable requirements of the Exchange Act.
Section 3.13 Tax Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:
(a) The Company and its Subsidiaries (i) have timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate; and (ii) have paid all Taxes that are required to be paid by any of them, except, in each case of clauses (i) and (ii), with respect to matters contested in good faith or for which adequate reserves have been established, in accordance with GAAP.
(b) There are not pending, or to the Company’s knowledge, threatened in writing, any audits, examinations, investigations or other administrative or judicial proceedings in respect of Taxes of the Company or any of its Subsidiaries, in each case, other than in respect of matters for which adequate reserves have been established, in accordance with GAAP. Neither the Company nor any of its Subsidiaries has waived any statute of limitations with respect to a Tax assessment or deficiency outside the ordinary course of business, which waiver is still in effect, and no request for any such waiver or extension is currently pending (other than any such waiver made in the ordinary course of business).
(c) There are no Liens for Taxes on any property of the Company or any of its Subsidiaries other than Permitted Liens.

(d) None of the Company and its Subsidiaries (i) has been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income Tax Return (other than a group the common parent of which is or was the Company or any of its Subsidiaries) or (ii) has any liability for Taxes of any other Person (other than the Company and its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law) or as a transferee or successor.
(e) None of the Company and its Subsidiaries is party to or is bound by any tax sharing, allocation, indemnification or similar agreement or arrangement other than (x) any such agreement or arrangement solely between the Company and/or its Subsidiaries and (y) provisions contained in leases, credit agreements, employment agreements, commercial agreements and other agreements entered into in the ordinary course of business and not primarily relating to Taxes.
(f) None of the Company and its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in a distribution intended to qualify as tax-free pursuant to Section 355(a)(1) of the Code in the past two (2) years.
(g) None of the Company or any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).
(h) Since January 1, 2021, no written claim has been made by a Taxing Authority in a jurisdiction where the Company or any of its Subsidiaries does not file income or franchise Tax Returns that the Company or any such Subsidiary is or may be subject to income or franchise taxation by, or required to file any income or franchise Tax Return in, that jurisdiction.
(i) Neither the Company nor any of its Subsidiaries has failed to withhold, collect, or timely remit any Taxes required to have been withheld, collected and remitted with respect to any payments to a vendor, employee, independent contractor, creditor, stockholder or any other Person.
Section 3.14 Real Property.
(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company or a Subsidiary of the Company has good and valid title to the real property owned by the Company and each Subsidiary of the Company (the “Owned Real Property”) and to all of the buildings, structures and other improvements thereon, free and clear of all Liens (other than Permitted Liens), and (ii) there are no pending or, to the knowledge of the Company, threatened in writing condemnation or similar proceedings affecting any Owned Real Property.
(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company or a Subsidiary of the Company has a good and valid leasehold interest in each real property leased by the Company or any Subsidiary of the Company (the “Leased Real Property”), free and clear of all Liens (other than Permitted Liens), (ii) each lease, together with all guarantees therein relating to the Leased Real Property (each, a “Company Lease”) is in full force and effect, subject to the Enforceability Exceptions, and (iii) none of the Company or any of its Subsidiaries has received written notice of any material default under any Company Lease.
Section 3.15 Intellectual Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:
(a) To the knowledge of the Company, (i) no Owned Intellectual Property is subject to any Order adversely affecting the use thereof or rights thereto by the Company (other than Orders in Proceedings related to the application for, or registration of, any Company Registered Intellectual Property in the ordinary course of business) or any of its Subsidiaries, (ii) the Company has not received notice of any opposition or cancellation Proceeding pending against the Company or its Subsidiaries concerning the ownership, validity, or enforceability of any Company Registered Intellectual Property (other than Proceedings related to the application for, or registration of, any Company Registered Intellectual Property in the ordinary course of business) and (iii) no Patent that is Company Registered Intellectual Property is invalid or unenforceable.

(b) The Company and its Subsidiaries either own all right, title and interest in or have a valid right to use (or otherwise use as permitted by applicable Law) the Company Intellectual Property free and clear of all Liens (except for Permitted Liens).
(c) There are no pending Proceedings brought by the Company against any third Person alleging infringement of Owned Intellectual Property nor any pending Proceedings brought against the Company or any of its Subsidiaries alleging infringement, misappropriation or other violation of any Intellectual Property of any third Person and the Company is not infringing, misappropriating or otherwise violating, and, has not since January 1, 2021 infringed, misappropriated or otherwise violated, the Intellectual Property of any third Person.
(d) The Company and its Subsidiaries have taken commercially reasonable measures to protect the confidentiality of the material Trade Secrets of the Company and its Subsidiaries, and since January 1, 2021, to the Company’s knowledge, there has been no unauthorized access, unauthorized acquisition or disclosure, or any loss or theft, of any material Trade Secret of the Company or its Subsidiaries.
(e) To the Company’s knowledge, all IT Assets used by the Company or any of its Subsidiaries in the conduct of their businesses (i) are sufficient in all material respects as is necessary for the businesses of the Company and its Subsidiaries as currently conducted and (ii) do not contain any virus, software routine, malware, hardware component, disabling code or instructions, spyware or other vulnerabilities designed to permit unauthorized access or to disable or otherwise harm any IT Assets.
(f) To the Company’s knowledge, since January 1, 2021, (i) except as has been remediated in all material respects, no material IT Assets have suffered any material failures, breakdowns, disruptions or interruptions and (ii) there has been no unauthorized access, use or disclosure of Personal Data and unauthorized access to or other breach of security with respect to any IT Assets, in each case, that would constitute a breach of any applicable Information Privacy and Security Law.
(g) The Company and its Subsidiaries have reasonably designed measures in place intended to protect any Personal Data under their possession or control from any use or access that would violate Information Privacy and Security Laws, the Privacy Policies or any contractual obligations applicable to the Company or any of its Subsidiaries.
(h) (i) The Company’s and each of its Subsidiaries’ collection, use, storage or other processing of Personal Data complies in all material respects with (A) Information Privacy and Security Laws and (B) applicable privacy policies or disclosures posted to websites or other media maintained or published by the Company or any of its Subsidiaries (each, a “Privacy Policy”), in each case, except where such non-compliance would not result in a material liability, and (ii) since January 1, 2021, the Company has not received written notice of any pending claims from any Governmental Entity or, to the knowledge of the Company, threatened claims from any Governmental Entity, against the Company or its Subsidiaries alleging the Company’s or its Subsidiaries’ collection, use, storage or other processing of Personal Data violates applicable Law (including Information Privacy and Security Laws).
Section 3.16 Material Contracts.
(a) Section 3.16(a) of the Company Disclosure Letter sets forth a complete list, as of the date of this Agreement, of each Contract to which the Company or any of its Subsidiaries is a party (other than this Agreement and the other Transaction Documents to which the Company is a party, any Company Benefit Plans and any Contracts solely between the Company and any wholly owned Subsidiaries of the Company, solely between any wholly owned Subsidiaries of the Company) that:
(i) is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC);
(ii) expressly imposes any material restriction on the right or ability of the Company or any of its Subsidiaries to compete with any other Person or compete in any geographical area or solicit any client or customer and, in each case, that following the Closing will materially restrict the ability of Parent or its Subsidiaries (other than the Surviving Company and its Subsidiaries) to so compete or solicit;

(iii) expressly imposes any material obligation on the Company or its Subsidiaries (or following the Closing, Parent or its Subsidiaries) to conduct business with any third party on a preferential or exclusive basis, or that contains a material “most favored nation” or similar covenants that, in each case, are material to the business of the Company and its Subsidiaries, taken as a whole;
(iv) provides for Indebtedness for borrowed money (other than intercompany Indebtedness owed by the Company or any wholly owned Subsidiary to any other wholly owned Subsidiary, or by any wholly owned Subsidiary to the Company) of the Company or any of its Subsidiaries having an outstanding principal amount in excess of $15,000,000;
(v) is an ISDA Master Agreement or brokerage account, or schedule thereto, relating to a financial swap, future or option of the Company or any of its Subsidiaries involving an interest rate, foreign exchange or commodity (excluding any swap, future or option with respect to aluminum (including, but not limited to, such transactions with Midwest Premium, LME, SHFE, and Rotterdam premium, and similar aluminum assessments and contracts) entered into in the ordinary course of business) with a notional amount equal to or greater than $20,000,000;
(vi) that requires the Company or any of its Subsidiaries, directly or indirectly after the date of this Agreement, to make any advance, loan, extension of credit (other than pursuant to customer payment terms) or capital contribution to, or other investment in, any person (other than the Company or any of its wholly owned Subsidiaries or any trust, pension or other employee benefit or similar plan) in any such case which is in excess of $10,000,000;
(vii) grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of the Company or its Subsidiaries;
(viii) is a Contract with any Significant Customer for the sale of goods or services by the Company or any of its Subsidiaries or is a Contract with any Significant Supplier for the purchase of services, materials, supplies or equipment by the Company or any of its Subsidiaries (other than any purchase or sale order, including any such purchase or sale order based on quoted or pre-established pricing or that is processed in the ordinary course of business through an electronic transaction, or other Contract, in each case, that is not material to the Company and its Subsidiaries, taken as a whole);
(ix) was entered into since January 1, 2021, and provides for the acquisition or disposition of any assets (other than acquisitions or dispositions in the ordinary course of business) or business (whether by merger, sale of stock, sale of assets or otherwise) or capital stock or other equity interests of any Person with a value in excess of $30,000,000 which contains any outstanding material obligations, including indemnification, guarantee, “earn-out” or other contingent payment obligations, as of the date of this Agreement;
(x) is a material joint venture, partnership or limited liability company agreement or other similar Contract relating to the formation, creation, operation, management or control of any material joint venture, partnership or limited liability company;
(xi) is a Contract pursuant to which the Company or any of its Subsidiaries grants or receives a license in or to Company Intellectual Property that is material to the Company and its Subsidiaries, taken as a whole, other than (A) an intercompany license between the Company and any of its Subsidiaries, (B) a license of Software that is generally commercially available on standard terms or (C) a non-exclusive license to a customer granted in the ordinary course of business; or
(xii) is a settlement, conciliation or similar Contract with any Governmental Entity pursuant to which the Company or any of its Subsidiaries has continuing material obligations or involving payments of more than $10,000,000.
All contracts of the types referred to in clauses (i) through (xi) above, whether or not so listed on Section 3.16(a) of the Company Disclosure Letter, excluding any Company Benefit Plans, are referred to herein as “Company Material Contracts.”
(b) Neither the Company nor any of its Subsidiaries is in breach of or default in any respect under the terms of any Company Material Contract and, to the knowledge of the Company, no other party to any

Company Material Contract is in breach of or default in any respect under the terms of any Company Material Contract, in each case, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the knowledge of the Company, each Company Material Contract (i) is a valid and binding obligation of the Company or the Subsidiary of the Company that is party thereto and of each other party thereto and (ii) is in full force and effect, subject to the Enforceability Exceptions, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There are no disputes pending, or to the Company’s knowledge, threatened in writing, with respect to any Company Material Contract, and neither the Company nor any of its Subsidiaries has received any written notice of the intention of any other party to a Company Material Contract to terminate for default, convenience or otherwise any Company Material Contract, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 3.17 Opinions of Financial Advisors. The Company Board has received the opinions of Goldman Sachs & Co. LLC and Evercore Group L.L.C., each of which, if initially rendered verbally, has been or will be confirmed by a written opinion dated the same date, in each case to the effect that, based upon and subject to the various qualifications, assumptions and limitations set forth therein, as of the date of such opinion, the Merger Consideration to be received by holders of Company Common Shares (other than Parent and its affiliates) in the Merger is fair from a financial point of view to such holders. A copy of the signed written version of each opinion referenced in this Section 3.17 will be made available to Parent for informational purposes only on a non-reliance basis promptly following receipt by the Company Board.
Section 3.18 Finders or Brokers. Except for Goldman Sachs & Co. LLC and Evercore Group L.L.C., neither the Company nor any of its Subsidiaries has employed any investment banker, broker, financial advisor, finder or other similar Person (a “Company Financial Advisor”) in connection with the transactions contemplated by this Agreement who would be entitled to any fee or any commission in connection with or upon consummation of the Merger. The Company has furnished to Parent true, correct and complete copies of all agreements between the Company and the Company Financial Advisor to which the Company Financial Advisor is entitled to a fee as a result of the Merger.
Section 3.19 State Takeover Statutes. Assuming the accuracy of Parent’s representations and warranties set forth in Section 4.10, no state “fair price,” “moratorium,” “control share acquisition” or “business combination statute or regulation” or other anti-takeover or similar Law (including the restrictions on “business combinations” with an “interested stockholder” (each as defined in Section 203 of the DGCL) under Section 203 of the DGCL) (each, a “Takeover Statute”) is applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement. The Company Board has taken all actions necessary to render all potentially applicable Takeover Statutes inapplicable to this Agreement, the Merger and the other transactions contemplated by this Agreement.
Section 3.20 Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) all insurance policies maintained by the Company and any of its Subsidiaries are in full force and effect and all premiums due and payable thereon have been paid; (b) neither the Company nor any of its Subsidiaries is in breach of or default under any insurance policy maintained by the Company or any of its Subsidiaries; (c) neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default or permit termination or modification of any insurance policy maintained by the Company or any of its Subsidiaries and (d) there are no material claims under any of the insurance policies for which coverage has been denied or disputed by the applicable insurance carrier (other than a denial or dispute in the ordinary course of business or a customary reservation of rights notice).
Section 3.21 Customers and Suppliers. Section 3.21 of the Company Disclosure Letter sets forth the ten (10) largest customers (by total aggregate annual revenue received by the Company and its Subsidiaries) of the Company and its Subsidiaries for the twelve (12)-month period ending on December 31, 2022 (the “Significant Customers”) and the ten (10) largest suppliers (by total aggregate annual spend amounts paid to such suppliers by, or on behalf of, the Company and its Subsidiaries) (the “Significant Suppliers”) of the Company and its Subsidiaries for the twelve (12)-month period ending on December 31, 2022. During the twelve (12)-month period ending on December 31, 2022, no Significant Customer or Significant Supplier (x) cancelled or otherwise terminated, or, to the Company’s knowledge, threatened in writing, to cancel or otherwise to terminate, its relationship with the Company or its Subsidiaries, or (y) materially decreased its business with, or, to the Company’s knowledge, threatened in writing to materially decrease its business with the Company or its Subsidiaries, in each case, except as permitted by the terms of a Contract with the Company or any of its Subsidiaries or as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.
Section 3.22 Affiliate Transactions. Except for Company Benefit Plans and indemnification agreements entered into in the ordinary course of business, since January 1, 2021, there have been not been any Contracts or transactions between the Company or any of its Subsidiaries, on the one hand, and any present or former director or executive officer of the Company or any of its Subsidiaries or Affiliates or any holder of five percent (5%) or more of the Company Common Shares or any “immediate family member” (within the meaning of Item 404 of Regulation S-K under the Securities Act) of any of the foregoing, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act and that have not been so disclosed in the Company SEC Documents.
Section 3.23 Government Contracts. Since January 1, 2021, the Company has not received any written notice threatening the revocation of any Security Clearance of the Company, its Subsidiaries or any of their respective Affiliates which revocation would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company, its Subsidiaries and their respective Affiliates are in compliance with applicable requirements relating to their respective Security Clearances, including those specified in the Industrial Security Regulation (DOD 5220.22-R) and the National Industrial Security Program Operating Manual (DOD 5220.22-M), except, in each case, as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 3.24 No Other Representations. Except for the representations and warranties expressly set forth in this Article III (which includes exceptions set forth therein and in the Company Disclosure Letter), neither the Company nor any of its Affiliates or Representatives or any other Person makes any other express or implied representation or warranty on behalf of the Company or any of its Affiliates, and for the avoidance of doubt, except as set forth in this Article III neither the Company nor any of its Affiliates makes any express or implied representation or warranty with respect to any information provided or made available to Parent, the Equity Investors or their respective Representatives in connection with the transactions contemplated by this Agreement. The Company acknowledges that none of Parent, Merger Sub nor any Person on behalf of Parent or Merger Sub makes, and the Company has not relied upon, any express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information provided or made available to the Company in connection with the transactions contemplated by this Agreement, including the accuracy, completeness or currency thereof other than the representations and warranties expressly contained, and subject to the qualifications and limitations, in Article IV or in the certificate provided pursuant to Section 6.3(c). Notwithstanding the foregoing, the provisions of this Section 3.24 do not limit the express representations and obligations of the Equity Investors contained in the Equity Commitment Letters or the Equity Investors contained in the Guarantee.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Except as disclosed in the disclosure letter delivered by Parent to the Company concurrently with the execution of this Agreement (the “Parent Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Parent Disclosure Letter shall also be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such item is reasonably apparent on its face), Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:
Section 4.1 Organization. Parent is a limited liability company duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power or authority would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each of Parent and Merger Sub is duly qualified or licensed, and has all necessary governmental approvals, to do business and (where such concept is recognized) is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such approvals, qualification or licensing necessary, except where the failure to be so duly approved, qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
Section 4.2 Corporate Authority Relative to this Agreement; Consents and Approvals; No Violation.
(a) Each of Parent and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will be a party, perform its obligations hereunder and thereunder and consummate the transactions contemplated hereby and thereby, including the Merger and, at the Closing, the Financing. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by each of them of the transactions contemplated hereby, including the Merger, have been (and the Financing will be) validly authorized by the Board of Directors of Parent and the Board of Directors of Merger Sub and, except for the adoption of this Agreement by Parent, as the sole stockholder of Merger Sub (which such adoption shall occur immediately following the execution of this Agreement), and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate action or proceeding on the part of either Parent or Merger Sub, or other vote of Parent’s stockholders or Merger Sub’s stockholders, is necessary to authorize the execution and delivery by Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby, including the Merger. The Board of Directors of Parent has unanimously approved the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, including the Merger, and the Board of Directors of Merger Sub has unanimously (i) determined that the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party, including the Merger, are advisable, fair to and in the best interests of Merger Sub and its sole stockholder, (ii) approved the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, including the Merger and (iii) resolved to recommend that the sole stockholder of Merger Sub adopt this Agreement. This Agreement has been and the other Transaction Documents to which one or both of Parent and Merger Sub, as applicable, is a party when executed will be, duly and validly executed and delivered by Parent and/or Merger Sub, as applicable, and, assuming this Agreement and the other Transaction Documents to which one or both of Parent and Merger Sub, as applicable, is a party constitute the legal, valid and binding agreement of the Company, this Agreement and the other Transaction Documents to which one or both of Parent and Merger Sub, as applicable, is a party constitute the legal, valid and binding agreement of Parent and/or Merger Sub, as applicable, and are enforceable against Parent and/or Merger Sub, as applicable, in accordance with its terms, except as such enforcement may be subject to the Enforceability Exceptions.
(b) Other than in connection with or in compliance with the Transaction Approvals, and subject to the accuracy of the Company’s representations and warranties set forth in Section 3.3(b), no authorization, consent, Order, license, permit or approval of, or registration, declaration, notice or filing with, any Governmental Entity is required to be made or obtained under applicable Law for the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement including the Financing, except for such authorizations, consents, Orders, licenses, permits, approvals, registrations, declarations, notices and filings that (A) are not required to be made or obtained prior to the consummation of such transactions or (B) the failure to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(c) The execution and delivery by Parent and/or Merger Sub, as applicable, of this Agreement and the other Transaction Documents to which one or both of them is a party, does not, and (assuming the Transaction Approvals are obtained) the consummation of the transactions contemplated hereby and thereby, including the Financing, and compliance with the provisions hereof and thereof will not, (i) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, constitute a change of control or default under (with or without notice or lapse of time, or both), or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of any Lien (other than a Permitted Lien or a Lien securing the Financing) on any of the properties or assets of Parent, Merger Sub or any of their Subsidiaries pursuant to, any Contract to which Parent, Merger Sub or any of their Subsidiaries is a party or by which they or any of their respective properties or assets is bound, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (ii) conflict with or result in any violation of any provision of the charter or bylaws or other equivalent organizational document, of Parent or Merger Sub or (iii) conflict with or violate any applicable Law except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
Section 4.3 Litigation. There is no Proceeding to which Parent or any of its Subsidiaries is a party pending or, to the knowledge of Parent, threatened that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, and neither Parent nor Merger Sub is subject to any outstanding Order that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
Section 4.4 Parent and Merger Sub Information. The information supplied or to be supplied by Parent or its Affiliates (including the Equity Investors) for inclusion in the Proxy Statement will not, at the time the Proxy Statement is filed with the SEC, at the time the Proxy Statement is first disseminated to the stockholders of the Company or at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by Parent or Merger Sub with respect to statements made therein based on information supplied by the Company or any of its Subsidiaries for inclusion or incorporation by reference therein.
Section 4.5 Finders or Brokers. Except as set forth on Section 4.5 of the Parent Disclosure Letter, neither Parent nor any of its Subsidiaries has employed any investment banker, broker, financial advisor, finder or other similar Person in connection with the transactions contemplated by this Agreement who would be entitled to any fee or any commission in connection with or upon consummation of the Merger.
Section 4.6 Financing; Solvency.
(a) Parent is a party to and has accepted (i) a fully executed commitment letter relating to a senior secured asset-based revolving credit facility, dated as of the date of this Agreement, by and between Parent and the Debt Financing Entities party thereto, (ii) a fully executed commitment letter relating to a senior secured bridge facility and senior secured term facility, dated as of the date of this Agreement, by and between Parent and the Debt Financing Entities party thereto, and (iii) a fully executed debt commitment letter, relating to senior unsecured notes, dated as of the date of this Agreement, by and between Parent and the Debt Financing Entities party thereto (the debt commitment letters referred to in the foregoing clauses (i), (ii) and (iii), together with all exhibits and schedules thereto, the “Debt Commitment Letters”) from the Debt Financing Entities party thereto pursuant to which such Debt Financing Entities have committed, subject to the terms and conditions thereof, to provide debt financing in the amounts set forth therein. The debt financing committed pursuant to the Debt Commitment Letters is collectively referred to in this Agreement as the “Debt Financing.”
(b) Parent is a party to and has accepted (i) a fully executed equity commitment letter, dated as of the date of this Agreement, by and among Apollo Investment Fund X, L.P., Apollo Overseas Partners (Delaware) X, L.P., Apollo Overseas Partners (Delaware 892) X, L.P., Apollo Overseas Partners X, L.P., Apollo Overseas Partners (Lux) X, SCSp (the “Alpha Equity Investors”) and Parent (the “Alpha Equity Commitment Letter”) and (ii) a fully executed equity commitment letter, dated as of the date of this Agreement, by and between Irenic Capital Panther Aggregator Master Fund LP (the “India Equity Investor” and together with the Alpha Equity Investors, the “Equity Investors”) and Parent (the “India Equity Commitment Letter” and, together with the Alpha Equity Commitment Letter, the “Equity Commitment Letters” and the Equity Commitment Letters, together with the Debt Commitment Letters, the “Commitment Letters”), pursuant to which, on the terms and subject to the conditions set forth therein, the Equity Investors have agreed to invest in Parent the amount set forth therein. The equity financing committed pursuant to the Equity Commitment Letters is referred to in this Agreement as the “Equity Financing.” The Equity Financing and the Debt Financing are collectively referred to as the “Financing.” The Equity Commitment Letters provide that the Company is an express third-party beneficiary of, and entitled to enforce, the Equity Commitment Letters.
(c) Parent has delivered to the Company a true, complete and correct copy of the executed Commitment Letters and any executed fee letters, engagement letters and fee credit letters related thereto, subject, in the case of such fee letters, engagement letters and fee credit letters, to redaction solely of fee amounts, “market flex” provisions, terms of “securities demand” provisions, pricing terms and pricing caps and other terms that are customarily redacted (including any dates related thereto) (none of which could adversely affect the conditionality, enforceability, availability or termination of the Debt Financing or reduce the aggregate principal amount of the Debt Financing below the amount required to pay the Financing Amounts (after taking into account any available Equity Financing)).
(d) Except as expressly set forth in the Commitment Letters, there are no conditions precedent to the obligations of the Debt Financing Entities and the Equity Investors to provide the Financing or any contingencies that would permit the Debt Financing Entities or the Equity Investors to reduce the aggregate principal amount of the Financing below the amount required to pay the Financing Amounts, including any condition or other contingency relating to the amount or availability of the Financing pursuant to any “flex” provision. As of the date of this Agreement and assuming the conditions set forth in Section 6.1 and Section 6.3 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time) or waived by the Closing, Parent does not have any reason to believe that it will be unable to satisfy on a timely basis all terms and conditions required to be satisfied by it in any of the Commitment Letters on or prior to the Closing Date, nor does Parent have knowledge that any Debt Financing Entity or Equity Investor will not perform its obligations thereunder. As of the date of this Agreement, there are no side letters, agreements or other Contracts of any kind to which Parent is a party relating to the Commitment Letters or the Financing that could (i) adversely affect the conditionality or enforceability of, or termination rights under, the Commitment Letters or the availability of the Financing or (ii) reduce the aggregate amount of the Financing below the amount required to pay the Financing Amounts, other than as expressly contained in the Commitment Letters and delivered to the Company prior to the execution and delivery of this Agreement.
(e) Assuming that the conditions set forth in Section 6.1 and Section 6.3 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) have been satisfied or waived, the aggregate proceeds contemplated by the Commitment Letters (including after giving effect to any “flex” provision in or related to the Debt Commitment Letters (including with respect to fees and original issue discount)) shall provide Parent with cash proceeds on the Closing Date sufficient for the satisfaction of all of Parent’s and Merger Sub’s obligations under this Agreement and under the Commitment Letters, including payment of (i) the Merger Consideration, (ii) any premiums, fees, costs and expenses of or payable by Parent, Merger Sub or the Surviving Company on the Closing Date and (iii) all amounts in respect of the repayment, redemption and/or refinancing of any outstanding indebtedness of the Company and its Subsidiaries required in connection with the transactions described in, or pursuant to the terms of, this Agreement or the Commitment Letters (such amounts, collectively, the “Financing Amounts”).
(f) As of the date of this Agreement, the Commitment Letters are in full force and effect and constitute the legal, valid, binding and enforceable obligations of Parent and, to the knowledge of Parent, all the other parties thereto. As of the date of this Agreement, neither Parent nor Merger Sub is in breach of any terms or conditions set forth in the Commitment Letters and no event has occurred that, with or without notice, lapse of time or both, constitutes, or could constitute, a default, breach or failure to satisfy a condition by Parent under the terms and conditions of the Commitment Letters. Parent has paid in full any and all commitment fees or other fees required to be paid on or prior to the date hereof pursuant to the terms of the Commitment Letters on or before the date of this Agreement. As of the date of this Agreement, the Commitment Letters have not been modified, amended or altered and none of the respective commitments under any of the Commitment Letters have been terminated, reduced, withdrawn or rescinded in any respect, and, to the knowledge of Parent, no termination, reduction, withdrawal, modification, amendment, alteration or rescission thereof is contemplated (other than to add lenders, lead arrangers, bookrunners, syndication agents or other entities who had not executed the Debt Commitment Letters as of the date of this Agreement, but solely to the extent that such addition would not effect a Prohibited Modification).
(g) In no event shall the receipt or availability of any funds or financing (including the Financing) by Parent, Merger Sub or any of their respective Affiliates or any other financing be a condition to any of Parent’s or Merger Sub’s obligations under this Agreement.

(h) No transfer of property is being made by Parent or Merger Sub, and no obligation is being incurred by Parent or Merger Sub in connection with the transactions contemplated by this Agreement or the other Transaction Documents, with the actual intent to hinder, delay or defraud either present or future creditors of Parent or Merger Sub or any of their respective Affiliates. Assuming that the conditions set forth in Section 6.1 and Section 6.3 have been satisfied or waived, immediately after giving effect to the consummation of the Merger and all of the transactions contemplated by this Agreement (including the Financing and any other financings entered into in connection therewith), the Surviving Company will be Solvent. “Solvent” means, as of any time of determination, with respect to any Person, that:
(i) the fair value of the assets of such Person and its subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of such Person and its subsidiaries on a consolidated basis;
(ii) the present fair saleable value of the property of such Person and its subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of such Person and its subsidiaries on a consolidated basis on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured;
(iii) such Person and its subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and
(iv) such Person and its subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.
Section 4.7 Guarantees. Concurrently with the execution of this Agreement, each of the Equity Investors has delivered to the Company a true, complete and correct copy of the executed Guarantee. The Guarantees are in full force and effect and constitute the legal, valid, binding and enforceable obligation of the Equity Investors in favor of the Company, enforceable by the Company in accordance with its terms (subject to the Enforceability Exceptions). None of the Equity Investors is in default or breach under the terms and conditions of its Guarantee, and no event has occurred that, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach or a failure to satisfy a condition under the terms and conditions of any of the Guarantees. Each of the Equity Investors has access to sufficient capital to satisfy the amount of its guaranteed obligations under its Guarantee in full.
Section 4.8 Merger Sub. Merger Sub is a wholly owned subsidiary of Parent. As at the date of this Agreement, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, of which 100 are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent. There is no outstanding option, warrant, right or any other agreement pursuant to which any Person other than Parent may acquire any equity securities of Merger Sub. Since its date of incorporation, Merger Sub has not, and prior to the Effective Time will not have, carried on any business or conducted any operations other than the execution of this Agreement and the other Transaction Documents to which it is a party, the performance of its obligations hereunder and thereunder and matters ancillary hereto and thereto and has, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the other Transaction Documents to which it is a party and the Merger and the other transactions contemplated hereby and thereby.
Section 4.9 Certain Arrangements. As of the date of this Agreement, except as set forth on Section 4.9 of the Parent Disclosure Letter, there are no contracts, undertakings, commitments, agreements, obligations or understandings, whether written or oral, between Parent, Merger Sub, the Equity Investors or any of their respective Affiliates, on the one hand, and, to the knowledge of Parent, any beneficial owner (or Affiliate of a beneficial owner) of more than one percent (1%) of the outstanding Company Common Shares or any member of the Company’s management or the Company Board, on the other hand, relating in any way to the transactions contemplated by this Agreement or the operations of the Surviving Company (including with respect to the voting, acquisition or disposition of the capital stock or other equity interests of the Company, the management or control of the Company or any employment, consulting or other arrangements) after the Effective Time.

Section 4.10 Ownership of Company Common Shares. Except as set forth on Section 4.10 of the Parent Disclosure Letter, none of Parent, Merger Sub, the Equity Investors or any of their respective Subsidiaries or Affiliates beneficially owns, directly or indirectly (including pursuant to a derivatives contract), any Company Common Shares or other securities convertible into, exchangeable for or exercisable for Company Common Shares or any securities of any Subsidiary of the Company, and none of Parent, Merger Sub, the Equity Investors or any of their respective Subsidiaries or Affiliates has any rights to acquire, directly or indirectly, any Company Common Shares, except pursuant to this Agreement. None of Parent, Merger Sub, the Equity Investors or any of their respective “affiliates” or “associates” is, or at any time during the last three (3) years has been, an “interested stockholder” of the Company, in each case as defined in Section 203 of the DGCL.
Section 4.11 No Vote of Parent Stockholders. No vote of the stockholders of Parent or the holders of any other securities of Parent (equity or otherwise) is required by Law, the organizational documents of Parent or the applicable rules of any exchange on which securities of Parent are traded in order for Parent to consummate the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party, including the Merger and the Financing.
Section 4.12 Investigation; No Other Representations. Each of Parent and Merger Sub has conducted its own independent review and analysis of the business, operations, assets, Contracts, Intellectual Property, real estate, technology, Liabilities, results of operations, financial condition and prospects of the Company and its Subsidiaries, and each of them acknowledges that it and its Representatives have received access to such books and records, facilities, equipment, Contracts and other assets of the Company and its Subsidiaries that it and its Representatives have requested to review and that it and its Representatives have had the opportunity to meet with the management of the Company and to discuss the business and assets of the Company and its Subsidiaries. Except for the representations and warranties expressly set forth in this Article IV, none of Parent, Merger Sub or any of their respective Affiliates or Representatives or any other Person makes any other express or implied representation or warranty on behalf of Parent, Merger Sub or any of their respective Affiliates, and for the avoidance of doubt, except as set forth in this Article IV none of Parent, Merger Sub or any of their respective Affiliates or Representatives or any other Person makes any express or implied representation or warranty with respect to any information provided or made available to the Company in connection with the transactions contemplated by this Agreement. Each of Parent and Merger Sub acknowledges that neither the Company nor any Person on behalf of the Company makes, and neither Parent nor Merger Sub has relied upon, any express or implied representation or warranty with respect to the Company or any of its Subsidiaries or with respect to any other information provided or made available to Parent or Merger Sub in connection with the transactions contemplated by this Agreement, including the accuracy, completeness or currency thereof, other than the representations and warranties expressly contained, and subject to the qualifications and limitations, in Article III or in the certificate provided pursuant to Section 6.2(c). Without limiting the foregoing, each of Parent and Merger Sub acknowledges and agrees that, except for any remedies available under this Agreement with respect to the representations and warranties expressly set forth, and subject to the qualifications and limitations, in Article III or in the certificate provided pursuant to Section 6.2(c), neither the Company nor any other Person will have or be subject to any liability or other obligation to Parent, Merger Sub or their Representatives or Affiliates or any other Person resulting from Parent’s, Merger Sub’s or their Representatives’ or Affiliates’ use of any information, documents, projections, forecasts or other material made available to Parent, Merger Sub or their Representatives or Affiliates, including any information made available in the electronic data room maintained by or on behalf of the Company or its Representatives for purposes of the transactions contemplated by this Agreement, teasers, marketing materials, consulting reports or materials, confidential information memoranda, management presentations, functional “break-out” discussions, responses to questions submitted on behalf of Parent, Merger Sub or their respective Representatives or in any other form in connection with the transactions contemplated by this Agreement.

ARTICLE V

COVENANTS AND AGREEMENTS
Section 5.1 Conduct of Business.
(a) During the period from the date hereof until the earlier of the valid termination of this Agreement in accordance with its terms and the Effective Time, except (i) as may be required by applicable Law, any Governmental Entity of competent jurisdiction or the rules or regulations of the NYSE, (ii) with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed); provided that Parent shall be deemed to have consented in writing if it provides no response within five (5) Business Days after a request by the Company for such consent, (iii) as expressly contemplated, required or permitted by this Agreement, (iv) in connection with any action taken, or omitted to be taken, pursuant to any Covid-19 Measures, Sanctions Measures or Cybersecurity Measures, or (v) as set forth in Section 5.1(a) of the Company Disclosure Letter, the Company shall, and shall cause each of its Subsidiaries to, use reasonable best efforts to conduct its business in the ordinary course and use commercially reasonable efforts to preserve its business organization intact and maintain existing relations with key customers, suppliers, lenders, partners, officers, employees, Governmental Entities and other third parties with whom the Company and its Subsidiaries have significant business relationships or regulatory relationships; provided, however, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.1(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such relevant provision of Section 5.1(b).
(b) During the period from the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, except (i) as may be required by applicable Law, any Governmental Entity of competent jurisdiction or the rules or regulations of the NYSE, (ii) with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed); provided that Parent shall be deemed to have consented in writing if it provides no response within five (5) Business Days after a request by the Company for such consent, (iii) as expressly contemplated, required or permitted by this Agreement, (iv) in connection with any action taken, or omitted to be taken, pursuant to any Covid-19 Measures, Sanctions Measures or Cybersecurity Measures, or (v) as set forth in Section 5.1(b) of the Company Disclosure Letter, the Company shall not, and shall not permit any of its Subsidiaries to (whether by merger, consolidation or otherwise):
(i) amend or adopt any amendment to the Company Organizational Documents or any equivalent organizational or governing documents of any Subsidiary of the Company, other than immaterial amendments to organizational or governing documents of the Company’s Subsidiaries;
(ii) adjust, split, reverse split, consolidate, subdivide, combine or reclassify any shares of capital stock, voting securities or other ownership interests of the Company or any of its Subsidiaries (or any warrants, options or other rights to acquire the foregoing);
(iii) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock, or any other securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock, except for (A) any such transactions solely among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, (B) the acceptance of Company Common Shares as payment for the exercise price of Company Options and (C) the acceptance of Company Common Shares, or withholding of Company Common Shares otherwise deliverable, to satisfy withholding Taxes incurred in connection with the exercise, vesting and/or settlement of Company Equity Awards outstanding as of the date hereof or granted after the date hereof in compliance with this Agreement;
(iv) grant any Company Equity Awards or other equity-based awards or interests, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock;
(v) (A) issue, sell or otherwise permit to become outstanding any additional shares of its capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of its capital stock, except pursuant to the due exercise, vesting and/or settlement of Company Equity Awards outstanding as of the date hereof or granted after the date hereof in compliance with this Agreement, in accordance with their terms or in transactions solely among the Company and its Subsidiaries or among the Company’s Subsidiaries, or (B) enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock or equity interests;
(vi) propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, other than the Merger and any liquidation or dissolution of any dormant Subsidiary or merger, consolidation or reorganization solely among the Company and its Subsidiaries or solely among the Company’s Subsidiaries for bona fide Tax purposes;
(vii) incur, assume, endorse, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness for borrowed money, enter into financial swaps, futures or options involving an interest rate, foreign exchange or commodity, or issue or sell any debt securities or any rights to acquire any debt securities, except for (A) any Indebtedness for borrowed money among the Company and/or its wholly owned Subsidiaries or among wholly owned Subsidiaries of the Company, (B) guarantees by the Company of Indebtedness for borrowed money of wholly owned Subsidiaries of the Company or guarantees by wholly owned Subsidiaries of the Company of Indebtedness for borrowed money of the Company or any of its wholly owned Subsidiaries, which Indebtedness is incurred in compliance with this clause (vii) or is outstanding on the date hereof, (C) Indebtedness incurred in the ordinary course of business for working capital purposes under the Company Credit Agreement in effect prior to the execution of this Agreement (in an amount not to exceed the aggregate amount outstanding or committed on the date of this Agreement plus any additional amount not prohibited by Section 5.1(b)(vii)(D)), (D) any refinancing, extension, renewal, or replacement of any outstanding Indebtedness of the Company and its Subsidiaries, in the ordinary course of business, to the extent reasonably necessary to do so in the good faith determination of the Company, and up to an aggregate amount equal to the aggregate principal amount of (and unutilized commitments under) the indebtedness being refinanced, extended, renewed, refunded or replaced, plus fees, underwriting discounts, premiums, accrued and unpaid interest and other reasonable and customary costs and expenses incurred or payable in connection with such refinancing, extension, renewal, refunding or replacement, and (E) financial swaps, futures or options or similar agreements or arrangements involving an interest rate, foreign exchange or commodity incurred in the ordinary course of business consistent with past practice;
(viii) other than in accordance with contracts or agreements in effect as of the date hereof and expressly disclosed on Section 5.1(b)(viii) of the Company Disclosure Letter, (A) make any Prohibited Divestitures or (B) sell, transfer, pledge, mortgage, encumber or otherwise dispose of any of its properties, businesses or assets, tangible or intangible, having a value in excess of $20,000,000 individually or $75,000,000 in the aggregate, except, in each case, (x) in the ordinary course of business consistent with past practice, (y) in connection with any transaction solely between or among the Company and wholly owned Subsidiaries of the Company or (z) the incurrence of Permitted Liens;
(ix) (A) acquire any interest in any Person or any division, assets, properties, businesses or equity securities thereof (including by merger, consolidation or acquisition of stock or assets), other than (I) in or from any wholly owned Subsidiary of the Company, (II) inventory, raw materials, equipment, spare parts and other business supplies, in each case, in the ordinary course of business, or (III) such acquisitions that do not exceed $10,000,000 individually or $25,000,000 in the aggregate (provided that any capital expenditures shall be governed by Section 5.16 hereof and shall not be subject to such individual cap or be counted towards such aggregate cap), or (B) make any loans, advances or capital contributions to, or investments in, any other Person, other than (I) to or in any wholly owned Subsidiary of the Company, (II) advances to directors, officers and other employees for travel and other reimbursable expenses incurred in the ordinary course of business consistent with past practice, or (III) in connection with transactions permitted pursuant to the foregoing clause (A);
(x) except as required by any Collective Bargaining Agreement or Company Benefit Plan (including related award agreements), each as in effect as of the date of this Agreement, (A) establish, adopt, materially amend or terminate any Company Benefit Plan or Collective Bargaining Agreement or create or enter into any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Benefit Plan if it were in existence as of the date of this Agreement, except for renewals, amendments or terminations in the ordinary course of business consistent with past practice that do not materially increase costs for or under the applicable Company Benefit Plan, (B) increase the compensation (including severance, change-in-control and retention compensation) or benefits of any Service Provider, (C) pay or award, or commit to pay or award, any bonuses or incentive compensation, (D) fund any rabbi trust or similar arrangement or otherwise secure funding for any Company Benefit Plan that is not intended to be Tax-qualified, or any Company Benefit Plan that is intended to be Tax-qualified in excess of the amount set forth on Section 5.1(b)(x) of the Company Disclosure Letter, (E) accelerate the time of funding, vesting or payment of any award under any Company Benefit Plan, (F) terminate, other than for cause (as reasonably determined by the Company in good faith), the employment or services of, or hire or engage the services of, any executive officer, (G) effectuate any plant closing or mass layoff that would incur any Liability or obligation under the Worker Adjustment and Retraining Notification Act and the regulations promulgated thereunder or any similar state, local or foreign Law, (H) grant or forgive any loans to any Service Provider, other than for employees who are not executive officers in the ordinary course of business consistent with past practice and not to exceed $2,500,000 in the aggregate, subject to the Company notifying Parent in writing prior to any such grant or forgiveness or (I) materially change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Benefit Plan that is a defined benefit pension plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, in each case, except as may be required by GAAP or applicable Law;
(xi) other than any Transaction Litigation, which shall be governed by Section 5.12, and any Proceedings in respect of Tax matters, which shall be governed by Section 5.1(b)(xii), waive, release, assign, settle or compromise any claims, liabilities or obligations arising out of or related to any Proceedings (A) against the Company or any of its Subsidiaries, other than a settlement, release or compromise for less than $10,000,000 individually (after taking into account insurance coverage maintained by the Company or its Subsidiaries that the Company reasonably believes will cover such settlement, release or compromise), in each case that would not involve injunctive, equitable or other non-monetary relief or impose any material restrictions or changes on the business or operations of the Company or any of its Subsidiaries and without any admission of wrongdoing of the Company or any of its Subsidiaries, or (B) set forth on Section 5.1(b)(xi)(B) of the Company Disclosure Letter;
(xii) (A) make (other than in the ordinary course of business) or change any material Tax election, (B) file any material amended Tax Return, (C) settle or compromise any claim relating to a material amount of Taxes for an amount materially in excess of amounts reserved therefor, (D) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any analogous provision of state, local or foreign Law) relating to a material amount of Taxes or (E) surrender any right to claim a material Tax credit or refund;
(xiii) implement or adopt any material change in its financial accounting principles, periods or methods, other than as may be required by GAAP or applicable Law or any Governmental Entity;
(xiv) enter into any new line of business outside its existing lines of business as of the date hereof;
(xv) terminate, suspend, amend or modify in any material respect, any Governmental Permits, except (A) as required by applicable Law or a Governmental Entity or (B) in the ordinary course of business;
(xvi) (A) terminate, modify in any material respect, allow to lapse or fail to exercise renewal rights with respect to any insurance policy set forth on Section 5.1(b)(xvi)(A) of the Company Disclosure Letter or (B) fail to use commercially reasonable efforts to maintain in full force and effect existing insurance policies that are material to the Company and its Subsidiaries, taken as a whole (provided that, for the avoidance of doubt, the Company and its Subsidiaries may issue and renew insurance policies in the ordinary course of business consistent with past practice);
(xvii) (A) renew (other than a renewal of a Contract on substantially similar terms (subject to any changes to address changes in applicable Law or to reflect the immaterial updates to the counterparties’ forms)), extend (except in the ordinary course of business consistent with past practice), amend or terminate in a manner materially adverse to the Company or any of its Subsidiaries, or waive any material right, remedy or default under, any Company Material Contract, or (B) (x) amend in a manner materially adverse to the Company or any of its Subsidiaries or (y) enter into, except in the ordinary course of business consistent with past practice (excluding any Contract that would be a Company Material Contract pursuant to Section 3.16(a)(ii), (vii) or (x)), any Contract that, if existing on the date hereof, would be a Company Material Contract (other than entering into any Contract solely to the extent effecting a capital expenditure, acquisition, disposition or other transaction expressly permitted by this Section 5.1(b)), in each case of clauses (A) and (B), other than any entry into, renewal, extension, refinancing or refunding of (x) indebtedness for borrowed money or (y) any ISDA Master Agreement or brokerage account, or schedule thereto, relating to a financial swap, future or option, in each case in accordance with Section 5.1(b)(vii); provided that, this clause (B) shall not permit the Company or any of its Subsidiaries to enter into a Company Material Contract to undertake a transaction that would otherwise not be permitted by this Section 5.1(b); or
(xviii) agree to take, or make any commitment to take, any of the foregoing actions that are prohibited pursuant to this Section 5.1(b).
(c) Without limiting any party’s rights under this Agreement (including Section 5.1(b)), nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.
(d) During the period from the date hereof until the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, Parent shall not, and shall not permit any of its Affiliates to, (i) acquire or agree to acquire, whether by merger, consolidation or otherwise, or by purchasing a portion of the assets of or equity in, any Person (a “Specified Acquisition”), if the entering into of a definitive agreement relating to or the consummation of such a Specified Acquisition would reasonably be expected to materially impede, prevent or materially delay the obtaining of any authorization, consent, Order, declaration or approval of any Governmental Entity or the expiration or termination of any applicable waiting period necessary to consummate the transactions contemplated hereby or (ii) take (or agree to take) any action that would reasonably be expected to materially impede, prevent or materially delay the timely consummation of the transactions contemplated hereby.
Section 5.2 Access.
(a) For purposes related to consummating the Merger and the transactions contemplated by this Agreement (including for integration planning), the Company shall afford Parent and its Representatives reasonable access during normal business hours upon reasonable advance notice to the Company, throughout the period from the date hereof until the earlier of the termination of this Agreement and the Effective Time, to its and its Subsidiaries’ personnel, properties, assets, Contracts, commitments, books and records (including Tax records) and such other information concerning its business, properties, finances, operations, assets, litigation matters, environmental compliance matters, cash-flow reports and personnel as Parent may reasonably request. The Company shall use its commercially reasonable efforts to cause its Representatives to reasonably cooperate with Parent and Parent’s Representatives in connection with such access and examination. Without limiting the foregoing, the Company shall provide Parent and its Representatives with (a) quarterly and monthly management updates prepared for the Company Board, including capital expenditure updates and (b) quarterly business reviews, in each case, as may be prepared from time to time and reasonably promptly after delivery to the Company Board; provided, that if such information or reports are only provided to senior management, then reasonably promptly after delivery to senior management. Notwithstanding anything to the contrary contained in this Section 5.2(a), any document, correspondence or information or other access provided pursuant to this Section 5.2(a) may be redacted or otherwise limited to prevent disclosure of information concerning the valuation of the Company and the Merger or other confidential or competitively sensitive information. All access pursuant to this Section 5.2(a) shall be (i) conducted in such a manner as not to interfere unreasonably with the normal operations of the Company or any of its Subsidiaries, (ii) coordinated through the Chief Legal Officer of the Company or a designee thereof and (iii) subject to applicable Law and applicable logistical restrictions or limitations as a result of any Covid-19 Measures.

(b) Notwithstanding anything to the contrary contained in this Section 5.2, neither the Company nor any of its Subsidiaries shall be required to provide any access, or make available any document, correspondence or information, if doing so would, in the reasonable good faith judgment of the Company’s legal counsel, (i) jeopardize the attorney-client privilege or the work-product doctrine of the Company or any of its Subsidiaries or (ii) violate any (A) Law applicable to the Company or any of its Subsidiaries or the assets, or operation of the business, of the Company or any of its Subsidiaries or (B) Contract to which the Company or any of its Subsidiaries is a party or by which any of their assets or properties are bound; provided that in any such instance the Company shall inform Parent of the general nature of the information being withheld and, upon Parent’s request, reasonably cooperate with Parent to provide such information, in whole or in part, to the extent and in a manner that would not result in any of the outcomes described in the foregoing clauses (i) and (ii).
(c) The parties hereto hereby agree that all information provided to them or their respective Representatives in connection with this Agreement and the consummation of the transactions contemplated hereby shall be governed in accordance with (i) the Confidentiality Agreement, dated as of January 26, 2023, between the Company and Apollo Management X, L.P. (the “Apollo Confidentiality Agreement”) and (ii) the Confidentiality Agreement, dated as of January 26, 2023, between the Company and Irenic Capital Management LP (the “Irenic Confidentiality Agreement” and together with the Apollo Confidentiality Agreement, the “Confidentiality Agreements”), which shall continue in full force and effect until the Effective Time or such later time as may be provided therein and the confidentiality provisions of which shall apply to Parent and Merger Sub as if they were parties thereto.
Section 5.3 No Solicitation. Subject to the provisions of this Section 5.3, from the date hereof until the earlier of the Closing and the valid termination of this Agreement, the Company agrees that it shall not, and shall cause its Subsidiaries, Affiliates and Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage or knowingly facilitate any inquiries with respect to, or the making or submission of any proposal or offer that constitutes, or that would reasonably be expected to lead to, an Alternative Proposal, (ii) enter into or otherwise participate or engage in any discussions or negotiations regarding an Alternative Proposal or provide access to its or their respective properties, books and records or any nonpublic information relating to the Company or its Subsidiaries to, any Person (other than Parent, Merger Sub or their respective Representatives) (including any Person that has made or, to the knowledge of the Company, is considering making an Alternative Proposal) with the intent to induce the making, submission or announcement of, or to knowingly encourage or knowingly facilitate an Alternative Proposal (except, in each case, solely to (x) notify such Person as to the existence of the provisions of this Section 5.3 or (y) to seek to clarify and understand the terms and conditions of any proposal or offer made by any Person solely to determine whether such proposal or offer constitutes or could reasonably be expected to lead to a Superior Proposal), (iii) enter into any merger agreement, acquisition agreement, letter of intent or agreement in principle or any agreement providing for any Alternative Proposal (except for confidentiality agreements permitted under Section 5.3(b)), (iv) take any action to make any provision of any “fair price,” “moratorium,” “control share acquisition” or other form of anti-takeover statute or regulation (or any related provision in the Company’s certificate of incorporation or bylaws) inapplicable to any transactions contemplated by an Alternative Proposal or (v) authorize any of, or commit or agree to do any of the foregoing. The Company agrees that it shall, and shall cause its Subsidiaries and its and their respective directors and officers and to, and shall use reasonable best efforts to cause its and their respective other Affiliates and Representatives to, (I) immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Persons (other than Parent, Merger Sub and their respective Affiliates and Representatives) in connection with any Alternative Proposal submitted as of, or prior to, the date of this Agreement, (II) promptly (and, in any event, within forty-eight (48) hours after the execution of this Agreement) terminate access to any physical or electronic data rooms hosted by or on behalf of the Company with respect to the transactions contemplated by this Agreement by any Person (other than (x) Parent, Merger Sub and their respective Representatives or Affiliates, (y) the Company and its Representatives or Affiliates and, for up to three (3) weeks following the date hereof, (z) any Person that (I) has submitted an Alternative Proposal to the Company prior to the date of this Agreement and (II) remains actively engaged with respect to such potential Alternative Proposal as of the date of this Agreement (and such Person meeting the criteria set forth in clauses (I) and (II), together with its and its Representatives or Affiliates, an “Excluded Person”); provided further that, neither the Company nor any of its Representatives or Affiliates shall update the contents of any such data rooms with respect to such Excluded Person except as otherwise permitted by Section 5.3(b)) and (III) promptly (and in any event within forty-eight (48) hours after the execution of this Agreement) deliver written notice in accordance with the applicable confidentiality agreement between the Company and any such Person to each such Person requesting that such Person and/or its Representatives (other than Parent, Merger Sub, an Excluded Person and their respective Representatives or Affiliates) promptly return or destroy all confidential information regarding the Company and its Subsidiaries in accordance with the applicable confidentiality agreement (it being understood that the immediately preceding sentence shall be construed such that compliance with the express requirements of this sentence shall not be deemed a breach of the immediately prior sentence). From and after the date hereof, the Company shall (A) promptly (and, in any event, within forty-eight (48) hours after receipt by the Company) notify Parent in the event that the Company receives any Alternative Proposal, which notice shall include, to the extent known or available, the identity of the Person or group making such Alternative Proposal and a summary of the material terms and conditions of such Alternative Proposal and (B) upon the request of Parent, thereafter keep Parent reasonably informed on a prompt (and, in any event within forty-eight (48) hours) basis of any material developments with respect to the status and terms (including any material change to the terms of any such Alternative Proposal) of any such Alternative Proposal.
(b) Notwithstanding anything in this Section 5.3 to the contrary, at any time prior to obtaining the Company Stockholder Approval, if (i) the Company receives a bona fide written Alternative Proposal that did not result from a material breach of Section 5.3(a) and (ii) the Company Board determines in good faith after consultation with its outside legal counsel and financial advisors such Alternative Proposal constitutes or would reasonably be expected to result in a Superior Proposal, the Company may take the following actions: (x) furnish nonpublic information of the Company or its Subsidiaries and their Affiliates to the third party or group making such Alternative Proposal, as well as its Representatives and Affiliates and potential financing sources, if, and only if, prior to so furnishing such information, the third party has executed a confidentiality agreement with the Company having provisions as to confidential treatment of information that are not materially less favorable to the Company than the confidentiality provisions of the Confidentiality Agreements (it being understood that (A) any confidentiality agreement entered into prior to the execution of this Agreement shall be deemed not materially less favorable to the Company and that any confidentiality agreement need not contain any “standstill” or similar provisions or otherwise prohibit the making or amendment of any Alternative Proposal and (B) any confidentiality agreement entered into after the date hereof shall not prohibit the Company from satisfying its obligations hereunder); provided that any material nonpublic information has previously been provided to Parent or is provided to Parent within twenty-four (24) hours of the time such information is furnished to such third party, and (y) engage in discussions or negotiations with the third party or group (as well as its Representatives and Affiliates and potential financing sources) with respect to the Alternative Proposal. It is understood and agreed that any contacts, disclosures, discussions or negotiations permitted under this Section 5.3(b), including any public announcement that the Company or the Company Board has made any determination contemplated under this Section 5.3(b) to take or engage in any such actions, shall not constitute a Change of Recommendation or otherwise constitute a basis for Parent to terminate this Agreement pursuant to Section 7.1(g).
(c) Except as set forth in this Section 5.3, the Company Board shall not (i) withdraw or withhold (or modify or qualify in any manner adverse to Parent or Merger Sub), or propose publicly to withdraw or withhold (or modify or qualify in any manner adverse to Parent or Merger Sub), the Recommendation, (ii) approve, recommend or otherwise declare advisable, or publicly propose, or publicly announce an intention, to approve, recommend or otherwise declare advisable, any Alternative Proposal, (iii) fail to issue a press release that reaffirms publicly or otherwise reaffirms publicly the Recommendation within five (5) Business Days of a request therefor in writing from Parent following the initial public disclosure of an Alternative Proposal or any material modification to a publicly disclosed Alternative Proposal (other than of the type referred to in the following clause (v)) (or, if the Company Stockholders’ Meeting is scheduled to be held within five (5) Business Days of such request and such request is received at least one (1) Business Day prior the date of the Company Stockholders’ Meeting, prior to the date of the Company Stockholders’ Meeting); provided, that Parent may not make any such request (and the Company shall not be required to issue such press release or public statement) on more than one (1) occasion in respect of any initial disclosure of any Alternative Proposal or any material modification of such Alternative Proposal, (iv) fail to include the Recommendation in the Proxy Statement or (v) fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against any Alternative Proposal that is a tender or exchange offer subject to Regulation 14D promulgated under the Exchange Act within ten (10) Business Days after the commencement (within the meaning of Rule 14d-2 under the Exchange

Act) of such tender offer or exchange offer (any such action, a “Change of Recommendation”). Anything to the contrary set forth in this Agreement notwithstanding, prior to obtaining the Company Stockholder Approval, the Company Board may, in response to an Alternative Proposal received by the Company after the date of this Agreement that did not result from a material breach of this Section 5.3, (x) make a Change of Recommendation or (y) cause the Company to terminate this Agreement pursuant to Section 7.1(h) in order to enter into a definitive written agreement providing for such Superior Proposal; provided, however, that the Company Board shall not be entitled to make such a Change of Recommendation or cause any termination of this Agreement pursuant to Section 7.1(h) unless (A) the Company Board shall have first determined in good faith, (1) after consultation with its outside legal counsel and financial advisors, that such Alternative Proposal constitutes a Superior Proposal and (2) after consultation with its outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law (it being understood that any such determination in and of itself shall not be deemed a Change of Recommendation), (B)(1) the Company shall have given Parent at least three (3) Business Days’ written notice (a “Superior Proposal Notice”) advising Parent of its intention to make such a Change of Recommendation or terminate this Agreement, which Superior Proposal Notice shall include a description of the material terms and conditions of the Superior Proposal that is the basis for the proposed action of the Company Board, the identity of the Person making the Superior Proposal and a copy of any material written proposal and the proposed definitive agreements (including, if applicable, financing documentation) for such Superior Proposal, if any, and (2) during such three (3) Business Day notice period, if requested by Parent, the Company, its Subsidiaries and their respective Representatives shall engage in good faith negotiations with Parent and its Representatives to amend the terms and conditions of this Agreement in such a manner so that such Alternative Proposal would cease to constitute a Superior Proposal, and (3) at the end of such three (3) Business Day notice period, after taking into account any commitments or binding proposals made by Parent in writing to amend the terms of this Agreement during the period following delivery of such Superior Proposal Notice, the Company Board concludes in good faith after consultation with its outside legal and financial advisors that the Alternative Proposal giving rise to the Superior Proposal Notice continues to constitute a Superior Proposal; provided that any material modifications or amendments to the terms of such Alternative Proposal shall commence a new notice period under clause (B) of two (2) Business Days.
(d) Anything to the contrary set forth in this Agreement notwithstanding, prior to obtaining the Company Stockholder Approval, the Company Board may, in response to an Intervening Event, make a Change of Recommendation if the Company Board determines in good faith, after consultation with its outside legal counsel, that the failure of the Company Board to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law (it being understood that any such determination in and of itself shall not be deemed a Change of Recommendation); provided, however, that the Company Board shall not be entitled to make such a Change of Recommendation unless (i) the Company shall have given Parent at least three (3) Business Days’ written notice (an “Intervening Event Notice”) advising Parent of its intention to make such a Change of Recommendation, which Intervening Event Notice shall include a description of the applicable Intervening Event, (ii) during such three (3) Business Day period, if requested by Parent, the Company, its Subsidiaries and their respective Representatives shall engage in good-faith negotiations with Parent and its Representatives to amend the terms and conditions of this Agreement in such a manner that would permit the Company Board not to make such Change of Recommendation, and (iii) at the end of such three (3) Business Day period, after taking into account any commitments or binding proposals made by Parent in writing to amend the terms of this Agreement during the period following delivery of such Intervening Event Notice, the Company Board determines in good faith, after consultation with its outside legal counsel, that the failure of the Company Board to make such Change of Recommendation would continue to reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law (it being understood that any such determination in and of itself shall not be deemed a Change of Recommendation); provided that any material changes relating to such Intervening Event shall commence a new notice period under this clause (d)(ii) and (iii) of two (2) Business Days.
(e) Nothing contained in this Agreement shall prohibit the Company or the Company Board from (i) taking or disclosing to its stockholders a position contemplated by Rules 14d-9, 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder or (ii) making any disclosure to its stockholders if the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that such disclosure would be required under applicable Law; it being understood that (I) any such statement or disclosure made by the Company Board (or a committee thereof) pursuant to this Section 5.3(e) is subject to the terms and conditions of this Agreement and the obligations of the Company or its Subsidiaries or the Company Board (or any committee thereof) and the rights of Parent under this Section 5.3(e), and (II) nothing in the foregoing will be deemed to permit the Company or its Subsidiaries or the Company Board (or a committee thereof) to effect a Change of Recommendation except in accordance with Section 5.3(c) or Section 5.3(d). No disclosure or communication permitted pursuant to the foregoing sentence will be considered a Change of Recommendation and shall not require the giving of a Superior Proposal Notice or an Intervening Event Notice. It is understood and agreed that, for purposes of this Agreement, a factually accurate required public statement by the Company or the Company Board (or a committee thereof) that describes the receipt of an Alternative Proposal, the identity of the Person or group making such Alternative Proposal, the material terms of such Alternative Proposal and the operation of this Agreement with respect thereto will not be deemed to be (A) a withholding, withdrawal, amendment, qualification, or modification, or proposal by the Company Board (or a committee thereof) to withhold, withdraw, amend, qualify or modify, the Recommendation; (B) an adoption, approval or recommendation with respect to such Alternative Proposal; or (C) a Change of Recommendation.
(f) “Alternative Proposal” means any bona fide written indication of interest, proposal or offer made by any Person or group (other than by Parent, Merger Sub or their Affiliates) relating to, in a single transaction or a series of related transactions, any direct or indirect (i) merger, reorganization, spin-off, share exchange (including a split-off), consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company pursuant to which such Person or group (or the stockholders of any Person) would acquire, directly or indirectly, more than twenty percent (20%) of the assets of the Company and its Subsidiaries, on a consolidated basis (based on the fair market value thereof) or more than twenty percent (20%) of the Company Common Shares, (ii) acquisition or exclusive license of more than twenty percent (20%) of the assets of the Company and its Subsidiaries, on a consolidated basis (based on the fair market value thereof), (iii) acquisition of more than twenty percent (20%) of the outstanding Company Common Shares or more than twenty percent (20%) of the total voting power of equity securities of the Company or (iv) tender offer or exchange offer that if consummated would result in any Person or group beneficially owning more than twenty percent (20%) of the total voting power of equity securities of the Company (in each case, other than the Merger and the transactions contemplated by this Agreement and the Transaction Documents).
(g) “Superior Proposal” means a bona fide, written Alternative Proposal that was not solicited in violation of this Agreement, substituting in the definition thereof “fifty percent (50%)” for “twenty percent (20%)” in each place it appears, that the Company Board determines in good faith, after consultation with its outside financial advisors and legal counsel, and taking into account all financial (including financing terms), legal, timing, certainty of consummation, regulatory and other aspects and risks of such Alternative Proposal, would, if consummated in accordance with its terms, result in a transaction that is more favorable from a financial point of view to the stockholders of the Company than the Merger and the other transactions contemplated by this Agreement (including any commitments or proposals made by Parent in writing to amend the terms of the Merger and this Agreement in accordance with Section 5.3(c)).
(h) “Intervening Event” means any event, change, occurrence or development that is material and that (i) is unknown and not reasonably foreseeable to the Company Board (or any member thereof) as of the date hereof, or if known and reasonably foreseeable to the Company Board (or any member thereof) as of the date hereof, the consequences of which were not known and reasonably foreseeable to the Company Board (or any member thereof) as of the date hereof and (ii) does not involve or relate to any Alternative Proposal; provided, however, that in no event shall the following events, changes, occurrences or developments, in and of themselves, constitute an Intervening Event: (x) the receipt, existence of or terms of any Alternative Proposal or (y) any change in the price or trading volume of the Company Common Shares or any other securities of the Company or its Subsidiaries (provided that the underlying causes of such changes may constitute, or be taken into account in determining whether there has been, an Intervening Event).

(i) After delivery of any written notice pursuant to Section 5.3(c) or Section 5.3(d) and until the earlier of the Closing and the valid termination of this Agreement, to the extent Parent desires to engage in good faith negotiations, the Company shall promptly (and in any event within thirty-six (36) hours of any material development) keep Parent informed of all material developments affecting any such Intervening Event or Change of Recommendation.
Section 5.4 Filings; Other Actions.
(a) As promptly as reasonably practicable following the date of this Agreement (and in any event, within twenty (20) Business Days after the date of this Agreement), the Company shall prepare and file (as applicable) with the SEC the preliminary Proxy Statement. The Company will not file the Proxy Statement (or any amendments or supplements thereto) with the SEC without first providing Parent and its counsel a reasonable opportunity to review and comment thereon, and the Company will give due consideration to, and consider in good faith, all reasonable additions, deletions or changes suggested by Parent and its counsel. Parent shall cooperate with the Company in the preparation of the Proxy Statement and furnish all information concerning Parent and its Affiliates that is required in connection with the preparation of the Proxy Statement. The Company shall respond promptly to any comments from the SEC or the staff of the SEC. The Company shall notify Parent promptly of the receipt of any comments (whether written or oral) from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or for additional information and shall supply Parent with copies of all correspondence between the Company and any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement or the transactions contemplated by this Agreement. If at any time prior to the Company Stockholders’ Meeting (or any adjournment or postponement thereof) any information relating to Parent or the Company, or any of their respective Affiliates, officers or directors, is discovered by Parent or the Company that should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement would not include a misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed by the Company with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company. The Company shall cause the Proxy Statement to be disseminated to the Company’s stockholders as promptly as reasonably practicable after the resolution of any comments of the SEC or the staff of the SEC with respect to the preliminary Proxy Statement (such date, the “Clearance Date”) (but in any event, within ten (10) Business Days thereafter, unless otherwise agreed to by the Company and Parent).
(b) Subject to Section 5.3 and Section 5.4(c), the Company shall take all action necessary in accordance with applicable Law and the Company Organizational Documents to, following consultation with Parent, set a record date for, duly give notice of, convene and hold a meeting of its stockholders following the dissemination of the Proxy Statement for the purpose of obtaining the Company Stockholder Approval (the “Company Stockholders’ Meeting”) as soon as reasonably practicable following the Clearance Date. Unless the Company shall have made a Change of Recommendation in accordance with Section 5.3, the Company shall include the Recommendation in the Proxy Statement and shall solicit, and use its reasonable best efforts to obtain, the Company Stockholder Approval at the Company Stockholders’ Meeting (including by soliciting proxies in favor of the adoption of this Agreement).
(c) The Company may adjourn or postpone the Company Stockholders’ Meeting (i) to allow reasonable additional time for the filing and dissemination of any supplemental or amended disclosure which the Company Board has determined in good faith is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Company Stockholders’ Meeting, (ii) if as of the time that the Company Stockholders’ Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient Company Common Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders’ Meeting, (iii) if the Company is required to postpone or adjourn the Company Stockholders’ Meeting by applicable Law, order or a request from the SEC, (iv) to allow reasonable additional time to solicit additional proxies to the extent the Company reasonably believes necessary in order to obtain the Company Stockholder Approval, whether or not a quorum is present, or (v) with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed). Without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), the Company Stockholders’ Meeting will not be postponed or adjourned (A) (x) by more than ten (10) Business Days at a time or (y) with respect to Section 5.4(c)(iv), if the Company has previously postponed or adjourned the meeting four (4) or more times; (B) with respect to Section 5.4(c)(ii), by more than forty-five (45) calendar days after the date on which the Company Stockholders’ Meeting was (or was required to be) originally scheduled or (C) if such postponement or adjournment would result in or require any change to the record date of the Company Stockholders’ Meeting. In no event will the record date of the Company Stockholder Meeting be changed without Parent’s prior written consent, unless required by applicable Law.
Section 5.5 Employee Matters.
(a) Effective as of the Effective Time and during the one (1)-year period immediately following the Effective Time, Parent shall provide, or shall cause the Surviving Company or one of its Subsidiaries to provide, to each employee of the Company or its Subsidiaries as of immediately prior to the Effective Time (collectively, “Company Employees”), while the applicable employee remains employed by Parent or the Surviving Company or any of their respective Subsidiaries following the Effective Time, (i) base compensation, target short-term incentive compensation opportunities and target equity incentive compensation opportunities that in each case, are no less favorable than were provided to the applicable Company Employee immediately prior to the Effective Time (provided that Parent may elect to substitute cash incentive compensation opportunities of equivalent value for equity compensation opportunities), and (ii) all other compensation and employee benefits (other than any defined benefit pension, retiree, medical or life insurance, retention, change in control or equity incentive compensation opportunities) that are substantially comparable in the aggregate to those that were provided to the Company Employee immediately prior to the Effective Time. In addition, Parent shall provide, or shall cause the Surviving Company or one of its Subsidiaries to provide, to each Company Employee whose employment is involuntarily terminated without cause by the Company during the one (1)-year period following the Effective Time, severance benefits no less favorable than the greater of the severance benefits that would have been provided to the Company Employee under the Company’s severance arrangements in effect immediately prior to the Effective Time and set forth on Section 5.5(a) of the Company Disclosure Letter and the severance benefits due under the applicable severance plan of Parent (it being understood that this sentence does not limit the obligations of Parent or the Surviving Company or one of its Subsidiaries to honor the terms of any Company Benefit Plan providing severance benefits), in each case, (x) subject to the execution of a release of claims to the extent both permitted by the terms of the applicable severance arrangement and applicable Laws and customary in the applicable jurisdiction (which release of claims shall not include restrictive covenants not applicable to the employee as of the date hereof or terms more onerous to the applicable Company Employee than those contemplated by the severance arrangement) and (y) determined taking into account each Company Employee’s service with the Company and its Subsidiaries (and any predecessor entities) and, after the Closing, Parent and its Subsidiaries.
(b) The Surviving Company shall pay to each employee of the Company or its Subsidiaries who participated for at least six (6) months in any annual cash bonus plans maintained by the Company or its Subsidiaries with respect to the Company’s fiscal year (or such shorter performance period) during which the Effective Time occurs (the “Bonus Plans”), a prorated incentive award under the Bonus Plans for such fiscal year (the “Bonus Period”) equal to such employee’s incentive entitlement for the Bonus Period under the Bonus Plans assuming target level performance is achieved; provided that, notwithstanding the foregoing, if fifty percent (50%) or more of the Bonus Period has been completed as of the Effective Time, such award under the Bonus Plans shall equal such employee’s incentive entitlement for the Bonus Period under the Bonus Plans based on the actual level of achievement of the applicable performance goals during the Bonus Period (with such determination of performance to exclude any costs relating to the Merger, as applicable), as reasonably determined in good faith by the Company Board (or an authorized committee thereof) following reasonable consultation with Parent. Payment with respect to such Bonus Plans, including any prorated amounts, shall be made following the Effective Time at the time the Company has historically paid bonuses to similarly situated employees. The Surviving Company shall establish bonus and incentive plans with respect to the remainder of the fiscal year in which the Effective Time occurs on terms consistent with Section 5.5(a)(i).

(c) Following the Closing Date, Parent shall, or shall cause the Surviving Company to, cause any employee benefit or compensation plans or programs sponsored or maintained by Parent or the Surviving Company or their Subsidiaries in which the Company Employees are eligible to participate following the Closing Date (collectively, the “Parent Plans”) to recognize the service of each Company Employee with the Company and its Subsidiaries (and any predecessor thereto) prior to the Closing Date for purposes of eligibility, vesting and level of benefits (other than for purposes of benefit accrual under any defined benefit pension plans or retiree health or welfare plans) under such Parent Plans, except to the extent that such recognition of service would operate to duplicate any benefits of a Company Employee with respect to the same period of service. With respect to any Parent Plan that provides medical, dental or vision insurance benefits, for the plan year in which such Company Employee is first eligible to participate, Parent shall (i) cause any preexisting condition limitations or eligibility waiting periods under such plan to be waived with respect to such Company Employee to the extent such limitation would have been waived or satisfied under the Company Benefit Plan in which such Company Employee participated immediately prior to the Effective Time and (ii) credit each Company Employee for any co-payments or deductibles incurred by such Company Employee in such plan year for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such Parent Plan. Such credited expenses shall also count toward any annual or lifetime limits, treatment or visit limits or similar limitations that apply under the terms of the applicable plan.
(d) Notwithstanding anything contained herein to the contrary, with respect to any Company Employees who are covered by a Collective Bargaining Agreement or who are based outside of the United States, Parent shall provide compensation and benefits at least as favorable as those required by any obligations under the applicable Collective Bargaining Agreement or under the Laws of the foreign countries and political subdivisions thereof in which such Company Employees are based.
(e) Parent hereby acknowledges that a “change in control” or “change of control” of the Company or other term with similar import, within the meaning of the Company Benefit Plans that contain such terms, will occur upon the Effective Time.
(f) With respect to Article 1. Section 1.C. (Change in Control) of the Agreement and Working Rules Between Company and United Steelworkers Local Nos. 105, 115, 420 for Plants Located at: Davenport, Iowa, Lafayette, Indiana, Massena, New York dated May 16, 2019 (“Master Contract A”) and Article 1. Section 3. (Change in Control) of the Agreement Between Company and United Steelworkers for the Plant located at Alcoa, Tennessee (Local No. 309) dated May 16, 2019 (“Master Contract B” and either of Master Contract A or Master Contract B, a “Master Contract”), which remain in effect pursuant to the Settlement Agreement between the United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union, AFL-CIO, CLC and the Company dated May 15, 2022, (i) Surviving Company, Parent and Merger Sub acknowledge and agree, and shall cause their respective Subsidiaries to acknowledge and agree, that United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union on behalf of its Locals 105, 115 and 420 for plants located at Davenport, Iowa, Lafayette, Indiana and Massena, New York is the bargaining representative for the employees covered by Master Contract A, (ii) the Surviving Company, Parent and Merger Sub acknowledge and agree, and shall cause their respective Subsidiaries to acknowledge and agree, that United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union for plant located at Alcoa, Tennessee is the bargaining representative for the employees covered by Master Contract B, (iii) the Surviving Company, Parent and Merger Sub represent and warrant, and shall cause their respective Subsidiaries to represent and warrant, that the Surviving Company, Parent, Merger Sub, their respective Subsidiaries are willing and have financial wherewithal to honor the commitments in each Master Contract, (iv) the Surviving Company, Parent and Merger Sub shall, and shall cause their respective Subsidiaries to, provide reasonable assurances to each union referenced in each Master Contract of the willingness and financial wherewithal of Parent, its Subsidiaries to honor the commitments in each Master Contract, and (v) the Surviving Company, Parent and Merger Sub shall, and shall cause their respective Subsidiaries to, assume the terms and conditions of each Master Contract.
(g) Nothing in this Agreement shall confer upon any Company Employee or other Service Provider any right to continue in the employ or service of Parent, the Surviving Company or any Affiliate of Parent. In no event shall the terms of this Agreement be deemed to (i) establish, amend, or modify any Company

Benefit Plan or any “employee benefit plan” as defined in Section 3(3) of ERISA, or any other benefit plan, program, agreement or arrangement maintained or sponsored by Parent, the Surviving Company, the Company or any of their Subsidiaries or Affiliates, or (ii) alter or limit the ability of Parent, the Surviving Company, the Company or any of their Subsidiaries or Affiliates to amend, modify or terminate any Company Benefit Plan or any other compensation or benefit or employment plan, program, agreement or arrangement. Without limiting Section 8.13, nothing in this Section 5.5 shall create any third-party beneficiary rights in any Company Employee or other Service Provider (or any beneficiaries or dependents thereof) or any union or other representative of any Company Employee or other Service Provider.
Section 5.6 Regulatory Approvals; Efforts.
(a) Prior to the Closing, Parent, Merger Sub and the Company shall, and shall cause their respective Subsidiaries to, use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under any applicable Laws to consummate and make effective the Merger as promptly as practicable, including (i) preparing and filing, and causing their respective Affiliates to prepare and file, all forms, registrations and notifications required to be filed to consummate the Merger, (ii) using reasonable best efforts to satisfy the conditions to consummating the Merger, (iii) using reasonable best efforts to obtain (and to cooperate with each other in obtaining) any consent, authorization, expiration or termination of a waiting period, permit, Order or approval of, waiver or any exemption by, any Governmental Entity (including furnishing all information and documentary material required under the HSR Act) required to be obtained or made by Parent, Merger Sub, the Company or any of their respective Affiliates in connection with the Merger or the taking of any action contemplated by this Agreement, (iv) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger and (v) executing and delivering any reasonable additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement.
(b) Parent and the Company shall, and shall cause their respective Affiliates to, each keep the other apprised of the status of matters relating to the completion of the Merger and work cooperatively in connection with obtaining all required consents, authorizations, expirations or terminations of any waiting period, permits, Orders or approvals of, waiver or any exemptions by, any Governmental Entity undertaken pursuant to the provisions of this Section 5.6. In that regard, prior to the Closing, each party shall promptly, and shall cause its respective Affiliates (including the Equity Investors, in the case of Parent) to, consult with the other parties to this Agreement with respect to and provide any necessary information and assistance as the other parties may reasonably request with respect to (and, in the case of correspondence, provide the other parties (or their counsel) with copies of) all notices, submissions or filings made by or on behalf of such party or any of its Affiliates with any Governmental Entity or any other information supplied by or on behalf of such party or any of its Affiliates to, or correspondence with, a Governmental Entity in connection with the Merger. Each party to this Agreement shall promptly inform the other parties to this Agreement, and if in writing, furnish the other parties with copies of (or, in the case of oral communications, advise the other parties orally of) any communication from or to any Governmental Entity (including from or to each party’s Subsidiaries or Affiliates) regarding the Merger, and permit the other parties to review and discuss in advance, and consider in good faith the views of the other parties in connection with, any proposed communication or submission with any such Governmental Entity regarding the Merger. Each of the Company, Parent and Merger Sub shall not, and shall not permit any of their respective Affiliates (including the Equity Investors, in the case of Parent) to, participate in any meeting or teleconference with any Governmental Entity in connection with this Agreement or the Merger unless it consults with the other parties in advance and, to the extent not prohibited by such Governmental Entity, gives the other parties the opportunity to attend and participate thereat. Notwithstanding the foregoing, Parent and the Company may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 5.6(b) as “Antitrust Counsel Only Material.” Such materials and the information contained therein shall be given only to the outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Parent or the Company, as the case may be) or its legal counsel. Notwithstanding anything to the contrary contained in this Section 5.6, materials provided pursuant to this Section 5.6 may be redacted (i) to remove references concerning the valuation of the Company and the Merger, (ii) as necessary to comply with contractual arrangements and (iii) as necessary to address reasonable privilege concerns.
(c) The Company and Parent shall, and shall cause their respective Affiliates (including the Equity Investors, in the case of Parent) to, make or file, as promptly as practicable, with the appropriate Governmental Entity all filings, forms, registrations and notifications required to be filed to consummate the Merger under any applicable Antitrust Law and Investment Screening Law, and subsequent to such filings, the Company and Parent shall, and shall cause their respective Affiliates (including the Equity Investors, in the case of Parent) to, as promptly as practicable, respond to inquiries from Governmental Entities, or provide any supplemental information that may be requested by Governmental Entities, in connection with filings made with such Governmental Entities. Each of Parent and Merger Sub, on the one hand, and the Company (and its Subsidiaries, if applicable), on the other hand, shall (and shall cause their respective Affiliates to) within ten (10) Business Days following the date of this Agreement file with the Federal Trade Commission and the Antitrust Division of the Department of Justice a Notification and Report Form relating to this Agreement and the Merger as required by the HSR Act, which shall request early termination of the HSR Act waiting period (if available) and, as soon as reasonably practicable, which shall be no more than twenty (20) Business Days for any party, file comparable notification filings, forms and submissions, or draft notification filings, forms and submissions (if applicable), with any Governmental Entity that are required by other applicable Antitrust Laws and Investment Screening Laws in connection with the Merger. None of Parent, Merger Sub or the Company shall, nor shall Parent, Merger Sub or the Company permit any of their respective Affiliates to, without the other party’s prior written consent, enter into any timing, settlement or similar agreement, or otherwise agree or commit to any arrangement, that would have the effect of extending, suspending, lengthening or otherwise tolling the expiration or termination of any waiting period applicable to the Merger under the HSR Act or any other applicable Antitrust Law or Investment Screening Law. In the event that the parties receive a request for information or documentary material pursuant to the HSR Act (a “Second Request”), the parties will use their respective reasonable best efforts to submit an appropriate response to, and to certify compliance with, such Second Request as promptly as practicable, and counsel for both parties will closely cooperate during the entirety of any such Second Request review process.
(d) Notwithstanding anything to the contrary set forth in this Agreement, Parent shall, in order to permit the satisfaction of Sections 6.1(b) and 6.1(c) and the Closing to occur as promptly as practicable and in any event prior to the End Date, (i) propose, negotiate, commit to, effect and agree to, by consent decree, hold separate order, or otherwise, the sale, divestiture, license, holding separate and other disposition of or restriction on the businesses, assets, properties, product lines and equity interests of, or changes to the conduct of business of, the Company, Parent and their respective Subsidiaries (including the Surviving Company and its Subsidiaries), (ii) create, terminate, or divest relationships, ventures, contractual rights or obligations of the Company or Parent or their respective Subsidiaries and (iii) otherwise take or commit to take any action that would limit Parent’s or its Subsidiaries’ (including the Surviving Company’s) or controlled Affiliates’ freedom of action with respect to, or its ability to retain or hold, directly or indirectly, any businesses, assets, properties, product lines or equity interests of the Company, Parent and their respective Subsidiaries (including the Surviving Company and its Subsidiaries) and controlled Affiliates. If requested by Parent, the Company will agree to any action contemplated by this Section 5.6(d); provided that any such agreement or action is conditioned on the consummation of the Merger. Without limiting the foregoing, in no event will the Company (and the Company will not permit any of its Affiliates to) propose, negotiate, effect or agree to any such actions without the prior written consent of Parent.
(e) In furtherance and not in limitation of the covenants of the parties contained in this Section 5.6(e), if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging the Merger or any other transaction contemplated by this Agreement as violative of any Antitrust Law or Investment Screening Law, each of the Company and Parent shall, and shall cause their respective Affiliates to, use reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger.

(f) Without limiting the obligations of Parent and Merger Sub under this Section 5.6, Parent shall control and lead, in consultation with the Company, the strategy and content of any substantive communications with any Governmental Entity with respect to obtaining approval or expiration of any waiting period under the HSR Act or any applicable Antitrust Laws or Investment Screening Laws.
Section 5.7 Takeover Statutes. If any Takeover Statute may become, or may purport to be, applicable to this Agreement, the Merger or any other transactions contemplated by this Agreement, each of the Company, Parent and Merger Sub (and the members of their respective Board of Directors or equivalent governing body) shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such Takeover Statute on the transactions contemplated hereby.
Section 5.8 Public Announcements. The Company and Parent agree that the initial press release to be issued with respect to the execution and delivery of this Agreement shall be in a form agreed to by the parties and that the parties shall consult with each other prior to issuing any press release or making any public announcement with respect to this Agreement, any other Transaction Document and the transactions contemplated hereby and thereby and shall not issue any such press release or make any such public announcement without the prior consent of the other party (which shall not be unreasonably withheld, delayed or conditioned); provided that a party may, without the prior consent of the other party, issue such press release or make such public statement (a) so long as such statements are consistent with previous public statements made jointly by or otherwise agreed between the Company and Parent, (b) after prior consultation, to the extent practicable in the circumstances, to the extent required by applicable Law or the applicable rules of any stock exchange or (c) in any case in which such disclosure is made in connection with a dispute between the parties hereto regarding this Agreement or the transactions contemplated hereby; provided, further, that the Company shall not be required to provide Parent or Merger Sub with any applicable consultation or consent right with respect to any communications contemplated by Section 5.3, or any Alternative Proposal or with respect to or from and after a Change of Recommendation. Notwithstanding the foregoing, and subject to Section 5.2(c), Parent, Merger Sub and their respective Affiliates, without consulting with the Company, may provide, in the ordinary course of business, confidential communications regarding this Agreement and the transactions contemplated hereby to existing or prospective general and limited partners, equity holders, members, managers and investors of any Affiliates of such Person, in each case, who are subject to customary confidentiality restrictions.
Section 5.9 Indemnification and Insurance.
(a) From and after the Effective Time, the Surviving Company and Parent shall indemnify and hold harmless all past and present directors and officers or managers of the Company or any of its Subsidiaries and each person who served as a director, officer, member, trustee, employee, agent or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request or for the benefit of the Company or any of its Subsidiaries, in each case, to the extent acting in such capacity (collectively, together with such Persons’ heirs, executors and administrators, the “Covered Persons”) to the fullest extent permitted by Law against any costs and expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Covered Person to the fullest extent permitted by Law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened Proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of acts or omissions occurring at or prior to the Effective Time (including acts or omissions in connection with such Persons serving as an officer, director or other fiduciary in any entity at the request or for the benefit of the Company). Without limiting the foregoing, from and after the Effective Time, Parent and the Surviving Company shall indemnify and hold harmless the Covered Persons to the fullest extent permitted by Law for acts or omissions occurring in connection with the process resulting in and the adoption and approval of this Agreement and the consummation of the transactions contemplated hereby. From and after the Effective Time, Parent, the Company and the Surviving Company shall advance expenses (including reasonable legal fees and expenses) incurred in the defense of any Proceeding or investigation with respect to the matters subject to indemnification pursuant to this Section 5.9(a) in accordance with the procedures (if any) set forth in the Company Organizational Documents, or the certificate or articles of incorporation and bylaws, or other organizational or governance documents, of any Subsidiary of the Company, and indemnification agreements, if any, in existence on the date of this Agreement; provided that, to the extent required by applicable Law, the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification pursuant to this Section 5.9(a). In the event of any such Proceeding for which indemnification is required pursuant to this Section 5.9(a), (A) the Surviving Company will have the right to control the defense thereof after the Effective Time; (B) each Covered Person will be entitled to retain his or her own counsel (the reasonable and documented fees and expenses of which will be paid by the Surviving Company), whether or not the Surviving Company elects to control the defense of any such Proceeding; and (C) the Surviving Company will not settle any such Proceeding without the prior written consent of such Covered Person (unless such settlement relates only to monetary damages for which the Surviving Company is entirely responsible, includes an unconditional release of such Covered Person from all liability arising out of such claim, suit, proceeding or investigation and does not include any admission of wrongdoing on the part of such Covered Person).
(b) For not less than six (6) years from and after the Effective Time, the certificate of incorporation and bylaws of the Surviving Company shall contain provisions no less favorable with respect to exculpation, indemnification of and advancement of expenses to Covered Persons for periods at or prior to the Effective Time than are currently set forth in the Company Organizational Documents. Notwithstanding anything herein to the contrary, if any Proceeding or investigation (whether arising prior to, at or after the Effective Time) is made against such persons with respect to matters subject to indemnification hereunder on or prior to the sixth (6th) anniversary of the Effective Time, the provisions of this Section 5.9(b) shall continue in effect until the final disposition of such Proceeding or investigation. Following the Effective Time, the indemnification agreements, if any, in existence on the date of this Agreement with any of the directors, officers or employees of the Company or any its Subsidiaries shall be assumed by the Surviving Company, without any further action, and shall continue in full force and effect in accordance with their terms.
(c) For not less than six (6) years from and after the Effective Time, the Surviving Company shall, and Parent shall cause the Surviving Company to, maintain for the benefit of the directors and officers of the Company and its Subsidiaries, as of the date of this Agreement and as of the Effective Time, an insurance and indemnification policy that provides coverage for events occurring at or prior to the Effective Time (the “D&O Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than the existing policies of the Company and its Subsidiaries or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided that the Surviving Company shall not be required to pay an annual premium for the D&O Insurance in excess of three hundred percent (300%) of the last annual premium paid prior to the date of this Agreement, but in such case shall purchase as much coverage as is available for such amount. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid policies have been obtained prior to the Effective Time (which the Company shall be permitted to purchase prior to the Effective Time, subject to the cap described in the preceding sentence), which policies provide such directors and officers with coverage for an aggregate period of at least six (6) years from and after the Effective Time with respect to claims arising from facts or events that occurred on or prior to the Effective Time, including in respect of the transactions contemplated by this Agreement. If such prepaid policies have been obtained prior to the Effective Time, the Surviving Company shall, and Parent shall cause the Surviving Company to, maintain such policies in full force and effect, and continue to honor the obligations thereunder.
(d) In the event that Parent or the Surviving Company (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 5.9.
(e) The obligations under this Section 5.9 shall not be terminated or modified in any manner that is adverse to the Covered Persons (and their respective successors and assigns), it being expressly agreed that the Covered Persons (including their respective successors and assigns) shall be third-party beneficiaries of this Section 5.9. In the event of any breach by the Surviving Company or Parent of this Section 5.9, the

Surviving Company shall pay all reasonable expenses, including attorneys’ fees, that may be incurred by Covered Persons in enforcing the indemnity and other obligations provided in this Section 5.9 as such fees are incurred, upon the written request of such Covered Person.
Section 5.10 Section 16 Matters. Prior to the Effective Time, the Company shall be permitted to take such steps as may be reasonably necessary or advisable to cause any dispositions of Company Common Shares (including derivative securities with respect to Company Common Shares) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.
Section 5.11 Financing and Financing Cooperation.
(a) Parent shall use its reasonable best efforts to take and shall cause each of its Subsidiaries to use their respective reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable to obtain the proceeds of the Financing in an amount sufficient to fund the Financing Amounts on the date on which the Merger is required to be consummated pursuant to the terms hereof, including by using reasonable best efforts to (i) maintain in effect the Commitment Letters, (ii) negotiate and enter into definitive agreements with respect to the Debt Financing required to pay the Financing Amounts (after taking into account any available Equity Financing) (which, with respect to the bridge facility documentation, shall not be required until reasonably necessary in connection with the funding of the Debt Financing required to pay the Financing Amounts (after taking into account any Equity Financing)) (the “Definitive Agreements”) consistent with the terms and conditions contained in the Debt Commitment Letters (including, as necessary, the “flex” provisions contained in any related fee letter) and without any Prohibited Modification, (iii) satisfy on a timely basis all conditions required to be satisfied by it in the Commitment Letters and the Definitive Agreements and complying with its obligations thereunder and (iv) enforce its rights under the Commitment Letters and the Definitive Agreements in a timely and diligent manner. Without limiting the generality of the foregoing, in the event that all conditions contained in the Commitment Letters or the Definitive Agreements (other than the consummation of the Merger, those conditions that by their nature are to be satisfied at the Closing and those conditions the failure of which to be satisfied is attributable to a breach by Parent or Merger Sub of its representations, warranties, covenants or agreements contained in this Agreement, and other than, with respect to the Debt Financing, the availability of the Equity Financing and, with respect to the Equity Financing, the availability of the Debt Financing) have been satisfied, Parent and Merger Sub shall fully enforce the counterparties’ obligations under the Commitment Letters and cause the Equity Investors to, and shall use reasonable best efforts to cause the Debt Financing Entities to, comply with their respective obligations thereunder, including to fund the Financing. Neither Parent, Merger Sub nor any of their Subsidiaries shall, without the prior written consent of the Company: (i) permit, consent to or agree to any amendment, replacement, supplement, or modification to, or any waiver of, any provision or remedy under, any Commitment Letter or any Definitive Agreement if such amendment, replacement, supplement, modification, waiver or remedy (A) adds new (or adversely modifies any existing) conditions to the consummation of all or any portion of the Financing, (B) reduces the aggregate principal amount of the Financing below the amount necessary to satisfy the Financing Amounts, (C) adversely affects the ability of Parent or Merger Sub to enforce its rights against other parties to any Commitment Letter or any Definitive Agreement as so amended, replaced, supplemented or otherwise modified relative to the ability of Parent to enforce its rights against the other parties to the corresponding Commitment Letters as in effect on the date of this Agreement or (D) could otherwise reasonably be expected to prevent, impair, impede or materially delay the consummation of the Merger and the other transactions contemplated by this Agreement (the effects described in clauses (A) through (D), collectively, the “Prohibited Modifications”); provided that the Debt Commitment Letters may be amended to add additional lenders, lead arrangers, bookrunners, syndication agents or other entities who had not executed the Debt Commitment Letters as of the date of this Agreement so long as any such addition would not effect a Prohibited Modification, or (ii) terminate or cause the termination of any Commitment Letter or any Definitive Agreement. Parent shall promptly deliver to the Company copies of any amendment, replacement, supplement, termination, modification or waiver to the Commitment Letters and/or Definitive Agreements.

(b) In the event that any portion of the Debt Financing required to pay the Financing Amounts becomes unavailable, regardless of the reason therefor, Parent shall (i) promptly notify the Company in writing of such unavailability and the reason therefor and (ii) subject to the last sentence of this Section 5.11(b), use reasonable best efforts, and cause each of its Subsidiaries to use their respective reasonable best efforts, to arrange and obtain, as promptly as practicable following the occurrence of such event, alternative financing for any such unavailable portion from the same or alternative sources (the “Alternative Financing”) in an amount sufficient, when taken together with the available portion of the Financing, to pay the Financing Amounts, and which does not include any Prohibited Modifications. Parent shall provide the Company with prompt written notice (i) of any actual breach, default, cancellation, termination or repudiation by any party to the Commitment Letters or any Definitive Agreement of which Parent becomes aware and (ii) upon receipt of any written notice or other written communication from any Debt Financing Entity or Equity Investor or other financing source with respect to any actual or threatened breach, default, cancellation, termination or repudiation by any party to the Commitment Letters or any Definitive Agreement of any provision thereof. Parent shall keep the Company informed on a reasonably current basis of the status of its efforts to consummate the Financing, including any Alternative Financing. Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 5.11 shall require, and in no event shall the reasonable best efforts of Parent be deemed or construed to require, Parent to pay any fees or any interest rates applicable to the Debt Financing in excess of those contemplated by the Debt Commitment Letters (after giving effect to the “market flex” provisions), or agree to terms materially less favorable to Parent or the Company than the terms contained in or contemplated by the Debt Commitment Letters as of the date hereof (in either case, whether to secure waiver of any conditions contained therein or otherwise).
(c) The foregoing notwithstanding, compliance by Parent with this Section 5.11 shall not relieve Parent of its obligations to consummate the transactions contemplated by this Agreement whether or not the Financing or any Alternative Financing is available. To the extent Parent obtains Alternative Financing or amends, replaces, supplements, modifies or waives any of the Commitment Letters or the Definitive Agreements, in each case pursuant to this Section 5.11 and without any Prohibited Modification, references to the “Financing,” “Debt Financing,” “Equity Financing,” “Debt Financing Entities,” “Debt Financing Parties,” “Debt Commitment Letters,” “Equity Commitment Letters,” “Commitment Letters” and “Definitive Agreements” (and other like terms in this Agreement) shall be deemed to refer to such Alternative Financing, the financing sources and/or their related parties in respect thereof, the commitments thereunder and the agreements with respect thereto, or the Financing, as applicable, as so amended, replaced, supplemented modified or waived.
(d) Prior to the Closing, the Company shall use its reasonable best efforts, and shall use its reasonable best efforts to cause its Subsidiaries to use their respective reasonable best efforts, and shall use its reasonable efforts to cause their respective Representatives to use their reasonable best efforts, to provide customary cooperation in connection with the arrangement and implementation of the Debt Financing, to the extent reasonably requested by Parent in writing, including using reasonable best efforts to:
(i) as promptly as practicable (A) furnish Parent with the Required Financial Information and (B) inform Parent if the chief executive officer, chief financial officer, treasurer, controller or comparable officer of the Company shall have knowledge of any facts as a result of which a restatement of any financial statements (or portion thereof) included in the Required Financial Information is reasonably probable or required in order for such financial statements (or portion thereof) to comply with GAAP;
(ii) (A) execute customary authorization letters (containing customary 10b-5 representations) with respect to the Offering Documents relating to the “bank” financing that authorize the distribution of information to prospective lenders, (B) identify any portion of such information that constitutes material, non-public information regarding the Company or its Subsidiaries or their respective securities, and (C) cause members of senior management of the Company to participate in a reasonable number of customary meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies, at reasonable and mutually agreed times and with reasonable advance notice, and in each case which shall be telephonic or held by videoconference unless otherwise agreed to by the Company;

(iii) (A) cooperate with the marketing efforts for any of the Debt Financing and (B) assist Parent and the Debt Financing Entities with obtaining ratings as contemplated by the Debt Financing;
(iv) assist Parent and the Debt Financing Entities in their preparation of the Offering Documents and review and comment on Parent’s draft of a business description and a “Management’s Discussion and Analysis” of the financial statements to be included in such Offering Documents;
(v) in the event the Debt Financing includes an offering of debt securities, request and facilitate its independent auditors to (A) provide, consistent with customary practice, customary accountant’s comfort letters (including “negative assurance” comfort and change period comfort), together with drafts of such comfort letters that such independent auditors are prepared to deliver upon the “pricing” of any high-yield bonds being issued in connection with the Debt Financing, and consents from the Company’s independent auditors with respect to financial information regarding the Company and its Subsidiaries, (B) provide reasonable assistance to the Parent in connection with Parent’s preparation of pro forma financial statements and pro forma financial information (it being agreed that the Company will not be required to provide any information or assistance relating to (A) the proposed aggregate amount of debt and equity financing, together with assumed interest rates, dividends (if any) and fees and expenses relating to the incurrence of such debt or equity financing, (B) any post-Closing or pro forma cost savings, synergies, capitalization or ownership desired to be incorporated into any information used in connection with the Debt Financing or (C) any financial information related to Parent or any of its Subsidiaries) and (C) attend a reasonable and customary number of accounting due diligence sessions and drafting sessions, which sessions shall be telephonic or held by videoconference and held at reasonable and mutually agreed times;
(vi) assist Parent in its preparation of, and facilitate execution and delivery as of but not prior to the Closing of, definitive financing documents (including any guarantee, pledge and security documents, supplemental indentures, commodity, currency or interest rate or other reasonable hedging arrangement, other definitive financing documents or other certificates or documents as may be reasonably requested by Parent or the Debt Financing Entities (including a certificate of the chief financial officer of the Company with respect to solvency matters in the form set forth as an exhibit to the Debt Commitment Letters)) and the schedules and exhibits thereto, it being understood that the effectiveness of such documents shall be conditioned upon the occurrence of the Closing;
(vii) facilitate the pledging of collateral and granting of guarantees for the Debt Financing, including using reasonable best efforts to deliver any original stock certificates and appropriate instruments of transfer of wholly owned Subsidiaries of the Company that are reasonably available to the Company and constitute collateral for the Debt Financing and providing reasonable and customary assistance to Parent and Merger Sub in connection with Parent’s and Merger Sub’s negotiation of any collateral documents that involve a third party, including landlord waivers, deposit account control agreements, blocked account arrangements or lock box arrangements, if applicable; it being understood in each case that the effectiveness of such pledges and other documents shall be conditioned upon the occurrence of the Closing;
(viii) furnish Parent and the Debt Financing Entities at least five (5) Business Days prior to the Closing Date (solely to the extent requested by Parent in writing at least ten (10) Business Days prior to the Closing Date) with all documentation and other information related to the Company and its Subsidiaries required by Governmental Entities with respect to the Debt Financing under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended and the requirements of 31 C.F.R. § 1010.230;
(ix) solely with respect to financial information and data derived from the Company’s historical books and records, provide reasonable and customary assistance to Parent with the preparation of pro forma financial information and pro forma financial statements to the extent reasonably requested by Parent or the Debt Financing Entities and customary to be included in any marketing materials or

Offering Documents or of the type required by the Debt Commitment Letters (provided that the Company and its Subsidiaries shall not be responsible for the preparation of any pro forma financial statements or pro forma adjustments thereto and, for the avoidance of doubt, shall not be obligated to provide any Excluded Information);
(x) facilitate the taking, no earlier than the Closing, of customary corporate approvals, reasonably requested by Parent to permit the consummation of the Debt Financing (provided, that no such action shall be required of the Company Board);
(xi) cooperate in satisfying the conditions precedent set forth in the Debt Commitment Letters as in effect as of the date hereof or any definitive document relating to the Debt Financing with conditions precedent substantially the same as those set forth in the Debt Commitment Letters as in effect as of the date hereof to the extent the satisfaction of such condition requires the cooperation of, or is within the control of, the Company and its Subsidiaries; and
(xii) ensure that the Debt Financing Entities and their advisors and consultants shall have customary and reasonable access, at mutually agreed times and places and on a reasonable and customary number of occasions to the Company’s and its Subsidiaries’ books and records and relevant personnel to evaluate the Company’s and its Subsidiaries’ current assets, inventory, cash management and accounting systems, policies and procedures relating thereto for the purposes of Parent and Merger Sub establishing collateral arrangements as of the Closing, and provide customary assistance with other collateral audits, collateral appraisals and due diligence examinations customary for debt financing of the type consistent with the Debt Financing, at mutually agreed times and places.
(e) The foregoing notwithstanding, none of the Company nor any of its Subsidiaries or their respective Representatives shall be required to take or permit the taking of any action pursuant to this Section 5.11 or Section 5.17 that could: (i) require the Company or its Subsidiaries or any persons who are officers or directors of such entities to pass resolutions or consents to approve or authorize the execution of the Debt Financing or enter into, execute or deliver any certificate, document, opinion, instrument or agreement or agree to any change or modification of any existing certificate, document, opinion, instrument or agreement (except any authorization letters delivered pursuant to Section 5.11(d)(ii), customary management representation letters required by the Company’s auditors in connection with the delivery of “comfort letters” as set forth in Section 5.11(d)(v), or the legal opinion, officer’s certificate or supplemental indenture provided in connection with a Consent Solicitation in accordance with, and to the extent required by, Section 5.17), in each, unless (A) such person will continue as an officer, director or equivalent of such entities following the Closing and (B) the effectiveness of such resolutions, consents, certificates, documents, instruments, agreements, changes or modifications is contingent upon the occurrence of the Closing, (ii) cause any representation or warranty in this Agreement to be breached by the Company or any of its Subsidiaries, (iii) require the Company or any of its Subsidiaries to pay any commitment or other similar fee or incur any other expense, liability or obligation in connection with the Debt Financing prior to the Closing or otherwise incur any obligation under any agreement, certificate, document or instrument (except to the extent the effectiveness of any such fee, expense, liability or obligation is subject to and conditioned upon the occurrence of the Closing), (iv) reasonably be expected to cause any director, officer, employee or stockholder of the Company or any of its Subsidiaries to incur any personal liability, (v) reasonably be expected to conflict with the organizational documents of the Company or any of its Subsidiaries or any Laws, (vi) reasonably be expected to result in a material violation or breach of, or a default (with or without notice, lapse of time, or both) under, any Company Material Contract to which the Company or any of its Subsidiaries is a party, (vii) require the Company or any of its Subsidiaries or any of their respective Representatives to provide access to or disclose information that the Company or any of its Subsidiaries determines would jeopardize any attorney-client privilege or other applicable privilege or protection of the Company or any of its Subsidiaries, (viii) require the Company or any of its Subsidiaries or any of their respective Representatives to prepare or deliver any Excluded Information or (ix) unreasonably interfere with the ongoing operations of the Company or any of its Subsidiaries. Nothing contained in this Section 5.11 or Section 5.17 or otherwise in this Agreement shall require the Company or any of its Subsidiaries, prior to the Closing, to be an issuer or other obligor with respect to the Debt Financing. Parent shall, promptly upon written request by the Company, reimburse the Company or any of its Subsidiaries for all reasonable and documented out-of-pocket costs incurred by them or their respective

Representatives in connection with such cooperation and shall reimburse, indemnify and hold harmless the Company and its Subsidiaries and their respective Representatives from and against any and all liabilities and losses suffered or incurred by them in connection with the arrangement of the Debt Financing or the transactions contemplated by Section 5.17, any action taken by them at the request of Parent or its Representatives pursuant to this Section 5.11 or Section 5.17 and any information used in connection therewith (other than liabilities or losses resulting solely from information provided by the Company or its Subsidiaries), in each case, other than to the extent any of the foregoing was suffered or incurred as a result of the bad faith, gross negligence or willful misconduct of, or material breach of this Agreement by, the Company, its Subsidiaries or any of their Representatives, as determined in a final and non-appealable judgment by a court of competent jurisdiction.
(f) The parties hereto acknowledge and agree that the provisions contained in this Section 5.11 represent the sole obligation of the Company and its Subsidiaries and their respective Representatives with respect to cooperation in connection with the arrangement of any financing (including the Financing) to be obtained by Parent or Merger Sub with respect to the transactions contemplated by this Agreement and the Commitment Letters, and no other provision of this Agreement (including the exhibits and schedules hereto) or the Commitment Letters shall be deemed to expand or modify such obligations.
(g) The Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to periodically update any Required Financial Information provided to Parent as may be necessary so that such Required Financial Information is (i) Compliant and (ii) meets the applicable requirements set forth in the definition of “Required Financial Information”. For the avoidance of doubt, Parent may, to most effectively access the financing markets, request the cooperation of the Company and its Subsidiaries under Section 5.11(d) at any time, and from time to time and on multiple occasions, between the date of this Agreement and the Closing; provided that, for the avoidance of doubt, the Marketing Period shall not be applicable as to each attempt to access the markets (it being understood and agreed that once the “Marketing Period” has commenced and then been completed in accordance with the definition thereof, there shall not be a subsequent “Marketing Period” hereunder). Parent agrees to provide the Company drafts of all Offering Documents and all marketing materials for the Debt Financing with a reasonable time to review such documents and materials, and subject to Parent’s compliance with such obligation, the Company agrees to use reasonable best efforts to review all such Offering Documents and marketing materials and identify for Parent any information contained therein that it reasonably believes constitutes material non-public information with respect to the Company and its Subsidiaries (taken as a whole) or their respective securities. If the Company identifies any such information (“Identified MNPI”), and such information is customarily included in offering documents or marketing materials for debt financing of the type consistent with the Debt Financing, is reasonably requested by Parent to be included in the Offering Documents or marketing materials for the Debt Financing and does not include information as to which the Company reasonably objects (any such Identified MNPI, “Acceptable MNPI”), then the Company shall file a Current Report on Form 8-K containing such material non-public information. Parent shall remove all such Identified MNPI that is not Acceptable MNPI from such Offering Documents and marketing materials.
(h) All non-public or otherwise confidential information regarding the Company or any of its Affiliates obtained by Parent or its Representatives pursuant to this Section 5.11 shall be kept confidential in accordance with the Confidentiality Agreement. The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing; provided that such trademarks and logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries.
Section 5.12 Transaction Litigation. Prior to the earlier of the Effective Time or the valid termination of this Agreement pursuant to Section 7.1, the Company shall notify Parent promptly of (and, in any event within two (2) Business Days of becoming aware of) any Proceeding brought by stockholders of the Company or other Persons (other than Parent Related Parties) against the Company and/or any of its directors, officers or Representatives arising out of or relating to this Agreement, the Merger or the other transactions contemplated hereby (whether directly or on behalf of the Company and its Subsidiaries or otherwise) (“Transaction Litigation”), and shall keep Parent reasonably informed with respect to the status thereof, including by promptly (and, in any event, within two (2) Business Days of receipt of same) providing Parent with copies of all proceedings and material correspondence relating to such Proceeding; provided that the Company shall control the defense, settlement and prosecution of any Transaction Litigation; provided, however, that the Company shall give Parent the right to participate (at Parent’s sole expense) in the defense and settlement of any Transaction Litigation (including by allowing for advanced review and comment on all material filings or responses to be made by the Company in connection with any Transaction Litigation), and the right to consult on the settlement, release, waiver or compromise of any such litigation, and the Company shall in good faith take such comments into account, and no such settlement, release, waiver or compromise of such litigation shall be agreed to without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).
Section 5.13 Obligations of Merger Sub. Parent shall cause Merger Sub and the Surviving Company to perform their respective obligations under this Agreement and to consummate the Merger and the other transactions contemplated hereby upon the terms and subject to the conditions set forth in this Agreement.
Section 5.14 Stock Exchange Delisting; Deregistration. Prior to the Closing Date, each of the parties agrees to cooperate with the other parties and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable under applicable Law and rules and policies of the NYSE to cause the delisting of the Company Common Shares from the NYSE as promptly as practicable after the Effective Time and the deregistration of the Company Common Shares under the Exchange Act as promptly as practicable after such delisting.
Section 5.15 Transition Planning.
(a) Parent and the Company shall discuss in good faith and cooperate with respect to planning for transition and integration matters following the Merger. Promptly following the date hereof, the Company will designate six (6) individuals from those listed on Section 5.15 of the Company Disclosure Letter, and Parent will designate six (6) individuals from those listed on Section 5.15 of the Parent Disclosure Letter, to a working committee (the “Transition Committee”) for the purpose of discussing, planning and preparing to implement (following the Effective Time) transition and integration matters, which Transition Committee will have a consultative role and will meet at least quarterly until the earlier of the termination of this Agreement and the Effective Time. The Company will prepare an agenda (which shall include a description of the quarterly capital expenditures for any Major CapEx Project) for each meeting of the Transition Committee; provided that no less than five (5) Business Days prior to such meeting of the Transition Committee, the Company shall provide Parent the opportunity to review such agenda and consider in good faith any addition or modification proposed by Parent to such agenda. At each meeting of the Transition Committee, unless otherwise agreed by the Company and Parent, management will make a presentation of the capital expenditures for any Major CapEx Project, including any material variances (positive or negative) in spend from the CapEx Budget as of, or reasonably prior to, the time of the Transition Committee meeting.
(b) Without limiting Parent’s rights under Section 5.2, the Company shall cooperate in good faith with reasonable requests by Parent to (a) facilitate an orderly transition to Parent ownership following the Effective Time, including preparing for contemplated organizational changes and business initiatives, and (b) provide reasonable support for the Transition Committee to effect the foregoing. Notwithstanding anything to the contrary in this Section 5.15, the Company and its Subsidiaries, and their respective officers, directors, employees and agents or other Representatives, shall not be required to take any action that would (A) unreasonably interfere with the operation of any businesses conducted by the Company or any of its Subsidiaries, (B) jeopardize the attorney-client privilege of the Company or any of its Subsidiaries (provided, that the Company shall use commercially reasonable efforts to grant such access in a manner which would not jeopardize such privilege), (C) violate any (I) applicable Law (including regarding the exchange of information and applicable antitrust Law), (II) Company Organizational Documents or organizational documents of any Subsidiary of the Company or (III) Contract to which the Company or any of its Subsidiaries is a party or by which any of their assets or properties are bound, so long as the Company shall have used commercially reasonable efforts to obtain the consent of such third party to such access or disclosure, (D) require the Company or any of its Subsidiaries to pay or incur any commitment or other fee, any expense, or any other Liability or obligation, or provide any security, that would not, in each case, be reimbursed or indemnified by Parent, (E) cause any representation or warranty or other covenant or obligation in this Agreement to be breached by the Company or any of its Subsidiaries or (F) require the Company, its Subsidiaries or the respective boards of directors or other governing bodies thereof to pass resolutions or consents or approve or authorize the execution of, or execute, any agreement, document or instrument of any kind that is not contingent on the Closing or that would be effective prior to the Effective Time. Parent shall, upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs (including reasonable attorneys’ fees) incurred by the Company or any of its Subsidiaries in connection with fulfilling its obligations pursuant to this Section 5.15.
Section 5.16 Capital Expenditures. During the period from the date hereof until the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, except as may be required by applicable Law, as required or expressly contemplated by this Agreement, or the CapEx Budget, the Company shall (and shall cause its Subsidiaries to) use commercially reasonable efforts to make capital expenditures in accordance with the quarterly capital expenditure plan as set forth on Section 5.16 of the Company Disclosure Letter (the “CapEx Budget”) for the projects listed on the CapEx Budget (such projects, “Major CapEx Projects”) on a project-by-project basis, with any positive deviations from the CapEx Budget for any Major CapEx Project to be no greater than ten percent (10%) and any negative deviations from the CapEx Budget for any Major CapEx Project to be no greater than fifteen percent (15%), and if any such positive or negative deviations from the CapEx Budget in excess of such percentage occur, the Company shall notify and consult with Parent on such deviations; provided, further, the Company shall not deviate from the CapEx Budget for any Major CapEx Project with a positive deviation in excess of twenty percent (20%) unless it receives the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed).
Section 5.17 Company Indebtedness.
(a) Parent or Merger Sub will be permitted to commence and conduct, in accordance with the terms of the Company Indentures and applicable Law, including SEC rules and regulations, one or more offers to purchase, including any “Change of Control Offer” (as such term is defined in the Company Indentures) and/or any tender offer, or any exchange offer, and to conduct one or more consent solicitations, if any (each such offer or solicitation by Parent or Merger Sub, a “Debt Offer” and collectively, the “Debt Offers”, and any such consent solicitation, a “Consent Solicitation”) in connection with the Merger and the other transactions contemplated by this Agreement; provided that the closing of any such Debt Offer shall not be consummated prior to the Closing and any such transaction shall be funded using consideration provided by Parent or any of its Subsidiaries (other than the Company or one of its Subsidiaries). Parent and Merger Sub shall consult with the Company regarding the material terms and conditions of any Debt Offers, including the timing and commencement of any Debt Offers and any tender deadlines. Parent and Merger Sub shall not be permitted to commence any Debt Offer until Parent shall have provided to the Company the necessary offer to purchase, consent solicitation statement, letter of transmittal, press release, if any, in connection therewith, and each other document relevant to the transaction that will be distributed by Parent or Merger Sub to holders of the applicable Senior Notes (collectively, the “Debt Offer Documents”) a reasonable period of time in advance of commencing the applicable Debt Offer to allow the Company and its counsel to review and comment on such Debt Offer Documents (and Parent shall consider in good faith comments of the Company and its counsel thereon). Each of the Company and its Subsidiaries shall use its respective reasonable best efforts to, and will use its respective reasonable best efforts to cause its respective affiliates, officers, employees and Representatives to, reasonably cooperate with Parent and Merger Sub in connection with the Debt Offers; provided that prior to the Closing, neither the Company nor any of its Subsidiaries nor counsel for any of them shall be required to furnish any certificates, legal opinions or negative assurance letters in connection with any Debt Offers (other than, in connection with the execution of the supplemental indentures relating to the Consent Solicitations, the Company delivering and using reasonable best efforts to cause counsel for the Company to deliver customary officer’s certificates and customary legal opinions (other than any opinions as to Tax matters), respectively, that are required to be delivered to the trustee under the applicable Company Indenture, to the extent such certificates and opinions would not, in the opinion of the Company, its counsel or the trustee under the applicable Company Indenture, conflict with applicable Law or the Indenture and would be accurate in light of the facts and circumstances at the time delivered) or execute any other instruments or agreements in connection therewith other than the supplemental indenture described in the immediately following paragraph with respect to the Consent Solicitations. In no event shall the Company or any of its Subsidiaries be required to incur any financing or provide assistance in obtaining any financing for a Debt Offer other than the Debt Financing; it being further understood that no such Debt Offer shall delay the Closing beyond the date that it is required to occur under Section 1.2. The closing of the Debt Offers will be expressly conditioned on the occurrence of the Closing. The Debt Offers will be conducted in compliance with the applicable Company Indenture and applicable Law (including SEC rules and regulations) and the Company will not be required to cooperate with respect to any Debt Offer that would reasonably be expected to be inconsistent with the terms of the applicable Company Indenture or applicable Law.
(b) Subject to the receipt of any requisite consents in connection with any Consent Solicitation, the Company and its Subsidiaries will execute one or more supplemental indentures to the applicable Company Indenture in accordance with the applicable Company Indenture, amending the terms and provisions of the applicable Company Indenture as described in the applicable Debt Offer, as reasonably requested by Parent, which supplemental indentures shall become effective upon the execution thereof (or as otherwise contemplated in the applicable Consent Solicitation) and operative no earlier than the Closing Date; provided, however, that in no event will the Company or any of its officers, directors or other Representatives have any obligation to authorize, adopt or execute any amendments or other agreement that would, in the opinion of the Company, its counsel or the trustee under the applicable Company Indenture, be inconsistent with the terms of the applicable Company Indenture or applicable Law or that would become operative before the Closing Date.
(c) If requested by Parent, in lieu of or in addition to Parent or Merger Sub commencing any Debt Offers for the Senior Notes, the Company shall (i) send a notice of redemption with respect to all or a portion of the outstanding aggregate principal amount of the applicable Senior Notes (which shall be in the form required under the applicable Company Indenture and conditioned upon the consummation of the Closing, if sent prior to the Closing, and shall be in form and substance reasonably satisfactory to the Company) to the trustee under such Company Indenture and (ii) request that such trustee deliver such notice to the holders of the applicable Senior Notes, and, if such notice is sent prior to the Closing, and solely to the extent required by the terms of the applicable Company Indenture and by such trustee in order to cause or permit such trustee to so deliver such notice to such holders, deliver and use reasonable best efforts to cause counsel for the Company to deliver a customary officer’s certificate and customary legal opinion (other than any opinions as to Tax matters) relating to the delivery of such notice of redemption by such trustee to the holders of such Senior Notes, to such trustee under the applicable Company Indenture, to the extent such certificate and opinion would not, in the opinion of the Company, its counsel or the trustee, conflict with such Company Indenture or applicable Law and would be accurate in light of the facts and circumstances at the time delivered. On or prior to the Closing, Parent shall make, or cause to be made, a deposit with the trustee of funds sufficient to pay in full the outstanding aggregate principal amount of, accrued and unpaid interest through the applicable redemption date on, and applicable redemption premiums related to, the Senior Notes so redeemed, together with payment of other fees and expenses payable by the Company under the applicable Company Indenture and, to the extent Parent makes or causes such deposit to be made, delivers any required officer’s certificates or legal opinions to the trustee under the applicable Company Indenture, and otherwise causes the satisfaction of all conditions to the satisfaction and discharge of the Senior Notes on the Closing Date in accordance with the applicable Company Indenture, the Company shall use reasonable best efforts to have delivered to Parent on the Closing Date, customary documentation evidencing the release of all Liens with respect to each Company Indenture (including any customary termination statements on Form UCC-3 or other customary releases).
(d) The Company shall use reasonable best efforts to have delivered to Parent at least three (3) Business Days prior to the Closing Date (A) an appropriate and customary payoff letter with respect to the Company Credit Agreement (the “Payoff Letter”), specifying the aggregate payoff amount of the Company’s obligations (including principal, interest, fees, expenses, premium (if any) and other amounts payable in respect of such indebtedness) that will be outstanding under such indebtedness as of the Closing and providing for a release of all Liens and guarantees thereunder upon the receipt of the respective payoff amounts specified in the Payoff Letter, including, in the case of any letters of credit or similar obligations, cash collateralization of such obligations (it being understood and agreed that Parent and Merger Sub shall be responsible for paying all amounts under the Payoff Letter (including cash collateralizing any letters of credit or similar obligations)) and (B) customary documentation evidencing the release of all Liens with respect to the Company Credit Agreement (including any customary termination statements on Form UCC-3 or other customary releases).

ARTICLE VI

CONDITIONS TO THE MERGER
Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment (or mutual waiver by the Company and Parent, to the extent permissible under applicable Law) at or prior to the Closing Date of the following conditions:
(a) The Company Stockholder Approval shall have been obtained.
(b) No injunction by any court or other tribunal of competent jurisdiction shall have been entered and shall continue to be in effect and no Law shall have been adopted that remains in effect or be effective, in each case that prevents, enjoins, prohibits or makes illegal the consummation of the Merger.
(c) All (i) waiting periods applicable to the Merger under the HSR Act shall have expired or been terminated and (ii) other approvals and clearances and expirations or terminations of waiting periods (as applicable) identified in Section 6.1(c) of the Company Disclosure Letter shall have been obtained or shall have occurred (as applicable).
Section 6.2 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the fulfillment (or waiver by the Company, to the extent permissible under applicable Law) at or prior to the Closing Date of the following conditions:
(a) The representations and warranties of Parent and Merger Sub set forth in Article IV (without regard to any qualifications as to materiality or Parent Material Adverse Effect contained in such representations and warranties) shall be true and correct in all respects as so qualified both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (except to the extent expressly made as of an earlier date), except where failure of such representations to be so true and correct has not, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(b) Parent and Merger Sub shall have performed in all material respects and complied in all material respects with all covenants required by this Agreement to be performed or complied with by them prior to the Effective Time.
(c) Parent shall have delivered to the Company a certificate, dated the Closing Date and signed by a duly authorized executive officer of Parent on behalf of Parent and Merger Sub, certifying to the effect that the conditions set forth in Section 6.2(a) and Section 6.2(b) for each of Parent and Merger Sub have been satisfied.
Section 6.3 Conditions to Obligations of Parent and Merger Sub to Effect the Merger. The obligation of Parent and Merger Sub to effect the Merger is further subject to the fulfillment (or the waiver by Parent, to the extent permissible under applicable Law) at or prior to the Effective Time of the following conditions:
(a) (i) The representations and warranties of the Company set forth in Article III that are qualified by a “Material Adverse Effect” qualification shall be true and correct in all respects as so qualified both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), (ii) other than the first sentence of Section 3.1(a), Section 3.2(a), Section 3.2(b), Section 3.3(a), Section 3.10(b) and Section 3.18, the representations and warranties of the Company set forth in Article III that are not qualified by a “Material Adverse Effect” qualification shall be true and correct (determined for this purpose without giving effect to any materiality qualifications contained therein (other than those included in the reference to “material weakness” in Section 3.5 and in Sections 3.9(a) and 3.9(i), Section 3.14, Section 3.15(a) and Section 3.16(a))) both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except where such failures to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (iii) the representations and warranties of the Company set forth in the first sentence of Section 3.1(a), Section 3.2(b), Section 3.3(a) and Section 3.18 shall be true and correct in all material respects both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), (iv) the representations and warranties of the Company set forth in Section 3.2(a) shall be true and correct in all but any de minimis respects and (v) the representations and warranties of the Company set forth in Section 3.10(b) shall be true and correct in all respects both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date.
(b) The Company shall have performed in all material respects and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.
(c) The Company shall have delivered to Parent a certificate, dated the Closing Date and signed by a duly authorized executive officer of the Company, certifying to the effect that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.
Section 6.4 Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely, either as a basis for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied if such failure was due to the breach by such party of any representation, warranty, covenant or other agreement of such party set forth in this Agreement.
ARTICLE VII

TERMINATION
Section 7.1 Termination or Abandonment. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Time, whether prior to or after the Company Stockholder Approval (except pursuant to Section 7.1(g)):
(a) by the mutual written consent of the Company and Parent;
(b) by either the Company or Parent, if the Effective Time shall not have occurred on or prior to 5:00 p.m. Eastern Time, on February 4, 2024 (the “End Date”); provided that if, as of the End Date, any of the conditions set forth in Section 6.1(b) (solely to the extent such condition has not been satisfied due to an order or injunction arising under any Antitrust Law or Investment Screening Law) or Section 6.1(c) shall not have been satisfied or waived, the End Date may be extended on two (2) occasions, each time for up to ninety (90) days, by either Parent or the Company by written notice to the other party, and such date, as so extended, shall be the End Date; provided, further, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to a party if the failure of the Merger to be consummated by the End Date shall be primarily caused by the breach by such party of any representation, warranty, covenant or other agreement of such party set forth in this Agreement (it being understood that a breach of this Agreement by Merger Sub shall be deemed to be a breach by Parent for all purposes of this Agreement); provided, further, that (A) if the Marketing Period shall have commenced on or prior to the End Date but shall not have been completed by the date that is five (5) Business Days prior to the End Date, but all other conditions to the Closing (other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied or, to the extent permitted by law, waived, then the End Date shall be extended to the fifth (5th) Business Day following the final day of the Marketing Period, and such date shall become the End Date for purposes of this Agreement and (B) if the Marketing Period shall have commenced on or prior to the End Date but shall not have been completed by the date that is five (5) Business Days prior to the End Date and would subsequently be deemed not to have commenced under clause (y)(C) of the second proviso set forth in the definition of “Marketing Period” solely as a result of any Required Financial Information being not Compliant by virtue of becoming stale on or prior to the date that would otherwise be the End Date, the End Date may be extended (or further extended) by either the Company or Parent for a period of up to forty-five (45) days by written notice to the other party at least one (1) Business Day prior to the End Date;
(c) by either the Company or Parent, if an Order by a Governmental Entity of competent jurisdiction shall have been issued permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such order shall have become final and nonappealable; provided that the right to terminate this Agreement pursuant to this Section 7.1(c) shall not be available to a party if such Order was primarily attributable to the breach by such party of any representation, warranty, covenant or other agreement of such party set forth in this Agreement (it being understood that a breach of this Agreement by Merger Sub shall be deemed to be a breach by Parent for all purposes of this Agreement);
(d) by either the Company or Parent, if the Company Stockholders’ Meeting (including any adjournments or postponements thereof) at which a vote on the Company Stockholder Approval was taken shall have concluded and the Company Stockholder Approval shall not have been obtained;
(e) by the Company, if Parent or Merger Sub shall have breached or there is any inaccuracy in any of its representations or warranties, or shall have breached or failed to perform any of its covenants or other agreements contained in this Agreement, which breach, inaccuracy or failure to perform (i) if it occurred or was continuing to occur on the Closing Date, would result in a failure of a condition set forth in Section 6.2(a) or 6.2(b) and (ii) is either not curable or is not cured by the earlier of (A) the End Date and (B) the date that is forty (40) days following written notice from the Company of such breach, inaccuracy or failure; provided that the Company is not then in breach of any representation, warranty, covenant or agreement contained in this Agreement that would give rise to a failure of a condition set forth in Section 6.3(a) or 6.3(b);
(f) by Parent, if the Company shall have breached or there is any inaccuracy in any of its representations or warranties, or shall have breached or failed to perform any of its covenants or other agreements contained in this Agreement, which breach, inaccuracy or failure to perform (i) if it occurred or was continuing to occur on the Closing Date, would result in a failure of a condition set forth in Section 6.3(a) or 6.3(b) and (ii) is either not curable or is not cured by the earlier of (A) the End Date and (B) the date that is forty (40) days following written notice from Parent of such breach, inaccuracy or failure; provided that Parent or Merger Sub is not then in breach of any representation, warranty, covenant or agreement contained in this Agreement that would give rise to a failure of a condition set forth in Section 6.2(a) or 6.2(b);
(g) at any time prior to the receipt of the Company Stockholder Approval, by Parent in the event of a Change of Recommendation;
(h) by the Company (at any time prior to the receipt of the Company Stockholder Approval) in order to enter into a definitive agreement providing for a Superior Proposal in accordance with Section 5.3; and
(i)  by the Company, if (i) the Marketing Period has ended and all of the conditions set forth in Sections 6.1 and 6.3 have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing), (ii) Parent and Merger Sub fail to consummate the Closing within three (3) Business Days after the first date on which Parent and Merger Sub were required to consummate the Closing pursuant to Section 1.2, (iii) the Company has notified Parent in writing at least three (3) Business Days prior to such termination that it is ready, willing and able to consummate the Closing, and (iv) at all times during the three (3)-Business Day period described in clause (iii) the Company stood ready, willing and able to consummate the Closing; provided that notwithstanding anything in Section 7.1(b) to the contrary, no party shall be permitted to terminate this Agreement pursuant to Section 7.1(b) during any such three (3)-Business Day period.
Section 7.2 Effect of Termination. Notwithstanding anything to the contrary in this Agreement, in the event of a valid termination of this Agreement pursuant to Section 7.1, this Agreement shall terminate (except that the Guarantees, the Confidentiality Agreements and the provisions of the final sentence of Section 5.11(e), this Section 7.2, Section 7.3 and Article VIII shall survive any termination (in each case, including the limitations set forth herein)), and there shall be no other Liability on the part of the Company, on the one hand, or Parent or Merger Sub, on the other hand, to the other except as provided in the Guarantees, the Confidentiality Agreements and the final sentence of Section 5.11(e), this Section 7.2, Section 7.3 and Section 8.2(a); provided that, subject in all respects to the limitations set forth in this Section 7.2, Section 7.3, Section 8.5 and Section 8.16, nothing herein shall relieve any party hereto from Liability for fraud or a Willful Breach of its covenants or agreements set forth in this Agreement prior to such termination (in each case, which the parties acknowledge and agree will not be limited to reimbursement of expenses or out-of-pocket costs, and in the case of any damages sought by the non-breaching party, including any Willful Breach, such damages will include the benefit of the bargain lost by the non-breaching party, taking into consideration relevant matters, including opportunity costs and the time value of money) (including any obligations of the parties pursuant to the Guarantees to make such payments in accordance with, and subject to the terms, thereof). Notwithstanding anything in this Agreement to the contrary, in no event will the Parent Related Parties, collectively, or the Company Related Parties, collectively, have any Liability for monetary damages (including damages for fraud or breach, whether willful, intentional, unintentional or otherwise (including Willful Breach) or monetary damages in lieu of specific performance) in the aggregate in excess of, with respect to the Parent Related Parties, the Parent Maximum Liability Amount and subject in all respects to the limitations set forth in Section 7.3(f) and, with respect to the Company Related Parties, in the aggregate in excess of the Company Maximum Liability Amount and subject in all respects to the limitations set forth in Section 7.3(g).
Section 7.3 Termination Fees.
(a) In the event that:
(i) this Agreement is validly terminated (A) by the Company pursuant to Section 7.1(h) or (B) by Parent pursuant to Section 7.1(g); or
(ii) (A) after the date of this Agreement and prior to the receipt of the Company Stockholder Approval, an Alternative Proposal (substituting fifty percent (50%) for the twenty percent (20%) threshold set forth in the definition of “Alternative Proposal”) (a “Qualifying Transaction”) shall have been publicly made and not withdrawn prior to the Company Stockholders’ Meeting or publicly disclosed or otherwise announced prior to the Company Stockholders’ Meeting, (B) thereafter this Agreement is validly terminated by Parent or the Company pursuant to Section 7.1(b) or Section 7.1(d), or by Parent pursuant to Section 7.1(f) and (C) concurrently with or within nine (9) months after such termination, the Company shall have entered into a definitive agreement providing for such Qualifying Transaction or entered into a definitive agreement to effect the transaction contemplated by a Qualifying Transaction (which Qualifying Transaction is subsequently consummated, whether during or following such nine (9)-month period);
then, the Company shall pay Parent the Company Termination Fee in immediately available funds (1) in the case of Section 7.3(a)(i)(A) above, prior to or concurrently with such valid termination, (2) in the case of Section 7.3(a)(i)(B) above, within three (3) Business Days after valid termination of this Agreement, or (3) in the case of Section 7.3(a)(ii) above, within three (3) Business Days after the last to occur of the events set forth in Section 7.3(a)(ii) above.
(iii) this Agreement is validly terminated (i) by the Company pursuant to Section 7.1(e) or 7.1(i) or (ii) by Parent or the Company pursuant to Section 7.1(b) and at such time the Company was entitled to terminate this Agreement pursuant to Section 7.1(e) or Section 7.1(i), then Parent shall pay the Company the Parent Termination Fee in immediately available funds within three (3) Business Days after the date of such valid termination to one or more accounts designated by the Company.
(b) Each of the parties hereto acknowledges that neither the Company Termination Fee nor the Parent Termination Fee is intended to be a penalty but rather is liquidated damages in a reasonable amount that will compensate Parent or the Company, as applicable, in the circumstances in which the Company Termination Fee or the Parent Termination Fee is due and payable, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision. Each of the parties hereto acknowledges and agrees that in no event will the Company or Parent be required to pay the Company Termination Fee or the Parent Termination Fee, as applicable, on more than one occasion, whether or not the Company Termination Fee or the Parent Termination Fee, as applicable, may be payable pursuant to more than one provision of this Agreement at the same or at different times and upon the occurrence of different events.
(c) Each of the parties hereto acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated hereby, and that, without these agreements, the Company, Parent and Merger Sub would not enter into this Agreement. Accordingly, if the Company or Parent fails to pay in a timely manner the Company Termination Fee or the Parent Termination Fee, as applicable, then the

Company shall pay to Parent or Parent shall pay to the Company, as applicable, interest on such amount from and including the date payment of such amount was due to but excluding the date of actual payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made. plus 2% per annum.
(d) The Company’s receipt of the Parent Termination Fee to the extent owed pursuant to Section 7.3(a)(iii) (plus any interest thereon pursuant to Section 7.3(c), and the amounts, if any, due and owing to the Company pursuant to Section 5.11(e) and the proviso to Section 8.2(a)), the Company’s right to specific performance pursuant to Section 8.5, the Company’s rights in connection with claims against the parties to pursuant to the Confidentiality Agreements, the Company’s rights pursuant to and in accordance with the terms of the Guarantees and the Company’s right to damages as a result of fraud or a Willful Breach by Parent or Merger Sub of any of their covenants or agreements in this Agreement (in each case, subject to the limitations set forth in Section 7.2 and Section 7.3) will be the sole and exclusive remedy of the Company against (A) Parent, Merger Sub, or the Equity Investors; and (B) the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, Debt Financing Entities, Affiliates (other than Parent, Merger Sub, or the Equity Investors), members, managers, general or limited partners, stockholders and assignees of each of Parent, Merger Sub or the Equity Investors (the Persons in clauses (A) and (B) collectively, the “Parent Related Parties”) in respect of this Agreement, the Commitment Letters, the Guarantees and the transactions contemplated hereby and thereby, and upon payment of such amounts, none of the Parent Related Parties will have any further monetary liability or obligation to the Company relating to or arising out of this Agreement, the Commitment Letters, the Guarantees or the transactions contemplated hereby and thereby (except that the parties hereto (or their Affiliates), as applicable, will remain obligated with respect to, and the parties hereto (or their Affiliates), as applicable, may be entitled to remedies with respect to, the Confidentiality Agreements). Except with respect to the Company’s right in connection with claims against the parties to the Confidentiality Agreements and subject in all respects to Section 7.2, this Section 7.3 and Section 8.5 (including, in each case, the limitations set forth therein), upon the payment by Parent of the Parent Termination Fee to the extent owed pursuant to Section 7.3(a)(iii) (plus any interest thereon pursuant to Section 7.3(c), and the amounts, if any, due and owing to the Company pursuant to Section 5.11(e) and the proviso to Section 8.2(a)), none of the Parent Related Parties shall have any further liability (whether in equity or at law, in contract, in tort or otherwise) with respect to this Agreement or the transactions contemplated hereby to the Company Related Parties.
(e) Parent’s receipt of the Company Termination Fee to the extent owed pursuant to Section 7.3(a)(i) or Section 7.3(a)(ii) (plus any interest thereon pursuant to Section 7.3(c)), Parent’s right to specific performance pursuant to Section 8.5 and Parent’s right to damages as a result of fraud or a Willful Breach by the Company of any of its covenants or agreements in this Agreement (in each case, subject to the limitations set forth in Section 7.2 and Section 7.3) will be the sole and exclusive remedy of Parent and Merger Sub and each of their respective Affiliates against (A) the Company, its Subsidiaries and each of their respective Affiliates; and (B) the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders and assignees of each of the Company, its Subsidiaries and each of their respective Affiliates (the Persons in clauses (A) and (B) collectively, the “Company Related Parties”) in respect of this Agreement, the Merger and the transactions contemplated hereby, and upon payment of such amounts, none of the Company Related Parties will have any further monetary liability or obligation to the Parent Related Parties relating to or arising out of this Agreement, the Merger or the transactions contemplated hereby (except that the parties hereto (or their Affiliates), as applicable, will remain obligated with respect to, and the parties hereto (or their Affiliates), as applicable, may be entitled to remedies with respect to, the Confidentiality Agreements). Except with respect to Parent’s right in connection with claims against the parties to the Confidentiality Agreements and subject in all respects to Section 7.2, this Section 7.3 and Section 8.5 (including, in each case, the limitations set forth therein), upon the payment of the Company Termination Fee to the extent owed pursuant to Section 7.3(a)(i) or Section 7.3(a)(ii) (plus any interest thereon pursuant to Section 7.3(c)), none of the Company Related Parties shall have any further liability (whether in equity or at law, in contract, in tort or otherwise) with respect to this Agreement or the transactions contemplated hereby to the Parent Related Parties.
(f) Notwithstanding anything to the contrary in this Agreement or the Transaction Documents, but subject to Section 8.5, the maximum aggregate liability, whether in equity or at Law, in Contract, in tort or otherwise, together with any payment of the Parent Termination Fee and any other payment in connection with any Transaction Document or otherwise, of the Parent Related Parties collectively (including monetary damages for fraud or breach, whether willful, intentional, unintentional or otherwise) (A) under this Agreement or any other Transaction Document; (B) in connection with the failure of the Merger (including the Financing) or the other transactions contemplated hereunder or under the Transaction Documents to be consummated; or (C) in respect of any representation or warranty made or alleged to have been made in connection with this Agreement or any other Transaction Document, will not exceed under any circumstances an amount equal to (i) the Parent Termination Fee, plus (ii) the amounts, if any, due and owing under Section 7.3(c), if any, plus (iii) the amounts, if any, due and owing to the Company pursuant to Section 5.11(e) and the proviso to Section 8.2(a) (collectively, the “Parent Maximum Liability Amount”), except with respect to the Company’s rights in connection with claims against the parties to the Confidentiality Agreements.
(g) Notwithstanding anything to the contrary in this Agreement or the Transaction Documents, but subject to Section 8.5, the maximum aggregate liability, whether in equity or at Law, in Contract, in tort or otherwise, together with any payment of the Company Termination Fee and any other payment in connection with any Transaction Document or otherwise, of the Company Related Parties collectively (including monetary damages for fraud or breach, whether willful, intentional, unintentional or otherwise) (A) under this Agreement or any other Transaction Document; (B) in connection with the failure of the Merger or the other transactions contemplated hereunder or under the Transaction Documents to be consummated; or (C) in respect of any representation or warranty made or alleged to have been made in connection with this Agreement or any other Transaction Document, will not exceed under any circumstances an amount equal to (i) the Parent Termination Fee, plus (ii) the amounts, if any, due and owing under Section 7.3(c), if any, (collectively, the “Company Maximum Liability Amount”), except with respect to Parent’s rights in connection with claims against the parties to the Confidentiality Agreements.
ARTICLE VIII

MISCELLANEOUS
Section 8.1 No Survival. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for covenants and agreements that contemplate performance after the Effective Time or otherwise expressly by their terms survive the Effective Time (including, without limitation, Section 5.5, Section 5.9 and this Article VIII).
Section 8.2 Expenses; Transfer Taxes.
(a) Except as otherwise provided in this Agreement (including in Section 5.11(e) and Section 7.3) or any other Transaction Document, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby or the other Transaction Documents shall be paid by the party incurring or required to incur such expenses; provided that Parent shall pay (i) all filing fees required under the HSR Act and other Antitrust Laws and Investment Screening Laws and (ii) all filing fees required to be paid to the SEC with respect to, and all printing and dissemination costs for, the Proxy Statement.
(b) Except as otherwise provided in Section 2.2(d), all transfer, documentary, sales, use, stamp, registration and other such Taxes imposed with respect to the transfer of Company Common Shares pursuant to the Merger shall be borne by Parent, Merger Sub or the Company and expressly shall not be a liability of the holders of Company Common Shares.
Section 8.3 Counterparts; Effectiveness. This Agreement may be executed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, electronic delivery or otherwise) to the other parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 8.4 Governing Law; Jurisdiction.
(a) This Agreement, and all claims or causes of action (whether at Law, in contract or in tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall, subject to Section 8.15, be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.
(b) Each of the parties hereto irrevocably agrees that any Proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) (the “Chosen Courts”). Each of the parties hereto hereby irrevocably submits with regard to any such Proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the Chosen Courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Chosen Courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the Chosen Courts, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable Law, any claim that (A) the Proceeding in such court is brought in an inconvenient forum, (B) the venue of such Proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. To the fullest extent permitted by applicable Law, each of the parties hereto hereby agrees that service of process upon such party in any Proceeding with respect to this Agreement will be effective if notice is given in accordance with Section 8.7 and waives any further requirements for such service of process; provided that (I) nothing herein shall affect the right of any party to serve legal process in any other manner permitted by Law and (II) each such party’s consent to jurisdiction and service contained in this Section 8.4 is solely for the purpose referred to in this Section 8.4 and shall not be deemed to be a general submission to said courts or in the State of Delaware other than for such purpose.
Section 8.5 Specific Enforcement.
(a) The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached or threatened to be breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and accordingly (i) the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to specific performance of the terms hereof, without proof of actual damages, in each case in the Chosen Courts (in the order expressed in Section 8.4(b)), this being in addition to any other remedy to which they are entitled at law or in equity, (ii) the parties waive any requirement for the securing or posting of any bond in connection with the obtaining of any specific performance or injunctive relief and (iii) the parties will waive, in any action for specific performance, the defense of adequacy of a remedy at law. In circumstances where Parent and Merger Sub are obligated to consummate the Merger pursuant to the terms and conditions of this Agreement and the Merger has not been consummated by Parent or Merger Sub, Parent and Merger Sub expressly acknowledge and agree that the Company and its stockholders shall have suffered irreparable harm, that monetary damages will be inadequate to compensate the Company and its stockholders, and that the Company on behalf of itself and its stockholders shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to enforce specifically Parent’s and Merger Sub’s obligations to consummate the Merger in accordance with the terms and conditions of this Agreement. The Company’s pursuit of specific performance at any time will not be deemed an election of remedies or waiver of the right to pursue any other right or remedy to which the Company may be entitled, including the right to pursue remedies for liabilities or damages incurred or suffered by the Company and its stockholders. The parties hereto agree that, notwithstanding any other provision of this Agreement to the contrary, but subject to Section 8.5(b), the Company shall be entitled to specific performance (or any other equitable relief) to cause Parent to consummate the Closing and to cause Parent to draw down the cash equity committed pursuant to the Equity Commitment Letters to consummate the Closing, on the terms set forth herein.
(b) Notwithstanding Section 8.5(a) or anything else to the contrary in this Agreement or any Transaction Document, neither the Company nor its Affiliates shall be entitled to enforce or seek to enforce specifically Parent’s and Merger Sub’s obligations to fund (or cause to be funded) any portion of the Equity Financing or otherwise consummate the Merger or any other transactions contemplated by this Agreement or any other Transaction Document unless and only if (i) the Marketing Period has ended and all of the conditions set forth in Sections 6.1 and 6.3 (other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied or (to the extent permissible under applicable Law and in accordance with the terms of this Agreement) waived, (ii) the full amount of the Debt Financing (or the Alternative Financing, in accordance with Section 5.11(b)) has been funded or will be funded in accordance with the terms thereof at the Closing if the Equity Financing was funded at the Closing (provided that Parent and Merger Sub shall not be required to draw down the Equity Financing or consummate the Closing if the Debt Financing is not in fact funded in full at or prior to the Closing), (iii) Parent and Merger Sub have failed to complete the Closing by the first date the Closing is required to have occurred pursuant to Section 1.2, and (iv) the Company has irrevocably confirmed in a written notice to Parent that if specific performance is granted and the Equity Financing and Debt Financing (or the Alternative Financing, in accordance with Section 5.11(b)) are funded, then it will take such actions as required by this Agreement to cause the Closing to occur. Under no circumstances will the Company or Parent, directly or indirectly, be permitted or entitled to receive both specific performance of the type contemplated by Section 8.5(b) or any monetary damages or other payments (including payment of the Parent Termination Fee or the Company Termination Fee, as applicable).
Section 8.6 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING ANY DISPUTE ARISING OUT OF OR RELATING TO THE FINANCING OR THE COMMITMENT LETTERS OR THE PERFORMANCE OF SERVICES THEREUNDER OR RELATED THERETO).
Section 8.7 Notices. Any notice required to be given hereunder shall be in writing and shall be deemed given (a) upon personal delivery to the recipient; (b) when sent by email (without receipt of a delivery failure notice) or facsimile (provided that any notice sent by facsimile or otherwise to the recipient on any Business Day after 5:00 p.m. (recipient’s local time) shall be deemed to have been sent at 9:00 a.m. (recipient’s local time) on the next Business Day); (c) by reliable overnight delivery service (with proof of service); or (d) by certified or registered mail (return receipt requested and first-class postage prepaid); in each case addressed as follows:
if to Parent or Merger Sub, or the Surviving Company after the Effective Time:

c/o Apollo Management X, L.P.
9 West 57th Street
43rd Floor
New York, New York 10019
Attention:	Gareth Turner, Partner
John Suydam, Chief Legal Officer
Email:	gturner@apollo.com
jsuydam@apollo.com

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019

Attention:	Taurie M. Zeitzer
Brian Scrivani
Email:	tzeitzer@paulweiss.com
bscrivani@paulweiss.com

if to the Company prior to the Effective Time:

Arconic Corporation
201 Isabella Street
Pittsburgh, Pennsylvania 15212
Attention:	Chief Legal Officer
Email:	dan.fayock@arconic.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Facsimile:	(212) 403-2000
Attention:	Steven A. Rosenblum, Esq.
Ronald C. Chen, Esq.
Email:	SARosenblum@wlrk.com
RCChen@wlrk.com
or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated or personally delivered. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this Section 8.7; provided, that such notification shall only be effective on the date specified in such notice or five (5) Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.
Section 8.8 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties; provided that each of Parent and Merger Sub shall have the right, without the prior written consent of the Company, (i) to assign all or any portion of its respective rights, interests and obligations hereunder to a wholly owned direct or indirect Subsidiary of Parent or to any of its respective Affiliates, in each case, that is a “United States person” within the meaning of Section 7701(a)(30) of the Code or a domestic limited liability company treated as an entity disregarded as separate from such a “United States person” for U.S. federal income Tax purposes, or (ii) to any debt financing sources (including the Debt Financing Entities) for purposes of creating a security interest herein or otherwise assigning as collateral in respect of any debt financing (including the Debt Financing) in accordance with the terms of such debt financing (including the Debt Financing), but in each case no such assignment shall relieve Parent or Merger Sub of any of its obligations hereunder. Subject to the first sentence of this Section 8.8, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Any purported assignment not permitted under this Section 8.8 shall be null and void.
Section 8.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.
Section 8.10 Entire Agreement. This Agreement (including the exhibits and schedules hereto), the Guarantees, the Equity Commitment Letters and the Confidentiality Agreements collectively constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof and this Agreement is not intended to grant standing to any Person other than the parties hereto and except as expressly provided for herein.
Section 8.11 Amendments; Waivers. At any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Sub, or in the case of a waiver, by the party against whom the waiver is to be effective; provided that after receipt of Company Stockholder Approval, if any such amendment or waiver shall by applicable Law or in accordance with the rules and regulations of the NYSE require further approval of the stockholders of the Company, the effectiveness of such amendment or waiver shall be subject to the approval of the stockholders of the Company. Notwithstanding the foregoing, no failure or delay by any party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.
Section 8.12 Headings. Headings of the articles and sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
Section 8.13 No Third-Party Beneficiaries. Each of Parent, Merger Sub and the Company agrees that (a) its representations, warranties, covenants and agreements set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement, and (b) this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. Notwithstanding the foregoing, (i) each Covered Person shall be an express third-party beneficiary of and shall be entitled to rely upon Section 5.9 and this Section 8.13; and following the Effective Time, each former stockholder of the Company and each holder of Company Equity Awards as of the Effective Time shall be an express third-party beneficiary of and shall be entitled to rely on Article II and shall be entitled to obtain the Merger Consideration to which it is entitled pursuant to the provisions hereof and (ii) the Debt Financing Parties shall be express third party beneficiaries in accordance with Section 8.15.
Section 8.14 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context otherwise requires. The word “or” shall not be deemed to be exclusive. The word “extent” and the phrase “to the extent” when used in this Agreement shall mean the degree to which a subject or other thing extends, and such word or phrase shall not mean simply “if.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless Business Days are expressly specified. The terms “Dollars” and “$” mean United States Dollars. Whenever this Agreement requires any party hereto to take or not take any action, such requirement shall be deemed to include a requirement of such party to cause each of its Subsidiaries to take or not take such action, as applicable. The phrase “ordinary course of business” shall be construed to mean an action taken, or omitted to be taken, by any Person in the ordinary course of such Person’s business; provided that any modifications, suspensions and/or alterations of policies or operations resulting from, or determined by such person to be advisable and reasonably necessary in response to, Covid-19 or any Covid-19 Measures, Sanctions Measures or Cybersecurity Measures shall be deemed to be in the ordinary course of business. The term “third party” shall mean any Person, including any “group” as defined in Section 13(d) of the Exchange Act, other than the Company, Parent or any of their respective Affiliates or any “group” that includes the Company, Parent or any of their respective Affiliates. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. References in this Agreement to specific Laws or to specific provisions of Laws shall include all rules and regulations promulgated thereunder. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.
Section 8.15 Financing Parties. Notwithstanding anything in this Agreement to the contrary (including Section 8.4, Section 8.5, Section 8.6 and Section 8.11), the Company, on behalf of itself, its Subsidiaries and each of its controlled Affiliates, hereby: (a) agrees that any legal action, whether in law or in equity, whether in contract or in tort or otherwise, involving the Debt Financing Parties, arising out of or relating to, this Agreement, the Debt Financing, the Debt Commitment Letters, the Definitive Agreements or the performance thereof or the transactions contemplated hereby or thereby, shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such legal action to the exclusive jurisdiction of such court, (b) agrees that any such legal action shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), except as otherwise provided in any agreement relating to the Debt Financing and except to the extent relating to the interpretation of any provisions in this Agreement (including any provision in the Debt Commitment Letters or in any definitive documentation related to the Debt Financing that expressly specifies that the interpretation of such provisions shall be governed by and construed in accordance with the law of the State of Delaware), (c) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable law any rights or claims to trial by jury in any such legal action brought against the Debt Financing Parties in any way arising out of or relating to, this Agreement, the Debt Financing, the Debt Commitment Letters, the Definitive Agreements or the performance thereof or the transactions contemplated hereby or thereby, (d) agrees that none of the Debt Financing Parties shall have any liability to the Company or any of its Subsidiaries or any of their respective controlled Affiliates or Representatives relating to or arising out of this Agreement, the Debt Financing, the Debt Commitment Letters, the Definitive Agreements or the performance thereof or the transactions contemplated hereby or thereby (subject to the last sentence of this Section 8.15), and (e) agrees that the Debt Financing Parties are express third-party beneficiaries of, and may enforce, any of the provisions of this Section 8.15 and Section 7.3(d) and Section 7.3(f), and that Section 7.3(d), Section 7.3(f) and this Section 8.15 (and any definition in this Agreement to the extent that an amendment of such definition would modify the provisions of Section 7.3(d), Section 7.3(f) or this Section 8.15) may not be amended in a manner materially adverse to the Debt Financing Parties without the written consent of the Debt Financing Entities (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, nothing in this Section 8.15 shall in any way limit or modify the rights and obligations of Parent under this Agreement, or any Debt Financing Party’s obligations under the Debt Commitment Letters, or the rights of the Company and its Subsidiaries against the Debt Financing Parties with respect to the Debt Financing or any of the transactions contemplated thereby or any services thereunder following the Closing Date.
Section 8.16 Non-Recourse. Each party agrees, on behalf of itself and its Related Parties, that all Proceedings (whether in Contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to: (a) this Agreement, any of the other Transaction Documents or the Merger (including the Financing) or any other transactions contemplated hereunder or thereunder; (b) the negotiation, execution or performance of this Agreement or any of the other Transaction Documents (including any representation or warranty made in connection with, or as an inducement to, this Agreement or any of the other Transaction Documents); (c) any breach or violation of this Agreement or any of the other Transaction Documents; and (d) any failure of the Merger (including the Financing) or any other transactions contemplated hereunder or thereunder to be consummated, in each case, may be made only against the Persons that are, in the case of this Agreement, expressly identified as parties to this Agreement, and in the case of the other Transaction Documents, Persons expressly identified as parties to such Transaction Documents, and their respective successors and assigns, and in accordance with, and subject to the terms and conditions of, this Agreement or such Transaction Documents, as applicable. Notwithstanding anything in this Agreement or any of the other Transaction Documents to the contrary, each party agrees, on behalf of itself and its respective Related Parties, that no recourse under this Agreement or any of the other Transaction Documents or in connection with the Merger (including the Financing) or any other transactions contemplated hereunder or under any other Transaction Document will be sought or had against the other Person, or its Related Parties, and no other Person, including any Related Party, will have any liabilities or obligations, for any claims arising under, out of, in connection with or related to the items in the immediately preceding clauses (a) through (d), except for claims that (i) the Company, Parent or Merger Sub, as applicable, may assert (subject, with respect to the following clauses (B) and (C), in all respects to the limitations set forth in Section 7.2, Section 7.3(d), Section 7.3(e), Section 7.3(f), Section 7.3(g), Section 8.5(b) and this Section 8.16) (A) against any Person that is party to, and solely pursuant to the terms and conditions of, the Confidentiality Agreements; (B) against each Equity Investor under, if, as and when required pursuant to the terms and conditions of its Guarantee; (C) against the Equity Investors for specific performance of their obligation to fund their committed portions of the Equity Financing solely in accordance with, and pursuant to the terms and conditions of, Section 6 of the Equity Commitment Letters; or (D) against the Company, Parent and Merger Sub in accordance with, and pursuant to the terms and conditions of, this Agreement, or (ii) the third parties identified as third party beneficiaries in Section 8.13 may assert solely in accordance with, and pursuant to the terms and conditions of, this Agreement. Notwithstanding anything to the contrary in this Agreement or any of the other Transaction Documents, no Parent Related Party will be responsible or liable for any multiple, consequential, indirect, special, statutory, exemplary or punitive damages that may be alleged as a result of this Agreement or any of the other Transaction Documents (excluding under the Confidentiality Agreements in accordance with their terms) or the Merger (including the Financing), or the termination or abandonment of any of the foregoing.
Section 8.17 Definitions.
(a) Certain Specified Definitions. As used in this Agreement:
“Affiliates” means, as to any Person, any other Person which, directly or indirectly, controls, or is controlled by, or is under common control with, such Person; provided that other than in the case of the definition of “Parent Related Party” and for purposes of Section 3.12, Section 4.4, Section 4.6, Section 4.9, Section 4.10, Section 4.12, Section 5.4, Section 5.6, Section 5.8, Article VII and Section 8.8) in no event shall Parent, Merger Sub or any of their respective Subsidiaries be considered an Affiliate of Apollo Global Management Inc. or any portfolio company or investment fund affiliated with Apollo Global Management, Inc., nor shall Apollo Global Management, Inc. or any portfolio company or investment fund affiliated with Apollo Global Management, Inc., be considered to be an Affiliate of Parent, Merger Sub or any of their respective Subsidiaries. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by Contract or otherwise.
“Bribery Legislation” means all and any of the following: the Foreign Corrupt Practices Act of 1977, as amended; the Organization For Economic Co-operation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and related implementing legislation; the relevant common law or legislation in England and Wales relating to bribery and/or corruption, including, the Public Bodies Corrupt Practices Act 1889; the Prevention of Corruption Act 1906 as supplemented by the Prevention of Corruption Act 1916 and the Anti-Terrorism, Crime and Security Act 2001; the Bribery Act 2010; the Proceeds of Crime Act 2002; and any applicable anti-bribery or anti-corruption related provisions in criminal and anti-competition laws and/or anti-bribery, anti-corruption and/or anti-money laundering laws of any jurisdiction in which the Company or any of its Subsidiaries operates.
“Business Day” means any day other than a Saturday, Sunday or any other day on which commercial banks in New York, New York are authorized or required by Law to remain closed.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company Benefit Plan” means any “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA) and any employment, offer, consultant, advisory, retention, profit-sharing, bonus, stock option, stock purchase, restricted stock or other equity or equity-based, incentive, deferred compensation, severance, redundancy, termination, retirement, pension, change in control, confidentiality, non-compete, invention or other restrictive covenant, health, welfare, fringe benefit, overtime or other compensation or benefit plan, program, agreement or arrangement sponsored, maintained or contributed to by the

Company or any of its Subsidiaries for the benefit of any Service Provider, other than any Multiemployer Plan or any plan or program maintained by a Governmental Entity to which the Company or any of its Subsidiaries or Affiliates is required to contribute pursuant to applicable Law (a “Statutory Plan”).
“Company Credit Agreement” means the Credit Agreement, dated as of May 13, 2020, by and among the Company, the designated borrowers from time to time party thereto, the lenders and issuing banks from time to time party thereto, and Deutsche Bank AG New York Branch, as administrative agent (as amended, restated, amended and restated, supplemented or otherwise modified from time to time).
“Company Equity Awards” means the Company Options, Company RSU Awards, Company PSU Awards and Company DSU Awards.
“Company Equity Plan” means the Amended and Restated Arconic Corporation 2020 Stock Incentive Plan, as amended.
“Company Indentures” means the (a) Indenture, dated as of May 13, 2020, by and among the Company, the guarantors from time to time party thereto and U.S. Bank National Association, as trustee, governing the Company’s 6.000% First Lien Notes due 2025 (the “First Lien Notes”) and (b) Indenture, dated as of February 7, 2020, by and among the Company (formerly known as Arconic Rolled Products Corporation), the guarantors from time to time party thereto and U.S. Bank National Association, as trustee, governing the Company’s 6.125% Senior Secured Second Lien Notes due 2028 (the “Second Lien Notes” and, together with the First Lien Notes, the “Senior Notes”) (in each case, as amended, restated, amended and restated, supplemented or otherwise modified from time to time).
“Company Intellectual Property” means Owned Intellectual Property and any other Intellectual Property used by the Company or any of its Subsidiaries in the operation of their businesses.
“Company Registered Intellectual Property” means any Owned Intellectual Property that is issued or registered or the subject of a pending application.
“Company Termination Fee” means a cash amount equal to $111,685,996.80.
“Compliant” means, with respect to the Required Financial Information, that (a) such Required Financial Information does not contain any untrue statement of a material fact regarding the Company and its Subsidiaries or omit to state any material fact regarding the Company and its Subsidiaries necessary in order to make such Required Financial Information not misleading under the circumstances under which it was made available, (b) such Required Financial Information complies in all material respects with all requirements of Regulation S-K and Regulation S-X under the Securities Act for a registered public offering of non-convertible debt securities on Form S-1 that would be applicable to such Required Financial Information (other than such provisions for which compliance is not customary in a Rule 144A offering of high yield debt securities) and (c) the financial statements and other financial information included in such Required Financial Information would not be deemed stale or otherwise be unusable under customary practices for offerings and private placements of high yield debt securities under Rule 144A promulgated under the Securities Act and are sufficient to permit the Company’s independent accountants to issue a customary “comfort” letter to the Debt Financing Entities to the extent required as part of the Debt Financing, including as to customary negative assurances and change period, in order to consummate any offering of debt securities on any day during the Marketing Period (and such accountants have confirmed they are prepared to issue a comfort letter subject to their completion of customary procedures; it being understood that such issuance of the comfort letter shall not occur until the “pricing” of such debt securities).
“Contract” means any contract, subcontract, note, loan, bond, mortgage, indenture, deed of trust, license, sublicense, lease, agreement, arrangement, commitment or other instrument or obligation that is legally binding.
“Covid-19” means SARS-CoV-2 or the coronavirus (Covid-19) pandemic, including any intensification, resurgence, variants, evolutions or mutations of SARS-CoV-2 or the coronavirus (Covid-19) disease or related or associated epidemics, pandemics or disease outbreaks.
“Covid-19 Measures” means (a) any applicable quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other applicable Law, recommendation, decree, judgment, injunction or other order, directive, guidelines or recommendations by any Governmental Entity, public health authority or industry group, including the Centers for Disease Control and Prevention and the World

Health Organization, in connection with or in response to Covid-19, including, the Coronavirus Aid, Relief, and Economic Security Act (CARES), Families First Act and American Rescue Plan Act of 2021 or (b) any reasonable measures, changes in business operations or other practices, affirmative or negative, adopted by the Company and its Subsidiaries and approved by or adopted at the direction of the Company Board or senior management of the Company in connection with or in response to Covid-19 or any other related global or regional health event or circumstance.
“Cybersecurity Measures” means (a) any measures enacted or regulations promulgated by a Governmental Entity relating to cybercrime, cyberterrorism, ransomware, malware, privacy or the protection of Personal Data that are applicable to the Company and its Subsidiaries and (b) any measures, changes in business operations or other practices, affirmative or negative, adopted in good faith by the Company and its Subsidiaries in response to a cybersecurity attack, breach or incident, for the protection of its IT Assets or any stored Personal Data.
“Debt Financing Entities” means the entities that have committed to provide or otherwise entered into agreements in connection with the Debt Financing, or to purchase securities from or place securities or arrange or provide loans for Parent in lieu of the Debt Financing under any Debt Commitment Letter, in connection with the Merger, including the parties to any Debt Commitment Letter and any joinder agreements, indentures or credit agreements (including any definitive agreements) relating thereto and their respective successors and assigns.
“Debt Financing Parties” means the Debt Financing Entities and their respective Affiliates and their and their respective Affiliates’ former, current or future officers, directors, employees, agents, attorneys, advisors, general or limited partners, shareholders and Representatives and their respective successors and assigns; provided that neither Parent nor any Affiliate of Parent shall be a Debt Financing Party (except with respect to any such Affiliate of Parent (other than Merger Sub) to the extent acting in its capacity as (i) a Debt Financing Entity in accordance with any Debt Commitment Letter or (ii) lender or other purchaser or investor in Indebtedness of Parent or any of Parent’s Subsidiaries).
“Environmental Law” means any Law (i) relating to pollution or the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or any exposure to or Release of, or the management of (including the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production or disposal of) any Hazardous Materials or (ii) that regulates, imposes liability (including for enforcement, investigatory costs, cleanup, removal or response costs, natural resource damages, contribution, injunctive relief, personal injury or property damage) or establishes standards of care with respect to any of the foregoing.
“Environmental Permit” means any permit, certificate, registration, notice, approval, identification number, license or other authorization required under any applicable Environmental Law.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.
“Excluded Information” means (a) any description of post-Closing capital structure, including descriptions of indebtedness or equity or ownership of Parent or any of its affiliates (including the Company and its Subsidiaries on or after the Closing Date), (b) any description of the Debt Financing (including any such descriptions to be included in liquidity and capital resources disclosure and any “description of notes”) or any information customarily provided by a lead arranger, underwriter or initial purchaser in a customary information memorandum or offering memorandum for a secured bank financing or high yield debt securities issued pursuant to Rule 144A promulgated under the Securities Act, as applicable, including sections customarily drafted by a lead arranger or an initial purchaser or underwriter, such as those regarding confidentiality, timelines, syndication process, limitations of liability and plan of distribution, (c) any information regarding any post-Closing or pro forma cost savings, synergies or other pro forma adjustments or any pro forma or projected information or pro forma financial statements, (d) risk factors relating to all or any component of the Debt Financing, (e) financial statements or information required by Rule 3-09, 3-10 or 3-16, 13.01 or 13.02 of Regulation S-X, any compensation discussion and analysis or other information required by Item 402 and Item 601 of Regulation S-K under the Securities Act, XBRL exhibits or any information regarding executive compensation or related persons related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A, (f) separate subsidiary financial statements, (g) projections, (h) “segment” financial information and (i) other information customarily excluded from an offering memorandum for private placements of non-convertible high-yield debt securities under Rule 144A promulgated under the Securities Act.
“Governmental Entity” means any transnational, U.S. or foreign federal, state or local governmental, regulatory or administrative agency, self-regulatory organization, commission, court, department, body, entity, official or authority, including any subdivision thereof.
“Governmental Official” means any official, officer or employee, or any Person acting in an official capacity for any Governmental Entity.
“Hazardous Materials” means all substances defined or regulated as hazardous, toxic, radioactive or dangerous, or a pollutant or a contaminant, in each case under any Environmental Law, including any regulated pollutant or contaminant (including any constituent, raw material, product or by-product thereof), petroleum or natural gas hydrocarbons or any liquid or fraction thereof, asbestos or asbestos-containing material, per- and polyfluoroalkyl substances, polychlorinated biphenyls, any hazardous or solid waste, and any toxic, radioactive, infectious or hazardous substance, material or agent.
“Indebtedness” means, with respect to any Person, without duplication, as of the date of determination: (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all lease obligations of such Person which are required to be capitalized on the books and records of such Person in accordance with GAAP, (iv) all Indebtedness of others secured by a Lien on property or assets owned or acquired by such Person, whether or not the Indebtedness secured thereby have been assumed, (v) all letters of credit, bank guarantees, performance or surety bonds issued for the account of such Person, in each case, to the extent drawn upon, (vi) all obligations of such Person pursuant to securitization or factoring programs or arrangements, (vii) net cash payment obligations of such Person under financial swaps, futures, or options involving an interest rate, foreign exchange or commodity that would be payable upon termination thereof (assuming they were terminated on the date of determination), (viii) the deferred purchase price of property, assets or securities in respect of which the Company is liable, contingently or otherwise (including “earn-outs,” indemnities and “seller notes” payable with respect to the acquisition of any business, assets or securities, but excluding any trade payables or similar obligations to a trade creditor incurred in the ordinary course of business), (ix) all guarantees of such Person of any Indebtedness described in clauses (i) through (viii) above of any other Person other than a wholly owned subsidiary of such Person and (x) interest, premium, fees, expenses, penalties (including prepayment and early termination penalties) that would arise at Closing as a result of the discharge of such amount owed and directly attributable to the consummation of the Closing; provided that Indebtedness shall not include any obligations owing under overdraft facilities or similar obligations.
“Information Privacy and Security Laws” means all applicable Laws to which the Company or any of its Subsidiaries are bound concerning the receipt, collection, use, storage, processing, sharing, security, privacy, disclosure or transfer of any Personal Data, including where applicable and to the extent applicable to Personal Data, state data privacy and breach notification laws, state social security number protection Laws, any applicable Laws concerning requirements for website and mobile application privacy policies, notices and/or practices, data or web scraping, electronic monitoring or recording or any outbound communications (including outbound calling and text messaging), telemarketing, outbound calls, faxes, text messaging and e-mail marketing, the General Regulation of the European Union 2016/679 of 27 April 2016 on the protection of natural persons, the Canadian Personal Information Protection and Electronic Documents Act, the Federal Trade Commission Act, the Gramm Leach Bliley Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, the CAN-SPAM Act, the Health Insurance Portability and Accountability Act of 1996, the Telephone Consumer Protection Act, and the Children’s Online Privacy Protection Act.
“Intellectual Property” means any and all statutory and/or common law rights anywhere in the world arising out of, or associated with, the following, whether registered or unregistered: all (i) patents and patent applications, statutory invention registrations, registered designs or similar rights in inventions and designs

(“Patents”), (ii) trademarks, service marks, trade dress, trade names, logos and other similar designations of origin, (iii) World Wide Web addresses, domain names, uniform resource locators, social media handles, identifiers and locators associated with Internet addresses, sites and services, (iv) copyrights, registrations and any equivalent rights in works of authorship (including rights in software as a work of authorship), (v) computer software programs, including all source code, object code, systems, specifications, network tools, data, databases, firmware, designs and documentation related thereto (“Software”), (vi) trade secrets, industrial secret rights, rights in know-how, inventions, data, databases, confidentiality or proprietary business or technical information, and other rights in confidential information, in each case that derives independent economic value, actual or potential, from not being known to other Persons (“Trade Secrets”) and (vii) similar, corresponding or equivalent intellectual property rights anywhere in the world.
“IT Assets” means computers (including databases stored therein), hardware, servers, workstations, routers, hubs, switches, circuits, networks, data communications lines and all other information technology equipment (including communications equipment and terminals) owned by, or leased to, the Company or its Subsidiaries.
“knowledge” means (i) with respect to Parent and its Subsidiaries, the actual knowledge of the individuals listed on Section 8.17(a) of the Parent Disclosure Letter, and (ii) with respect to the Company and its Subsidiaries, the actual knowledge of the individuals listed on Section 8.17(a) of the Company Disclosure Letter.
“Liability” means any and all debts, liabilities and obligations, whether fixed, contingent or absolute, matured or unmatured, accrued or not accrued, determined or determinable, secured or unsecured, disputed or undisputed, subordinated or unsubordinated, or otherwise (including whether arising out of any Contract or tort based on negligence or strict liability).
“Lien” means any lien, claim, mortgage, pledge, conditional or installment sale agreement, encumbrance, covenant, condition, restriction, charge, option, right of first refusal, easement, security interest, deed of trust, right-of-way, encroachment, occupancy right, community property interest or other restriction of any nature.
“Marketing Period” means the first period of eighteen (18) consecutive days after the date of this Agreement (a) throughout and at the end of which Parent shall have the Required Financial Information and the Required Financial Information shall be Compliant and (b) throughout and at the end of which the conditions set forth in Section 6.1 and Section 6.3 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) have been satisfied or waived and nothing has occurred and no condition exists that would cause any of such conditions to fail to be satisfied assuming the Closing were to be scheduled for any time during such eighteen (18)-consecutive day period; provided, that (i) May 29, 2023, July 3, 2023, July 4, 2023, November 23, 2023, November 24, 2023, May 27, 2024, July 3, 2024 and July 4, 2024 shall not constitute days for purposes of calculating such eighteen (18)-consecutive day period (provided, however, that such exclusion shall not restart such period) and (ii) if such eighteen (18) consecutive day period has not been completed on or prior to (x) August 18, 2023, such eighteen (18) consecutive day period shall not commence until September 5, 2023 and (y) December 15, 2023, such eighteen (18) consecutive day period shall not commence until January 2, 2024; provided, further, that (x) the Marketing Period shall end on any earlier date prior to the expiration of the eighteen (18)-consecutive day period described above if the Debt Financing is closed on such earlier date and (y) the Marketing Period shall not be deemed to have commenced if, after the date of this Agreement and prior to the completion of such eighteen (18)-consecutive day period: (A) the Company has publicly announced its intention to, or determines that it must, restate any historical financial statements or other financial information included in the Required Financial Information or any such restatement is under active consideration, in which case, the Marketing Period shall not commence or be deemed to commence unless and until such restatement has been completed and the applicable Required Financial Information has been amended and updated or the Company has publicly announced or informed Parent that it has concluded that no restatement shall be required in accordance with GAAP, (B) the Company’s independent auditor shall have withdrawn its audit opinion with respect to any audited financial statements contained in the Required Financial Information, in which case the Marketing Period shall not commence or be deemed to commence unless and until a new audit opinion is issued with respect to such audited financial statements (or portion thereof) for the applicable periods by the independent auditor of the Company or another independent public accounting firm of national standing reasonably acceptable to Parent (it being understood that any “big four” accounting firm will be deemed acceptable), or (C) any Required Financial Information would not be Compliant at any time during such eighteen (18)-consecutive day period or otherwise ceases to meet the requirement of “Required Financial Information”, in which case the Marketing Period shall not commence or be deemed to commence unless and until such Required Financial Information is updated or supplemented so that it is Compliant and meets the requirement of “Required Financial Information” (it being understood that if any Required Financial Information provided at the commencement of the Marketing Period ceases to be Compliant during such eighteen (18)-consecutive day period, then the Marketing Period shall be deemed not to have commenced). If at any time the Company shall in good faith believe that it has provided the Required Financial Information, it may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery), in which case, the requirement in the immediately preceding sentence to deliver the Required Financial Information will be deemed to have been satisfied as of the date of delivery of such notice, unless Parent in good faith reasonably believes the Company has not completed the delivery of the Required Financial Information on such date and, within three (3) Business Days after the date of delivery of such notice, delivers a written notice to the Company to that effect (stating with specificity which Required Financial Information the Company has not delivered) and, following delivery of such Required Financial Information specified in such notice, the Marketing Period will commence so long as all other conditions and requirements for the Marketing Period to commence are satisfied; provided, that such written notice from Parent to the Company will not prejudice the Company’s right to assert that the Required Financial Information was, in fact, delivered and is Compliant.
“Material Adverse Effect” means any change, effect, event, occurrence or development that, individually or in the aggregate, (x) would reasonably be expected to, prevent or materially delay the ability of the Company to consummate the transactions contemplated hereby by the End Date or (y) has had, or would reasonably be expected to have, a material adverse effect on the business, assets, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, excluding, however, solely in the case of clause (y), the impact of (i) any changes or developments in domestic, foreign or global markets or domestic, foreign or global economic conditions generally, including (A) any changes or developments in or affecting domestic or any foreign securities, equity, credit, financial or commodities markets or (B) any changes or developments in or affecting domestic or any foreign interest or exchange rates, (ii) changes after the date of this Agreement in GAAP or any official interpretation or enforcement thereof, (iii) changes after the date of this Agreement in applicable Law (including COVID-19 Measures or clause (a) of the definition of “Cybersecurity Measures” required by applicable Law) or any official interpretation or enforcement thereof by Governmental Entities, (iv) any geopolitical conditions, military conflict or actions, outbreak of hostilities, acts of war (whether or not declared), acts of foreign or domestic terrorism, cyberterrorism, ransomware or malware, rebellion or insurrection, acts of espionage, sabotage or cybercrime, trade wars or Sanctions Laws, or escalation or worsening of any of the foregoing by or sponsored by a Governmental Entity, or escalation or worsening of any of the foregoing, or any action taken by any Governmental Entity in response to any of the foregoing, including sanctions or similar restrictions imposed on the Russian Federation, or certain Persons associated with the Russian Federation, in each case as a result of the Russian Federation’s invasion of Ukraine, (v) changes or developments in, or the general conditions or trends in, the industries in which the Company or any of its Subsidiaries operate, (vi) the execution and delivery of this Agreement, or the announcement or the existence of, or compliance with or performance under, the express terms of this Agreement or the transactions contemplated hereby (including the impact thereof on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with employees, labor unions, financing sources, customers, suppliers, partners or other business relationships) (provided that this clause (vi) shall not apply to any representations and warranties set forth in Section 3.3(c) or the conditions set forth in Section 6.3(a) to the extent related thereto), (vii) hurricanes, tornados, floods, volcanic eruptions, earthquakes, nuclear incidents, foreign or domestic social protest or social unrest (whether or not violent), pandemics (including Covid-19), epidemics or other outbreaks of diseases, quarantine restrictions, weather conditions, power outages or electrical blackouts, wild fires or other natural or manmade disasters or any acts of God (or escalation or worsening of any such events or occurrences or any action, Law, pronouncement or guideline taken or promulgated by any Governmental Entity or the World Health Organization in response to any of the foregoing (including Covid-19 Measures)), (viii) the identity of Parent or Merger Sub, (ix) any decline in the trading price or trading volume of the Company Common Shares or any change in the ratings or ratings outlook for the Company or any of its Subsidiaries (provided that the underlying causes thereof may be considered in determining whether a Material Adverse Effect has occurred if not otherwise expressly excluded in this definition), (x) the failure to meet any projections, guidance, budgets, forecasts or estimates (provided that the underlying causes thereof may be considered in determining whether a Material Adverse Effect has occurred if not otherwise excluded in this definition), (xi) any action taken or omitted to be taken by the Company or any of its Subsidiaries at the express written request or with the express written consent of Parent or as expressly required or expressly contemplated by this Agreement, or the failure of the Company to take any action that the Company is expressly prohibited by the terms of this Agreement from taking, (xii) any Transaction Litigation and (xiii) any labor strike, slow down, lockage or stoppage, pending or threatened, affecting the business or any group of employees of the Company or any of its Subsidiaries; provided, further, that any changes, effects, events, occurrences or developments resulting from the matters described in clauses (i), (ii), (iii), (iv), (v) and (vii) may be taken into account in determining whether there has been a Material Adverse Effect to the extent that such impact is disproportionately adverse to the Company and its Subsidiaries, taken as a whole, relative to similarly situated companies engaged in the industries in which the Company and its Subsidiaries operate, in which case the incremental disproportionate adverse impact shall be taken into account for the purpose of determining whether a Material Adverse Effect exists or has occurred.
“Non-U.S. Company Benefit Plan” means each Company Benefit Plan that is maintained outside the jurisdiction of the United States, or covers a Service Provider residing or working outside the United States with respect to his or her service outside the United States.
“Offering Documents” means prospectuses, private placement memoranda, offering memoranda, information memoranda and lender and investor presentations, in each case, to the extent the same are customary and required under the terms of the applicable Debt Commitment Letter, in connection with the Debt Financing.
“Order” means any charge, order, writ, injunction, judgment, decree, ruling, determination, directive, award or settlement, whether civil, criminal or administrative.
“Owned Intellectual Property” means any Intellectual Property owned by the Company or any of its Subsidiaries.
“Parent Material Adverse Effect” means any change, effect, event, occurrence or development that, individually or in the aggregate, prevents, materially impedes or materially delays, or would reasonably be expected to prevent, materially impede or materially delay, the Closing or the ability of Parent or Merger Sub to timely consummate the Merger and the other transactions contemplated by this Agreement or perform its obligations under this Agreement.
“Parent Termination Fee” means a cash amount equal to $204,757,660.80.
“Permitted Liens” mean (i) Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established by the Company in accordance with GAAP, (ii) vendors’, mechanics’, materialmen’s, carriers’, workers’, landlords’, repairmen’s, warehousemen’s, construction and other similar Liens (A) with respect to Liabilities that are not yet due and payable, (B) that are being contested in good faith by appropriate proceedings and for which adequate reserves (based on good faith estimates of management) have been set aside in accordance with GAAP or (C) arising or incurred in the ordinary and usual course of business and which are not, individually or in the aggregate, material to the business operations of the Company and its Subsidiaries and do not materially adversely affect the market value or continued use of the assets encumbered thereby, (iii) Liens imposed or promulgated by applicable Law or any Governmental Entity with respect to real property, including zoning, building or similar restrictions but only to the extent that the Company and its Subsidiaries and their assets are materially in compliance with the same, (iv) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation, (v) Liens relating to intercompany borrowings among a Person and its wholly owned subsidiaries, (vi) Liens disclosed on the most recent condensed consolidated balance sheet of the Company or notes thereto or securing liabilities reflected on such balance sheet, (vii) utility easements, minor encroachments, rights of way, imperfections in title, charges, easements, restrictions, declarations, covenants, conditions, defects and similar Liens, but not including any monetary Liens, that are imposed by any Governmental Entity having jurisdiction thereon or otherwise are typical for the applicable property type and locality and do not individually or in the aggregate materially interfere with the present occupancy or use or market value of the respective owned real property or Company Lease or otherwise materially impair the business operations of the Company and its Subsidiaries, (viii) non-exclusive licenses to owned Intellectual Property granted in the ordinary course of business, (ix) Liens to be released at or prior to Closing, (x) purchase money security interests, equipment leases or similar financing arrangements in each case with respect to personal property, (xi) Liens that secure indebtedness or other obligations (A) in existence on the date of this

Agreement or (B) arising subsequent to the date hereof and not prohibited by Section 5.1(b)(vii), and (xii) Liens that do not, individually or in the aggregate, materially impair the existing use of the assets or property of the Company or any Subsidiary affected by any such Lien or otherwise materially impair the Company and its Subsidiaries’ business operations.
“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a Governmental Entity and the media, and any of their permitted successors and assigns.
“Personal Data” means any and all information that can reasonably be used to identify an individual natural person, household or device. Personal Data also includes any information defined as “personal data,” “personally identifiable information,” “individually identifiable health information,” “protected health information,” or “personal information” under any Information Privacy and Security Laws.
“Proceeding” means any action, petition, subpoena, suit, claim, counterclaim, hearing, arbitration, litigation or other proceeding, whether civil or criminal, in each case, by or before any Governmental Entity.
“Prohibited Divestitures” means any sale, divestiture or disposition specified on Section 5.1(b)(viii) of the Company Disclosure Letter under the heading “Prohibited Divestitures.”
“Related Party” means a Company Related Party or a Parent Related Party, as applicable.
“Release” means any spilling, leaking, pumping, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping or disposing of Hazardous Materials into the environment (including indoor and outdoor air, surface water, groundwater, soil and sediment).
“Representatives” means, with respect to any Person, such Person’s directors, officers, employees, accountants, consultants, legal counsel, financial advisors and agents and other advisors or representatives. For purposes of Section 5.3, the Equity Investors shall be deemed to be a Representative of Parent.
“Required Financial Information” means (i) all financial statements, financial data, audit reports and other information regarding the Company and its Subsidiaries of the type and form that would be required by Regulation S-X promulgated by the SEC and Regulation S-K promulgated by the SEC for a registered public offering of non-convertible high-yield debt securities on a registration statement on Form S-1 under the Securities Act in order for the Company to consummate the offerings of high-yield debt securities contemplated by the applicable Debt Commitment Letter (including all audited financial statements and all unaudited quarterly interim financial statements, in each case prepared in accordance with GAAP applied on a consistent basis for the periods covered thereby, including applicable comparison period, which, in the case of unaudited quarterly interim financial statements (other than the fourth quarter), will have been reviewed by the Company’s independent public accountants as provided in Statement on Auditing Standards 100); and (ii) (A) such other pertinent and customary information regarding the Company and its Subsidiaries as may be reasonably requested by Parent (or the Debt Financing Entities) to the extent that such information is required in connection with the Debt Financing or of the type and form customarily included in (I) marketing documents used to syndicate credit facilities of the type contemplated by the Debt Commitment Letters or (II) an offering memorandum for private placements of non-convertible high-yield bonds pursuant to Rule 144A promulgated under the Securities Act or (B) is necessary to receive from the Company’s independent public accountants (and any other accountant to the extent that financial statements audited or reviewed by such accountants are or would be included in such offering memorandum) customary “comfort” (including negative assurance and customary change period comfort), together with drafts of customary comfort letters that such independent public accountants are prepared to deliver upon the “pricing” of any non-convertible high-yield bonds being issued in connection with the Debt Financing, with respect to the financial information to be included in such offering memorandum. Notwithstanding anything to the contrary in this definition, nothing in this Agreement will require the Company to provide (or be deemed to require the Company to prepare) any Excluded Information. The parties hereto agree that the filing by the Company with the SEC of an Annual Report on Form 10-K or a Quarterly Report on Form 10-Q that includes any annual audited financial statements or quarterly interim financial statements of the Company included in the Required Financial Information will be deemed to satisfy any requirement to deliver such financial statements to Parent so long as such financial statements otherwise comply with the requirements set forth in “Required Financial Information” with respect thereto.

“Sanctioned Country” means any of Cuba, Iran, North Korea, Russia, Sudan, Syria, Venezuela, the Crimea region, and the so-called Donetsk and Luhansk People’s Republics.
“Sanctioned Person” means any Person with whom dealings are restricted or prohibited under Sanctions Laws, including (a) any Person listed on any Sanctions Laws-related list of designated persons maintained by a Governmental Entity; (b) any Person located, organized or resident in, or a Governmental Entity or government instrumentality of, any Sanctioned Country; and (c) any Person, directly or indirectly, fifty percent (50%) or more owned or controlled by, or acting for the benefit or on behalf of, a Person described in clause (a) or (b).
“Sanctions Laws” means all applicable Laws relating to (a) economic or trade sanctions, including the Laws administered and enforced by the United States (including by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State), the United Nations Security Council, the United Kingdom and the European Union (including its member states) and (b) export, reexport, transfer, and import controls, including the U.S. Export Administration Regulations, the International Traffic in Arms Regulations, the customs and import laws and orders administered by the U.S. Customs and Border Protection, and the EU Dual Use Regulation.
“Sanctions Measures” means reasonable measures, changes in business operations or other practices, affirmative or negative, adopted by the Company and its Subsidiaries in response to any Sanctions Laws or similar restrictions imposed on the Russian Federation, or certain persons associated with the Russian Federation, in each case as a result of or in connection with the Russian Federation’s invasion of Ukraine.
“Security Clearance” means any personnel and facility security clearance required for access to information classified pursuant to Executive Order 13526 that is necessary for operation of a Person’s business as presently conducted.
“Service Provider” means any current or former employee, officer, director, individual consultant or individual independent contractor of the Company or any of its Subsidiaries.
“Subsidiaries” of any party means any corporation, partnership, association, trust or other form of legal entity of which (a) more than fifty percent (50%) of the voting power of the outstanding voting securities are directly or indirectly owned by such party or (b) such party or any Subsidiary of such party is a general partner or managing member (excluding partnerships or other entities in which such party or any Subsidiary of such party does not have a majority of the voting interests in such partnership or other entity).
“Tax” or “Taxes” means any and all federal, state, provincial, local or foreign taxes imposed by any Taxing Authority, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, environmental, stamp, occupation, premium, goods and services, customs duty, branch, compensation, disability, utility, production, occupancy, gains, registration, alternative or add-on minimum, estimated and property (real or personal) taxes, including any and all interest, penalties, additions to tax or additional amounts (and any interest in respect of such penalties and additions) imposed by any Governmental Entity or Taxing Authority with respect thereto.
“Tax Return” means any return, declaration, report or similar filing required to be filed with any Taxing Authority with respect to Taxes, including any information return, claim for refund, amended return, or declaration of estimated Taxes.
“Taxing Authority” means any Governmental Entity responsible for the administration, collection or imposition of any Tax.
“Transaction Documents” means, collectively, this Agreement, the Confidentiality Agreements, the Equity Commitment Letters, the Debt Commitment Letters, the Guarantees and any other document contemplated hereby or thereby or any document or instrument delivered in connection hereunder or thereunder.
“U.S. Company Benefit Plan” means, each Company Benefit Plan that is not a Non-U.S. Company Benefit Plan.

“Willful Breach” means a material breach that is a consequence of an act undertaken by the breaching party or the failure by the breaching party to take an act it is required to take under this Agreement, with knowledge that the taking of or failure to take such act would, or would reasonably be expected to, result in, constitute or cause a breach of this Agreement.
(b) The following terms are defined elsewhere in this Agreement, as indicated below:
Section
Acceptable MNPI	5.11(g)
Agreement	Preamble
Alpha Equity Commitment Letter	4.6(b)
Alpha Equity Investors	4.6(b)
Alternative Financing	5.11(b)
Alternative Proposal	5.3(f)
Antitrust Laws	3.3(b)
Apollo Confidentiality Agreement	5.2(c)
Bonus Period	5.5(b)
Bonus Plans	5.5(b)
Book-Entry Shares	2.1(a)
Cancelled Shares	2.1(a)(ii)
CapEx Budget	5.16(a)
Certificate	2.1(a)
Certificate of Merger	1.3
Change of Recommendation	5.3(c)
Chosen Courts	8.4(b)
Clearance Date	5.4(a)
Closing	1.2
Closing Date	1.2
Collective Bargaining Agreement	3.9(i)
Commitment Letters	4.6(b)
Company	Preamble
Company Board	Recitals
Company Common Shares	3.2(a)
Company Disclosure Letter	Article III
Company DSU Award	2.3(d)
Company Employees	5.5(a)
Company Financial Advisor	3.18
Company Group	3.9(d)
Company Lease	3.14(b)
Company Material Contracts	3.16(a)
Company Maximum Liability Amount	7.3(g)
Company Option	2.3(a)
Company Organizational Documents	3.1(c)
Company Preferred Shares	3.2(a)
Company PSU Award	2.3(b)
Company Related Parties	7.3(e)
Company RSU Award	2.3(b)
Company SEC Documents	3.4(a)
Company Stockholder Approval	3.3(a)
Company Stockholders’ Meeting	5.4(b)
Confidentiality Agreements	5.2(c)
Consent Solicitation	5.17(a)
Covered Persons	5.9(a)
D&O Insurance	5.9(c)
Debt Commitment Letters	4.6(a)
Debt Financing	4.6(a)

Section
Debt Offer	5.17(a)
Debt Offer Documents	5.17(a)
Debt Offers	5.17(a)
Definitive Agreements	5.11(a)
DGCL	Recitals
Dissenting Shares	2.1(b)
EAR	3.7(c)
Effective Time	1.3
End Date	7.1(b)
Enforceability Exceptions	3.3(a)
Equity Commitment Letters	4.6(b)
Equity Financing	4.6(b)
Equity Investors	4.6(b)
Exchange Act	3.3(b)
Excluded Person	5.3(a)
Financing	4.6(b)
Financing Amounts	4.6(e)
First Lien Notes	8.17(a)
GAAP	3.4(b)
Government Permits	3.7(a)
Guarantee	Recitals
HSR Act	3.3(b)
Identified MNPI	5.11(g)
India Equity Commitment Letter	4.6(b)
India Equity Investor	4.6(b)
Intervening Event	5.3(h)
Intervening Event Notice	5.3(d)
Investment Screening Laws	3.3(b)
Irenic Confidentiality Agreement	5.2(c)
IRS	3.9(a)
ITAR	3.7(c)
Law	3.7(a)
Laws	3.7(a)
Leased Real Property	3.14(b)
Letter of Transmittal	2.2(c)
Listed Plans	3.9(a)
Major CapEx Projects	5.16
Master Contract	5.5(f)
Master Contract A	5.5(f)
Master Contract B	5.5(f)
Merger	Recitals
Merger Consideration	2.1(a)(iii)
Merger Sub	Preamble
Multiemployer Plan	3.9(d)
NYSE	3.3(b)
Owned Real Property	3.14(a)
Parent	Preamble
Parent Disclosure Letter	Article IV
Parent Maximum Liability Amount	7.3(f)
Parent Plans	5.5(c)
Parent Related Parties	7.3(d)
Patents	8.17(a)
Paying Agent	2.2(a)
Payment Fund	2.2(b)
Payoff Letter	5.17(d)

Section
Privacy Policy	3.15(h)
Prohibited Modifications	5.11(a)
Proxy Statement	3.12
Qualifying Transaction	7.3(a)
Recommendation	3.3(a)
Sarbanes-Oxley Act	3.4(a)
SEC	3.3(b)
Second Lien Notes	8.17(a)
Second Request	5.6(c)
Securities Act	3.4(a)
Senior Notes	8.17(a)
Significant Customers	3.21
Significant Suppliers	3.21
Software	8.17(a)
Solvent	4.6(h)
Specified Acquisition	5.1(d)
Specified Date	3.2(a)
Statutory Plan	8.17(a)
Superior Proposal	5.3(g)
Superior Proposal Notice	5.3(c)
Surviving Company	1.1
Takeover Statute	3.19
Trade Secrets	8.17(a)
Transaction Approvals	3.3(b)
Transaction Litigation	5.12
Transition Committee	5.15(a)
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.
ARCONIC CORPORATION

By:	/s/ Timothy D. Myers
Name: Timothy D. Myers
Title: Chief Executive Officer
[Signature Page to the Agreement and Plan of Merger]

ARSENAL AIC PARENT LLC

By:	/s/ James Elworth
Name: James Elworth
Title: Vice President
ARSENAL AIC MERGECO INC.

By:	/s/ James Elworth
Name: James Elworth
Title: Vice President
[Signature Page to the Agreement and Plan of Merger]

Annex B
200 West Street | New York, NY 10282-2198
Tel: 212-902-1000 | Fax: 212-902-3000

May 4, 2023

Board of Directors
Arconic Corporation
201 Isabella Street, Suite 400
Pittsburgh, Pennsylvania 15212
Ladies and Gentlemen:
You have requested our opinion as to the fairness from a financial point of view to the holders (other than Arsenal AIC Parent LLC (“Parent”) and its affiliates (including the Equity Investors (as defined in the Agreement))) of the issued and outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Arconic Corporation (the “Company”) of the $30.00 in cash per Share to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of May 4, 2023 (the “Agreement”), by and among Parent, Arsenal AIC MergeCo Inc., a wholly owned subsidiary of Parent, and the Company.
Goldman Sachs & Co. LLC and its affiliates are engaged in advisory, underwriting, lending, and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs & Co. LLC and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Parent, any of their respective affiliates and third parties, including Apollo Global Management, Inc. (“Apollo”) and Irenic Capital Management LP (“Irenic”), each of which is a significant shareholder of Parent, and any of their respective affiliates and, as applicable, portfolio companies or any currency or commodity that may be involved in the transactions contemplated by the Agreement (the “Transaction”). We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We also have provided certain financial advisory and/or underwriting services to Apollo and/or its affiliates and portfolio companies from time to time for which Goldman Sachs Investment Banking has received, and may receive, compensation, including having acted as bookrunner with respect to the issuance by Vistra Operations Company LLC, an indirect, wholly owned subsidiary of Vistra Corp., a portfolio company of funds affiliated with Apollo, of its senior secured notes due February 2024 and its senior secured notes due in February 2025 in May 2021; as financial advisor to Apollo in connection with the sale of Diamond Resorts International Inc., a portfolio company of funds affiliated with Apollo, in August 2021; as bookrunner with respect to the issuance by Athene Holding Ltd, a portfolio company of funds affiliated with Apollo, of its senior notes due 2033 in November 2022; as bookrunner with respect to the issuance by Oldenburgische Landesbank AG, a portfolio company of funds affiliated with Apollo, of its senior preferred notes due February 2026 in January 2023; as financial co-advisor to Lifepoint Health Inc, a portfolio company of funds affiliated with Apollo, in connection with its acquisition of a majority interest in Springstone, Inc. in February 2023; as bookrunner with respect to the issuance by Albertsons Companies Inc., a portfolio company of funds affiliated with Apollo, of its senior notes due February 2028 in February 2023; and as financial advisor to Apollo in connection with its acquisition of Atlas Air Worldwide Holdings Inc. in March 2023. We may also in the future provide financial advisory and/or underwriting services to the Company, Parent, Apollo, Irenic and their respective affiliates and, as applicable, portfolio companies, for which Goldman Sachs Investment Banking may receive compensation. Affiliates of Goldman Sachs & Co. LLC also may have co-invested with Apollo, Irenic and its affiliates from time to time and may have invested in limited partnership units of affiliates of Apollo and Irenic from time to time and may do so in the future.

Board of Directors
Arconic Corporation
May 4, 2023

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the four fiscal years ended December 31, 2022; the Company’s Registration Statement on Form 10, dated December 16, 2019, as amended, including the information statement filed therewith relating to the registration of the Shares; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; certain publicly available research analyst reports for the Company; and certain internal financial analyses and forecasts for the Company prepared by the management of the Company and approved for our use by the Company (the “Forecasts”) and estimates of the amounts of certain net operating loss carryforwards of the Company, as prepared by the management of the Company and approved for our use by the Company (the “NOL Forecasts”). We have also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the Shares; reviewed the financial terms of certain recent business combinations in the aluminum rolled products / processing industry and in other industries; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.
For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts and the NOL Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation, appraisal or technical assessment of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the expected benefits of the Transaction in any way meaningful to our analysis. We have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.
Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company, including a non-binding indication of interest for a transaction proposed by a third party that may have resulted in a higher price per Share in cash than in the Transaction, which indication of interest you have advised us you have determined not to pursue; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view to the holders (other than Parent and its affiliates (including the Equity Investors)) of Shares, as of the date hereof, of the $30.00 in cash per Share to be paid to such holders pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the $30.00 in cash per Share to be paid to the holders (other than Parent and its affiliates (including the Equity Investors)) of Shares pursuant to the Agreement or otherwise. We are not expressing any opinion as to the prices at which the Shares will trade at any time, or as to the potential effects of volatility in the credit, financial and stock markets on the Company, Parent or the Transaction, or as to the impact of the Transaction on the solvency or viability of the Company or Parent or the ability of the Company or Parent to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman Sachs & Co. LLC.
Securities and Investment Services Provided by Goldman Sachs & Co. LLC

Board of Directors
Arconic Corporation
May 4, 2023

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $30.00 in cash per Share to be paid to the holders (other than Parent and its affiliates (including the Equity Investors)) of Shares pursuant to the Agreement is fair from a financial point of view to such holders of Shares.
Very truly yours,
/s/ Goldman Sachs & Co. LLC
(GOLDMAN SACHS & CO. LLC)
Securities and Investment Services Provided by Goldman Sachs & Co. LLC

Annex C

May 3, 2023
The Board of Directors
Arconic Corporation
201 Isabella Street
Pittsburgh, PA 15212
Members of the Board of Directors:
We understand that Arconic Corporation (the “Company”), proposes to enter into an Agreement and Plan of Merger, dated as of May 4, 2023 (the “Agreement”), with Arsenal AIC Parent LLC (“Parent”) and Arsenal AIC MergeCo Inc., a wholly owned subsidiary of Parent (“Merger Sub”). Pursuant to the Merger Agreement, Merger Sub will merge with and into the Company, with the Company being the surviving corporation as a wholly owned subsidiary of the Parent (the “Merger”). As a result of the Merger, each issued and outstanding share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”), other than shares owned by Parent or Merger Sub, will be converted into the right to receive $30 per share in cash (the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Agreement.
The Board of Directors has asked us whether, in our opinion, the Consideration to be received by holders of the Company Common Stock in the Merger is fair, from a financial point of view, to such holders other than Parent, Merger Sub and Equity Investors (as defined in the Agreement).
In connection with rendering our opinion, we have, among other things:
i.	reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant, including publicly available research analysts’ estimates;
ii.	reviewed certain internal projected financial data relating to the Company prepared and furnished to us by management of the Company, as approved for our use by the Company (the “Forecasts”);
iii.	discussed with management of the Company their assessment of the past and current operations of the Company, the current financial condition and prospects of the Company, and the Forecasts;
iv.	reviewed the reported prices and the historical trading activity of the Company Common Stock;
v.	compared the financial performance of the Company and its stock market trading multiples with those of certain other publicly traded companies that we deemed relevant;
vi.
compared the financial performance of the Company and the valuation multiples relating to the Merger with the financial terms, to the extent publicly available, of certain other transactions that we deemed relevant;

vii.	reviewed the financial terms and conditions of a draft, dated May 2, 2023, of the Agreement; and
viii.	performed such other analyses and examinations and considered such other factors that we deemed appropriate.
For purposes of our analysis and opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by us, without any independent verification of such information (and have not assumed responsibility or liability for any independent verification of such information), and have further relied upon the assurances of the management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Forecasts, we have assumed with your consent that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of the Company as to the future financial
EVERCORE 55 EAST 52ND STREET NEW YORK, NY 10055 TEL: 212.857.3100 FAX: 212.857.3101

The Board of Directors
Arconic Corporation

performance of the Company and the other matters covered thereby. We express no view as to the Forecasts or the assumptions on which they are based.
For purposes of our analysis and opinion, we have assumed, in all respects material to our analysis, that the final executed Agreement will not differ from the draft Agreement reviewed by us, that the representations and warranties of each party contained in the Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Agreement and that all conditions to the consummation of the Merger will be satisfied without waiver or modification thereof. We have further assumed, in all respects material to our analysis, that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Merger will be obtained without any delay, limitation, restriction or condition that would have an adverse effect on the Company or the consummation of the Merger or reduce the contemplated benefits to the holders of the Company Common Stock of the Merger.
We have not conducted a physical inspection of the properties or facilities of the Company and have not made or assumed any responsibility for making any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or other off-balance sheet assets and liabilities) of the Company, nor have we been furnished with any such valuations or appraisals, nor have we evaluated the solvency or fair value of the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and as can be evaluated on the date hereof. It is understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion.
We have not been asked to pass upon, and express no opinion with respect to, any matter other than the fairness to the holders of the Company Common Stock, from a financial point of view, of the Consideration. We do not express any view on, and our opinion does not address, the fairness of the proposed transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of the Company, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or any class of such persons, whether relative to the Consideration or otherwise. We have not been asked to, nor do we express any view on, and our opinion does not address, any other term or aspect of the Agreement or the Merger, including, without limitation, the structure or form of the Merger, or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Agreement. Our opinion does not address the relative merits of the Merger as compared to other business or financial strategies that might be available to the Company, nor does it address the underlying business decision of the Company to engage in the Merger. Our opinion does not constitute a recommendation to the Board of Directors or to any other persons in respect of the Merger, including as to how any holder of shares of the Company Common Stock should vote or act in respect of the Merger. We are not expressing any opinion as to the prices at which shares of Company Common Stock will trade at any time, as to the potential effects of volatility in the credit, financial and stock markets on the Company or the Merger or as to the impact of the Merger on the solvency or viability of the Company or the ability of the Company to pay its obligations when they come due. We are not legal, regulatory, accounting or tax experts and have assumed the accuracy and completeness of assessments by the Company and its advisors with respect to legal, regulatory, accounting and tax matters.
We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a portion of which is payable upon rendering this opinion and a substantial portion of which is contingent upon the consummation of the Merger. The Company has also agreed to reimburse our expenses and to indemnify us against certain liabilities arising out of our engagement. During the two year period prior to the date hereof, Evercore Group L.L.C. and its affiliates have provided financial advisory services to the Company and will receive a fee for our services. During the two year period prior to the date hereof, Evercore Group L.L.C. and its affiliates have provided

The Board of Directors
Arconic Corporation

financial advisory services to Apollo Global Management, Inc. (including its subsidiaries and portfolio companies, “Sponsor”), an affiliate of Parent, and received fees for the rendering of these services. In addition, during the two year period prior to the date hereof, Evercore Group L.L.C. and its affiliates have not been engaged to provide financial advisory or other services to Irenic Capital Management LP (including its subsidiaries and portfolio companies, “Irenic”), an affiliate of Parent, and we have not received any compensation from Irenic during such period. We may provide financial advisory or other services to the Company, Parent, the Sponsor, and Irenic in the future, and in connection with any such services we may receive compensation.
Evercore Group L.L.C. and its affiliates engage in a wide range of activities for our and their own accounts and the accounts of customers, including corporate finance, mergers and acquisitions, equity sales, trading and research, private equity, placement agent, asset management and related activities. In connection with these businesses or otherwise, Evercore Group L.L.C. and its affiliates and/or our or their respective employees, as well as investment funds in which any of them may have a financial interest, may at any time, directly or indirectly, hold long or short positions and may trade or otherwise effect transactions for their own accounts or the accounts of customers, in debt or equity securities, senior loans and/or derivative products or other financial instruments of or relating to the Company, Parent, the Sponsor, Irenic, potential parties to the Merger and/or any of their respective affiliates or persons that are competitors, customers or suppliers of the Company, Parent, the Sponsor, or Irenic.
Our financial advisory services and this opinion are provided for the information and benefit of the Board of Directors (in its capacity as such) in connection with its evaluation of the proposed Merger. The issuance of this opinion has been approved by an Opinion Committee of Evercore Group L.L.C.
This opinion may not be disclosed, quoted, referred to or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval, except the Company may reproduce this opinion in full in any document that is required to be filed with the U.S. Securities and Exchange Commission and required to be mailed by the Company to its stockholders relating to the Merger.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by holders of the Company Common Stock in the Merger is fair, from a financial point of view, to such holders other than Parent, Merger Sub and the Equity Investors.
Very truly yours,

EVERCORE GROUP L.L.C.

By:	/s/ John Startin
John Startin

Annex D
SECTION 262 OF THE DGCL
§ 262. Appraisal rights
(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger, consolidation, or conversion, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger, consolidation or conversion nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository; the words “beneficial owner” mean a person who is the beneficial owner of shares of stock held either in voting trust or by a nominee on behalf of such person; and the word “person” means any individual, corporation, partnership, unincorporated association or other entity.
(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent or converting corporation in a merger, consolidation or conversion to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264 or § 266 of this title (other than, in each case and solely with respect to a domesticated corporation, a merger, consolidation or conversion authorized pursuant to and in accordance with the provisions of § 388 of this title):
(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders, or at the record date fixed to determine the stockholders entitled to consent pursuant to § 228 of this title, to act upon the agreement of merger or consolidation or the resolution providing for conversion (or, in the case of a merger pursuant to § 251(h) of this title, as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.
(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent or converting corporation if the holders thereof are required by the terms of an agreement of merger or consolidation, or by the terms of a resolution providing for conversion, pursuant to § 251, § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264 or § 266 of this title to accept for such stock anything except:
a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or of the converted entity if such entity is a corporation as a result of the conversion, or depository receipts in respect thereof;
b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger, consolidation or conversion will be either listed on a national securities exchange or held of record by more than 2,000 holders;
c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or
d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.
(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) Repealed by 82 Laws 2020, ch. 256, § 15.
(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation, the sale of all or substantially all of the assets of the corporation or a conversion effected pursuant to § 266 of this title. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.
(d) Appraisal rights shall be perfected as follows:
(1) If a proposed merger, consolidation or conversion for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations or the converting corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and, § 114 of this title, if applicable) may be accessed without subscription or cost. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger, consolidation or conversion, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger, consolidation or conversion shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger, consolidation or conversion, the surviving, resulting or converted entity shall notify each stockholder of each constituent or converting corporation who has complied with this subsection and has not voted in favor of or consented to the merger, consolidation or conversion, and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section, of the date that the merger, consolidation or conversion has become effective; or
(2) If the merger, consolidation or conversion was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent or converting corporation before the effective date of the merger, consolidation or conversion, or the surviving, resulting or converted entity within 10 days after such effective date, shall notify each stockholder of any class or series of stock of such constituent or converting corporation who is entitled to appraisal rights of the approval of the merger, consolidation or conversion and that appraisal rights are available for any or all shares of such class or series of stock of such constituent or converting corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and § 114 of this title, if applicable) may be accessed without subscription or cost. Such notice may, and, if given on or after the effective date of the merger, consolidation or conversion, shall, also notify such stockholders of the effective date of the merger, consolidation or conversion. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting entity the appraisal of such holder’s shares; provided that a demand may be delivered to such entity by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs such entity of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger, consolidation or conversion, either (i) each such constituent corporation or the converting corporation shall send a second notice before the effective date of the merger, consolidation or conversion notifying each of the holders of any class or series of stock of such constituent or converting corporation that are entitled to appraisal rights of the effective date of the merger, consolidation or conversion or (ii) the surviving, resulting or converted entity shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation or entity that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation or the converting corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger, consolidation or conversion, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.
(3) Notwithstanding subsection (a) of this section (but subject to this paragraph (d)(3)), a beneficial owner may, in such person’s name, demand in writing an appraisal of such beneficial owner’s shares in accordance with either paragraph (d)(1) or (2) of this section, as applicable; provided that (i) such beneficial owner continuously owns such shares through the effective date of the merger, consolidation or conversion and otherwise satisfies the requirements applicable to a stockholder under the first sentence of subsection (a) of this section and (ii) the demand made by such beneficial owner reasonably identifies the holder of record of the shares for which the demand is made, is accompanied by documentary evidence of such beneficial owner’s beneficial ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provides an address at which such beneficial owner consents to receive notices given by the surviving, resulting or converted entity hereunder and to be set forth on the verified list required by subsection (f) of this section
(e) Within 120 days after the effective date of the merger, consolidation or conversion, the surviving, resulting or converted entity, or any person who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger, consolidation or conversion, any person entitled to appraisal rights who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation or conversion. Within 120 days after the effective date of the merger, consolidation or conversion, any person who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the surviving, resulting or converted entity a statement setting forth the aggregate number of shares not voted in favor of the merger, consolidation or conversion (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2) of this title)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of stockholders or beneficial owners holding or owning such shares (provided that, where a beneficial owner makes a demand pursuant to paragraph (d)(3) of this section, the record holder of such shares shall not be considered a separate stockholder holding such shares for purposes of such aggregate number). Such statement shall be given to the person within 10 days after such person’s request for such a statement is received by the surviving, resulting or converted entity or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later.
(f) Upon the filing of any such petition by any person other than the surviving, resulting or converted entity, service of a copy thereof shall be made upon such entity, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all persons who have demanded appraisal for their shares and with whom agreements as to the value of their shares have not been reached by such entity. If the petition shall be filed by the surviving, resulting or converted entity, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving, resulting or converted entity and to the persons shown on the list at the addresses therein stated. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving, resulting or converted entity.
(g) At the hearing on such petition, the Court shall determine the persons who have complied with this section and who have become entitled to appraisal rights. The Court may require the persons who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any person fails to comply with such direction, the Court may dismiss the proceedings as to such person. If immediately before the merger, consolidation or conversion the shares of the class or series of stock of the constituent or converting corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger, consolidation or conversion for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.
(h) After the Court determines the persons entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, consolidation or conversion, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger, consolidation or conversion through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger, consolidation or conversion and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving, resulting or converted entity may pay to each person entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving, resulting or converted entity or by any person entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the persons entitled to an appraisal. Any person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights under this section.
(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving, resulting or converted entity to the persons entitled thereto. Payment shall be so made to each such person upon such terms and conditions as the Court may order. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving, resulting or converted entity be an entity of this State or of any state.
(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section who participated in the proceeding and incurred expenses in connection therewith, the Court may order all or a portion of such expenses, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal not dismissed pursuant to subsection (k) of this section or subject to such an award pursuant to a reservation of jurisdiction under subsection (k) of this section.
(k) From and after the effective date of the merger, consolidation or conversion, no person who has demanded appraisal rights with respect to some or all of such person’s shares as provided in subsection (d) of this section shall be entitled to vote such shares for any purpose or to receive payment of dividends or other distributions on such shares (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger, consolidation or conversion); provided, however, that if no petition for an appraisal is filed within the time provided in subsection (e) of this section, or if a person who has made a demand for an appraisal in accordance with this section shall deliver to the surviving, resulting or converted entity a written withdrawal of such person’s demand for an appraisal in respect of some or all of such person’s shares in accordance with subsection (e) of this section, then the right of such person to an appraisal of the shares subject to the withdrawal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any person without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just, including without limitation, a reservation of jurisdiction for any application to the Court made under subsection (j) of this section; provided, however that this provision shall not affect the right of any person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation or conversion within 60 days after the effective date of the merger, consolidation or conversion, as set forth in subsection (e) of this section.
(l) The shares or other equity interests of the surviving, resulting or converted entity to which the shares of stock subject to appraisal under this section would have otherwise converted but for an appraisal demand made in accordance with this section shall have the status of authorized but not outstanding shares of stock or other equity interests of the surviving, resulting or converted entity, unless and until the person that has demanded appraisal is no longer entitled to appraisal pursuant to this section.

ARCONIC

ARCONIC CORPORATION
C/O COMPUTERSHARE INVESTOR SERVICES
P.O. BOX 43078
PROVIDENCE, RI 02940-3078

SCAN TO
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IF YOU WISH TO VOTE BY INTERNET, TELEPHONE OR BY MAIL, PLEASE READ THE INSTRUCTIONS BELOW.

Arconic Corporation encourages you to use one of the three convenient ways to vote on matters to be addressed at the Special Meeting. Even if you plan to attend the Special Meeting, it is important to vote in advance so that your vote will be counted if you later decide not to attend the Special Meeting.

VOTE BY INTERNET
Before The Special Meeting - Go to **www.proxyvote.com or scan the QR code above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on July 24, 2023 for shares held directly and by 11:59 p.m. Eastern Time on July 19, 2023 for shares held in any Arconic 401(k) plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Special Meeting - Go to **www.virtualshareholdermeeting.com/ARNC2023SM**

You may attend the Special Meeting via the Internet and vote during the Special Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903 (Toll free in the U.S. and Canada)
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on July 24, 2023 for shares held directly and by 11:59 p.m. Eastern Time on July 19, 2023 for shares held in any Arconic 401(k) plan. Have your proxy card in hand when you call and then follow the instructions.

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V18768-S67716

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ARCONIC CORPORATION

The Board of Directors of Arconic Corporation recommends you vote FOR proposals 1, 2 and 3.

	Proposal	For	Against	Abstain
1.	To adopt the Agreement and Plan of Merger, dated as of May 4, 2023, by and among Arconic Corporation, Arsenal AIC Parent LLC and Arsenal AIC MergeCo Inc., as it may be amended from time to time (the "Merger Agreement").	☐	☐	☐
2.	To approve, on an advisory (nonbinding) basis, the compensation that may be paid or become payable to named executive officers of Arconic Corporation that is based on or otherwise related to the Merger Agreement and the transactions contemplated by the Merger Agreement.	☐	☐	☐
3.	To approve any adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.	☐	☐	☐

Please sign your name exactly as it appears herein. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

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Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:
The Notice of Special Meeting and Proxy Statement are available at www.proxyvote.com.

V18769-S67716

ARCONIC CORPORATION
SPECIAL MEETING OF SHAREHOLDERS
JULY 25, 2023 10:00 A.M.
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The shareholder(s) hereby appoint(s) Daniel G. Fayock, Mary E. Zik and Adam P. Wheeler, or any of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of ARCONIC CORPORATION that the shareholder(s) is/are entitled to vote at the Special Meeting to be held virtually at 10:00 a.m. Eastern Time on July 25, 2023, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS OF ARCONIC CORPORATION. THE BOARD OF DIRECTORS OF ARCONIC CORPORATION RECOMMENDS THAT YOU VOTE "FOR" PROPOSALS 1, 2 AND 3.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE